     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1999



                                            REGISTRATION STATEMENT NO. 333-81329

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                          AMENDMENT NO. 1 TO FORM F-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      VERSATEL TELECOM INTERNATIONAL N.V.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         THE NETHERLANDS                         4813                               NONE
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            ------------------------

                  PAALBERGWEG 36                                  CT CORPORATION SYSTEM
            1105 BV AMSTERDAM-ZUIDOOST                                1633 BROADWAY
                 THE NETHERLANDS                                    NEW YORK, NY 10019
                 (31-20) 430 4300                                     (212) 664-1666
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
    NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S    NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
            PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                 WITH COPIES TO

               JOHN D. MORRISON JR.                                WILLIAM R. DOUGHERTY
               SHEARMAN & STERLING                              SIMPSON THACHER & BARTLETT
               599 LEXINGTON AVENUE                                   99 BISHOPSGATE
                NEW YORK, NY 10022                               LONDON, ENGLAND EC2M 3YH
                  (212) 848-4000                                    (44-171) 422-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended (the "Securities Act"), check the following box.   [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED                 PROPOSED
     TITLE OF EACH CLASS OF           AMOUNT TO          MAXIMUM OFFERING        MAXIMUM AGGREGATE           AMOUNT OF
  SECURITIES TO BE REGISTERED     BE REGISTERED(1)        PRICE PER NOTE         OFFERING PRICE(2)        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
  % Senior Dollar Notes due                                     $                   $250,000,000              $69,500
  2009..........................
-----------------------------------------------------------------------------------------------------------------------------

  % Senior Euro Notes due                                       E                        E                       $
  2009..........................
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


    (1) Includes Senior Dollar Notes and Senior Euro Notes that (i) are to be offered and sold by the Registrant in the United States and (ii) are to be offered outside the United States but that may be resold from time to time in the United States during the distribution.



    (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.


    THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this Prospectus is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.


PROSPECTUS         Subject to Completion, dated June 30, 1999


                                  $250,000,000
                            [VERSATEL TELECOM LOGO]

                      VERSATEL TELECOM INTERNATIONAL N.V.

                            % SENIOR DOLLAR NOTES DUE 2009
                             % SENIOR EURO NOTES DUE 2009
--------------------------------------------------------------------------------

THIS IS AN OFFERING BY VERSATEL TELECOM INTERNATIONAL N.V. OF $            OF
ITS   % SENIOR DOLLAR NOTES DUE 2009 AND E            OF ITS   % SENIOR EURO
NOTES DUE 2009. INTEREST ON EACH SERIES OF NOTES IS PAYABLE ON
AND                OF EACH YEAR, BEGINNING                , 2000.

WE MAY REDEEM ALL OR PART OF EITHER SERIES OF NOTES ON OR AFTER                ,
2004. PRIOR TO                , 2002, WE MAY REDEEM UP TO 35% OF EITHER SERIES
OF NOTES FROM THE PROCEEDS OF CERTAIN EQUITY OFFERINGS. WE MAY ALSO REDEEM ALL OF EITHER SERIES OF NOTES PRIOR TO THEIR MATURITY IN THE EVENT OF CERTAIN CHANGES AFFECTING WITHHOLDING TAXES IN THE NETHERLANDS. THE APPLICABLE REDEMPTION PRICES ARE SPECIFIED IN THIS PROSPECTUS UNDER "DESCRIPTION OF THE NOTES."

THE NOTES WILL BE OUR SENIOR UNSECURED OBLIGATIONS AND WILL NOT BE GUARANTEED BY ANY OF OUR SUBSIDIARIES.


THIS OFFERING IS BEING MADE CONCURRENTLY WITH AN OFFERING BY VERSATEL AND A NUMBER OF SELLING SHAREHOLDERS OF ORDINARY SHARES IN THE FORM OF SHARES OR AMERICAN DEPOSITARY SHARES. THE CLOSING OF THIS OFFERING IS CONDITIONED UPON THE CLOSING OF THE EQUITY OFFERING.


    INVESTING IN THE NOTES INVOLVES RISKS. "RISK FACTORS" BEGINS ON PAGE 13.

                                                              PER NOTE            TOTAL
                                                              ---------   ---------------------
Offering Price..............................................           %  $           E
Discounts and Commissions...................................           %  $           E
                                                              ---------   ---------   ---------
Proceeds to VersaTel........................................           %  $           E

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

LEHMAN BROTHERS                                                      ING BARINGS

                         , 1999

     [The inside front cover contains a graph that sets forth VersaTel's local access and overlay network, a graph of the local access infrastructure, a summary of VersaTel's product packages as well as a graph that shows the population density in Western Europe]

                               TABLE OF CONTENTS


Summary............................     1
Risk Factors.......................    13
Disclosure Regarding
  Forward-Looking Statements.......    25
Use of Proceeds....................    26
Capitalization.....................    27
Exchange Rate Information..........    29
Unaudited Pro Forma Consolidated
  Financial Information............    32
Selected Financial Data for
  VersaTel.........................    39
Selected Financial Data for
  Svianed..........................    41
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........    43
Business...........................    59
  Svianed..........................    72
Management.........................    81
Principal Shareholders.............    88
Material Relationships and Related
  Transactions.....................    89
Description of Material
  Indebtedness.....................    91
Description of the Notes...........    94
Book-Entry, Delivery and Form......   126
Tax Considerations.................   130
Underwriting.......................   137
Legal Matters......................   140
Experts............................   140
Where You Can Find More
  Information......................   140
Index to Financial Statements --
  VersaTel.........................   F-1
Index to Financial Statements --
  Svianed..........................  F-23
Glossary...........................   A-1



     In making a decision about buying these securities, you must rely on your own examination of the terms of this offering, including the merits and risks involved, and you should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with information that is different from the information contained in this prospectus. This prospectus is intended to offer no securities other than the Notes. This prospectus is not an offer to sell nor is it seeking an offer to buy any security in any jurisdiction where such an offer or sale would be illegal. The information in this prospectus is true as of the date on the front cover, regardless of the time of delivery of this prospectus or any sale of these securities.


     Until                , 1999, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


     The underwriters expect to deliver the Notes on or about                ,
1999. The Notes will be accepted for delivery through the facilities of The Depository Trust Company, Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System and Cedel Bank, against payment in immediately available funds.


     You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the Notes or possess or distribute this prospectus, and must obtain any required consent, approval or permission for your purchase, offer or sale of the Notes under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.

     We have made all reasonable inquiries, and we confirm that this document contains all information with respect to us and the Notes which is material in the context of the issue and offering of the Notes, that the information contained herein is true and accurate in all material respects and is not misleading in any material respect, that the opinions and intentions expressed herein are honestly held and have been reached after considering all relevant circumstances and are based on reasonable assumptions, that there are no other facts, the omission of which would, in the context of the issue and offering of the Notes, make this document as a whole or any such information or the expression of any such opinions or intentions misleading in any material respect, and that all reasonable inquiries have been made by us to verify the accuracy of such information. We accept responsibility for the information contained in this document accordingly.


     The Notes may not be offered, sold, transferred or delivered as part of their initial distribution or at any time thereafter, directly or indirectly, other than to (investment) banks, pension funds, insurance companies, securities firms, investment institutions and other comparable entities, including treasuries and finance companies of large enterprises, who or which are active on a regular and professional basis in the financial markets for their own account. This selling restriction will be included in all offers, advertisements, publications and other documents in which an offer of the Notes is made or a forthcoming offer is announced.

                           -------------------------


     We publish our financial statements in Dutch guilders. In this prospectus, references to "U.S. dollars" or "$" are references to the currency of the United States, references to "Dutch guilders" or "NLG" are references to the currency of The Netherlands and references to "Belgian francs" or "BEF" are references to the currency of Belgium. The exchange rate of the Luxembourg franc to the U.S. dollar is the same as that of the Belgian franc to the U.S. dollar. Solely for the convenience of the reader, this prospectus contains translations of certain Dutch guilder amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the Dutch guilder amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. Both The Netherlands and Belgium have adopted the euro as of January 1, 1999. On June 25, 1999, the Noon Buying Rate was $1.04 per E1.00. To obtain a current formulation of the value of Dutch guilders or Belgian francs in U.S. dollars, investors are required first to convert such currencies into euro at the fixed conversion rates of NLG
2.20371 per E1.00 and BEF 40.3399 per E1.00 established in connection with the implementation of the third stage of European Monetary Union, and converting the resulting euro amounts into U.S. dollars at the Noon Buying Rate for euro. Unless otherwise indicated, the translations of Dutch guilders into U.S. dollars have been made at NLG 2.04 per $1.00, based on the noon buying rate in the City of New York for cable transfers in euro as certified for customs purposes by the Federal Reserve Bank of New York ("Noon Buying Rate") on March 31, 1999. See "Exchange Rate Information" for historical information regarding the Noon Buying Rate. On June 25, 1999, the exchange rate of Dutch guilders to U.S. dollars (based on the Noon Buying Rate for euro) was NLG 2.11 per $1.00. This prospectus contains translations of certain Belgian franc amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the Belgian franc amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. Unless otherwise indicated, the translation of Belgian francs into U.S. dollars has been made at BEF 37.32 per $1.00, based on the Noon Buying Rate in the City of New York for cable transfers in euro as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 1999. On June 25, 1999 the exchange rate of Belgian francs to U.S. dollars (based on the Noon Buying Rate for euro) was BEF 38.61 per $1.00. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the effects of exchange rate fluctuations on VersaTel. For more information regarding recent rates of exchange between Dutch guilders, Belgian francs and euros versus U.S. dollars, see "Exchange Rate Information."

                           -------------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATION OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
                           -------------------------

                             SERVICE OF PROCESS AND
                      ENFORCEABILITY OF CIVIL LIABILITIES


     We are incorporated under the laws of The Netherlands and substantially all of our assets are located outside the United States. In addition, most of our management board, supervisory board and executive officers are not residents of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons or VersaTel judgments of U.S. courts based upon civil liabilities under the U.S. federal securities laws. The United States and The Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, so U.S. judgments are not directly enforceable in The Netherlands. However, a final judgment for the payment of money obtained in a U.S. court, which is not subject to appeal or any other means of contestation and is enforceable in the United States, would in principle be upheld by a Netherlands court of competent jurisdiction when asked to render a judgment in accordance with such final judgment by a U.S. court, without substantive re-examination or re-litigation on the merits of the subject matter thereof; provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature, that its content and possible enforcement are not contrary to public policy or public order of The Netherlands, and that such judgment does not concern the recognition of punitive damages which have no bearing on the amount of damages incurred. Notwithstanding the foregoing, there can be no assurance that U.S. investors will be able to enforce against VersaTel, or executive officers or members of the management or supervisory boards, or certain experts named herein who are residents of The Netherlands or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. VersaTel has been advised by its Netherlands counsel, Stibbe Simont Monahan Duhot, that there is doubt as to whether a Netherlands court would impose civil liability on VersaTel, or on its executive officers or the members of the management or supervisory boards, in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in The Netherlands against VersaTel or such members.

                           -------------------------

     Persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes offered hereby at levels which might not otherwise prevail in the open market. Such stabilization, if it commences, may be discontinued at any time. You should read the "Underwriting" section for a description of these activities.

                                    SUMMARY


     This summary may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, before making an investment decision. You should also carefully consider the information set forth under the heading "Risk Factors." This prospectus has been prepared assuming the consummation of the reclassification of our ordinary share capital into a single class of ordinary shares. See "Description of Capital Stock." Financial and other information contained in this document (i) has been adjusted to reflect a 2-for-1 stock split of our ordinary shares, which was effected on April 13, 1999 and (ii) unless otherwise specified, assumes no exercise of the underwriters' over-allotment option in our concurrent offering of ordinary shares. This prospectus includes forward-looking statements which are subject to risks and uncertainties. See "Disclosure Regarding Forward-Looking Statements." Technical terms used in our business are explained in the "Glossary" at the end of this prospectus. Unless the context otherwise requires, the terms "we", "us", "our" and similar terms used in this prospectus refer to VersaTel Telecom International N.V. and its subsidiaries.


                                    VERSATEL

     VersaTel is a rapidly growing, competitive network operator focused primarily on the Benelux, which consists of The Netherlands, Belgium and Luxembourg. Our objective is to become the leading fully integrated provider of local access, facilities-based broadband services, including voice, data and Internet services to our customers in this region. We currently provide high-quality, competitively priced, telecommunications, data and Internet services in The Netherlands and Belgium primarily to 4 targeted market segments:

     - business services -- small- and medium-sized businesses located throughout the Benelux,

     - local access services -- high bandwidth users within the Benelux which are near and directly connected to our network,

     - data services -- high bandwidth data customers with multiple sites throughout the Benelux, and

     - carrier services -- telecommunications, data and Internet service providers.

     With over 13,500 business customers and over 375 employees, we are a leading alternative to KPN Telecom N.V. and Belgacom S.A., the former monopoly telecommunications carriers in The Netherlands and Belgium, respectively. Our revenues grew from NLG 18.9 million for the year ended December 31, 1997 to NLG
39.6 million for the year ended December 31, 1998 and our revenues for the 3 months ended March 31, 1999 were NLG 15.5 million.

     On June 11, 1999, we acquired Svianed B.V., the third largest provider of data services in The Netherlands. Svianed complements VersaTel's strategy by providing data services to approximately 50 customers, primarily in the financial services and banking industry, including the principal social insurance organization and the largest financial institution in The Netherlands. These customers are served on a network which connects to over 600 buildings and utilizes over 700 leased lines covering approximately 6,000 kilometers. The Svianed network has 50 regional points of presence and transports traffic at speeds of up to 150 Mbps. Svianed had revenues of NLG 56.7 million and EBITDA of NLG 17.9 million for the year ended December 31, 1998. For the 3 months ended March 31, 1999, Svianed had revenues of NLG 15.6 million and EBITDA of NLG 5.2 million. The revenues for VersaTel and Svianed on a combined basis would have been NLG 96.2 million for the year ended December 31, 1998 and NLG 31.1 million for the 3 months ended March 31, 1999.

     We are building a fully integrated broadband network to provide end-to-end connectivity to our customers. Our network has been designed to pass through all the major population and business centers in the Benelux and to connect city centers, business parks and buildings along its route. Our network design consists of 3 fully integrated elements:

     - Benelux network -- multiple, integrated fiber optic rings connecting all major population and business centers in the Benelux,

     - local access infrastructure -- high bandwidth fiber optic and radio connectivity to customers along our Benelux network route including city centers, business parks and buildings, and

     - international network -- fiber optic rings initially connecting London, Dusseldorf, Frankfurt, Paris and the Benelux network.

     As of May 31, 1999, we have constructed over 850 kilometers of our network in the Benelux which we intend to have in service in the third quarter of 1999. We intend to build an additional 650 kilometers of our network, including local access infrastructure, by the end of 1999. As of May 31, 1999, our construction passed 12 city centers, 6 business parks and 5,200 buildings along the route of our network. We intend to complete our international rings connecting the Benelux network, London and Paris and connecting the Benelux network, Frankfurt, Dusseldorf and Paris by December 1999. We have completed our international connection from the Benelux network to London and to Frankfurt. We intend to directly connect Svianed's customers to, and transition Svianed's traffic onto, our network in order to reduce our reliance on leased lines. We believe this will significantly enhance the quality of our service offering to Svianed's customers and reduce our costs.

     During the past year, we have substantially expanded our product offering from our initial offering of long distance voice services. We currently offer a full portfolio of voice, data and Internet services to our business customers and a broad range of connectivity, termination, co-location and hosting services to other telecommunications, data and Internet service providers. Through our acquisition of Svianed we will be able to significantly accelerate the deployment of our broadband data services product offering by combining our market presence with Svianed's data and network management expertise.

     In addition to Svianed, we have recently extended our product and service offerings and expanded our customer base through the following strategic acquisitions:

     - VuurWerk Internet B.V. -- a leading provider of web hosting, co-location, access and e-commerce services in The Netherlands and Belgium. VuurWerk is one of the largest providers of web hosting services in The Netherlands, with more than 10,000 domain name registrations and 6,000 customers.

     - SpeedPort N.V. -- a provider of Internet co-location and connectivity solutions for high bandwidth and mission critical Internet and e-commerce applications. SpeedPort will use VersaTel's international fiber connectivity to build its IP-based network to serve its customers.

     - CS Net B.V. -- enables Internet-based trade communities to conduct business-to-business transactions in specific industries. It currently provides these services to 6 trade communities with 10,000 end users.

     - ITinera Services N.V. -- a Belgium-based Internet service provider with over 950 business customers.

     Over time, we intend to market most products and services of these companies under the VersaTel brand. SpeedPort, however, will continue to market its Internet solutions under its current brands.

THE BENELUX MARKET OPPORTUNITY

     VersaTel was founded in 1995 to capitalize on the opportunities created by the liberalization of the telecommunications market in the Benelux. We believe that the Benelux provides an excellent opportunity for competitive communications service providers for several reasons, including its:

     - HIGH POPULATION DENSITY. With approximately 26.2 million people in a relatively small geographical area, the Benelux market is characterized by one of the world's highest population densities, approximately 351 persons per square kilometer, compared to approximately 107 persons per square kilometer in western Europe as a whole.

     - HIGH GROWTH POTENTIAL. Data and telecommunications revenues as a percentage of gross domestic product of 5.3% in 1997 were still relatively low compared to 6.3% in the United Kingdom and 7.0% in the United States, each with a more developed communications market.

     - RAPIDLY EXPANDING DATA AND INTERNET MARKETS. The market for data and Internet services is growing rapidly in the Benelux. According to International Data Corporation, the estimated annual growth of the market for Internet access services will be 30.4% and 45.2% in The Netherlands and Belgium, respectively, from 1997 to 2001.

     - HIGH INTENSITY OF COMMUNICATIONS TRAFFIC. The Benelux is a major transportation and trade gateway which generates a relatively high level of communications traffic. According to EITO (the European Information Technology Observatory), the total Benelux telecommunication services market amounted to $14.2 billion in 1997. If ranked as a single country, the Benelux would have been the fifth largest telecommunications market in western Europe behind Germany, France, the United Kingdom and Italy.

     - TRADITIONALLY UNDERSERVED MARKET. At present, the Benelux communications market is dominated by the former monopoly carriers, KPN Telecom, Belgacom and P&T Luxembourg in The Netherlands, Belgium and Luxembourg, respectively. We believe these carriers have not traditionally focused on providing high quality customer service to our targeted customers.

     - DEMAND FOR END-TO-END, BROADBAND SERVICES. We believe that business customers will increasingly demand high bandwidth end-to-end communications services, as they rapidly adopt Internet-based applications as essential business and communications tools, such as electronic commerce.

BUSINESS STRATEGY

     VersaTel's objective is to become the leading local access, facilities-based operator for broadband voice, data and Internet services in the Benelux. The principal elements of our strategy are:

     - DEPLOY OUR BROADBAND NETWORK. We are deploying a fully integrated broadband network that will use the latest network technologies to provide voice, data and Internet services and will support all major protocols.

     - FOCUS ON TARGETED CUSTOMER SEGMENTS WITH SPECIALIZED TEAMS. We use our sales force, customer care and billing systems to meet the specific needs of broadband local access customers, small- and medium-sized businesses, broadband data services customers and other telecommunications, data and Internet service providers.

     - PROVIDE INNOVATIVE PRODUCTS AND SERVICES. We intend to continue to use our network to allow us to become market leaders in providing our customers with advanced product and service offerings and we plan to provide customized solutions to fit local market needs.

     - EXPAND CARRIER SERVICES. We plan to use our network to generate substantial revenue and additional traffic on our network through sales to telecommunications, data and Internet service providers lacking a network infrastructure.

     - FOCUS ON SUPERIOR CUSTOMER SERVICE. We strive to maintain a competitive advantage over competitors in our target markets by providing superior customer service in terms of responsiveness, accuracy and quality.

     - PURSUE SELECTIVE ACQUISITIONS AND STRATEGIC RELATIONSHIPS. We plan to continue to acquire other competitive telecommunications, data and Internet service providers in order to accelerate the growth of our customer base, increase the use of our network and expand our service portfolio.

REGULATORY AND COMPETITIVE ENVIRONMENT

     The European telecommunications market has historically been dominated by monopoly telecommunications services providers, which are commonly known as PTTs. With a series of directives, the European Commission has been instrumental in opening the telecommunications market to competition. As part of the liberalization of the telecommunications market, PTTs must now offer cost-oriented interconnection agreements to alternative service providers. In addition, the European Commission has mandated carrier selection, carrier pre-selection and number portability. We have and will continue to maintain a proactive approach to regulatory issues on both a national and European level. We believe that this approach will help ensure compliance by the PTTs with European Commission directives, allow us to take advantage of regulatory opportunities and help us influence a regulatory framework that fosters a competitive environment. Liberalization has resulted in increased competition from new market entrants, reduced long distance tariffs and increased traffic volumes, as well as the emergence of new service offerings and enhanced product and price awareness. In March 1999, the Netherlands telecommunications regulatory authority, OPTA, issued a ruling requiring KPN Telecom to offer unbundled local access at KPN Telecom's central exchange offices to other service providers. Unbundled local access, combined with new technologies now available, may enable us to offer a high bandwidth service offering to those customers that are not directly connected to our network.

CORPORATE STRUCTURE

     VersaTel was incorporated under the laws of The Netherlands on October 10, 1995, as a private company with limited liability, referred to as a besloten vennootschap met beperkte aansprakelijkheid or a B.V. VersaTel converted its legal structure from a B.V. to a public company with limited liability, referred to as a naamloze vennootschap or an N.V., on October 15, 1998. On December 31, 1998, VersaTel transferred substantially all of its assets and liabilities, excluding the notes issued in May 1998 and December 1998, to its subsidiaries. As a result of the transfer, VersaTel is now a holding company with no material assets, other than the stock of its subsidiaries: VersaTel Telecom Europe B.V., VersaTel Telecom Netherlands B.V., VersaTel Telecom Belgium N.V., Bizztel Telematica B.V., CS Net B.V., CS Engineering B.V., Amstel Alpha B.V. (the parent of SpeedPort N.V.), 7-Klapper Beheer B.V. (the parent of VuurWerk Internet B.V.), ITinera Services N.V. and Svianed B.V.

     Our address is:        VersaTel Telecom International N.V.
                            Paalbergweg 36
                            1105 BV Amsterdam-Zuidoost
                            The Netherlands.

     Our telephone number is:  +31-20-430-4300.

SHAREHOLDERS' AGREEMENT


     Our current shareholders are bound by a shareholders' agreement which prohibits the issuance of additional shares unless the holders to which such shares would be issued agree to be bound by the shareholders' agreement. The shareholders' agreement, according to its terms, will terminate on the effective listing by the parties thereto of our entire share capital on any stock exchange. VersaTel's share capital will be listed on the Amsterdam Stock Exchange simultaneously with the concurrent offering by VersaTel of its ordinary shares in the form of Shares and ADSs. One of our shareholders has objected to the interpretation that the shareholders' agreement will terminate upon such listing, and we can give no assurance that such shareholder will not challenge this interpretation.

                                  THE OFFERING

Issuer........................   VersaTel Telecom International N.V.

Notes Offered.................   $          in aggregate principal amount of
                                           % Senior Dollar Notes due 2009 and
                                 E          in aggregate principal amount of
                                           % Senior Euro Notes due 2009.


Use of Proceeds...............   The net proceeds of this offering of Senior
                                 Dollar Notes and Senior Euro Notes (after deducting of underwriting discounts and estimated expenses) are estimated to be approximately $237.9 million, assuming that all of the Notes offered hereby are issued as Senior Dollar Notes. We intend to use a portion of the net proceeds from this offering to repay
                                 $150.0 million in aggregate principal amount of interim loans made by Lehman Commercial Paper
                                 Inc. and ING (U.S.) Capital, LLC, affiliates of the underwriters, which loans were incurred in connection with the acquisition of Svianed. The remaining net proceeds of this offering will be used to fund capital expenditures for the expansion of our network and for acquisitions, in each case as permitted by the indentures governing our existing notes.



                                 We also expect to receive net proceeds of approximately $158.4 million from the concurrent offering by us and a number of selling shareholders of ordinary shares in the form of Shares and ADSs (assuming that all of the ordinary shares offered in that offering are issued in the form of Shares at the midpoint of the range of anticipated offering prices for such Shares). We will use the net proceeds of the equity offering to fund capital expenditures for the expansion of our network, and for acquisitions, working capital and other general corporate purposes, including operating deficits. See "Use of Proceeds."



Closing Condition.............   The closing of this offering is conditioned on,
                                 among other things, the simultaneous closing of our concurrent offering of Shares and ADSs.


Maturity Date.................                  , 2009.

Interest Payment Dates........                  and                , commencing
                                                , 2000.


Ranking.......................   The Notes will be our general unsecured
                                 obligations and will rank senior in right of
                                 payment to any of our future indebtedness that
                                 is, by its terms or by the terms of the
                                 agreement or instrument governing such
                                 indebtedness, expressly subordinated in right
                                 of payment to the Notes and equal in right of
                                 payment to all of our existing and future
                                 senior indebtedness, including our existing
                                 notes. At March 31, 1999, after giving effect
                                 to the issuance of the Notes offered hereby,
                                 the incurrence and repayment of the interim
                                 loans and the acquisition of Svianed as if each
                                 had occurred on such date, we
                                 would have had approximately $          million
                                 of consolidated indebtedness.



                                 Substantially all of our assets and liabilities (other than our existing notes) are owned by our restricted subsidiaries. We are a holding company with limited assets and operate our business through our restricted subsidiaries. Any right of VersaTel and its creditors, including holders of the Notes, to participate in the assets of any of VersaTel's subsidiaries upon any liquidation or administration of such subsidiary will be subject to the prior claims of the creditors of such subsidiary. The claims of creditors of VersaTel are subordinated to all existing and future third-party indebtedness and liabilities, including trade payables, of our subsidiaries. At March 31, 1999, after giving effect to issuance of the Notes offered hereby, the incurrence and repayment of the interim loans and the acquisition of Svianed as if each had occurred on such date, our subsidiaries would have had
                                 total liabilities of $          million
                                 reflected on our consolidated balance sheet.


Optional Redemption...........   VersaTel may redeem each series of Notes, in
                                 whole or in part, at any time on or after
                                           , 2004, at the redemption prices set
                                 forth in this prospectus, plus accrued and unpaid interest, liquidated damages, and additional amounts, if any, to the date of redemption.

                                 Before           , 2002, VersaTel may redeem up
                                 to 35% of each series of Notes with the net proceeds of one or more public equity offerings received by, or invested in, VersaTel at
                                        % of the principal amount thereof, plus
                                 accrued and unpaid interest, and additional amounts, if any, to the redemption date; provided that at least 65% of the aggregate original principal amount of each series of Notes remains outstanding thereafter. You should read "Description of the
                                 Notes -- Optional Redemption" for further information on VersaTel's right to redeem the Notes.

                                 Each series of Notes may also be redeemed at the option of VersaTel, in whole but not in part, at any time at a redemption price equal to the aggregate principal amount thereof, together with accrued and unpaid interest, and additional amounts, if any, to the redemption date and all additional amounts then due and which would become due as a result of the redemption or otherwise, in the event of changes affecting Netherlands withholding taxes. You should read "Description of the Notes -- Redemption for Taxation Reasons" for further discussion of VersaTel's options in this regard.

Change of Control.............   Upon a change of control, holders of each
                                 series of Notes will have the right to require us to purchase their Notes in whole or in part at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase, plus additional amounts, if any, to the date of repurchase. See "Description of the
                                 Notes -- Repurchase of Notes upon a Change of
                                 Control."

Certain Covenants.............   Each indenture will contain covenants that,
                                 among other things, limit our ability to:

                                 - incur additional indebtedness,

                                 - pay dividends on, redeem or repurchase our
                                   capital stock,

                                 - make investments,

                                 - issue or sell capital stock of restricted
                                   subsidiaries,

                                 - create certain liens,

                                 - sell assets,

                                 - in the case of restricted subsidiaries,
                                   guarantee indebtedness,

                                 - engage in certain lines of business,

                                 - engage in transactions with affiliates, and

                                 - consolidate, merge or transfer all our assets
                                   on a consolidated basis.

                                 These covenants are subject to a number of important exceptions and qualifications. See "Description of the Notes -- Certain Covenants."

Withholding Taxes; Additional
  Amounts.....................   Unless required by law, all payments by
                                 VersaTel in respect of each series of Notes will be made without withholding or deduction for or on account of any taxes imposed by or within any relevant taxing jurisdiction.
                                 Subject to certain exceptions and limitations, VersaTel will be required to pay any additional amounts as may be necessary in order that the net amounts received by the holders after any withholding or deduction in respect of any such taxes required by law shall equal the respective amounts of principal and interest that would have been received in respect of the Notes in the absence of such withholding or deduction. See "Description of the Notes --
                                 Withholding Taxes."

Trustee.......................   United States Trust Company of New York.

Listing.......................   We expect to list the Notes on the Luxembourg
                                 Stock Exchange.

     For additional information concerning the Notes, see "Description of the Notes."

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA


     The following unaudited pro forma financial information of VersaTel has been prepared in accordance with U.S. GAAP and is derived from, and should be read in conjunction with, the historical audited financial statements of VersaTel and Svianed included elsewhere in this prospectus. The unaudited pro forma statement of operations data for the year ended December 31, 1998 give effect to the acquisition of Svianed, the incurrence and repayment of the interim loans incurred in connection with such acquisition, the concurrent offering by VersaTel and a number of selling shareholders of ordinary shares in the form of Shares and ADSs, and this offering (the "Transactions") as if they had occurred on January 1, 1998. The unaudited pro forma statement of operations data for the 3 months ended March 31, 1999 give effect to the Transactions as if they had occurred on January 1, 1999. The unaudited pro forma balance sheet data as of March 31, 1999 give effect to the Transactions as if they had occurred on such date. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future. You should read the data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.



                                                   FISCAL YEAR ENDED         THREE MONTHS ENDED
                                                   DECEMBER 31, 1998           MARCH 31, 1999
                                                 ----------------------    ----------------------
                                                    NLG         $(1)          NLG         $(1)
                                                 ---------    ---------    ---------    ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue........................................     96,244       47,178       31,080       15,235
Operating expenses:
  Cost of revenue excluding depreciation and
     amortization..............................     58,699       28,774       19,113        9,369
  Selling, general and administrative..........     59,623       29,227       23,913       11,722
  Depreciation and amortization................     50,343       24,678       14,317        7,018
                                                 ---------    ---------    ---------    ---------
  Total operating expenses.....................    168,665       82,679       57,343       28,109
                                                 ---------    ---------    ---------    ---------
Loss from operations...........................    (72,421)     (35,501)     (26,263)     (12,874)
Net Interest expense...........................     84,734       41,536       32,607       15,984
Currency loss (gain)...........................     (5,146)      (2,522)      40,283       19,747
                                                 ---------    ---------    ---------    ---------
Net loss before income taxes...................   (152,009)     (74,515)     (99,153)     (48,605)
Provision for income taxes.....................          7            3           --           --
                                                 ---------    ---------    ---------    ---------
Net loss.......................................   (152,016)     (74,518)     (99,153)     (48,605)
                                                 =========    =========    =========    =========
Net loss per share (basic and diluted)(2)......      (2.82)       (1.38)       (1.65)       (0.81)
Weighted average number of shares
  outstanding(2)...............................     53,872       53,872       60,234       60,234

FINANCIAL DATA:
EBITDA(3)......................................    (22,078)     (10,823)     (11,946)      (5,856)
Capital expenditures...........................     90,511       44,368       55,972       27,437
Ratio of earnings to fixed charges(4)..........         --           --           --           --
Deficiency of earnings plus fixed charges to
  cover fixed charges(5).......................    (67,275)     (32,979)     (66,546)     (32,621)

                                                               AS OF MARCH 31, 1999
                                                              ----------------------
                                                                 NLG         $(1)
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and restricted cash....................................  1,005,560      492,922
Working capital (excluding cash and restricted cash)........    (93,832)     (45,996)
Capitalized finance cost....................................     52,735       25,850
Property, plant and equipment, net..........................     62,193       30,487
Construction in progress....................................     92,205       45,199
Goodwill....................................................    353,100      173,088
Total assets................................................  1,612,974      790,673
Total long-term obligations (including current portion).....  1,263,609      619,416
Total shareholders' equity (deficit)........................    210,631      103,250


-------------------------

(1) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.


(2) As adjusted to give effect to a 2-for-1 stock split on April 13, 1999. Includes 130,000 ordinary shares approved for issuance by our shareholders in connection with the acquisition of CS Net. Assumes no exercise of the over-allotment option by the underwriters of the concurrent equity offering.


(3) EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of the Company's results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.


(4) The ratio of earnings to fixed charges is calculated by dividing (i) income
    (loss) from continuing operations before income taxes plus fixed charges by
    (ii) fixed charges. Fixed charges consist of interest expense. Earnings plus fixed charges were insufficient to cover fixed charges by NLG 67.2 million in 1998 and by NLG 66.5 million for the 3 months ended March 31, 1999.


(5) The deficiency of earnings plus fixed charges to cover fixed charges is calculated by adding (i) income (loss) from continuing operations before income taxes plus (ii) fixed charges. Fixed charges consist of interest expense.

                       SUMMARY FINANCIAL DATA OF VERSATEL

     The following summary financial data of VersaTel as of and for the years ended December 31, 1996, 1997 and 1998 have been prepared in accordance with U.S. GAAP and have been derived from the historical financial statements of VersaTel, which have been audited by Arthur Andersen, independent public accountants. The summary financial data of VersaTel as of and for the 3 month periods ended March 31, 1998 and 1999 are unaudited, but in the opinion of the management contain all adjustments, consisting only of normal recurring accruals, which are necessary for a fair presentation of results for interim periods. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and the historical financial statements of VersaTel included elsewhere in this prospectus.

                            FISCAL YEAR ENDED DECEMBER 31,         THREE MONTHS ENDED MARCH 31,
                       ----------------------------------------    -----------------------------
                        1996       1997             1998            1998             1999
                       -------    -------    ------------------    -------    ------------------
                         NLG        NLG        NLG       $(1)        NLG        NLG       $(1)
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF
  OPERATIONS DATA:
Revenue..............    6,428     18,896     39,561     19,393      6,402     15,501      7,599
Operating expenses:
  Cost of revenue,
     excluding
     depreciation and
     amortization....    4,954     17,405     31,821     15,598      5,460     12,485      6,120
  Selling, general
     and
    administrative...    5,485     17,527     47,733     23,399      5,544     20,179      9,892
  Depreciation and
     amortization....      453      3,237      6,473      3,173      1,087      3,084      1,512
                       -------    -------    -------    -------    -------    -------    -------
     Total operating
       expenses......   10,892     38,169     86,027     42,170     12,091     35,748     17,524
                       -------    -------    -------    -------    -------    -------    -------
Loss from
  operations.........   (4,464)   (19,273)   (46,466)   (22,777)    (5,689)   (20,247)    (9,925)
Interest expense
  (income), net......      269        534     25,810     12,652        200     17,852      8,751
Currency loss
  (gain).............       --         53     (5,146)    (2,522)       115     40,283     19,747
                       -------    -------    -------    -------    -------    -------    -------
Net loss before
  income taxes.......   (4,733)   (19,860)   (67,130)   (32,907)    (6,004)   (78,382)   (38,423)
Provision for income
  taxes..............       --         --          7          3         --         --         --
                       -------    -------    -------    -------    -------    -------    -------
  Net loss...........   (4,733)   (19,860)   (67,137)   (32,910)    (6,004)   (78,382)   (38,423)
                       =======    =======    =======    =======    =======    =======    =======
Net loss per share
  (basic and
  diluted)(2)........    (0.47)     (1.10)     (2.06)     (1.01)     (0.31)     (2.01)     (0.99)
Weighted average
  number of shares
  outstanding(2).....   10,008     18,084     32,622     32,622     19,159     38,985     38,985
FINANCIAL DATA:
EBITDA(3)............   (4,011)   (16,036)   (39,993)   (19,604)    (4,602)   (17,163)    (8,413)
Capital
  expenditures.......    2,569     14,516     77,255     37,870      2,424     52,226     25,601
Ratio of earnings to
  fixed charges(4)...       --         --         --         --         --         --         --
Deficiency of
  earnings plus fixed
  charges to cover
  fixed charges(5)...   (4,464)   (19,326)   (41,320)   (20,255)    (5,804)   (60,530)   (29,672)

                                 AS OF DECEMBER 31,                      AS OF MARCH 31,
                       ---------------------------------------    ------------------------------
                        1996      1997             1998            1998             1999
                       ------    -------    ------------------    -------    -------------------
                        NLG        NLG        NLG       $(1)        NLG        NLG        $(1)
                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and restricted
  cash...............   4,443      1,495    583,570    286,064      5,298     559,366    274,199
Working capital
  (excluding cash and
  restricted cash)...  (2,704)   (24,774)   (46,851)   (22,966)   (28,792)    (89,608)   (43,925)
Capitalized finance
  cost...............      --         --     28,750     14,093         --      28,000     13,725
Property, plant and
  equipment, net.....   2,340     13,619     38,608     18,925     14,956      41,766     20,474
Construction in
  progress...........      --         --     46,019     22,558         --      92,205     45,199
Goodwill.............      --         --      4,556      2,233         --       4,354      2,134
Total assets.........   8,160     19,331    723,397    354,606     26,189     757,123    371,139
Total long-term
  obligations
  (including current
  portion)...........   4,185      8,931    688,796    337,645     15,949     748,609    366,965
Total shareholders'
  equity (deficit)...     146    (18,214)   (34,073)   (16,702)   (24,218)   (112,455)   (55,125)


                                                          THREE MONTHS ENDED
                       -----------------------------------------------------------------------------------------
                       JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                         1997       1997        1997       1998        1998       1998        1998       1999
                       --------   ---------   --------   ---------   --------   ---------   --------   ---------
OPERATING DATA:
Number of billable
  minutes
  (thousands)(6).....   5,769       6,230      7,127      12,432      26,863     34,021      48,287     69,165
Average revenue per
  billable minute
  (NLG)..............    0.87        0.85       0.65        0.51        0.35       0.30        0.26       0.21
Business customers
  (at period end)....   1,144       1,459      1,828       2,459       3,562      4,434       5,649      7,180
Residential customers
  (at period end)....      --          --        230         519         850      1,074       1,234      1,507
Carrier services
  customers (at
  period end)........       1           1          1           3           3          3           4          7

-------------------------
(1) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.

(2) As adjusted to give effect to a 2-for-1 stock split on April 13, 1999. Includes 130,000 ordinary shares approved for issuance by our shareholders in connection with the acquisition of CS Net.

(3) EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of the Company's results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.

(4) The ratio of earnings to fixed charges is calculated by dividing (i) income
    (loss) from continuing operations before income taxes plus fixed charges by
    (ii) fixed charges. Fixed charges consist of interest expense. Earnings plus fixed charges were insufficient to cover fixed charges by NLG 4.5 million in 1996, NLG 19.3 million in 1997, NLG 41.3 million in 1998, NLG 5.8 million for the 3 months ended March 31, 1998 and NLG 60.5 million for the 3 months ended March 31, 1999.

(5) The deficiency of earnings plus fixed charges to cover fixed charges is calculated by adding (i) income (loss) from continuing operations before income taxes plus (ii) fixed charges. Fixed charges consist of interest expense.

(6) Billable minutes are those minutes during which a call is connected to a VersaTel switch and for which we bill a customer.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing VersaTel. Additional risks and uncertainties not presently known to us or that we currently consider not material may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

OUR HISTORY OF SUBSTANTIAL NET LOSSES MAY CONTINUE INDEFINITELY AND MAKE IT DIFFICULT TO FUND OUR OPERATIONS.

     For the 3 months ended March 31, 1999 we had a loss from operating activities of NLG 20.2 million and negative EBITDA of NLG 17.2 million and for the 3 months ended March 31, 1998 we had a loss from operating activities of NLG
5.7 million and negative EBITDA of NLG 4.6 million. For the year ended December 31, 1998, we had a loss from operating activities of NLG 46.5 million and negative EBITDA of NLG 40.0 million. For the year ended December 31, 1997, we had a loss from operating activities of NLG 19.3 million and negative EBITDA of NLG 16.0 million. For the year ended December 31, 1996 we had a loss from operating activities of NLG 4.5 million and negative EBITDA of NLG 4.0 million. In addition, we had an accumulated deficit of NLG 92.3 million and NLG 25.2 million as of December 31, 1998 and December 31, 1997, respectively, and an accumulated deficit of NLG 170.7 million and NLG 31.2 million as of March 31, 1999 and March 31, 1998, respectively. We expect to continue to incur negative EBITDA and significant operating losses and net losses for the foreseeable future as we incur additional costs in the build out of our network, the expansion of our marketing and sales force and the introduction of new communications services and products. Although we have experienced revenue growth since we commenced operations in 1995, there can be no assurance our revenues will continue to grow. You should also be aware that the prices of voice, data and Internet communications services have fallen significantly in Europe in recent years, and as competition increases, we expect that prices will continue to decline. As the cost of providing services decreases, we expect these price reductions to be at least partially offset, but you should be aware that we cannot be certain that we will achieve or, if achieved, be able to maintain operating profits in the future.

OUR SUBSTANTIAL DEBT OBLIGATIONS MAY HINDER OUR GROWTH AND PUT US AT A COMPETITIVE DISADVANTAGE.


     We have substantial indebtedness. In May 1998, we issued and sold units consisting of $225,000,000 13 1/4% Senior Notes due 2008 and warrants to purchase 3,000,000 (as adjusted) ordinary shares of the Company (the "First High Yield Offering"). In December 1998, we issued and sold units consisting of $150,000,000 13 1/4% Senior Notes due 2008 and warrants to purchase 2,000,100 (as adjusted) ordinary shares of the Company (the "Second High Yield Offering"). On June 11, 1999, we borrowed an aggregate of $150.0 million from Lehman Commercial Paper Inc. and ING (U.S.) Capital, LLC pursuant to an interim loan agreement (the "Interim Loans") for the purpose of financing in part our acquisition of Svianed. As of March 31, 1999, after giving effect to the issuance of the Notes offered hereby, the incurrence and repayment of the Interim Loans and the acquisition of Svianed as if each had occurred on such date, VersaTel's total consolidated indebtedness would have been approximately
$       million. Subject to limits imposed by our debt obligations, we may continue to incur substantial additional debt because the indentures governing the notes issued in the First High Yield Offering (the "First Notes"), the notes issued in the Second High Yield Offering (the "Second Notes"; together with the First Notes, the "Existing Notes") and each series of Notes offered hereby do not limit the amount of indebtedness that we may incur to finance the cost of the development of our network. See "Selected Financial Data," the Financial Statements included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COVENANTS IN OUR DEBT AGREEMENTS RESTRICT OUR ABILITY TO BORROW AND INVEST, WHICH COULD IMPAIR OUR ABILITY TO EXPAND OR FINANCE OUR FUTURE OPERATIONS.

     The indentures governing the Existing Notes and each series of Notes contain a number of covenants that impose significant operating and financial restrictions on us and our subsidiaries. Significant additional covenants are also contained in our credit facility with Nortel (the "Nortel Facility"). These restrictions significantly limit, and in some cases prohibit, among other things, our and certain of our subsidiaries' ability to incur more debt, create liens on assets, enter into business combinations or engage in certain activities with our subsidiaries. A failure to comply with these restrictions would constitute a default under the indentures governing the Existing Notes and each series of Notes, and the Existing Notes and each series of Notes could become immediately due and payable, which would seriously adversely affect our business.

     Our high level of indebtedness and the limits imposed by our debt obligations could have the following effects, among others:

     - we may have difficulty in paying the interest on our outstanding debt and any newly incurred debt,

     - we may have difficulty finding sources of financing for working capital, our capital expenditure requirements and the interest payments on our outstanding debt,

     - we will be unable to use a significant portion of our cash flow in our business and we may be unable to react to industry or economic changes, because of the portion of cash flow directed to paying interest and principal on our debt, and

     - we may be unable to react as quickly to changes in our business as our competitors who have less debt and financial restrictions, which may put us at a disadvantage and make us more vulnerable to adverse changes in economic conditions.

DESPITE CURRENT LEVELS OF INDEBTEDNESS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD INTENSIFY THE RISKS DESCRIBED ABOVE.

     The indentures governing the Existing Notes and each series of Notes do not limit the amount of indebtedness that may be incurred to finance the cost of development of our Network, and permit us to incur a significant amount of additional indebtedness in the future. Much of that indebtedness will likely be secured. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceedings, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such indebtedness and such collateral will not be available for satisfaction of any amounts owed under the Notes. In addition, our failure to comply with the covenants and restrictions contained in the agreements governing any additional borrowings could trigger defaults under such agreements. Such defaults could result in a default under the Notes and could delay or preclude payment of principal of or interest on the Notes. If new debt is added to our current debt levels, the related risks that we now face could intensify. We anticipate that we will incur additional indebtedness in the future.

OUR HOLDING COMPANY STRUCTURE WILL EFFECTIVELY SUBORDINATE THE NOTES TO THE OBLIGATIONS OF OUR SUBSIDIARIES.


     In December 1998, we transferred substantially all of our assets and liabilities (except the Existing Notes) to our subsidiaries. Since that transfer, we have been a holding company with no material assets, other than the stock of our subsidiaries. Our subsidiaries now conduct substantially all of our operations and directly own substantially all of our assets. You should be aware that our subsidiaries have no obligation, contingent or otherwise, to pay any amount pursuant to the Notes or to make any funds available for such payment. Therefore, our operating cash flow and ability to meet our debt obligations, including the Notes, will depend on the cash flow provided by our subsidiaries in the form of loans, dividends or other payments to us as a shareholder. The ability of our subsidiaries to make such payments to us will depend on their earnings, tax considerations and legal restrictions. Although the indenture governing each series of Notes limits the ability of our subsidiaries to enter into consensual restrictions on their ability to pay dividends and to make other payments, such limitations are subject to a number of significant qualifications. See "Description of the
Notes -- Certain Covenants -- Limitation on Dividend and other Payment Restrictions Affecting Restricted Subsidiaries." In the event of insolvency, liquidation, dissolution or reorganization of any of our subsidiaries, the creditors of each subsidiary would be entitled to payment in full from such subsidiary's assets. After paying their own creditors, our subsidiaries may not have any remaining assets for distribution to us as a shareholder and, consequently, there may not be any assets available for payment to you as noteholders. The Notes, therefore, are effectively subordinated to the obligations of our subsidiaries. At March 31, 1999, after giving effect to the issuance of the Notes offered hereby, the incurrence and repayment of the Interim Loans and the acquisition of Svianed as if each had occurred on such
date, our subsidiaries would have had total liabilities of $          million
reflected on our consolidated balance sheet.


POSSIBLE INABILITY TO MEET OUR DEBT SERVICE OBLIGATIONS MAY RESULT IN OUR OUTSTANDING DEBT BECOMING DUE AND PAYABLE.


     The consolidated net interest expense of VersaTel for the year ended December 31, 1998, and for the 3 months ended March 31, 1999, after giving effect to the issuance of the Notes offered hereby and the incurrence and repayment of the Interim Loans as if each had occurred on January 1, 1998 and
January 1, 1999, respectively, would have been approximately $   million and
$     million, respectively, using the applicable exchange rates in effect on
January 1, 1999. The net cash flow of VersaTel for the year ended December 31, 1998, and for the 3 months ended March 31, 1999, after giving effect to the Third High Yield Offering and the incurrence and repayment of the Interim Loans as if each had occurred on January 1, 1998 and January 1, 1999, respectively,
would have been approximately $     million and $     million, respectively.
Unlike the holders of the Existing Notes, you will not have the benefit of any securities placed in escrow to fund any interest payments on the Notes. Accordingly, we will have to increase substantially our net cash flow in order to meet our debt service obligations. In addition, after May 15, 2001, we will no longer be able to rely on cash that has been set aside in escrow to meet our debt service obligations on the Existing Notes. There is no certainty that we will be able to generate sufficient cash flow from operating activities to pay interest and principal on these Notes, the Existing Notes or any other outstanding debt. Our ability to improve our operating performance and financial results will depend not only on our ability to successfully implement our business plan, but also upon economic, financial, competitive, regulatory and other factors beyond our control, including fluctuations in exchange rates and general economic conditions in the Benelux. If we are unable to meet the repayment obligations, we may have to refinance our debt, including the Notes, sell our assets or obtain new financing. We cannot assure you that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved. If we cannot refinance or otherwise satisfy our debt obligations we will be in default under such obligations, which could in turn result in the Notes and other debt becoming immediately due and payable.


WE WILL NEED TO OBTAIN ADDITIONAL CAPITAL TO EXPAND THE NETWORK WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.


     We will require significant amounts of capital to further develop and expand our network, our sales and marketing efforts and our product and service offerings. We expect that the capital raised from this offering, the First High Yield Offering, the Second High Yield Offering, the sale of our ordinary shares (in the form of Shares and ADSs) in the concurrent equity offering (the "Equity Offering") and the Nortel Facility, together with other available financing and cash flow from operations, will be sufficient to fund our current capital requirements and anticipated losses for the next 12 months. However, we continually re-evaluate our business objectives and are considering further acquisitions, expansions of our services and acceleration of parts of our current plans. In the past, we have raised more capital more quickly than we had originally anticipated for similar reasons.

     If these sources are not sufficient or if our plans or assumptions change or prove to be incorrect, we may have to delay or abandon some of our development and expansion plans or we may have to seek additional financing earlier than anticipated. We may not be able to obtain additional financing or, we may not be able to obtain it on a timely basis or on terms favorable to us. Our current debt obligations also restrict our ability to raise additional financing and our subsequent use of any such additional financing. In addition, any such additional financing is likely to be subject to additional financial restrictions. A failure to acquire additional capital on acceptable terms may seriously and adversely affect our business.

WE MAY ENCOUNTER DELAYS IN IMPLEMENTING ELEMENTS OF OUR BUSINESS STRATEGY, WHICH COULD ADVERSELY AFFECT OUR GROWTH.

     Our future success depends upon our ability to build and maintain our own telecommunications network and to develop successfully our existing and new products and services. Our success will depend specifically on our ability to obtain and maintain, among other things, the following:

     - experienced and qualified management and staff,

     - additional switch sites,

     - interconnection with PTTs' and other carriers' networks,

     - the necessary licenses,

     - additional transmission facilities, and

     - the necessary easements and rights-of-way from property owners, competitors and various levels of government.

     We are not certain that our current cost estimates are correct or that we will meet our current development schedule relating to construction of the network. In 1998, we experienced a delay in obtaining rights-of-way on approximately 60 kilometers of public property due to the uncertainty expressed by some local governments as to the implications of the new telecommunications act, which was recently adopted by the Netherlands parliament. Although ultimately we did obtain these rights-of-way, these delays prevented us from completing part of our network within the time originally anticipated. In addition, we experienced additional delays in the planned construction of the network due to weather-related flooding. Also, the successful implementation of our construction and expansion strategy will be subject to a variety of other risks, including operating and technical problems, regulatory uncertainties, delays in the full implementation of the European Commission directives regarding telecommunications liberalization, competition, the availability of capital and the risk of damage to software and hardware resulting from adverse weather conditions, fire, power loss, natural disasters and other causes. Any significant increase in costs or any further delay in the schedule could have a substantial negative effect on our financial condition. Even if our network is successfully developed, we may not be able to operate it efficiently.

     We have entered into agreements for the design and construction of key components of our network. However, we have not entered into definitive agreements relating to the development and construction of significant other portions of our network and we cannot guarantee that we will enter into these agreements or that any future construction will be completed efficiently. Even when we do have such agreements, we cannot be certain that the development and construction will proceed as planned and we have been unsatisfied with some of such arrangements in the past. Further, our network depends on technology and products we obtain from vendors that also supply our competitors. Such vendors might stop supplying us and we might not be able to find suitable replacements.

     The development of our network is based on projections of the growth in traffic volumes and routing preferences and the most cost-effective means of constructing our network. If these projections are incorrect, it could have a material adverse effect on our business.

ANY INABILITY TO MANAGE OUR RAPID GROWTH COULD ADVERSELY AFFECT OUR FINANCIAL REPORTING, CUSTOMER SERVICE AND REVENUES.

     Our growth strategy has placed and will continue to place a significant strain on our management resources. In particular, the acquisition and integration of Svianed, SpeedPort, VuurWerk and ITinera will require a significant amount of management time and resources. Our ability to manage this growth will require us to substantially enhance our management, financial and information systems and to effectively develop and train our employee base. Our billing system had been identified by our auditors as a potential weakness in our system of internal controls and is in the process of being replaced by an advanced system designed by Saville Systems. In this respect, management has, among other things, revised its financial collection of data and call billing procedures. Managing our growth will become even more challenging as we increase our target markets and our product and service offerings. The inability to achieve or effectively manage our growth could materially and adversely affect our business.

WE MAY HAVE DIFFICULTY INTEGRATING OUR ACQUIRED BUSINESSES.

     We have brought senior managers of many of our acquired businesses into our management team and we are relying on these individuals to assist us in integrating these acquired businesses into our business strategy. There can be no guarantee that we will be able to attract and retain managers from any newly acquired businesses or be successful in integrating any new managers and businesses from our recent acquisitions.

     We expect to realize operating synergies as a result of our recent acquisitions. However, there is no assurance that we will be able achieve the benefits that our management expects to realize or that the expected benefits will be realized within the time frame we contemplate.

ONE CUSTOMER REPRESENTS A SIGNIFICANT PORTION OF OUR REVENUES.


     As a result of our acquisition of Svianed, 35.8% of our revenues for the year ended December 31, 1998, on a combined basis, would have come from the Gak Group of companies. The Gak Group is under contract to use our data services until May 2001. There can be no assurance that we will be able to retain the Gak Group as a customer after May 2001 or that our revenues from the Gak Group would not thereafter be significantly curtailed. We cannot assure you that any such lost revenues could be replaced. A loss of the revenues derived from the Gak Group, without significant replacement revenue from other sources, could have an adverse effect on our business.


WE MAY HAVE DIFFICULTIES IN UPGRADING AND PROTECTING OUR NETWORK, WHICH COULD ADVERSELY AFFECT OUR GROWTH.

     The success of our network will also depend on our continued ability to provide high-quality telecommunications services through upgrading our systems and our ability to protect our network from external damage. As we grow, the timing and implementation of these upgrades will become more important. We cannot guarantee that the quality and availability of our services will not be disrupted because of our inability to make timely or error-free upgrades to our network. Also, our network may be subject to external damage, in particular from construction work, but also from events, such as floods and other accidents, that can disrupt service. In fact, the construction of our Benelux network was delayed due to significant rain and flooding of our ducts in The Netherlands during the last 3 months of 1998. We have established design and management techniques to address any disruptions that may occur; however, any prolonged difficulty in accessing our network may threaten our relationship with our customers and have an adverse impact on our business.

WE MAY NOT BE ABLE TO IMPLEMENT OUR NEW BILLING AND CUSTOMER INFORMATION SYSTEMS ON SCHEDULE.

     Sophisticated billing and information systems are vital to our growth and our ability to:

     - bill and receive payments from customers,

     - reduce credit exposure, and

     - monitor costs.

     We have reviewed our billing system, in anticipation of our continued growth. We had planned to replace our existing billing system during the second quarter of 1999 with a billing system designed by Saville Systems. We now anticipate that the new system will be implemented by the end of the third quarter of 1999. We have experienced delays in the implementation of our new system and have been forced to rely in the meantime on upgrades of our current system. We may experience further delays, particularly in integrating acquired businesses into our systems. If circumstances cause further delay in the implementation of the new billing system, our billing process could be delayed or interrupted, which could materially and adversely affect our business.

OUR LIMITED HISTORY AND EXPERIENCE COULD PLACE US AT A DISADVANTAGE TO ESTABLISHED COMPETITORS AND MAY NOT BE A RELIABLE BASIS FOR EVALUATING OUR PROSPECTS.

     We were founded in October 1995 and, as a result, we have limited experience as an operating company and have generated only limited revenues. We entered the Belgian market in the third quarter of 1998 and intend to enter the Luxembourg market in 2000. In both of these markets, we have limited or no operating experience and services had previously been provided primarily by the national PTTs. Through our acquisitions of CS Net in November 1998, SpeedPort and VuurWerk in May 1999, and Svianed and ITinera in June 1999, we have entered several markets for Internet-based services which represents a new and rapidly developing market for us. Accordingly, our prospects must be considered in light of the risks, expenses and delays inherent in establishing operations in markets with long established competitors and other more recent entrants to the market and our historical results may not be a reliable basis for evaluating our prospects.

IF WE DO NOT ADAPT TO THE RAPID CHANGES IN THE TELECOMMUNICATIONS INDUSTRY, WE COULD LOSE CUSTOMERS OR MARKET SHARE.

     The European telecommunications industry is changing rapidly due to, among other factors, liberalization, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and trade. Such changes may happen at any time and can significantly affect our operations. There can be no assurance that one or more of these factors will not occur as we expect or will not have unforeseen effects which could have a material adverse effect on us. There can also be no assurance, even if these factors turn out as anticipated, that our strategy will be successful in this rapidly evolving market.

     The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new products and services, and increased availability of transmission capacity, as well as the increasing utilization of Internet-based technologies for voice and data transmission. Our success will depend substantially on our ability to predict which of the many possible current and future networks, products and services will be important to finance, establish and maintain. In particular, as we further expand and develop our network, we will become increasingly exposed to the risks associated with the relative effectiveness of our technology and equipment. The cost of implementation of emerging and future technologies could be significant, and there can be no assurances that we will select appropriate technology and equipment or that we will obtain appropriate new technology on a timely basis or on satisfactory terms. The failure to obtain effective technology and equipment may adversely affect our ability to offer competitive products and services and the viability of our operations and could have a material adverse effect on our business.

LOSS OF KEY PERSONNEL IN A COMPETITIVE EMPLOYMENT ENVIRONMENT COULD AFFECT OUR GROWTH AND FUTURE SUCCESS.


     Our success depends on the continued employment of Gary Mesch, our managing director, Greg Mesch, our chief operations officer, Raj Raithatha, our chief financial officer, Larry Hendrickson, our chief technology officer, Marc van der Heijden, our chief regulatory counsel, and Jan Niewold, the managing director of Svianed. You should also be aware that we do not have any "key person" insurance. There is intense competition for qualified personnel in our industry in Europe and the limited availability of qualified individuals could become an issue of increasing concern in the future. Our financial condition depends upon qualified personnel implementing a successful business plan. The loss of any of the individuals listed above could adversely affect our business.


WE ARE DEPENDENT ON OUR COMPETITORS TO PROVIDE OUR CUSTOMERS WITH ACCESS TO OUR NETWORK.

     We do not own most of the telecommunications transmission infrastructure that we presently use. We use extensively the telecommunications transmission infrastructure of other carriers in the Benelux and we depend on interconnection agreements with these carriers to connect our customers to our own network. Most of these carriers are our competitors. Svianed in particular currently depends heavily upon leased lines procured from KPN Telecom.

     Our profitability significantly depends on our ability to achieve access, on a timely basis and at attractive rates, to the facilities of our competitors, who may try to limit such access.

     Our dependence on third parties to provide our customers with access to our network makes us susceptible to price fluctuations, service disruptions and cancellations that are outside of our control. These occurrences historically have resulted in the loss of some customers and could result in customer losses in the future. For example, in October 1998, we experienced 2 temporary disruptions as a result of a malfunction in the software of KPN Telecom, which led to customers temporarily having to switch off our network. We believe that we lost a limited number of customers due to those service disruptions. Such disruptions may occur from time to time in the future.

     Svianed's network is comprised of leased lines from KPN Telecom and Internet uplinks from UUNet. Svianed's profitability depends on its ability to continue to have access to the facilities of KPN Telecom and UUNet.

WE MAY BE AFFECTED BY THE YEAR 2000 ISSUE WHICH COULD DISRUPT OUR BUSINESS AND OPERATIONS.

     The Year 2000 issue is the result of computer programs using 2 digits rather than 4 to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     VersaTel has initiated a formal Year 2000 project and recruited an experienced Year 2000 project manager. We are undertaking a comprehensive program to address the Year 2000 issue with respect to the following:

     - our information technology systems,

     - the telephony switching network (including equipment installed at customers' premises),

     - our non-information technology systems (including buildings, plant, equipment, and other infrastructure systems that may contain embedded microcontroller technology),

     - the systems of our major vendors (insofar as they relate to our business), and

     - our customers.

     This program involves 4 "Steps": (1) a wide ranging assessment of Year 2000 problems that might affect us; (2) the development and implementation of remedies to address discovered problems; (3) the testing of our systems as necessary; and (4) an analysis of our most likely worst-case scenario and the preparation of contingency plans. We expect to complete Steps 1 and 2 of this program during the second quarter of 1999 and Steps 3 and 4 by the end of the third quarter of 1999.

     We believe that the most likely worst effect of the Year 2000 issue would be the inability of customers to complete calls. Nortel, the manufacturer of our switches and transport hardware, has informed us that it believes our equipment is Year 2000 compliant. We have requested guarantees from Nortel and Cisco Systems, our supplier of router switches and certain other equipment, with respect to Year 2000 compliance.

     Our new billing system, which we expect to introduce in August 1999, has been certified to be Year 2000 compliant. Even if it were to fail, we believe that bills could still be distributed by modifying the time stamp on the call detail record. The ability of our customer care team to supply quality service would be seriously affected if our operating support systems failed. We are asking for certificates of Year 2000 compliance from these manufacturers. Our ability to collect direct debit payments depends upon financial institutions' computer systems. We are seeking assurances of Year 2000 compliance from the financial institutions and the utility suppliers that we use.

     We expect to incur specific Year 2000 charges that are estimated to be less than NLG 1.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risks Associated with Year 2000." We can give no assurance that we will be successful in obtaining valid assurances, certificates or guarantees, that the Year 2000 issue will not have an adverse effect on us, that any effects could be resolved or that we will be reimbursed for any additional expenditure under any of the assurances, certificates or guarantees that we expect to obtain or otherwise.

     Svianed has undertaken a number of measures to ensure that its business will not be affected as a result of the Year 2000 issue. In 1997, Svianed appointed a project leader and made an assessment of all systems and equipment that could potentially be affected by the Year 2000 issue. The initial focus was to ensure that the services provided by Svianed to its customers would not be interrupted as a result of the Year 2000 issue. The next phase was to ensure that Svianed's management control systems would not be affected by the Year 2000 issue. Starting in mid-1997, Svianed has obtained for all its purchases of hardware and software guarantees as to their Year 2000 compliance. In addition, the installed base of Cisco routers and Newbridge ATM and Frame Relay switches have been confirmed by their suppliers to be Year 2000 compliant.


     Svianed relies on leased lines from KPN Telecom for the provision of its services. Svianed understands, based on information it has received from KPN Telecom, that KPN Telecom has commenced a Year 2000 risk analysis and has established a remediation plan intended to ensure that KPN Telecom will be Year 2000 compliant. Svianed has received a written confirmation from KPN Telecom that it will maximize its effort to be Year 2000 compliant. However, Svianed has not received any guarantee from KPN Telecom as to its Year 2000 compliance, and we can give no assurance that Svianed's network will not experience any interruptions as a result of any failure by KPN Telecom to be Year 2000 compliant.

     The most likely worst case scenario for Svianed would be a disruption of its network management system. Svianed expects to incur costs of approximately NLG 500,000 in connection with its Year 2000 readiness program, most of which has already been expensed.

WE EXPECT TO ENCOUNTER INCREASING COMPETITION FROM DOMINANT MARKET PARTICIPANTS AND NEW ENTRANTS.

     The European telecommunications industry is a very competitive market that is subject to both the continued dominance of PTTs and the arrival of new entrants.

     PTTs have significant competitive advantages over non-PTT market participants which include:

     - cost advantages as a result of economies of scale,

     - greater market presence and network coverage,

     - greater brand name recognition, customer loyalty and goodwill,

     - control over domestic transmission lines and control over the access to these lines by other participants, and

     - close ties to national regulatory authorities that may be reluctant to adopt policies that would adversely affect their competitive position.

     Our policy in this competitive environment has been to price our products and services at a discount to the PTTs, and to offer high quality customer service, products and services. However, the prices of long distance calls in most of our markets have decreased substantially and our larger competitors have been able to use their greater financial resources to create severe price competition. We believe that prices will continue to decrease for the foreseeable future and that PTTs and other providers will continue to improve their product offerings, which will increase these competitive pressures.

     Our competition in the Benelux also comes from newer market entrants including MCI WorldCom, Telfort, GTS/Esprit Telecom, COLT Telecom and other more recent Internet-based competitors. Further, we believe that, as a result of the introduction of the euro, there will be a greater transparency in prices in our market which may lead to further price competition. Sustained price competition could have a material adverse effect on our business.

EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY AFFECT OUR BUSINESS.

     The proceeds from this offering will be denominated in U.S. dollars and euros and the proceeds from the Equity Offering will be denominated in U.S. dollars and euros. The costs and expenses relating to the expansion of our network and the development of our sales and marketing resources have been and will continue to be largely denominated in Dutch guilders, Belgian francs and, increasingly, euros. Therefore, the expansion of our network and the development of our sales and marketing resources will also be subject to currency exchange rate fluctuations as we use the remaining proceeds from the First High Yield Offering and the Second High Yield Offering and the proceeds from the Equity Offering and this offering to pay our construction and acquisition costs.

     The principal and interest due on the Existing Notes and the Dollar Notes is payable in U.S. dollars. However, our revenues have been and will continue to be largely denominated in Dutch guilders, Belgian francs and, increasingly, in euros. Therefore, our ability to pay the interest and principal due on the Notes will also depend on future exchange rates.

     We denominate our financial reports in Dutch guilders while we maintain significant U.S. dollar denominated assets and liabilities, so our reported results of operations may be significantly affected by exchange rate movements. Furthermore, we will become subject to greater foreign exchange fluctuations as we expand our operations outside the Benelux and begin to receive revenues denominated in currencies other than from countries that have adopted the euro as their currency.

ANY INABILITY TO IDENTIFY FUTURE ACQUISITION OPPORTUNITIES OR ACQUIRE THE FINANCIAL AND MANAGEMENT RESOURCES TO PURSUE SUCH OPPORTUNITIES MAY HINDER OUR GROWTH.

     As part of our business strategy, we have acquired, entered into strategic alliances with, and made investments in, companies in business areas that are complementary to our current operations. Any such future strategic alliances, acquisitions or investments would involve risks. Our strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition and investment opportunities, and in integrating and managing newly acquired operations and improving their operating efficiency. In addition, such acquisitions and investments could divert our resources and consume significant management time. We cannot assure that any desired strategic alliance, acquisition or investment can be made in a timely manner or on terms and conditions acceptable to us. We cannot assure that we will be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired businesses or assets into our existing operations. Our ability to make acquisitions may depend on the availability of additional debt financing on acceptable terms and will be subject to compliance with the covenants contained in our debt instruments, including the indentures governing the Existing Notes and the Notes.

WE MAY ENCOUNTER DELAYS, OPERATIONAL PROBLEMS AND INCREASED COST IF WE ARE UNABLE TO ACQUIRE KEY EQUIPMENT FROM OUR MAJOR SUPPLIERS.

     We are dependent on third party suppliers of hardware and software components, including Nortel, Cisco, Hewlett Packard, Microsoft and Netscape. Although we attempt to maintain a number of vendors for each product, a number of components that we use in providing our network services are currently available from only one source. For example, routers are currently available only from Cisco. A failure by a supplier to deliver quality products to us on a timely basis or our inability to develop alternate sources if and as required could result in delays which could have a material adverse effect on us.

     Our recourse against suppliers who fail to deliver products to us on a timely basis is restricted by contractual liability limitations in supply agreements and purchase orders and, in many cases, by practical considerations relating to our desire to maintain good relationships with suppliers. Moreover, we cannot be sure that we will be able to obtain such products on the scale we require at an affordable cost or at all. Neither can we be certain that our suppliers will not enter into exclusive arrangements with our competitors or stop selling their products or components to us at commercially reasonable prices or at all. Any failure of our sole or limited-source suppliers to provide products or components that comply with our standards could have a material adverse effect on us.

OBJECTIONS TO CORPORATE ACTIONS BY A SHAREHOLDER MAY RESULT IN OUR ACTIONS BEING BLOCKED AND THE DISTRACTION OF THE ATTENTION OF OUR MANAGEMENT.


     Upon completion of the Equity Offering, Cromwilld Limited will own approximately 10.5% of our outstanding ordinary shares, on a fully diluted basis. Cromwilld is controlled by Denis O'Brien, a member of our supervisory board. Cromwilld objected to the First High Yield Offering and the Second High Yield Offering and threatened to challenge our actions in court. In January 1999, Cromwilld filed, pursuant to Article 2:345 of the Netherlands Civil Code, a petition with the Enterprise Chamber (Ondernemingskamer) of the Court of Appeals in Amsterdam requesting the appointment of one or more experts to investigate the management and affairs of VersaTel. The Enterprise Chamber denied Cromwilld's request in a written ruling dated May 20, 1999. However, we are not certain whether or not Cromwilld will attempt to frustrate, block or challenge our future actions. The Enterprise Chamber's ruling suggests, however, that Cromwilld cannot base such attempts, if any, merely on the shareholders' agreement referred to below.


     Our current shareholders are bound by a shareholders' agreement which prohibits the issuance of additional shares unless the holders thereof agree to be bound by the terms of such shareholders' agreement. According to its terms, the shareholders' agreement will terminate on the effective listing, by the parties thereto, of our entire share capital on any stock exchange. VersaTel's share capital will be listed on the Amsterdam Stock Exchange simultaneously with the closing of the Equity Offering. We have been advised by our Netherlands counsel that in its opinion a Netherlands court (if presented with the issue) should conclude that the shareholders' agreement will be effectively terminated simultaneously with the closing of the Equity Offering. However, we can give no assurance that Cromwilld will not challenge that interpretation or otherwise challenge the validity of this offering or the Equity Offering either before or after the closing of either offering or that a competent court of law will not support Cromwilld's challenges. However, the Enterprise Chamber's ruling of May 20, 1999, suggests that Cromwilld cannot base any right to block this offering or the Equity Offering on the shareholders' agreement alone. Any such challenge would divert the attention of our management and other corporate resources and, in particular, if a challenge is successful, could have a material adverse effect on the company and the market price of the Shares and ADSs.


WE ARE CONTROLLED BY PARTIES WHOSE INTEREST MAY NOT BE ALIGNED WITH YOURS.


     You should be aware that 5 shareholders currently own 75.0% of our shares on a fully diluted basis. Upon completion of the Equity Offering, we expect these shareholders will own approximately 56.0% of our shares on a fully diluted basis. Collectively, these shareholders have the power to exercise voting and management control, and their interests may be different from your interests and the interests of our other shareholders.


CHANGES IN THE REGULATORY ENVIRONMENT COULD AFFECT OUR ABILITY TO OFFER OUR PRODUCTS AND SERVICES.

     We expect that the implementation of directives and regulations of the European Union intended to liberalize the telecommunications market will essentially enable us to gain access to telecommunications networks controlled by PTTs. A number of directives have been implemented by the EU members, but several directives still remain to be implemented in the member states, including the Benelux. A delay in the implementation of these directives and regulations could have a material adverse effect on our business.

     Our operations depend on the licenses, authorizations and registrations that we have obtained in The Netherlands, Belgium and the United Kingdom and the success of our applications for additional licenses, authorizations and registrations in these and other jurisdictions. We have no guarantees that we will be able to maintain or renew these licenses, authorizations and registrations. The loss of, or failure to obtain, licenses, authorizations or registrations or a substantial limitation thereof could have a material adverse effect on our business.

     There are currently few laws and regulations that specifically regulate communications on the Internet. European and U.S. government authorities and agencies are considering laws and regulations that address issues such as user privacy, infringement pricing, on-line content regulation, intellectual property ownership and taxation of on-line products and services. The EU has adopted 2 directives that impose restrictions on the collection and use of personal data, guaranteeing citizens of EU Member States the right of access to their data, the right to know where the data originated and the right to recourse in the event of unlawful processing. However, to the best of our knowledge, no European court has ever held a telecommunications services provider liable for content transmitted over its network, although we can give no assurances that no laws or regulations will be adopted that will impose such liability, or that any future court rulings will not impose such liability. Any future regulation of the Internet that imposes restrictions on the way we conduct our business could seriously affect adversely our business.

THE NATURE OF OUR BUSINESS MAKES US SUSCEPTIBLE TO FRAUD AND BAD DEBT.

     As a provider of telecommunications and Internet services, our operations are potentially exposed to the risks of fraud and bad debt. Specifically, our revenues for the 3 months ended December 31, 1997 were negatively impacted by a case of fraud in October 1997, which we estimate resulted in a loss of approximately NLG 1.0 million. The fraud involved the unauthorized use of one of our test codes. As a result, a large number of calls were originated over the course of 4 days and the associated origination and termination costs were expensed as miscellaneous operating expenses. In addition, some of our regular customers were unable to complete calls through our network. We lost revenue from such customers and offered credits to these customers. While we believe that changes in the technology we employ will curtail potential fraudulent use of our facilities, we do not have insurance coverage for potential fraud in place. Although we did not experience any fraudulent use of our facilities in 1998, any recurrence of such fraud could have a material adverse effect on our business.

     Although we make appropriate provisions for non-payment of monies owed to us by our customers, our level of bad debt may increase. Any significant increase in the level of bad debt could have a material adverse effect on our business.

A CHANGE OF CONTROL MAY CAUSE DEFAULT UNDER THE INDENTURES GOVERNING THE EXISTING NOTES AND THE NOTES.

     Pursuant to the terms of the Existing Notes and the Notes, each holder can require us to repurchase its Notes at a price equal to 101% of the principal amount thereof in the event a change of control of VersaTel occurs. However, our existing contractual obligations or an inability to obtain adequate resources may prevent us from consummating any offering to repurchase the Existing Notes or the Notes. Our failure to complete an offer to repurchase the Existing Notes or the Notes would be an event of default under the indentures governing the Existing Notes and the Notes and would, therefore, seriously adversely affect our business.

NO PUBLIC MARKET CURRENTLY EXISTS FOR THE NOTES AND THE PRICE OF THE NOTES MAY BE VOLATILE.

     There is no existing trading market for the Notes. Although the underwriters have advised us that they currently intend to make a market in the Notes, they are not obligated to do so and they may discontinue such market-making at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the development or liquidity of any market for the Notes. The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, VersaTel.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus includes forward-looking statements. Such statements can be identified by the use of terminology such as "believes", "expects", "may", "will", "should", "anticipate", "estimate", "continue" or other similar words. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:


     - our anticipated expansion plans for our network and growth strategies,

     - our expectation of the impact of this expansion on our revenue potential, cost basis and margins,

     - our expectation of the competitiveness of our services,

     - our intention to introduce new products and services,

     - anticipated trends and conditions in our industry, including regulatory reform and the liberalization of telecommunications services across Europe, and

     - our ability to compete, both nationally and internationally.


     In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Given these considerations, readers are cautioned not to place undue reliance on such forward-looking statements.

                                USE OF PROCEEDS


     We estimate that the net proceeds to us from (i) the sale of the Dollar Notes and Euro Notes in this offering will be approximately $237.9 million (NLG
485.3 million), after deducting underwriting discounts and estimated offering expenses payable by us and assuming that all the Notes offered hereby are issued as Dollar Notes, and (ii) the sale by us of 18,000,000 ordinary shares offered in the Equity Offering will be approximately $158.4 million (NLG 323.1 million) ($187.2 million (NLG 381.9 million) if the underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of E9.00 per Share (the midpoint of the estimated range specified on the cover page of the prospectus relating to the Equity Offering), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming that our employees will purchase 5% of the Shares being offered by us in the Equity Offering at a 10% discount to the initial public offering price.



     Of the aggregate net proceeds of $396.3 million (NLG 808.4 million) from this offering and the Equity Offering (assuming no exercise by the underwriters of their over-allotment option), we expect to use:



          - approximately $152.2 million (NLG 310.5 million) to repay $131.25 million and $18.75 million in aggregate principal amount of, plus accrued interest owing under, the Interim Loans made by Lehman Commercial Paper Inc. and ING (U.S.) Capital, LLC, respectively, affiliates of Lehman Brothers Inc., Lehman Brothers International (Europe), ING Barings Limited and ING Barings LLC, each an underwriter or an affiliate of an underwriter in this offering or the Equity Offering;



          - approximately $150.0 million (NLG 306.0 million) to fund capital expenditures for expansion of our network, including approximately $70.0 million (NLG 142.8 million) for the fiber construction for the Benelux network and the local access network, approximately $50.0 million (NLG 102.0 million) for points of presence, switches and related equipment, and approximately $30.0 million (NLG 61.2 million) for other capital expenditures; and



          - the remaining amount of approximately $94.1 million (NLG 192.0 million) for acquisitions, working capital and other general corporate purposes, including the funding of operating deficits.



     The proceeds from this offering will be used only to repay the Interim Loans and for acquisitions and the expansion of our network in a manner consistent with the terms of the indentures governing the Existing Notes.



     Although we have no commitments or agreements with respect to any specific future acquisition, we expect to use a portion of the net proceeds of the Equity Offering for the acquisition of businesses which are complementary to our own. Pending the foregoing uses, we intend to invest the net proceeds from this offering and the Equity Offering in short-term, investment grade, interest-bearing instruments.



     Notwithstanding the above, we cannot specify with certainty the particular uses for the net proceeds of the Equity Offering. Accordingly, our management will have broad discretion in the application of the proceeds of the Equity Offering.


     We will not receive any of the proceeds from the Shares or ADSs being sold in the Equity Offering by the selling shareholders.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 1999. Our capitalization is presented on an actual basis and on an "as adjusted" basis to reflect our receipt of the estimated net proceeds, after deducting underwriting discounts, commissions and estimated offering expenses, from the sale of (i) the Notes offered hereby and (ii) the offering by us of 18,000,000 ordinary shares in the form of Shares in the Equity Offering (at an assumed initial public offering price of E9.00 per Share, the midpoint of the estimated range specified on the cover page of the prospectus relating to the Equity Offering). You should read this capitalization table together with "Selected Financial Data for VersaTel," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Information" and the historical financial statements included elsewhere in this prospectus.



                                                         AS OF MARCH 31, 1999
                                           ------------------------------------------------
                                                   ACTUAL                 AS ADJUSTED
                                           ----------------------    ----------------------
                                              NLG         $(1)          NLG         $(1)
                                           ---------    ---------    ---------    ---------
                                                            (IN THOUSANDS)
Cash and restricted cash(2)(3)...........    559,366      274,199    1,005,560      492,922
                                           =========    =========    =========    =========
Current maturities of long-term
  debt(4)................................         71           35        2,571        1,260
Long-term debt (less current portion):
  13 1/4% Senior Notes due 2008(5)(6)....    455,773      223,418      455,773      223,418
  13 1/4% Senior Notes due 2008(5)(7)....    292,072      143,172      292,072      143,172
       % Senior Dollar Notes due
     2009(5)(8)..........................         --           --      510,000      250,000
       % Senior Euro Notes due
     2009(8)(9)..........................         --           --
  Other debt(4)..........................        693          340        3,193        1,565
                                           ---------    ---------    ---------    ---------
     Total debt..........................    748,609      366,965    1,263,609      619,415
                                           ---------    ---------    ---------    ---------
Shareholders' equity:
  Ordinary shares, par value NLG 0.05 per
     share -- 150,000,000 shares
     authorized, and 38,984,810 shares
     issued and outstanding; 80,000,000
     shares authorized and 60,234,810
     shares issued and outstanding, as
     adjusted(3)(10)(11).................      1,949          955        3,012        1,476
  Additional paid-in capital(3)(11)......     51,112       25,055      377,023      184,815
  Warrants(6)(7)(11).....................      5,212        2,555        1,324          649
  Accumulated deficit....................   (170,728)     (83,690)    (170,728)     (83,690)
                                           ---------    ---------    ---------    ---------
     Total shareholders' equity
       (deficit).........................   (112,455)     (55,125)     210,631      103,250
                                           ---------    ---------    ---------    ---------
     Total capitalization................    636,154      311,840    1,474,240      722,666
                                           =========    =========    =========    =========


-------------------------


 (1) Solely for the convenience of the reader and except as provided in footnotes 5 and 9 below, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.



 (2) The adjustment to cash and restricted cash reflects (i) the receipt of the estimated net cash proceeds from this offering of $237.9 million (NLG
      485.3 million), (ii) the receipt by us of the estimated net cash proceeds from the Equity Offering of $158.4 million (NLG 323.1 million) (assuming that 900,000 ordinary shares offered in the Equity Offering are sold to employees of VersaTel at a 10% discount to the initial public offering price), and (iii) the maintenance of $218.8 million (NLG 446.3 million) (reflecting the total proceeds of $396.3 million (NLG 808.4 million) from this offering and the Equity Offering less approximately $177.5 million (NLG 362.2 million) used to acquire Svianed) as cash pending application as provided in "Use of Proceeds." Amounts paid in dollars have been translated into Dutch guilders at the rate of $1.00 = NLG 2.04.



 (3) Assumes all ordinary shares are sold in the Equity Offering in the form of Shares at E9.00 per Share.

 (4) The adjustment reflects assumed debt of NLG 5.0 million from the Svianed acquisition.



 (5) The U.S. dollar indebtedness of the Senior Notes and of the Senior Dollar Notes has been translated into Dutch guilders at the Noon Buying Rate on March 31, 1999 of $1.00 per NLG 2.04.



 (6) NLG 3.3 million of the aggregate principal amount of the First Notes was allocated to the warrants issued in connection with the First High Yield Offering.



 (7) NLG 1.9 million of the aggregate principal amount of the Second Notes was allocated to the warrants issued in connection with the Second High Yield Offering.



 (8) For the purposes of this table, the total estimated gross proceeds from this offering of $250,000,000 have been allocated to the Senior Dollar Notes.



 (9) The euro indebtedness of the Senior Euro Notes has been translated into Dutch guilders at E1.00 per NLG 2.20371.



(10) Shares issued and outstanding includes 130,000 ordinary shares that we are obligated to issue, and which have been approved for issuance by our shareholders, in connection with the acquisition of CS Net. Does not include an aggregate of 625,000 shares that we are obligated to issue (i) in connection with the acquisitions of SpeedPort and ITinera and (ii) to a recently-hired employee. Assumes no exercise of the over-allotment option by the underwriters of the Equity Offering.



(11) Assumes 3,250,000 Shares or ADSs are sold by the selling shareholders in the Equity Offering, upon cashless exercise of approximately 280,000 warrants, consisting of approximately 75% of the warrants issued in connection with each of the First High Yield Offering and the Second High Yield Offering.

                           EXCHANGE RATE INFORMATION

DUTCH GUILDERS TO U.S. DOLLARS

     The table below sets forth, for the periods and dates indicated, certain information concerning the Noon Buying Rates for Dutch guilders expressed in Dutch guilders per U.S. dollar through December 31, 1998 and, for periods thereafter, the exchange rate of Dutch guilders per U.S. dollar (calculated based on the Noon Buying Rate for euro). On March 31, 1999, the exchange rate for Dutch guilders per U.S. dollar (calculated based on the Noon Buying Rate of euro per U.S. dollar on such date) was NLG 2.04 per $1.00.


                                                                        PERIOD
                 PERIOD                      HIGH          LOW        AVERAGE(1)    PERIOD END
                 ------                   ----------    ----------    ----------    ----------
1994....................................     1.98          1.67          1.82          1.74
1995....................................     1.75          1.52          1.60          1.60
1996....................................     1.76          1.61          1.69          1.73
1997....................................     2.12          1.73          1.95          2.03
1998....................................     2.09          1.81          1.98          1.88
1999 (through June 25)..................     2.14          1.87          2.03          2.11


-------------------------

(1) The average of the Noon Buying Rates on the last day of each full month during the period.

     Netherlands law does not impose restrictions that would affect the remittance of dividend or other payments to nonresident holders of the ordinary shares or any other foreign exchange controls. Fluctuations in the exchange rate between the Dutch guilder and the U.S. dollar in the past are not necessarily indicative of fluctuations that may occur in the future.

BELGIAN FRANCS TO U.S. DOLLARS

     The table below sets forth, for the periods and dates indicated, certain information concerning the Noon Buying Rates for Belgian francs expressed in Belgian francs per U.S. dollar through December 31, 1998 and, for periods thereafter, the exchange rate of Belgian francs per U.S. dollar (calculated based on the Noon Buying Rate for euro). On March 31, 1999, the exchange rate for Belgian francs per U.S. dollar (calculated based on the Noon Buying Rate of euro per U.S. dollar on such date) was BEF 37.32 per $1.00. The exchange rate of the Luxembourg franc to the U.S. dollar is the same as that of the Belgian franc to the U.S. dollar.


                                                                        PERIOD
                 PERIOD                      HIGH          LOW        AVERAGE(1)    PERIOD END
                 ------                   ----------    ----------    ----------    ----------
1994....................................    36.53         30.73         33.43         31.85
1995....................................    32.14         27.94         29.47         29.43
1996....................................    32.27         29.50         30.97         31.71
1997....................................    38.82         31.76         35.81         37.08
1998....................................    38.50         33.19         36.31         34.36
1999 (through June 25)..................    39.18         34.15         37.24         38.61


-------------------------

(1) The average of the Noon Buying Rates on the last day of each full month during the period.

     Fluctuations in the exchange rate between the Belgian franc and the U.S. dollar in the past are not necessarily indicative of fluctuations that may occur in the future.

U.S. DOLLARS TO EURO

     Each of The Netherlands, Belgium and Luxembourg has adopted the euro as of January 1, 1999. The table below sets forth, for the periods and dates indicated, certain information concerning the Noon Buying Rates for euros expressed in U.S. dollars per euro.


                                                                        PERIOD
                 PERIOD                      HIGH          LOW        AVERAGE(1)    PERIOD END
                 ------                   ----------    ----------    ----------    ----------
First Quarter 1999......................     1.18          1.07          1.11          1.08
Second Quarter 1999 (through June 25)...     1.08          1.03          1.05          1.04


-------------------------

(1) The average of the Noon Buying Rates on the last day of each full month during the period.

     Fluctuations in the exchange rate between the euro and the U.S. dollar in the past are not necessarily indicative of fluctuations that may occur in the future.

EUROPEAN MONETARY UNION

     Pursuant to the Treaty on European Union, signed at Maastricht on February 7, 1992, the third stage of the European Monetary Union commenced on January 1, 1999. On that date, the euro was introduced and became legal tender in the member states of the EU which are participating in the third stage of the European Monetary Union, and those participating member states transferred authority for conducting monetary policy to the European Central Bank. The following 11 member states are participating on the third stage of the European Monetary Union: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. From the start of the third stage of the European Monetary Union, the value of the euro against the currencies of each of the participating member states was irrevocably fixed. Participating national currencies will be removed from circulation between January 1, 2002 and June 30, 2002 and replaced by euro banknotes and coins. During the transition period from January 1, 1999 through December 31, 2001, the euro will be available only in "paperless form," pending the production and release of euro banknotes and coins, while the participating countries' national currencies will be maintained as non-decimal subdivisions of the euro. The denomination of "legal instruments" (legislative and statutory provisions, acts of administration, judicial decisions, contracts, unilateral legal acts, payments instructions other than banknotes and coins, and other instruments with legal effect) is not modified by the introduction of the euro itself and payments originally designated in Dutch guilders, for instance, will continue to be made in Dutch guilders, unless otherwise agreed by the parties. Under the so-called "no compulsion -- no prohibition" principle, since January 1, 1999 private and public entities as well as individuals may agree on the use of either euro (for non-cash payments only) or the participating countries' national currencies for existing and new transactions. During the transition period certain legal instruments (mainly government bonds and other debt instruments) may be unilaterally redenominated in euro. As of January 1, 2002, all references to the participating countries' national currencies contained in legal instruments (not redenominated during the transitional period) are to be understood as references to the euro.

     Also, since January 1, 1999 the value of the national currency of a participating country in the national currency of another country (whether a participating members state or not) may be determined only through the bilateral conversion method (by converting the first currency into euro and then converting this euro equivalent amount into the second currency). The conversion rates between the euro and the participating member states' national currencies were irrevocably fixed on December 31, 1998. The conversion rate between the euro and the Dutch guilder was fixed at NLG 2.20371 per E1.00 and the conversion rate between the euro and the Belgian franc was fixed at BEF 40.3399 per E1.00.

OUR RESPONSE TO THE INTRODUCTION OF THE EURO

     We have published our historical financial statements, including our audited financial statements, in Dutch guilders. We expect to begin preparing our financial statements in euros commencing with the financial statements for the fiscal year 2000, but not to restate our historical financial statements in euros. Our financial statements for 2000 will contain a column converting euro amounts to Dutch guilders for comparison purposes. We expect to keep our accounting records in euros starting in 2000. We expect that our share capital will be redenominated in euros in 2000.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The following unaudited pro forma financial information of VersaTel has been prepared in accordance with U.S. GAAP and is derived from, and should be read in conjunction with, the historical audited financial statements of VersaTel and Svianed included elsewhere in this prospectus. The unaudited pro forma statement of operations data for the year ended December 31, 1998 give effect to the Transactions as if they had occurred on January 1, 1998. The unaudited pro forma statement of operations data for the 3 months ended March 31, 1999 give effect to the Transactions as if they had occurred on January 1, 1999. The unaudited pro forma balance sheet data as of March 31, 1999 give effect to the Transactions as if they had occurred on such date.


     The unaudited pro forma financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that VersaTel believes are reasonable. The acquisition of Svianed will be accounted for under the acquisition method of accounting and, accordingly, this method of accounting has been applied in the unaudited pro forma financial information. Under the acquisition method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the time of the acquisition of Svianed. Estimates of the fair values of the Svianed assets and liabilities have been combined with the recorded values of the assets and liabilities of VersaTel in the unaudited pro forma financial information. The estimates of fair value of assets and liabilities are based on a number of assumptions which management believe to be reasonable but which are subject to change. Such changes could include, among other things, changes in the classification and useful lives of intangible assets and the related amortization expense from amounts presented in the pro forma financial information.


     The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma financial information and accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      VERSATEL TELECOM INTERNATIONAL N.V.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                         HISTORICAL                        PRO FORMA
                                   -----------------------   -------------------------------------
                                    VERSATEL     SVIANED     ADJUSTMENTS          COMBINED
                                   ----------   ----------   -----------   -----------------------
                                      NLG          NLG           NLG          NLG          $(1)
REVENUES.........................      39,561       56,683                     96,244       47,178

OPERATING EXPENSES:
  Cost of revenues, excluding
     depreciation and
     amortization................      31,821       26,878                     58,699       28,774
  Selling, general and
     administrative..............      47,733       11,890                     59,623       29,227
  Depreciation and
     amortization................       6,473        8,751       35,119(2)     50,343       24,678
                                   ----------   ----------                 ----------   ----------
     Total operating expenses....      86,027       47,519                    168,665       82,679
                                   ----------   ----------                 ----------   ----------
Operating result.................     (46,466)       9,164                    (72,421)     (35,501)

OTHER INCOME (EXPENSES):
  Foreign currency exchange gains
     (losses), net...............       5,146           --                      5,146        2,522
  Interest income................      11,857           85                     11,942        5,854
  Interest expense -- third
     parties.....................     (37,522)        (435)    (58,574)(3)    (96,531)     (47,319)
  Interest expense -- related
     parties.....................        (145)          --                       (145)         (71)
                                   ----------   ----------                 ----------   ----------
     Total other income
       (expense).................     (20,664)        (350)                   (79,588)     (39,014)
                                   ----------   ----------                 ----------   ----------
Net result before income taxes...     (67,130)       8,814                   (152,009)     (74,515)

PROVISION FOR INCOME TAXES.......           7        3,085      (3,085)(4)          7            3
                                   ----------   ----------                 ----------   ----------
Net result.......................     (67,137)       5,729                   (152,016)     (74,518)
                                   ==========   ==========                 ==========   ==========

NET RESULT PER SHARE (Basic and
  Diluted)(5)(6).................       (2.06)                                  (2.82)       (1.38)
Weighted average number of shares
  outstanding(5)(6)..............  32,622,194                              53,872,194   53,872,194
FINANCIAL DATA:
EBITDA(7)........................     (39,993)      17,915                    (22,078)     (10,823)
Capital expenditures.............      77,255       13,256                     90,511       44,368
Ratio of earnings to fixed
  charges(8).....................          --         26.2                         --           --
Deficiency of earnings plus fixed
  charges to cover fixed
  charges(9).....................     (41,320)          --                    (67,275)     (32,979)

-------------------------
(1) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.


(2) Reflects the amortization, over the current period, of goodwill. Goodwill reflects the excess of the acquisition price of Svianed over the fair value of assets and liabilities of Svianed. The book value of tangible assets acquired and liabilities assumed are assumed to approximate fair value. The excess of the purchase price over the fair value of tangible assets acquired and liabilities assumed was allocated to assets acquired based on management's best estimate, based on discussion with VersaTel's advisers and preliminary analysis of available financial and non-financial data, of the fair values of such assets.



                                                                               NLG
                                                                          (IN THOUSANDS)
                                                                          --------------
            Total purchase price (including NLG 4,475 of acquisition
              costs)....................................................     (362,475)
            Fair value of tangible assets acquired and liabilities
              assumed...................................................       11,288
                                                                             --------
            Goodwill recorded on acquisition............................     (351,187)
                                                                             ========



    The above goodwill calculation is based on the fair value of assets and liabilities as if they had been acquired at January 1, 1998. Goodwill is amortized over a period of 10 years.



(3) Interest expense reflects (i) NLG 56.1 million of interest expense relating to this offering (calculated using an assumed interest rate of 11.0% per annum) and (ii) NLG 2.5 million of amortization expenses relating to the amortization of deferred financing costs incurred in connection with the acquisition of Svianed and this offering.



(4) Reflects the assumption that VersaTel and Svianed would have filed a consolidated tax return for the year ended December 31, 1998.



(5) As adjusted to give effect to a 2-for-1 stock split on April 13, 1999. Includes 130,000 ordinary shares approved for issuance by our shareholders in connection with the acquisition of CS Net. Does not include an aggregate of 625,000 shares that we are obligated to issue (i) in connection with the acquisitions of SpeedPort and ITinera and (ii) to a recently-hired employee.



(6) As adjusted for the issuance of 18,000,000 Shares by VersaTel and the sale of 3,250,000 Shares by the selling shareholders in the Equity Offering. Assumes no exercise of the over-allotment option by the underwriters of the Equity Offering.



(7) EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of a company's results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.



(8) The ratio of earnings to fixed charges is calculated by dividing (i) income
    (loss) from continuing operations before income taxes plus fixed charges by
    (ii) fixed charges. Fixed charges consist of interest expense.



(9) The deficiency of earnings plus fixed charges to cover fixed charges is calculated by adding (i) income (loss) from continuing operations before income taxes plus (ii) fixed charges. Fixed charges consist of interest expense.

                      VERSATEL TELECOM INTERNATIONAL N.V.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                              HISTORICAL                        PRO FORMA
                                        -----------------------   -------------------------------------
                                         VERSATEL     SVIANED     ADJUSTMENTS          COMBINED
                                        ----------   ----------   -----------   -----------------------
                                           NLG          NLG           NLG          NLG          $(1)
REVENUES..............................      15,501       15,579                     31,080       15,235
OPERATING EXPENSES:
  Cost of revenues, excluding
     depreciation and amortization....      12,485        6,628                     19,113        9,369
  Selling, general and
     administrative...................      20,179        3,734                     23,913       11,722
  Depreciation and amortization.......       3,084        2,472       8,761(2)      14,317        7,018
                                        ----------   ----------                 ----------   ----------
          Total operating expenses....      35,748       12,834                     57,343       28,109
                                        ----------   ----------                 ----------   ----------
     Operating result.................     (20,247)       2,745                    (26,263)     (12,874)

OTHER INCOME (EXPENSES):
  Foreign currency exchange gains
     (losses), net....................     (40,283)          --                    (40,283)     (19,747)
  Interest income.....................       6,043           26                      6,069        2,975
  Interest expense -- third parties...     (23,895)         (70)    (14,643)(3)    (38,608)     (18,926)
  Interest expense -- related
     parties..........................          --          (68)                       (68)         (33)
                                        ----------   ----------                 ----------   ----------
     Total other income (expenses)....     (58,135)        (112)                   (72,890)     (35,731)
                                        ----------   ----------                 ----------   ----------
Net result before income taxes........     (78,382)       2,633                    (99,153)     (48,605)

PROVISION FOR INCOME TAXES............          --          921        (921)(4)         --           --
                                        ----------   ----------                 ----------   ----------
Net result............................     (78,382)       1,712                    (99,153)     (48,605)
                                        ==========   ==========                 ==========   ==========
NET LOSS PER SHARE (Basic and
Diluted)(5)(6)........................       (2.01)                                  (1.65)       (0.81)
Weighted average number of shares
  outstanding(5)(6)...................  38,984,810                              60,234,810   60,234,810

FINANCIAL DATA:
  EBITDA(7)...........................     (17,163)       5,217                    (11,946)      (5,856)
  Capital expenditures................      52,226        3,746                     55,972       27,437
  Ratio of earnings to fixed
     charges(8).......................          --         24.5                         --           --
  Deficiency of earnings plus fixed
     charges to cover fixed
     charges(9).......................     (60,530)          --                    (66,546)     (32,621)

-------------------------
(1) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.


(2) Reflects the amortization, over the current period, of goodwill. Goodwill reflects the excess of the acquisition price of Svianed over the fair value of assets and liabilities of Svianed. The book value of tangible assets acquired and liabilities assumed are assumed to approximate fair value. The excess of the purchase price over the fair value of tangible assets acquired and liabilities assumed was allocated to assets acquired based on management's best estimate, based on discussion with VersaTel's advisers and preliminary analysis of available financial and non-financial data, of the fair values of such assets.



                                                                   NLG
                                                              (IN THOUSANDS)
                                                              --------------
Total purchase price (including NLG 4,475 of acquisition         (362,475)
  costs)....................................................
Fair value of tangible assets acquired and liabilities             12,017
  assumed...................................................
                                                                 --------
Goodwill recorded on acquisition............................     (350,458)
                                                                 ========



    The above goodwill calculation is based on the fair value of assets and liabilities as if they had been acquired at January 1, 1999. Goodwill is amortized over a period of 10 years.



(3) Interest expense reflects (i) NLG 14.0 million of interest expense relating to this offering (calculated using an assumed interest rate of 11.0% per annum) and (ii) NLG 0.6 million of amortization expense relating to the amortization of deferred financing costs incurred in connection with the acquisition of Svianed and this offering.



(4) Reflects the assumption that VersaTel and Svianed would have filed a consolidated tax return for the year ended December 31, 1999.



(5) As adjusted to give effect to a 2-for-1 stock split on April 13, 1999. Includes 130,000 ordinary shares approved for issuance by our shareholders in connection with the acquisition of CS Net. Does not include an aggregate of 625,000 shares that we are obligated to issue (i) in connection with the acquisitions of SpeedPort and ITinera and (ii) to a recently-hired employee.



(6) As adjusted for the issuance of 18,000,000 Shares by VersaTel and the sale of 3,250,000 Shares by the selling shareholders in the Equity Offering. Assumes no exercise of the over-allotment option by the underwriters of the Equity Offering.



(7) EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of a company's results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.


(8) The ratio of earnings to fixed charges is calculated by dividing (i) income
    (loss) from continuing operations before income taxes plus fixed charges by
    (ii) fixed charges. Fixed charges consist of interest expense.

(9) The deficiency of earnings plus fixed charges to cover fixed charges is calculated by adding (i) income (loss) from continuing operations before income taxes plus (ii) fixed charges. Fixed charges consist of interest expense.

                      VERSATEL TELECOM INTERNATIONAL N.V.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

                              AS OF MARCH 31, 1999


                                 (IN THOUSANDS)



                                                      HISTORICAL                      PRO FORMA
                                                  -------------------   -------------------------------------
                                                  VERSATEL   SVIANED    ADJUSTMENTS            COMBINED
                                                  --------   --------   -----------      --------------------
                                                    NLG        NLG          NLG             NLG        $(1)
ASSETS
Current Assets:
  Cash and cash equivalents.....................   329,551      5,318     440,876(2)       775,745    380,267
  Restricted cash, current portion..............    94,201         --                       94,201     46,177
  Accounts receivable less allowance for
     doubtful accounts..........................    11,001     12,218                       23,219     11,382
  Inventory.....................................     2,992        397                        3,389      1,661
  Other current assets..........................    17,439      2,976                       20,415     10,007
                                                  --------   --------                    ---------   --------
     Total current assets.......................   455,184     20,909                      916,969    449,494
Fixed Assets:
  Property and Equipment, net...................    41,766     20,427                       62,193     30,487
  Construction in Progress......................    92,205         --                       92,205     45,199
                                                  --------   --------                    ---------   --------
     Total fixed assets.........................   133,971     20,427                      154,398     75,686
Restricted cash, net of current portion.........   135,614         --                      135,614     66,477
Capitalized finance costs, net..................    28,000         --      24,735(3)        52,735     25,850
Goodwill........................................     4,354         --     348,746(4)       353,100    173,089
Deferred tax assets.............................        --        158                          158         77
                                                  --------   --------                    ---------   --------
     Total assets...............................   757,123     41,494                    1,612,974    790,673
                                                  ========   ========                    =========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..............................    50,556      4,390                       54,946     26,935
  Due to related parties........................        --      4,759                        4,759      2,333
  Accrued liabilities...........................    70,413      6,630                       77,043     37,766
  Deferred income...............................        --      1,536                        1,536        753
  Current portion of long term debt.............        --      2,500                        2,500      1,225
  Current portion of capital lease
     obligations................................        71         --                           71         35
                                                  --------   --------                    ---------   --------
     Total current liabilities..................   121,040     19,815                      140,855     69,047
Deferred Income, net of current portion.........
Capital Lease Obligations, net of current
  portion.......................................        23         --                           23         11
Long Term Liabilities...........................       670         --                          670        328
Third Notes offered in the Third High Yield
  Offering......................................                          510,000(5)       510,000    250,000
Long Term Debt (13 1/4% Senior Notes)...........   747,845         --                      747,845    366,591
Long Term Debt less of current portion..........        --      7,500      (5,000)(6)        2,500      1,225
Pension obligation..............................        --        450                          450        221
                                                  --------   --------                    ---------   --------
Total liabilities...............................   869,578     27,765                    1,402,343    687,423
Shareholders' Equity:
Share capital...................................     1,949      5,000      (3,937)(7)(8)     3,012      1,476
Additional paid-in capital......................    51,112         --     325,911(8)       377,023    184,815
Warrants........................................     5,212         --      (3,888)(9)        1,324        649
Retained earnings (accumulated deficit).........  (170,728)     8,729      (8,729)(7)     (170,728)   (83,690)
                                                  --------   --------                    ---------   --------
     Total shareholders' equity.................  (112,455)    13,729                      210,631    103,250
                                                  --------   --------                    ---------   --------
       Total liabilities and shareholders'
          equity................................   757,123     41,494                    1,612,974    790,673
                                                  ========   ========                    =========   ========

-------------------------

(1) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.


(2) Reflects (i) the net proceeds received by VersaTel from the Equity Offering of $158.4 million (NLG 323.1 million), (ii) the proceeds of this offering of $250.0 million (NLG 510.0 million) net of capitalized finance costs of $12.1 million (NLG 24.7 million) and (iii) the acquisition cost of Svianed of NLG
    362.5 million and the early repayment of NLG 5.0 million of long-term debt of Svianed related thereto. Amounts paid in dollars have been translated into Dutch guilders at the rate of $1.00 = NLG 2.04. Assumes all ordinary shares offered in the Equity Offering are issued in the form of Shares.



(3) Reflects financing costs associated with the incurrence of the Interim Loans and the issuance of the Notes.



(4) Goodwill reflects the excess of the acquisition price of Svianed over the fair value of assets and liabilities of Svianed. The book value of tangible assets acquired and liabilities assumed are assumed to approximate fair value. The excess of the purchase price over the fair value of tangible assets acquired and liabilities assumed was allocated to assets acquired based on management's best estimate, based on discussion with VersaTel's advisers and preliminary analysis of available financial and non-financial data, of the fair values of such assets.



                                                                   NLG
                                                              (IN THOUSANDS)
                                                              --------------
Total purchase price (including NLG 4,475 of acquisition         (362,475)
  costs)....................................................
Fair value of tangible assets acquired and liabilities             13,729
  assumed...................................................
                                                                 --------
Goodwill recorded on acquisition............................     (348,746)
                                                                 ========



    The above goodwill calculation is based on the fair value of assets and liabilities as if they had been acquired at March 31, 1999.



(5) Reflects $250.0 million aggregate principal amount of Senior Dollar Notes and Senior Euro Notes to be issued in this offering.



(6) Reflects the early repayment of long-term debt as a result of the Svianed acquisition.



(7) Reflects the elimination of the shareholders' equity of Svianed.



(8) Assumes the issuance of 18,000,000 Shares by VersaTel and the sale of 3,250,000 Shares by the selling shareholders in the Equity Offering. Shares issued and outstanding includes 130,000 ordinary shares that we are obligated to issue, and which have been approved for issuance by our shareholders, in connection with the acquisition of CS Net. Does not include an aggregate of 625,000 shares that we are obligated to issue (i) in connection with the acquisitions of SpeedPort and ITinera and (ii) to a recently-hired employee.



(9) Assumes cashless exercise of approximately 75% of the warrants issued in connection with each of the First High Yield Offering and the Second High Yield Offering.

                      SELECTED FINANCIAL DATA FOR VERSATEL


     The following selected financial data of VersaTel as of and for the years ended December 31, 1996, 1997 and 1998 have been prepared in accordance with U.S. GAAP and have been derived from the historical financial statements of VersaTel, which have been audited by Arthur Andersen, independent public accountants. The selected financial data for VersaTel as of and for the 3 month periods ended March 31, 1998 and 1999 are unaudited, but in the opinion of the management contain all adjustments, consisting only of normal recurring accruals, which are necessary for a fair presentation of results for interim periods. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and the historical audited financial statements of VersaTel included elsewhere in this prospectus.



                                               FISCAL YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                                     --------------------------------------------------    ----------------------------
                                     1995(1)     1996      1997             1998            1998            1999
                                     -------    ------    -------    ------------------    ------    ------------------
                                       NLG       NLG        NLG        NLG       $(2)       NLG        NLG       $(2)
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue............................      52      6,428     18,896     39,561     19,393     6,402     15,501      7,599
Operating expenses:
  Cost of revenue, excluding
    depreciation and
    amortization...................     117      4,954     17,405     31,821     15,598     5,460     12,485      6,120
  Selling, general and
    administrative.................     538      5,485     17,527     47,733     23,399     5,544     20,179      9,892
  Depreciation and amortization....      11        453      3,237      6,473      3,173     1,087      3,084      1,512
                                     ------     ------    -------    -------    -------    ------    -------    -------
    Total operating expenses.......     666     10,892     38,169     86,027     42,170    12,091     35,748     17,524
                                     ------     ------    -------    -------    -------    ------    -------    -------
Loss from operations...............    (614)    (4,464)   (19,273)   (46,466)   (22,777)   (5,689)   (20,247)    (9,925)
Interest expense (income), net.....       1        269        534     25,810     12,652       200     17,852      8,751
Currency loss (gain)...............      --         --         53     (5,146)    (2,522)      115     40,283     19,747
                                     ------     ------    -------    -------    -------    ------    -------    -------
Net loss before income taxes.......    (615)    (4,733)   (19,860)   (67,130)   (32,907)   (6,004)   (78,382)   (38,423)
Provision for income taxes.........      --         --         --          7          3        --         --         --
                                     ------     ------    -------    -------    -------    ------    -------    -------
  Net loss.........................    (615)    (4,733)   (19,860)   (67,137)   (32,910)   (6,004)   (78,382)   (38,423)
                                     ======     ======    =======    =======    =======    ======    =======    =======
Net loss per share (Basic and
  Diluted)(3)......................   (0.09)     (0.47)     (1.10)     (2.06)     (1.01)    (0.31)     (2.01)     (0.99)
Weighted average number of shares
  outstanding(3)...................   6,654     10,008     18,084     32,622     32,622    19,159     38,985     38,985



                                                   AS OF DECEMBER 31,                           AS OF MARCH 31,
                                   --------------------------------------------------    ------------------------------
                                   1995(1)     1996      1997             1998            1998             1999
                                   -------    ------    -------    ------------------    -------    -------------------
                                     NLG       NLG        NLG        NLG       $(2)        NLG        NLG        $(2)
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and restricted cash.........     160      4,443      1,495    583,570    286,064      5,298     559,366    274,199
Working capital (excluding cash
  and restricted cash)...........     436     (2,704)   (24,774)   (46,851)   (22,966)   (28,792)    (89,608)   (43,925)
Capitalized finance cost.........      --         --         --     28,750     14,093         --      28,000     13,725
Property, plant and equipment,
  net............................     224      2,340     13,619     38,608     18,925     14,956      41,766     20,474
Construction in progress.........      --         --         --     46,019     22,558         --      92,205     45,199
Goodwill.........................      --         --         --      4,556      2,233         --       4,354      2,134
Total assets.....................     820      8,160     19,331    723,397    354,606     26,189     757,123    371,139
Total long-term obligations
  (including current portion)....     614      4,185      8,931    688,796    337,645     15,949     748,609    366,965
Total shareholders' equity
  (deficit)......................    (120)       146    (18,214)   (34,073)   (16,702)   (24,218)   (112,455)   (55,125)

                                                 FISCAL YEAR ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                                     -------------------------------------------------------    -------------------------------
                                     1995(1)      1996        1997              1998             1998              1999
                                     --------    -------    --------    --------------------    -------    --------------------
                                       NLG         NLG        NLG         NLG         $(2)        NLG        NLG         $(2)
                                     (IN THOUSANDS, EXCEPT PERCENTAGE, TOTAL CUSTOMERS AND AVERAGE REVENUE PER BILLABLE MINUTE)
FINANCIAL DATA:
SG&A as a percentage of revenue....   1194.2%      85.3%       92.8%      120.7%      120.7%      86.6%      130.2%      130.2%
EBITDA(4)..........................     (603)    (4,011)    (16,036)    (39,993)    (19,604)    (4,602)    (17,163)     (8,413)
Capital expenditures...............      213      2,569      14,516      77,255      37,870      2,424      52,226      25,601
Ratio of earnings to fixed
  charges(5).......................       --         --          --          --          --         --          --          --
Deficiency of earnings plus fixed
  charges to cover fixed
  charges(6).......................     (614)    (4,464)    (19,326)    (41,320)    (20,255)    (5,804)    (60,530)    (29,672)
CASH FLOW DATA:
Net cash provided by (used in)
  operating activities.............     (715)    (1,718)      5,765     (37,322)    (18,295)      (905)      9,777       4,793
Net cash used in investing
  activities.......................     (234)    (2,569)    (14,516)    (82,036)    (40,214)    (2,424)    (52,226)    (25,601)
Net cash provided by financing
  activities.......................    1,109      8,571       5,807     490,026     240,209      7,132         (14)         (7)
OPERATIONS DATA:
Total customers (at period end)....       35        670       2,059       6,887       6,887      2,981       8,694       8,694
Number of billable minutes (in
  thousands)(7)....................       51      6,487      23,361     121,603     121,603     12,432      69,165      69,165
Average revenue per billable
  minute...........................     1.03       0.99        0.81        0.32        0.16       0.51        0.21        0.11

-------------------------

(1) The summary financial data for fiscal year 1995 reflects the financial results of VersaTel for the period from October 10, 1995, the date of incorporation, through December 31, 1995.

(2) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.


(3) As adjusted to give effect to a 2-for-1 stock split on April 13, 1999. Includes 130,000 shares approved for issuance in November 1998 by the general meeting of shareholders in connection with the acquisition of CS Net.


(4) EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of a company's results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.

(5) The ratio of earnings to fixed charges is calculated by dividing (i) income
    (loss) from continuing operations before income taxes plus fixed charges by
    (ii) fixed charges. Fixed charges consist of interest expense. Earnings plus fixed charges were insufficient to cover fixed charges by NLG 0.6 million in 1995, NLG 4.5 million in 1996, NLG 19.3 million in 1997, NLG 41.3 million in 1998, NLG 5.8 million for the 3 months ended March 31, 1998 and NLG 60.5 million for the 3 months ended March 31, 1999.

(6) The deficiency of earnings plus fixed charges to cover fixed charges is calculated by adding (i) income (loss) from continuing operations before income taxes plus (ii) fixed charges. Fixed charges consist of interest expense.

(7) Billable minutes are those minutes during which a call is connected to a VersaTel switch and for which we bill a customer.

                      SELECTED FINANCIAL DATA FOR SVIANED


     The following selected financial data of Svianed as of and for the years ended December 31, 1997 and 1998 have been prepared in accordance with U.S. GAAP and have been derived from the historical financial statements of Svianed, which have been audited by KPMG Accountants N.V., independent public accountants. The selected financial data for Svianed as of and for the 3 month periods ended March 31, 1998 and 1999 are unaudited, but in the opinion of management contain all adjustments, consisting only of normal recurring accruals, which are necessary for a fair presentation of results for interim periods. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Svianed" and the historical audited financial statements of Svianed included elsewhere in this prospectus.



                                                          FISCAL YEAR ENDED DECEMBER 31,     THREE MONTHS ENDED MARCH 31,
                                                         --------------------------------    -----------------------------
                                                           1997              1998             1998             1999
                                                         --------    --------------------    -------    ------------------
                                                           NLG         NLG         $(1)        NLG        NLG       $(1)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue..............................................     45,111      56,683      27,786      11,842     15,579      7,637
Operating expenses:
  Cost of revenue, excluding depreciation and
    amortization.....................................     23,550      26,878      13,176       6,342      6,628      3,249
  Selling, general and administrative................      8,331      11,890       5,828       2,448      3,734      1,830
  Depreciation and amortization......................      6,754       8,751       4,290       1,882      2,472      1,212
                                                         -------     -------     -------     -------    -------    -------
    Total operating expenses.........................     38,635      47,519      23,294      10,672     12,834      6,291
                                                         -------     -------     -------     -------    -------    -------
Profit from operations...............................      6,476       9,164       4,492       1,170      2,745      1,346
Interest expense (income), net.......................        431         350         172          88        112         55
                                                         -------     -------     -------     -------    -------    -------
Net profit before income taxes.......................      6,045       8,814       4,320       1,082      2,633      1,291
Provision for income taxes...........................     (2,120)     (3,085)     (1,512)       (379)      (921)      (452)
  Net profit.........................................      3,925       5,729       2,808         703      1,712        839
                                                         =======     =======     =======     =======    =======    =======
Net profit per share (Basic and Diluted).............      785.0     1,145.8       561.6       140.6      342.4      167.8
Weighted average number of shares outstanding........      5,000       5,000       5,000       5,000      5,000      5,000



                                                              AS OF DECEMBER 31,                 AS OF MARCH 31,
                                                         -----------------------------    -----------------------------
                                                          1997             1998            1998             1999
                                                         -------    ------------------    -------    ------------------
                                                           NLG        NLG       $(1)        NLG        NLG       $(1)
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................      2,578      1,468        720      1,009      5,318      2,607
Working capital (excluding cash and restricted
  cash)..............................................       (808)    (5,909)    (2,897)    (1,314)    (4,224)    (2,071)
Property, plant and equipment, net...................     14,648     19,153      9,389     17,442     20,427     10,013
Total assets.........................................     28,870     33,655     16,498     28,826     41,494     20,340
Total long-term obligations (including current
  portion)...........................................      7,700      5,300      2,598      7,725     10,450      5,123
Total shareholders' equity (deficit).................     11,288     12,017      5,891     11,991     13,729      6,730

                                                                                                  THREE MONTHS ENDED
                                                            FISCAL YEAR ENDED DECEMBER 31,            MARCH 31,
                                                            ------------------------------    --------------------------
                                                             1997             1998             1998           1999
                                                            -------    -------------------    ------    ----------------
                                                              NLG        NLG        $(1)       NLG       NLG       $(1)
                                                                         (IN THOUSANDS, EXCEPT PERCENTAGE)
FINANCIAL DATA:
SG&A as a percentage of revenue...........................    18.5%       21.0%      21.0%      20.7%     24.0%     24.0%
EBITDA(2).................................................  13,230      17,915      8,782      3,052     5,217     2,558
Capital expenditures......................................   8,454      13,256      6,498      4,676     3,746     1,836

CASH FLOW DATA:
Net cash provided by (used in) operating activities.......   6,622      19,646      9,630      3,107     2,596     1,273
Net cash used in investing activities.....................  (8,454)    (13,256)    (6,498)    (4,676)   (3,746)   (1,836)
Net cash provided by financing activities.................  (2,500)     (7,500)    (3,676)        --     5,000     2,451

-------------------------

(1) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.

(2) EBITDA consists of earnings (loss) before interest income, interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of a company's results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with the Financial Statements contained elsewhere in this prospectus. See "Selected Financial Data." Information contained below and elsewhere in this prospectus, including information with respect to VersaTel's plans and strategy for its business, may include forward-looking statements. See "Disclosure Regarding Forward-Looking Statements."

OVERVIEW

     We are a rapidly growing, competitive network operator focused primarily on the Benelux, which consists of The Netherlands, Belgium and Luxembourg. Our objective is to become the leading fully integrated provider of local access, facilities-based broadband services, including voice, data and Internet services to our customers in this region. During the past year, we have substantially expanded our product offering from our initial offering of long distance voice services. We currently offer a broad portfolio of voice, data and Internet services to our business customers and a broad range of connectivity, termination, co-location and hosting services to other telecommunications, data and Internet service providers.

     We are building a high bandwidth network throughout the Benelux to directly connect to our customers and we are extending our network to connect to certain key international destinations. As of May 31, 1999, our construction passed 12 city centers, 6 business parks and 5,200 buildings. We intend to complete our international rings connecting the Benelux network, London and Paris and connecting the Benelux network, Frankfurt, Dusseldorf and Paris by December 1999. We have completed our international connection from the Benelux network to London and to Frankfurt. We currently have both a Nortel DMS 100 digital circuit switch and a Cisco data switch in both Amsterdam and Antwerp. We expect to have an additional Nortel DMS switch and an additional Cisco data switch installed in each of Rotterdam, in the third quarter of 1999, and Brussels, in 2000. The Nortel DMS switches enable us to deliver voice and ISDN telecommunications services and the Cisco data switches allow us to support multiple data communications protocols including ATM, IP (Internet Protocol), IPX (Novell), Frame Relay and others.


     On June 11, 1999, we acquired Svianed, the third largest provider of data services in The Netherlands in terms of revenues. Svianed complements VersaTel's strategy by providing data services to approximately 50 customers, primarily in the financial services and banking industry, including the principal social insurance organization and the largest financial institution in The Netherlands. Through our acquisition of Svianed, we will be able to significantly accelerate the deployment of our broadband data services product offerings by combining our market presence with Svianed's data network management expertise. We intend to directly connect Svianed's customers to, and transition Svianed's traffic onto, our network in order to reduce our reliance on leased lines. We believe this will significantly enhance the quality of our service offering to Svianed's customers and reduce our costs. Since our financial results do not yet reflect any of Svianed's operations, we have set forth below a separate discussion of Svianed's historical results of operations. See "-- Svianed."


     In May 1999, we acquired SpeedPort and VuurWerk and, in June 1999, we acquired ITinera, each of which provides co-location, hosting and international Internet services to business customers and other Internet service providers. Also, in November 1998, we acquired CS Net, which provides Internet-based, business-to-business transaction services for trade groups in specific industries.

REVENUES

     Historically, our revenues were derived primarily from the provision of long distance telecommunications services in The Netherlands and more recently in Belgium. VersaTel's customer base predominately consists of small- and medium-sized businesses and to a lesser extent residential customers. With the acquisition of Svianed, a significant portion of our revenues in future periods will be derived from the provision of data and Internet services to larger customers. We also provide carrier services to other telecommunications, data and Internet service providers.


     Our revenues to date have been derived primarily from minutes of telecommunications traffic billed. The percentage of our revenues that consist of fixed monthly fees will increase substantially as a result of our acquisition of Svianed. We expect this percentage to further increase as we continue to deploy our network. The following table sets forth the total revenues and billable minutes of use attributable to our operations for the years ended December 31, 1997 and December 31, 1998, and for the 3 months ended March 31, 1998 and March 31, 1999, as well as our total number of customers, based on the number of invoices issued, as of December 31, 1997 and December 31, 1998 and as of March 31, 1998 and March 31, 1999.



                                                  FISCAL YEARS ENDED     THREE MONTHS ENDED
                                                     DECEMBER 31,            MARCH 31,
                                                  -------------------    ------------------
                                                   1997        1998       1998       1999
                                                  -------    --------    -------    -------
                                                               (AT PERIOD END)
CUSTOMERS
  Business customers............................   1,828       5,649       2,459      7,180
  Residential customers.........................     230       1,234         519      1,507
  Carrier services customers....................       1           4           3          7
                                                  ------     -------     -------    -------
     Total......................................   2,059       6,887       2,981      8,694
REVENUES                                                     (NLG IN THOUSANDS)
  Business customers
     Telephony..................................  16,948      34,472       5,620     13,294
     Internet/data..............................      --         897          --        828
  Residential customers.........................      11         386          33        232
  Carrier services customers....................   1,937       3,806         749      1,147
                                                  ------     -------     -------    -------
     Total......................................  18,896      39,561       6,402     15,501
BILLABLE MINUTES OF USE                                        (IN THOUSANDS)
  Business customers............................  21,469     102,980      10,355     54,218
  Residential customers.........................      42       1,817         105      1,298
  Carrier services customers....................   1,850      16,806       1,972     13,649
                                                  ------     -------     -------    -------
     Total......................................  23,361     121,603      12,432     69,165

     In 1997, all our revenues were generated in The Netherlands. In October 1998, we started generating revenues in Belgium. The geographical composition of our revenues for the fiscal years ended December 31, 1997 and December 31, 1998 and for the 3 months ended March 31, 1998 and March 31, 1999 was as follows:

                                                                             THREE MONTHS
                                                      FISCAL YEARS ENDED         ENDED
                                                         DECEMBER 31,          MARCH 31,
                                                      ------------------    ---------------
                                                       1997       1998      1998      1999
                                                      -------    -------    -----    ------
                                                               (NLG IN THOUSANDS)
The Netherlands.....................................  18,896     39,324     6,402    14,644
Belgium.............................................      --        237        --       857
                                                      ------     ------     -----    ------
     Total..........................................  18,896     39,561     6,402    15,501

     Currently, small- to medium-sized businesses generate the majority of VersaTel's revenues. We have also derived increasing amounts of revenue from providing services, including switched voice and co-location services, to other telecommunications, data and Internet service providers. As a result of our acquisition of Svianed a substantial portion of our revenues will be derived from providing data- and Internet services to larger customers. We have recently changed our approach to reaching residential customers by offering carrier select hosting services to switchless resellers, who themselves target the residential market. We believe that this approach is a more cost-effective way of reaching residential customers. As our network expands and as we have available capacity, we intend to increase our marketing efforts in the carrier services segment to increase the use of our network and to capture revenues and margins from markets we do not target directly.

     Our revenues, which are derived both from minutes of telecommunications traffic billed and fixed fees, are allocated to the period in which the traffic or fees have occurred. We expect that the percentage of our revenues attributable to fixed fees will increase in future periods principally as a result of the Svianed acquisition. We generally price our telecommunications services at a discount to the local PTTs and expect to continue this pricing strategy as we expand our operations. In general, PTTs have been reducing their rates over the last several years. As a result, we have experienced and expect to continue to experience declining revenues per minute. KPN Telecom reduced its prices per minute of telecommunications traffic billed in May and July 1998 and most recently in January 1999 and May 1999 with reductions of approximately 10.0%, 15.0%, 10.0% and 20.0%, respectively, which are expected to have an adverse impact on margins in the near term. Additionally, we expect to increase our national billable minutes, which are priced at lower rates than international minutes. As national and wholesale billable minutes increase as a percentage of total billable minutes, average revenue per billable minute will further decline. However, due to technological improvements, liberalization of the European telecommunications market and increased available transmission capacity, both from third parties and as we build out our network, we expect costs per minute to decline as well. Management believes that the decline of per minute prices will out-pace the decline in per minute costs in 1999, resulting in downward pressure on operating margins. Management believes that over the long term, this trend will reverse and operating margins will thereby improve; however, there can be no assurances that this will occur. If reductions in costs do not in fact out-pace reductions in revenues, VersaTel may experience a substantial reduction in its margins on calls which, absent a significant increase in billable minutes of traffic carried or increased charges for other services, would have a material adverse effect on our business and financial results. In addition, the introduction of the euro may lead to a greater transparency for prices in the European telecommunications market, which may lead to further competition and price decreases.

COST OF REVENUES

     Our cost of revenues derived from telecommunications services is comprised of origination costs, certain network costs and termination costs and is both fixed and variable. Origination costs represent the cost of carrying traffic from the customer to our network. Origination charges for calls transported to our network are variable and are incurred on a per minute basis, including the call set-up charges. Origination charges for business and residential customers are charged by the PTTs to VersaTel.

     We have experienced a significant decrease in origination costs and expect that these will continue to decrease significantly over time due to competition and regulatory orders. In July 1998, the Netherlands regulatory authority Onafhankelijke Post en Telecommunicatie Autoriteit ("OPTA"), ruled that origination and termination charges be reduced by 55% and 30%, respectively. In addition, as we continue to build out our network, we intend to connect directly as many business customers as economically feasible to the network, thereby eliminating origination charges for these customers. These decreases would be offset to some extent by amortization and depreciation charges associated with the construction of our network. There can be no assurance that the trend in decreasing access costs will continue. As a result, if origination costs do not continue to decrease, anticipated decreases in revenues per minute would cause us to experience a decline in gross margins per billable minute which would have a material adverse effect on our business and financial performance.

     Network costs represent the cost of transporting traffic between our switches and points of interconnection and consist of depreciation and amortization costs and the cost of leased lines. To date, our network costs and Svianed's network costs have primarily consisted of the cost of leased lines as well as, in the case of Svianed, Internet uplink costs. In the near term, we expect that Svianed's network costs will increase our fixed costs as a percentage of cost of revenues. However, as we continue to build out our network, we expect depreciation and amortization costs to increase. We expect this increase to be off-set, at least partially, by a reduction in the cost of leased lines. In addition, as we provision Svianed's traffic onto our network, we will experience a significant reduction in the cost of leased lines currently attributable to Svianed. Depreciation and amortization costs are not included in cost of revenues. As a result, network costs as a percentage of cost of revenues will decline. See " -- Depreciation and Amortization."

     Termination costs are the per minute costs associated with using carriers to carry a call from the point of interconnection to the final destination. Through least-cost routing, our switches direct calls to the most cost-efficient carrier for the required destination. As we build out our network to new points of interconnection, we expect to be able to reduce average termination costs per minute. For example, once VersaTel establishes a direct link from Amsterdam to Rotterdam, VersaTel will no longer pay for national termination costs on that route and will only pay local and regional termination costs from the point of interconnection in Rotterdam to the final destination in that city. We also believe that per minute termination costs will continue to decrease due to several additional factors, including: (i) the incremental build out of our network, which will increase the number of carriers with which we interconnect;
(ii) the increase of minutes originated by VersaTel, which should lead to higher volume discounts available to VersaTel; (iii) more rigorous implementation of the European Commission directives requiring cost-based termination rates and leased line rates; and (iv) the emergence of new telecommunication service providers and the construction of new transmission facilities, which should result in increased competition. There can be no assurance, however, that the trend of decreasing termination costs will continue.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses are comprised primarily of salaries, employee benefits, office and administrative expenses, professional and consulting fees and marketing costs. These expenses have increased as we have developed and expanded our workforce, and they are expected to continue to increase as we expand and establish new operations. Selling, general and administrative expenses as a percentage of revenue will continue to vary from period to period as a result of start-up costs relating to expansion into new regions.

     We have grown substantially since our inception and we intend to continue to grow by adding more sales, marketing and customer support staff and by establishing additional sales offices. This growth involves substantial training and start-up costs, a large portion of which will be reflected as fixed costs and will be recorded as selling, general and administrative charges. Accordingly, our results of operations will vary depending on the timing and speed of our expansion strategy and, during a period of rapid expansion, selling, general and administrative expenses will be relatively higher than during more stable periods of growth. See "Business -- Sales and Marketing -- Sales and Marketing Staff."

DEPRECIATION AND AMORTIZATION

     VersaTel capitalizes and depreciates its fixed assets, including switching equipment and fiber optic cable, over periods ranging from 3 to 25 years. In addition, VersaTel capitalizes and amortizes the cost of installing dialers at customer sites. The development of our network will require large capital expenditures and larger depreciation charges in the future. Increased capital expenditures will adversely affect our future operating results due to increased depreciation charges and interest expense. See "Business -- Strategy" and "Business -- Network."

FOREIGN EXCHANGE

     VersaTel has substantial U.S. dollar denominated assets and liabilities and its revenues are generated and costs incurred in certain other currencies, primarily the Dutch guilder. VersaTel is therefore exposed to fluctuations in the U.S. dollar and other currencies, which may result in foreign exchange gains and/or losses. As both The Netherlands and Belgium have adopted the euro, VersaTel will no longer be exposed to any fluctuations between the Dutch guilder and the Belgian franc. At this moment only a limited number of equipment purchases and consultancy activities are billed to VersaTel in currencies other than Dutch guilders. VersaTel from time to time hedges a portion of its foreign currency risk in order to lock into a rate for a given time.

RESULTS OF OPERATIONS

FOR THE 3 MONTHS ENDED MARCH 31, 1999 COMPARED TO THE 3 MONTHS ENDED MARCH 31, 1998

     REVENUES increased by NLG 9.1 million to NLG 15.5 million for the 3 months ended March 31, 1999 from NLG 6.4 million for the 3 months ended March 31, 1998, representing an increase of 142.1%. The growth in revenues resulted primarily from the addition of new customers, the introduction of national long distance services in The Netherlands, the acquisition of CS Net, the introduction of services in Belgium and an increase in wholesale traffic. Revenues for the 3 months ended March 31, 1999 as compared to the same period in 1998 were negatively impacted by general price reductions initiated by KPN Telecom in May 1998, July 1998 and, most recently, January 1999 of approximately 10.0%, 15.0% and 10%, respectively. VersaTel responded to these price reductions by reducing its own prices, and VersaTel's revenues would have been higher without such price reductions.

     Billable minutes of use increased by 56.8 million to 69.2 million for the 3 months ended March 31, 1999 from 12.4 million for the 3 months ended March 31, 1998, representing an increase of 456.3%. The number of customers increased by 5,713 to 8,694 for the 3 months ended March 31, 1999 from 2,981 as of March 31, 1998.

     COST OF REVENUES increased by NLG 7.0 million to NLG 12.5 million for the 3 months ended March 31, 1999 from NLG 5.5 million for the 3 months ended March 31, 1998, primarily reflecting an increase in billable minutes, increasing interconnect capacity and short-term network capacity requirements (leased lines) in Belgium. This increase was partially offset by declines in per minute international termination and origination costs resulting from the migration of customers from the DISA and VPN codes to the "1611" carrier select code.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES increased by NLG 14.7 million to NLG 20.2 million for the 3 months ended March 31, 1999 from NLG 5.5 million for the 3 months ended March 31, 1998, representing an 264.0% increase. This primarily resulted from an increase in the cost of staff (including temporary personnel and consultants) in the areas of network operations, customer service, sales and marketing, installation services, accounting personnel, additional facilities cost, expenses related to the expansion of our Belgium operations and additional expenses as a result of the acquisition of CS Net.

     DEPRECIATION AND AMORTIZATION EXPENSES increased by NLG 2.0 million to NLG
3.1 million for the 3 months ended March 31, 1999 from NLG 1.1 million for the 3 months ended March 31, 1998. This increase was primarily related to capital expenditures incurred in connection with the deployment of an additional Nortel DMS 100 switch in Antwerp, the expansion and deployment of the network and an increase in the number of dialers installed due to customer growth and the purchase of computer equipment and office furniture for new employees.

     CURRENCY EXCHANGE LOSSES, NET, increased by NLG 40.2 million to NLG 40.3 million for the 3 months ended March 31, 1999 from NLG 0.1 million for the 3 months ended March 31, 1998 as a result of a net loss of VersaTel's U.S. dollar denominated assets and liabilities on the balance sheet.

     INTEREST INCOME increased by approximately NLG 6.0 million to NLG 6.0 million for the 3 months ended March 31, 1999 from NLG 14.0 thousand for the 3 months ended March 31, 1998. This increase was primarily related to VersaTel's positive cash balance as a result of the First High Yield Offering and the Second High Yield Offering.

     INTEREST EXPENSE increased by NLG 23.7 million to NLG 23.9 million for the 3 months ended March 31, 1999 from NLG 0.2 million for the 3 months ended March 31, 1998. This increase is primarily related to the accrual of interest expense on the Existing Notes.

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 1997

     REVENUES increased by NLG 20.7 million to NLG 39.6 million for the fiscal year ended December 31, 1998 from NLG 18.9 million for the fiscal year ended December 31, 1997, representing an increase of 109.4%. The growth in revenues resulted primarily from the addition of new customers, the introduction of national long distance services in The Netherlands, the acquisition of CS Net, the introduction of services in Belgium and an increase in wholesale traffic. Revenues for the fiscal year ended December 31, 1998 as compared to the same period in 1997 were negatively impacted by general price reductions initiated by KPN Telecom in May 1998 and July 1998 of approximately 10.0% and approximately 15.0%, respectively. VersaTel responded to these price reductions by reducing its own prices and VersaTel's revenues would have been higher without such price reductions.

     Billable minutes of use increased by 98.2 million to 121.6 million for the fiscal year ended December 31, 1998 from 23.4 million for the fiscal year ended December 31, 1997, representing an increase of 420.5%. The number of customers increased by 4,828 to 6,887 as of December 31, 1998 from 2,059 as of December 31, 1997.

     COST OF REVENUES increased by NLG 14.4 million to NLG 31.8 million for the fiscal year ended December 31, 1998 from NLG 17.4 million for the fiscal year ended December 31, 1997, primarily reflecting an increase in billable minutes, increasing interconnect capacity and short-term network capacity requirements (leased lines) in Belgium. This increase was partially offset by declines in per minute international termination and origination costs resulting from the migration of customers from the DISA and VPN codes to the "1611" carrier select code.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE increased by NLG 30.2 million to NLG 47.7 million for the fiscal year ended December 31, 1998 from NLG 17.5 million for the fiscal year ended December 31, 1997, representing an 172.3% increase. This primarily resulted from an increase in the cost of staff (including temporary personnel and consultants) in the areas of network operations, customer service, sales and marketing, installation services, accounting personnel, a major brand advertising campaign and one time related start-up expenses for Belgium operations network expenses.

     DEPRECIATION AND AMORTIZATION EXPENSES increased by NLG 3.3 million to NLG
6.5 million for the fiscal year ended December 31, 1998 from NLG 3.2 million for the fiscal year ended December 31, 1997. This increase was primarily related to capital expenditures incurred in connection with the deployment of the Nortel DMS 100 switches in Amsterdam and Antwerp, the expansion and deployment of the network and an increase in the number of dialers installed due to customer growth and the purchase of computer equipment and office furniture for new employees.

     CURRENCY EXCHANGE GAINS, NET, increased to NLG 5.1 million for the fiscal year ended December 31, 1998 from a loss of NLG 53,000 for the fiscal year ended December 31, 1997 as a result of the net gains of VersaTel's U.S. dollar denominated assets and liabilities on the balance sheet.

     INTEREST INCOME increased by approximately NLG 11.9 million to NLG 11.9 million for the fiscal year ended December 31, 1998 from NLG 21,000 for the fiscal year ended December 31, 1997. This increase was primarily related to VersaTel's positive cash balance as a result of the First High Yield Offering and the Second High Yield Offering.

     INTEREST EXPENSE increased by NLG 37.1 million to NLG 37.7 million for the fiscal year ended December 31, 1998 from NLG 0.6 million for the fiscal year ended December 31, 1997. This increase is primarily related to the accrual of interest expense on the Existing Notes.

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 1996

     REVENUES increased by NLG 12.5 million to NLG 18.9 million in the fiscal year ended December 31, 1997 from NLG 6.4 million in the fiscal year ended December 31, 1996, representing a 194.0% increase. The growth in revenues resulted primarily from an increased number of customers, as well as increased usage from existing customers. In both years, all revenues were generated in The Netherlands.

     Billable minutes of use increased by 16.9 million to 23.4 million in the fiscal year ended December 31, 1997 from 6.5 million in the fiscal year ended December 31, 1996, representing a 260.1% increase. The number of customers increased by 1,389 to 2,059 as of December 31, 1997, from 670 as of December 31, 1996.

     VersaTel's revenues in 1997 were negatively impacted by KPN Telecom's in June 1997 introduction of a volume-based business customer discount plan allowing for discounts of approximately 10.0% and by a general price reduction in October 1997 of approximately 28.0%. In order to maintain VersaTel's price discount relative to KPN Telecom's prices, VersaTel also introduced a discount plan in June 1997 and again reduced its prices in October 1997. As a result of the overall reduction in prices, VersaTel's revenues for the fourth quarter of 1997 were 13.0% lower than its revenues of NLG 5.3 million for the third quarter of 1997. However, billable minutes of use for the fourth quarter were 14.4% higher than the billable minutes of use for the third quarter. VersaTel expects KPN Telecom to continue to lower its prices and create new discount plans on a regular basis and VersaTel expects to adjust its pricing accordingly.

     COST OF REVENUES increased by NLG 12.4 million to NLG 17.4 million in the fiscal year ended December 31, 1997 from NLG 5.0 million in the fiscal year ended December 31, 1996, representing a 251.3% increase. As a percentage of revenues, cost of revenues increased to 92.1% in the fiscal year ended December 31, 1997 from 77.1% in the fiscal year ended December 31, 1996, primarily as a result of tariff reductions by VersaTel to respond to those implemented by KPN Telecom which exceeded reductions in origination and termination costs.

     VersaTel's revenues for the 3 months ended December 31, 1997 were negatively impacted by a case of fraud in October 1997, which VersaTel estimates affected approximately 4 days of customer traffic. The fraud involved the unauthorized use of one of VersaTel's test codes. As a result, a large number of calls were originated, primarily through ethnic calling shops, over the course of 4 days and the associated origination and termination costs of NLG 0.6 million were expensed as miscellaneous operating expenses. In addition, as a result of excessive call volumes, some customers were unable to complete calls through our network and reverted to KPN Telecom for service. VersaTel lost revenues from such customers and offered credits to these customers to cover the price differential between KPN Telecom and VersaTel retroactively. As a result, VersaTel estimates the total losses from the incident to be approximately NLG
1.0 million. VersaTel has filed the case with the local police authorities. VersaTel believes that the risk of future fraud has been reduced with the introduction of the "1611" access code (which prevents the type of fraud that occurred from the unauthorized use of a test code from occurring) and by tracking multiple calls with the same access code.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES increased by NLG 12.0 million to NLG 17.5 million in the fiscal year ended December 31, 1997 from NLG 5.5 million in the fiscal year ended December 31, 1996, primarily as a result of VersaTel's increased sales, and an increase in customer service, billing, collections and accounting staff required to support revenue growth. Staff levels grew by 38, to 70 employees at December 31, 1997 from 32 employees at December 31, 1996, an increase of approximately 118.8%. As a percentage of revenues, selling, general and administrative expenses increased to 92.8% in the fiscal year ended December 31, 1997 from 85.3% in the fiscal year ended December 31, 1996, as a result of VersaTel's continuing investments in back-office infrastructure and in people. Bad debt expense was NLG 81,000 for the fiscal year ended December 31, 1997, or 0.4% of revenues.

     DEPRECIATION AND AMORTIZATION EXPENSES increased by NLG 2.7 million to NLG
3.2 million in the fiscal year ended December 31, 1997, from NLG 0.5 million in the fiscal year ended December 31, 1996, primarily due to increased capital expenditures incurred in connection with the expansion and deployment of our network.

     INTEREST EXPENSE, NET increased by NLG 0.2 million to NLG 0.5 million in the fiscal year ended December 31, 1997 from NLG 0.3 million in the fiscal year ended December 31, 1996, primarily due to increased shareholders' loans.

SVIANED

OVERVIEW

     Svianed is the third largest provider of data services in The Netherlands in terms of revenues. Svianed provides its data services to 50 customers, primarily in the financial services and banking industry, including the principal social insurance organization and the largest financial institution in The Netherlands. These customers are served on a network which connects to over 600 buildings and utilizes over 700 leased lines covering approximately 6,000 kilometers. The Svianed network has 50 regional points of presence and transports traffic at speeds of up to 150 Mbps.

     Svianed has evolved from an internal unit responsible for network management within the Gak Group into a company that provides data, voice and value added network services to both the Gak Group as well as other customers. Svianed was incorporated as a separate company in July 1995. The Gak Group is responsible for the execution of and payments under a number of social insurance laws in The Netherlands, such as the Unemployment Act and the Disability Act. In addition, the Gak Group offers insurance services on a commercial basis to a wide variety of clients.

     REVENUES

     Svianed's revenues are currently derived primarily from the provision of data services in The Netherlands. Svianed's revenues to date have been derived mostly from fixed monthly fees under long term contracts. In addition, Svianed derives a portion of its revenues from minutes of telecommunications traffic billed. Svianed's revenues are derived from data, voice and value added network services and are generated primarily from large-sized customers.

     Prior to 1996, all of Svianed's revenues were derived from the Gak Group. In 1996, Svianed started generating revenues from other customers. In 1998, 39.2% of Svianed's revenues were derived from other customers, compared to 29.0% in 1997 and 16.0% in 1996. The following table sets forth the total revenues attributable to Svianed's operations for the year ended December 31, 1997 and December 31, 1998 and for the 3 months ended March 31, 1998 and March 31, 1999, as well as a break down of revenues from the Gak Group versus other customers for such periods.

                                                  FISCAL YEARS ENDED     THREE MONTHS ENDED
                                                     DECEMBER 31,            MARCH 31,
                                                  -------------------    ------------------
                                                   1997        1998       1998       1999
                                                  -------    --------    -------    -------
                                                             (NLG IN THOUSANDS)
REVENUES BY SERVICE
  Data..........................................  29,213      36,016       6,757     10,305
  Voice.........................................  14,300      18,439       4,625      4,395
  Value Added Network Services..................   1,598       2,228         460        879
                                                  ------     -------     -------    -------
     Total......................................  45,111      56,683      11,842     15,579
REVENUES BY CUSTOMER
  Gak Group.....................................  32,037      34,460       8,467      9,429
  Others........................................  13,074      22,223       3,375      6,150
                                                  ------     -------     -------    -------
     Total......................................  45,111      56,683      11,842     15,579

     In 1997 and 1998, almost all of Svianed's revenues were generated in The Netherlands. The geographical composition of Svianed's revenues for the fiscal years ended December 31, 1997 and December 31, 1998 and for the 3 months ended March 31, 1998 and March 31, 1999 was as follows:

                                                                             THREE MONTHS
                                                     FISCAL YEARS ENDED         ENDED
                                                        DECEMBER 31,          MARCH 31,
                                                     ------------------    ----------------
                                                      1997       1998       1998      1999
                                                     -------    -------    ------    ------
                                                               (NLG IN THOUSANDS)
The Netherlands....................................  45,071     56,022     11,746    15,414
Belgium............................................      40        661         96       165
                                                     ------     ------     ------    ------
     Total.........................................  45,111     56,683     11,842    15,579

     COST OF REVENUES

     Svianed's cost of revenues is primarily fixed and consists of the cost of leased lines and internet uplink costs. Currently, almost all of Svianed's leased lines are leased from KPN Telecom. The prices for such leased lines are set by OPTA. As a reseller of voice traffic, a portion of Svianed's cost of revenues is also variable on a per minute basis.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses are comprised primarily of salaries, employee benefits, office and administrative expenses and overhead charges from the Gak Group as well as other charges for services and facilities provided by the Gak Group. These expenses have increased as Svianed has developed and expanded its workforce. Selling, general and administrative expenses as a percentage of revenue have remained stable over the last years.

     DEPRECIATION AND AMORTIZATION

     Svianed capitalizes and depreciates its fixed assets, including its Cisco routers and Newbridge Frame Relay and ATM switches, over periods ranging from 2 to 5 years.

     FOREIGN EXCHANGE

     Almost all of Svianed's revenues are generated in Dutch guilders and all of its assets and liabilities are denominated in Dutch guilders. However, a majority of equipment purchases are billed to Svianed in currencies other than Dutch guilders.

RESULTS OF OPERATIONS

FOR THE 3 MONTHS ENDED MARCH 31, 1999 COMPARED TO THE 3 MONTHS ENDED MARCH 31, 1998

     REVENUES increased by NLG 3.8 million to NLG 15.6 million for the 3 months ended March 31, 1999 from NLG 11.8 million for the 3 months ended March 31, 1998, representing an increase of 31.6%. The growth in revenues resulted primarily from the addition of new customers and additional revenues from existing customers.


     Revenues generated from services provided to the Gak Group increased by NLG
0.9 million to NLG 9.4 million for the 3 months ended March 31, 1999 from NLG
8.5 million for the 3 months ended March 31, 1998, representing an increase of 11.4%. Revenues generated from services provided to other customers increased by NLG 2.8 million to NLG 6.2 million for the 3 months ended March 31, 1999 from NLG 3.4 million for the 3 months ended March 31, 1998, representing an increase of 82.2%.


     COST OF REVENUES increased by NLG 0.3 million to NLG 6.6 million for the 3 months ended March 31, 1999 from NLG 6.3 million for the 3 months ended March 31, 1998, primarily reflecting an increase in the number of leased lines. This increase was partially offset by declines in prices per leased line. In addition, Internet uplink costs increased as a result of increased capacity requirements, which was partially off-set by a decrease in the cost per Mb for this capacity.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE increased by NLG 1.3 million to NLG 3.7 million for the 3 months ended March 31, 1999 from NLG 2.4 million for the 3 months ended March 31, 1998, representing a 52.5% increase. This increase primarily resulted from an increase in the cost of staff.



     DEPRECIATION AND AMORTIZATION EXPENSES increased by NLG 0.6 million to NLG
2.5 million for the 3 months ended March 31, 1999 from NLG 1.9 million for the 3 months ended March 31, 1998. This increase was primarily related to capital expenditures incurred in connection with the investments in customer-related equipment and investments in the expansion of the network.



     INTEREST INCOME increased by NLG 10,000 to NLG 26,000 for the 3 months ended March 31, 1999 from NLG 16,000 for the 3 months ended March 31, 1998. This increase was primarily due to an increase in Svianed's positive cash balance.



     INTEREST EXPENSE increased by NLG 34,000 to NLG 138,000 for the 3 months ended March 31, 1999 from NLG 104,000 for the 3 months ended March 31, 1998. This increase was primarily due to a loan of Gak Holding B.V.


FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 1997

     REVENUES increased by NLG 11.6 million to NLG 56.7 million for the fiscal year ended December 31, 1998 from NLG 45.1 million for the fiscal year ended December 31, 1997, representing an increase of 25.7%. The growth in revenues resulted primarily from the addition of new customers and additional revenues from existing customers.

     Revenues generated from services provided to the Gak Group increased by NLG
2.5 million to NLG 34.5 million for the fiscal year ended December 31, 1998 from NLG 32.0 million for the fiscal year ended December 31, 1997, representing an increase of 7.6%. Revenues generated from services provided to other customers increased by NLG 9.1 million to NLG 22.2 million for the fiscal year ended December 31, 1998 from NLG 13.1 million for the fiscal year ended December 31, 1997, representing an increase of 70.0%.

     COST OF REVENUES increased by NLG 3.3 million to NLG 26.9 million for the fiscal year ended December 31, 1998 from NLG 23.6 million for the fiscal year ended December 31, 1997, primarily reflecting an increase in the number of leased lines. This increase was partially offset by declines in prices per leased line. In addition, Internet uplink costs increased as a result of increased capacity requirements, which was partially off-set by a decrease in the cost per Mb for this capacity.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE increased by NLG 3.6 million to NLG 11.9 million for the fiscal year ended December 31, 1998 from NLG 8.3 million for the fiscal year ended December 31, 1997, representing an 42.7% increase. This increase primarily resulted from an increase in the cost of staff.

     DEPRECIATION AND AMORTIZATION EXPENSES increased by NLG 2.0 million to NLG
8.8 million for the fiscal year ended December 31, 1998 from NLG 6.8 million for the fiscal year ended December 31, 1997. This increase was primarily related to capital expenditures incurred in connection with the investments in customer-related equipment and investments in the expansion of the network.

     INTEREST INCOME decreased by NLG 26,000 to NLG 85,000 for the fiscal year ended December 31, 1998 from NLG 111,000 for the fiscal year ended December 31, 1997. This decrease was primarily due to a decrease in Svianed's positive cash balance.

     INTEREST EXPENSE decreased by NLG 107,000 to NLG 435,000 for the fiscal year ended December 31, 1998 from NLG 542,000 for the fiscal year ended December 31, 1997. This decrease is primarily due to the repayment of an outstanding loan.

LIQUIDITY AND CAPITAL RESOURCES


     We have incurred significant operating losses and negative cash flows as a result of the development of our business and network. Prior to the First High Yield Offering, VersaTel had financed its growth primarily through equity and subordinated loans from its shareholders. In May 1998, VersaTel issued notes and warrants in the First High Yield Offering and raised net proceeds, after transaction expenses, of $216.2 million, $80.6 million of which was invested in U.S. government securities placed in escrow to fund the first 6 interest payments on the notes issued in the First High Yield Offering. In December 1998, VersaTel issued notes and warrants in the Second High Yield Offering and raised net proceeds, after transaction expenses, of $139.5 million, $45.7 million of which was invested in U.S. government securities placed in escrow to fund the first 5 interest payments on the notes issued in the Second High Yield Offering. VersaTel has since used a significant amount of the remaining net proceeds of the First High Yield Offering and the Second High Yield Offering to make capital expenditures related to the expansion and development its network, to fund operating losses and for other general corporate purposes. On June 11, 1999, VersaTel borrowed $131.25 million in Interim Loans from Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc. and Lehman Brothers International (Europe), and $18.75 million in Interim Loans from ING (U.S.) Capital, LLC, an affiliate of each of ING Barings Limited and ING Barings LLC. The proceeds of the Interim Loans, together with remaining proceeds from the Existing Notes, were used to fund the purchase price of Svianed of approximately NLG 362.5 million. The Interim Loans bear interest at a minimum rate of 10.5% per annum and mature on June 10, 2000. The proceeds from the issuance of the Notes offered hereby will be used in part to repay the Interim Loans in full.


     The general rate of inflation has been low in the Benelux in recent years. We do not expect that inflationary pressures in the future, if any, will have a material effect on our results of operations or financial condition.

     Although we currently maintain significant cash balances, we will require substantial additional capital to continue funding the expansion and development of our network, including the expansion of local access infrastructure. Also, we are continually re-evaluating our business objectives and are considering further expansions of our services and the acceleration of our network construction. We expect that the net proceeds of this offering and the Equity Offering, combined with the Nortel Facility and the remaining proceeds from the First High Yield Offering and the Second High Yield Offering and together with other available financings and cash flows from operations, will provide us with sufficient capital to fund planned capital expenditures and anticipated losses for the next 12 months. We expect to raise additional funds through public or private financings or from financial institutions.


     We will be required to meet our debt service obligations on the Notes out of cash reserves and net cash flow beginning in February 2000. In addition, starting November 15, 2001, our funds that have been placed in escrow to cover interest payments on the Existing Notes will have been exhausted. As a result, we will need to increase substantially our net cash flow in order to meet our debt service obligations.


     To date, VersaTel has made limited use of bank facilities and capital lease financing. In May 1999, VersaTel has reached an agreement with Nortel, pursuant to which Nortel will extend vendor financing to VersaTel of up to E45.4 million (approximately NLG 100.0 million) to be used to finance the purchase of equipment from Nortel. To date, no amounts have been drawn under this facility. VersaTel may seek to raise senior secured debt financing in the future to fund the expansion of its network and for general corporate purposes.


     Net cash provided by operating activities was NLG 9.8 million for the 3 months ended March 31, 1999 compared to NLG 0.9 million for the 3 months ended March 31, 1998. This increase was primarily the result of an increase in current liabilities which exceeded the operating loss incurred during the first quarter of 1999. Net cash provided by operating activities was NLG 37.3 million for the fiscal year ended

December 31, 1998 compared to NLG 5.8 million for the fiscal year ended December 31, 1997. This increase was primarily the result of operating losses incurred during 1998.

     Net cash used in investing activities was NLG 52.2 million in the 3 months ended March 31, 1999 and NLG 2.4 million in the 3 months ended March 31, 1998. Net cash used in investing activities was NLG 82.0 million in the fiscal year ended December 31, 1998 and NLG 14.5 million in the fiscal year ended December 31, 1997. Substantially all the cash utilized by investing activities in both fiscal years resulted from an increase in capital expenditures to expand our network. We do not expect any material disruption nor any material expenditures in connection with the transition of its billing and information systems to the year 2000.

     Net cash used in financing activities was NLG 14.0 thousand in the 3 months ended March 31, 1999 and NLG 7.1 million in the 3 months ended March 31, 1998. Net cash provided by financing activities in the 3 months ended March 31, 1998 resulted mainly from NLG 7.2 million of prepaid capital contributions from 2 of our shareholders. Net cash provided by financing activities was NLG 490.0 million in the fiscal year ended December 31, 1998 and NLG 5.8 million in the fiscal year ended December 31, 1997. Net cash provided by financing activities in the fiscal year ended December 31, 1998, resulted mainly from NLG 419.6 million raised in the First High Yield Offering and NLG 268.5 million raised in the Second High Yield Offering. Net cash provided by financing activities for the year ended December 31, 1998, does not include the NLG 211.6 million of the proceeds of the First High Yield Offering and the Second High Yield Offering which is still invested in U.S. government securities and placed in escrow to fund the remaining interest payments on the Existing Notes until and including May 15, 2001. Net cash provided by financing activities in the fiscal year ended December 31, 1997 resulted mainly from NLG 1.5 million of capital contributions and NLG 4.5 million of subordinated loans obtained from one of our shareholders.

     In February 1998, as part of a recapitalization, 2 of the 3 shareholders of VersaTel, Telecom Founders B.V. and NeSBIC Venture Fund C.V., a subsidiary of Fortis, invested an additional NLG 7.2 million in equity capital in VersaTel. Although this contribution was received in February 1998, the formal shareholders meeting approving the amount to be labeled as capital was not executed until April 17, 1998. In addition, NeSBIC and Cromwilld converted their subordinated convertible shareholder loans totaling NLG 3.6 million into ordinary shares of VersaTel, and NeSBIC converted its NLG 4.5 million bridge loan into ordinary shares of VersaTel. The third component of this recapitalization was comprised of a new equity investment by Paribas Deelnemingen N.V. of NLG 12.8 million. Lastly, VersaTel received from Telecom Founders, NeSBIC, Paribas Deelnemingen N.V. and Nederlandse Participatie Maatschappij an additional NLG 15.0 million in equity capital immediately prior to the closing of the First High Yield Offering. As a result of this recapitalization, VersaTel's share capital increased from NLG 7.0 million to NLG
50.1 million. See "Principal Shareholders."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our financial department manages our funding, liquidity and exposure to foreign exchange rate risks. It is our policy not to enter into any transactions of a speculative nature.

     Our debt obligations that are denominated in U.S. dollars expose us to risks associated with changes in the exchange rates between the U.S. dollar and the Dutch guilder and Belgian franc (which currencies are now both pegged to the euro) in which our revenues are denominated. However, in conjunction with the First High Yield Offering and the Second High Yield Offering, we have placed in escrow and pledged for the benefit of the holders of the Existing Notes U.S. government securities sufficient to pay interest due on the Existing Notes until and including the scheduled interest payment on May 15, 2001. The Existing Notes will mature on May 15, 2008 and VersaTel is not required to make any mandatory redemptions (other than an offer to repurchase the Notes upon a change in control of VersaTel) prior to maturity of the Existing Notes. Since the interest rates on each of the First Notes and the Second Notes is fixed, we have limited our exposure to risks due to fluctuations of interest rates. At March 31, 1999 the fair value of the Existing Notes outstanding was approximately $390.0 million.

     The costs and expenses relating to the construction of our Network and the development of our sales and marketing resources will largely be in Dutch guilders, Belgian francs and, increasingly, euros. Therefore, the construction of our network and the development of our sales and marketing resources will also be subject to currency exchange rate fluctuations as we exchange the proceeds from the First High Yield Offering and the Second High Yield Offering to pay our construction costs. However, as of March 31, 1999 we had exchanged all but $11.2 million of the proceeds from the First High Yield Offering and the Second High Yield Offering into Dutch guilders. Prior to the application of the net proceeds from the First High Yield Offering and the Second High Yield Offering, such funds have been invested in short-term investment grade securities. VersaTel from time to time hedges a portion of its foreign currency risk in order to lock into a rate for a given time. In addition, we will become subject to greater foreign exchange fluctuations as we expand our operations outside The Netherlands and receive more revenues denominated in currencies other than Dutch guilders, although the introduction of the euro has largely eliminated these risks as all 3 Benelux countries have adopted the euro as their legal currency. See "Exchange Rate Information -- European Monetary Union."

RISKS ASSOCIATED WITH THE YEAR 2000

     The Year 2000 issue is the result of computer programs using 2 digits rather than 4 to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

THE YEAR 2000 AND VERSATEL'S READINESS

     We have initiated a formal Year 2000 project and recruited an experienced Year 2000 project manager. We are undertaking a comprehensive program to address the Year 2000 issue with respect to the following:

     - our information technology systems,

     - the telephony switching network (including equipment installed at customers' premises),

     - our non-information technology systems (including buildings, plant, equipment, and other infrastructure systems that may contain embedded microcontroller technology),

     - the systems of our major vendors (insofar as they relate to our business), and

     - our customers.

     This program involves 4 "Steps": (1) a wide ranging assessment of Year 2000 problems that might affect VersaTel; (2) the development and implementation of remedies to address discovered problems; (3) the testing of our systems where necessary; and (4) an analysis of the most likely worst case scenario and the preparation of contingency plans. We expect to complete Steps 1 and 2 of this program during the second quarter of 1999 and Steps 3 and 4 during the third quarter of 1999.

STEPS 1-2: ASSESSMENT OF YEAR 2000 ISSUES, DEVELOPMENT AND IMPLEMENTATION OF REMEDIES

     THE INFORMATION TECHNOLOGY SYSTEMS. VersaTel is currently undergoing a major program to replace all of its existing operating support systems for billing, customer care and mediation and expects to have completed the replacement program by the end of the third quarter of 1999. In selecting the new operating support systems, VersaTel asks for guarantees of Year 2000 compliance from its manufacturers. VersaTel is also checking all its custom designed software for Year 2000 compliance.

     VersaTel uses Windows 95 and Windows NT 4.0 as its operating systems. VersaTel expects to upgrade all of its Windows 95 operating systems to Windows 98, which is Year 2000 compliant, during the second quarter of 1999. VersaTel expects to install the latest service pack for its NT 4.0 operating system, which is Year 2000 compliant, during the second quarter of 1999. VersaTel does not presently use any other desktop or server operating systems.

     THE TELEPHONY SWITCHING NETWORK. VersaTel has consulted with Nortel, the manufacturer of its DMS 100 telephony switches and transport layer, and believes that Nortel's equipment is Year 2000 compliant. VersaTel has requested a guarantee from Nortel regarding this compliance. We have requested a similar guarantee from Cisco Systems, our supplier of router switches and certain other equipment.

     THE NON-INFORMATION TECHNOLOGY SYSTEMS. VersaTel's office buildings have the following embedded systems: monitor alarms (intrusion and sensors), personnel registration plus floor access, fire alarm, climate control and electrical power maintenance (generators). VersaTel's facilities management team is currently investigating if the embedded systems are Year 2000 compliant and intends to ensure that they will be by the end of the second quarter of 1999.

     MAJOR VENDORS' SYSTEMS. VersaTel is asking all of its major vendors to demonstrate their approach to the Year 2000 problem and to give guarantees that the millennium will not interrupt their services to VersaTel. VersaTel is informing its vendors that Year 2000 compliance in their services and products is an essential element of the existing business relationship. The managers responsible for each vendor relationship are asking for these guarantees and the response to date has been positive. VersaTel is now formalizing these requests, sending letters, and compiling a list of vendors' responses.

     CUSTOMERS' SYSTEMS. VersaTel's customer services department intends to discuss with customers the Year 2000 issue, including whether or not such customer is Year 2000 compliant and to suggest to customers that, where this issue has not been resolved, the customer seek advice. We can give no assurances that VersaTel's customers will either take such advice or be Year 2000 compliant on a timely basis.

STEP 3: TESTING OF VERSATEL'S SYSTEMS

     VersaTel intends to conduct a full operational test of its entire business by the end of the second quarter of 1999, when VersaTel expects that all of its systems and processes will be Year 2000 compliant. VersaTel's services and products are primarily provided to business customers who operate Monday through Friday and therefore it plans to conduct this test during a weekend. Certain customers have approved this plan and have agreed to participate in the test.

STEP 4: MOST LIKELY WORST CASE SCENARIO

     VersaTel believes that the most likely worst effect of the Year 2000 issue would be the inability of customers to complete calls. Nortel, the manufacturer of VersaTel's switches, has conducted extensive Year 2000 tests with the EURO-8 software and has informed VersaTel that it believes VersaTel's switches are Year 2000 compliant. VersaTel has requested a guarantee from Nortel regarding this compliance. We have requested a similar guarantee from Cisco Systems, our supplier of router switches and certain other equipment.

     If VersaTel's Year 2000 compliant billing system fails to function correctly, VersaTel believes that bills could still be distributed by modifying the call detail record's timestamp to reflect a pre-Year 2000 date.

     The ability of VersaTel's customer care team to supply quality service would be significantly affected if the operating support systems were not available. Service provisioning, additional services and the development of new customers could not continue effectively if the automated provisioning systems were to fail. VersaTel is asking for certificates from the manufacturers of these systems stating that they are Year 2000 compliant.

     VersaTel's ability to collect revenues depends upon certain financial institutions' computer systems, because approximately 50.0% of its retail customers pay by way of direct debit facilities. VersaTel is seeking assurances from these financial institutions that they are Year 2000 compliant.

     VersaTel believes that it is unlikely that any of the above situations will occur due to the assurances of Year 2000 compliance that it expects to receive from its vendors, software and systems programmers, customers and financial institutions. In the event that one or more of the situations should occur, VersaTel would attempt to rectify the problem with the appropriate entities. However, we can give no assurance that VersaTel will be successful in obtaining valid assurances or guarantees, that the Year 2000 issue will not have a material adverse effect on VersaTel, that any Year 2000 effects will be resolved or that VersaTel will be reimbursed for any additional expenditure under any of the assurances or guarantees that it expects to obtain or otherwise.

COSTS RELATED TO THE YEAR 2000 ISSUE

     To date, VersaTel has incurred approximately NLG 300,000 in costs for its Year 2000 readiness program. A substantial portion of costs for the Year 2000 issue will be included in the replacement of the current generation of operating support systems. VersaTel is replacing these systems to support its business growth and not specifically to remedy the Year 2000 problem. VersaTel expects to incur additional specific Year 2000 readiness charges that are estimated to be less than NLG 1.0 million.

THE YEAR 2000 AND SVIANED'S READINESS

     Svianed has undertaken a number of measures to ensure that its business will not be affected as a result of the Year 2000 issue. In 1997, Svianed appointed a project leader and made an assessment of all systems and equipment that could potentially be affected by the Year 2000 issue. The initial focus was to ensure that the services provided by Svianed to its customers would not be interrupted as a result of the Year 2000 issue. The next phase was to ensure that Svianed's management control systems would not be affected by the Year 2000 issue. Starting in mid-1997, Svianed has obtained for all its purchases of hardware and software guarantees as to their Year 2000 compliance. In addition, the installed base of Cisco routers and Newbridge ATM and Frame Relay switches have been confirmed by their suppliers to be Year 2000 compliant.


     Svianed relies on leased lines from KPN Telecom for the provision of its services. Svianed understands, based on information it has received from KPN Telecom, that KPN Telecom has commenced a Year 2000 risk analysis and has established a remediation plan intended to ensure that KPN Telecom will be Year 2000 compliant. Svianed has received a written confirmation from KPN Telecom that it will maximize its effort to be Year 2000 compliant. However, Svianed has not received any guarantee from KPN Telecom as to its Year 2000 compliance, and we can give no assurance that Svianed's network will not experience any interruptions as a result of any failure by KPN Telecom to be Year 2000 compliant.



     The most likely worst case scenario for Svianed would be a disruption of its network management system. Svianed expects to incur costs of approximately NLG 500,000 in connection with its Year 2000 readiness program, most of which has already been expensed.

                                    BUSINESS

OVERVIEW

     VersaTel is a rapidly growing, competitive network operator focused primarily on the Benelux. Our objective is to become the leading fully integrated provider of local access, facilities-based broadband services, including voice, data and Internet services to our customers in this region. We currently provide high-quality, competitively priced, telecommunications, data and Internet services in The Netherlands and Belgium primarily to 4 targeted market segments:

     - business services -- small- and medium-sized businesses located throughout the Benelux,

     - local access services -- high bandwidth users within the Benelux which are near and directly connected to our network,

     - data services -- high bandwidth data customers with multiple sites throughout the Benelux, and

     - carrier services -- telecommunications, data and Internet service providers.


     With over 13,500 business customers and over 375 employees, we are a leading alternative to KPN Telecom and Belgacom, the former monopoly telecommunications carriers in The Netherlands and Belgium, respectively. Our revenues grew from NLG 18.9 million for the year ended December 31, 1997 to NLG
39.6 million for the year ended December 31, 1998 and our revenues for the 3 months ended March 31, 1999 were NLG 15.5 million.



     On June 11, 1999, we acquired Svianed, the third largest provider of data services in The Netherlands. Svianed complements VersaTel's strategy by providing data services to approximately 50 customers, primarily in the financial services and banking industry, including the principal social insurance organization and the largest financial institution in The Netherlands. These customers are served on a network which connects to over 600 buildings and utilizes over 700 leased lines covering approximately 6,000 kilometers. The Svianed network has 50 regional points of presence and transports traffic at speeds of up to 150 Mbps. Svianed had revenues of NLG 56.7 million and EBITDA of NLG 17.9 million for the year ended December 31, 1998. For the 3 months ended March 31, 1999, Svianed had revenues of NLG 15.6 million and EBITDA of NLG 5.2 million. The revenues for VersaTel and Svianed on a combined basis would have been NLG 96.2 million for the year ended December 31, 1998 and NLG 31.1 million for the 3 months ended March 31, 1999.


     We are building a fully integrated broadband network to provide end-to-end connectivity to our customers. Our network has been designed to pass through all the major population and business centers in the Benelux and to connect city centers, business parks and buildings along its route. Our network design consists of 3 fully integrated elements:

     - Benelux network -- multiple, integrated fiber optic rings connecting all major population and business centers in the Benelux,

     - local access infrastructure -- high bandwidth fiber optic and radio connectivity to customers along our Benelux network route including city centers, business parks and buildings, and

     - international network -- fiber optic rings initially connecting London, Dusseldorf, Frankfurt, Paris and the Benelux network.

     As of May 31, 1999, we have constructed over 850 kilometers of our network in the Benelux which we intend to have in service in the third quarter of 1999. We intend to build an additional 650 kilometers of our network, including local access infrastructure, by the end of 1999. As of May 31, 1999, our construction passed 12 city centers, 6 business parks and 5,200 buildings along the route of our network. We intend to complete our international rings connecting the Benelux network, London and Paris and connecting the Benelux network, Frankfurt, Dusseldorf and Paris by December 1999. We have completed our international connection from the Benelux network to London and to Frankfurt. We intend to directly connect Svianed's customers to, and transition Svianed's traffic onto, our network in order to reduce our reliance on leased lines. We believe this will significantly enhance the quality of our service offering to Svianed's customers and reduce our costs.

     During the past year, we have substantially expanded our product offering from our initial offering of long distance voice services. We currently offer a full portfolio of voice, data and Internet services to our business customers and a broad range of connectivity, termination, co-location and hosting services to other telecommunications, data and Internet service providers. Through our acquisition of Svianed we will be able to significantly accelerate the deployment of our broadband data services product offering by combining our market presence with Svianed's data and network management expertise.

     In addition to Svianed, we have recently extended our product and service offerings and expanded our customer base through the following strategic acquisitions:

     - VuurWerk -- a leading provider of web hosting, co-location, access and e-commerce services in The Netherlands and Belgium. VuurWerk is one of the largest providers of web hosting services in The Netherlands, with more than 10,000 domain name registrations and approximately 6,000 customers.

     - SpeedPort -- a provider of Internet co-location and connectivity solutions for high bandwidth and mission critical Internet and e-commerce applications. SpeedPort will use VersaTel's international fiber connectivity to build its IP-based network to serve its customers.

     - CS Net -- enables Internet-based trade communities to conduct business-to-business transactions in specific industries. It currently provides these services to 6 trade communities with 10,000 end users.

     - ITinera -- a Belgium-based Internet service provider with over 950 business customers.

     Over time, we intend to market most products and services of these companies under the VersaTel brand. SpeedPort, however, will continue to market its interest solutions under its current brands.

THE BENELUX MARKET OPPORTUNITY

     VersaTel was founded in 1995 to capitalize on the opportunities created by the liberalization of the telecommunications market in the Benelux. We believe that the Benelux provides an excellent opportunity for competitive communications service providers for several reasons, including:

     - HIGH POPULATION DENSITY. With approximately 26.2 million people in a relatively small geographical area, the Benelux market is characterized by one of the world's highest population densities, approximately 351 persons per square kilometer, compared to approximately 107 persons per square kilometer in western Europe as a whole.

     - HIGH GROWTH POTENTIAL. Data and telecommunications revenues as a percentage of gross domestic product ("GDP") of 5.3% in 1997 were still relatively low compared to 6.3% in the United Kingdom and 7.0% in the United States, each with a more developed communications market.

     - RAPIDLY EXPANDING DATA AND INTERNET MARKETS. The market for data and Internet services is growing rapidly in the Benelux. According to International Data Corporation, the estimated annual growth of the market for Internet access services will be 30.4% and 45.2% in The Netherlands and Belgium, respectively, from 1997 to 2001.

     - HIGH INTENSITY OF COMMUNICATIONS TRAFFIC. The Benelux is a major transportation and trade gateway which generates a relatively high level of communications traffic. According to EITO

       (the European Information Technology Observatory), the total Benelux telecommunication services market amounted to $14.2 billion in 1997. If ranked as a single country, the Benelux would have been the fifth largest telecommunications market in western Europe behind Germany, France, the United Kingdom and Italy.

     - TRADITIONALLY UNDERSERVED MARKET. At present, the Benelux communications market is dominated by the former monopoly carriers, KPN Telecom, Belgacom and P&T Luxembourg in The Netherlands, Belgium and Luxembourg, respectively. We believe these carriers have not traditionally focused on providing high quality customer service to our targeted customers.

     - DEMAND FOR END-TO-END, BROADBAND SERVICES. We believe that business customers will increasingly demand high bandwidth end-to-end communications services, as they rapidly adopt Internet-based applications as essential business and communications tools, such as electronic commerce.

     The following chart illustrates the relative importance of the Benelux telecommunications market:
[TOP 10 INTERNATIONAL TRAFFIC MARKETS BAR CHART]


-------------                                                                    -----
United States                                                                  22700.00
United Kingdom                                                                  6600.00
Germany                                                                         5333.00
Canada                                                                          4286.00
France                                                                          3545.00
BENELUX (2)                                                                     2395.00
Italy                                                                           2352.00
Switzerland                                                                     2164.00
Japan                                                                           1792.00
Hong Kong                                                                       1718.00



-------------------------

(1) Source: Telegeography 1999. All outgoing MiTT market data is 1997 information.

(2) The Benelux market figure is the aggregate figure of all outgoing MiTTs of The Netherlands, Belgium and Luxembourg, net of intra-Benelux outgoing international MiTTs.

     VersaTel currently operates in The Netherlands and in Belgium and plans to extend its operations to Luxembourg in the future. The following table provides a brief overview of the Benelux market:

Population(1)...............................................  26.2 million
Population Density(2).......................................  351
                                                              persons/km(2)()
Per capita GDP in 1997(1)...................................  $24,033
Total telecom expenditures in 1997(3).......................  $14.2 billion
Telecom expenditures as % of GDP in 1997(3).................  2.6%
Benelux telecom expenditures as % of western Europe's
  telecom expenditures in 1997(3)...........................  8.2%
Number of Internet devices in 1997(4).......................  1,831,000
Expected annual growth Internet devices 1997-2001(4)........  35.9%
Total Internet access revenues in 1997(4)...................  $24.1 million
Expected annual growth Internet access revenues
  1997-2001(4)..............................................  34.7%

-------------------------
(1) Source: The Economist Intelligence Unit and Quest Economics Database
(2) Source: International Telecommunications Union, 1998
(3) Source: The European Information Technology Observatory (EITO), 1997
(4) Source: International Data Corporation, 1998

BUSINESS STRATEGY

     Our objective is to become the leading local access, facilities-based operator for broadband voice, data and Internet services in the Benelux. The principal elements of our strategy are:

     - DEPLOY OUR BROADBAND NETWORK. We are deploying our fully integrated broadband network to allow us to provide voice, data and Internet services, as well as to support all major protocols. We believe that our high capacity network will allow us to grow our customer base rapidly, increase our margins and expand our service offerings. We have designed our network to pass the major points of interconnection of other service providers and to connect to major Internet exchanges. We believe we will be one of the highest quality ISPs in the Benelux. In addition, we have already started constructing our local access infrastructure in areas where we have completed the Benelux network. We intend to complete 2 of our international rings in December 1999. Also, we are deploying the latest network technologies, such as IP over DWDM (dense wave division multiplexing), and intend to add services to this platform as it proves reliable. We intend to continue to actively participate in the development of new network technologies in order to maximize the capacity of our network and to expand our service offerings.

     - FOCUS ON TARGETED CUSTOMER SEGMENTS WITH SPECIALIZED TEAMS. We have identified 4 groups -- broadband local access customers, small- and medium-sized businesses, broadband data services customers and other telecommunications, data and Internet service providers -- as our targeted customer segments. We have tailored our sales force, customer care and billing system to meet the specific needs of each of our target customer segments. We plan to continue to leverage our network, team approach and operations to deliver services to meet our targeted customers' needs.

     - PROVIDE INNOVATIVE PRODUCTS AND SERVICES. We seek to continue to be market leaders in providing our customers with advanced products and services and plan to provide customized solutions to fit local market needs. We intend to leverage our high bandwidth Network to offer integrated services to our customers. By providing broadband services to our customers we will be able to meet their demand for a single source provider, competitive prices, high quality of service and guaranteed access to bandwidth. By directly connecting our customers to our network and by providing multiple services, we believe customers will be less likely to switch to other service providers and that these customers will provide relatively higher revenues and margins. Through our acquisition of Svianed we will be able to significantly accelerate the deployment of our broadband data services product offerings by combining our market presence with Svianed's data and network management expertise.

     - EXPAND CARRIER SERVICES. We plan to generate substantial revenue and additional traffic on our network through sales to telecommunications, data and Internet service providers lacking network infrastructure. Our fully integrated broadband network, high quality systems and peering arrangements are intended to allow us to offer a broad portfolio of carrier services, high bandwidth connectivity, co-location, call termination and hosting. In addition, we are able to provide our carrier service customers with support systems, such as customer care and billing solutions. This approach enables us to use our high capacity network to obtain revenues and margins from market segments, such as residential customers, that we do not currently target.

     - FOCUS ON SUPERIOR CUSTOMER SERVICE. VersaTel strives to maintain a competitive advantage over competitors in its target markets by providing superior customer service in terms of responsiveness, accuracy and quality. We believe that the Benelux market has been particularly underserved by the PTTs and that providing a high level of customer service is a key element to establishing customer loyalty and attracting new customers. We were the first provider in the market of detailed monthly billing statements and monthly call management reports which identify savings to customers and enable them to manage their telecommunications expenditures more effectively. We have invested in a leading operational support system software and hardware to insure that our back-office systems enable us to maintain a competitive advantage in the market.

     - PURSUE SELECTIVE ACQUISITIONS AND STRATEGIC RELATIONSHIPS. We plan to continue to acquire other competitive telecommunications, data and Internet service providers in order to accelerate the growth of our customer base, our network and our service portfolio. As part of our strategy, our acquisition of Svianed will accelerate our time to market with our data services product offering, enhance our sales force and expand our market presence in the Benelux. Through our acquisitions of CS Net in November 1998, SpeedPort and VuurWerk in May 1999 and Svianed and ITinera in June 1999, we have significantly expanded our Internet services product offerings and expertise. In addition, we are actively pursuing additional strategic relationships with alternative carriers in Germany, France and the United Kingdom in order to establish interconnection agreements, to partner in infrastructure projects and to expand our geographic reach.

THE VERSATEL NETWORK

     We are building a high bandwidth network designed to provide flexible, broadband local access to business customers with connectivity to all major business and population centers in the Benelux and to key international destinations (the "VersaTel Network" or the "Network"). Our Network will have the ability to carry voice, data and Internet traffic and will support all major protocols, including Frame Relay, ATM and IP. We connect with the major Internet exchanges in Amsterdam, Brussels, London, Paris, Dusseldorf and Frankfurt and through our acquisition of SpeedPort we will be increasing the number and quality of peering arrangements with leading carriers of IP traffic to enhance our presence in the rapidly expanding European Internet services market.

NETWORK DESIGN PRINCIPLES

     Our Network is designed to be scaleable, flexible, reliable and efficient:

     - SCALEABILITY. We are constructing our Network to offer very high capacity in all Network components, including ducts, fibers, DWDM, SDH and operating support system platforms. We are placing 8 ducts, each capable of carrying over 300 fibers, on most routes. We believe this will be enough to provide excess capacity for future growth and will allow us to trade and sell a portion of our excess capacity to other operators. We have installed DWDM equipment on our initial fibers, which allows us to transmit multiple frequencies of light on the same fiber strand. As a result, the capacity of a single fiber can be increased by 16 times. Our SDH equipment will be capable of transmitting at the rate of 10 Gbps (STM-64), with the ability to make 20 Gbps available, if necessary. Our design will enable us to deliver high bandwidth to our customers while providing substantial potential for future expansion.

     - FLEXIBILITY. We believe our Network design will enable us to respond to changes in service offerings, Network standards and protocols. We currently have a Nortel DMS 100 digital circuit switch and a Cisco data switch in both Amsterdam and Antwerp. We expect to have an additional Nortel DMS switch and an additional Cisco data switch installed in Rotterdam in the third quarter of 1999 and Brussels in 2000. The Nortel DMS switches enable us to deliver voice and ISDN telecommunications services and the Cisco data switches allow us to support multiple data communications protocols including IP, IPX (Novell), ATM, Frame Relay and others.

     - RELIABILITY. The Network provides redundancy at multiple levels by using a self-healing, shared protection ring structure to provide dual direction routing capability in the event of cable damage or equipment failure. SDH equipment automates most of the functions of routing and connecting service bandwidth and reroutes these functions in the event of failure. Our data and voice/ISDN networks also have alternate routing capability to assure high availability of the services they deliver. We have selected very reliable equipment from world class vendors, such as Nortel and Cisco.

     - EFFICIENCY. We believe we are constructing our Network in the most efficient manner by routing the Network to target all the major business parks and city centers in the Benelux and by installing high capacity Network elements which will provide us with excess capacity to allow for future growth. Also, this efficiency is maintained in our Network operations by our use of the highest quality components and equipment and by ensuring we continue to properly manage our Network.

NETWORK ELEMENTS

     The VersaTel Network will consist of the following integrated elements:

     - BENELUX NETWORK. We are constructing a high capacity, broadband network that will offer local access connectivity to thousands of business customers with flexible bandwidth fiber facilities. The Benelux network will extend to all major commercial and population centers in the Benelux, including most interconnection points with PTTs, other telecommunications network operators and major Internet exchanges. We have designed the Network route to pass through as many businesses as possible by going through business communities and past major bandwidth users. Approximately 90,000 businesses are located within one kilometer of the network and approximately 270,000 businesses are located within 5 kilometers of the route. Physical access points will be provided near each group of potential customers, at average intervals of 1.5 kilometers. While these features have increased the initial cost of our network and the time to construct it, we expect that the total cost of connecting to buildings will be lower and the time required for connections will be reduced. A small portion of our network is being constructed jointly with other carriers and some rural sections are being completed by purchases of dark fiber and pending the completion of construction, through leased lines. The initial phase of the Benelux network consisting of 315 kilometers that connects our switches in Amsterdam and Antwerp was placed in service in May 1999. An additional 200 kilometers of dark fiber and 535 kilometers of fiber-ready duct have been constructed. By the end of 1999, we intend to have in service 4 self-
healing rings consisting of 1,200 kilometers. By the middle of 2000, the Benelux network is expected to consist of approximately 2,200 kilometers of fiber optic rings.

     - LOCAL ACCESS INFRASTRUCTURE. We are extending the Benelux network into city centers, business parks and buildings with fiber optic rings and radio systems to directly connect to customers. We started constructing fiber optic infrastructure in business parks in January 1999. We intend to connect our first customers shortly after the initial rings of the Benelux network become operational, which we expect to occur by the third quarter of 1999. We plan to construct over 300 kilometers of local access infrastructure in 1999. Also, we began testing point-to-multipoint radio systems technology at 2 sites in The Netherlands in the third quarter of 1998 and we plan to begin testing in Belgium by the third quarter of 1999. In addition, we are considering using unbundled local loop access to reach customers when it becomes available.

     - INTERNATIONAL NETWORK. We are establishing an international network that will extend the Benelux network to several major interconnection and Internet exchange points in Western Europe. Initially, these points will be London, which we connected in March 1999, Frankfurt, which we connected in May 1999, and Dusseldorf and Paris, which we expect to connect by the end of 1999. The international network will consist of one or more fiber pairs in fully redundant ring structures. We are also considering acquiring fiber optic capacity to the United States to improve our Network's Internet connectivity for SpeedPort's utilization. Most of the international network will consist of fiber or SDH capacity obtained from other operators, but we plan to own and operate the transmission equipment.

     As of May 31, 1999, our network passed the following city centers and business parks in The Netherlands and Belgium:


                 CITY CENTERS                                   BUSINESS PARKS
----------------------------------------------        ----------------------------------
- Amersfoort                 - Leiden                 - Amsterdam -- Bullewijk
- Amsterdam                  - Rotterdam              - Amsterdam -- Sloterdijk
- Delft                      - Utrecht                - Haarlem -- Waarderpolder
- Haarlem                    - Antwerp                - The Hague -- Plaspoelpolder
- The Hague                  - Gent                   - Rotterdam -- Spaansepolder
- Hilversum                  - Mechelen               - Utrecht -- Lage Weide

[NETWORK DESIGN GRAPH]

SERVICE PLATFORMS

     Our Network incorporates service platforms to deliver each of the major service categories we offer or plan to offer. An SDH transmission platform provides highly reliable transmission capacity for our other services and for capacity leased to other operators, service providers and customers. A digital circuit switching platform delivers voice and ISDN services. A data communications platform based on ATM supports all major data protocols with high quality service. An Internet services platform will support the Internet services we provide to end users and our offering of outsourced services to ISPs and content providers. In parallel, we are implementing an additional new platform of IP equipment connected directly to DWDM/fiber which is intended to support all types of services. By integrating the

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

functions of SDH, ATM and circuit switching, this platform should provide a lower cost and a more flexible design than traditional equipment. We plan to carry services, including voice, data and Internet services, on this platform as the quality of service management becomes proven.

DATA CENTERS

     We intend to establish large scale data centers in Amsterdam, Antwerp, Rotterdam and Brussels. We are designing these data centers to house our transmission, IP routing and switching facilities. At these data centers, we also expect to offer hosting, co-location and interconnection services to high-volume customers, such as ISPs, in a secure, controlled site with direct access to our Network. Through the acquisition of SpeedPort, we have acquired a data center with 150 square meters of raised floor space for equipment housing and fiber connectivity to both the SARA and NIKHEF parts of the Amsterdam Internet Exchange. We are presently constructing a new Amsterdam data center which will provide 1,000 square meters of raised floor space for equipment housing and will also have direct fiber connectivity to both parts of the Amsterdam Internet Exchange. In addition, SpeedPort will be constructing Internet co-location facilities in London, Paris and Frankfurt.

PEERING AND TRANSIT ARRANGEMENTS

     Our peering arrangements allow us to exchange traffic with these ISPs without these ISPs, or us, having to pay transit costs. We will establish peering arrangements with ISPs when equal traffic volumes are expected to be exchanged. We currently have peering arrangements with 32 ISPs, including Belgacom, Euronet, PSINet Europe, Demon Internet, @Home Benelux, World Online, A2000 and other major ISPs in the Internet market in western Europe. We expect to enter into additional peering arrangements with network-based ISPs in order to support SpeedPort and our other Internet services. In addition we expect to sell approximately 60 transit connections to ISPs and content providers.

NETWORK MANAGEMENT

     We monitor our Network 24 hours a day and 7 days a week at our Network operations center. Our Network operations center is able to identify Network interruptions as soon as they occur and allows us to reroute traffic to ensure termination. Our Network operations center has an uninterrupted power supply and redundant communications access and computer processors. We own and control our own points of presence in the Benelux which allows us immediate access for rapid restoration when necessary. We have provided for a back-up Network operations center in the event our primary Network operations center is forced off-line.

NETWORK IMPLEMENTATION

     VersaTel has entered into a framework agreement with Nortel to supply most initial transmission equipment, including SDH, radio, voice/ISDN switching and the SDH network management system. This agreement includes vendor financing for all Nortel products and services. A similar agreement with Cisco is providing the data communications platform and Cisco's support services. We have agreements with 4 leading construction companies in The Netherlands for Network construction. Although Meijsen Ondergrondse Infrastructuren B.V. had originally been contracted to oversee the construction of our Network, we have now allocated construction responsibility to 3 additional contractors. We are now adding another construction contractor in Belgium as well. These construction companies are responsible for obtaining rights of way, civil engineering, physical construction and testing of our Network. We have retained experienced agents in both The Netherlands and Belgium to assist the construction companies in obtaining rights of way.

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

PRODUCTS AND SERVICES

     VersaTel currently offers a wide range of business and carrier products and services and continually evaluates potential product and service offerings, including competitors' offerings, in order to retain and expand its customer base and to increase revenue per customer.

BUSINESS PRODUCTS AND SERVICES OFFERINGS

     We currently offer the following products and services to business customers:

     LONG DISTANCE TELEPHONY. VersaTel offers international and national long distance telephony services to over 8,000 business and residential customers in The Netherlands and over 600 business customers in Belgium. Our telephony service is offered through our "1611" carrier select code and dial-around and least-cost routing software installed in our customer PBXs.

     ISDN SERVICES. We offer ISDN primary rate services to our customers in the Benelux. This service primarily targets the business market with digital PBX's and high volumes of outgoing and incoming traffic. Currently, ISDN is the fastest growing service for business telephony in the western European market.

     LAN TO LAN INTERCONNECT SERVICES. We offer high speed LAN (local area network) to LAN interconnect services for multi-site business customers. This service targets business customers that need to interconnect their multiple LANs to share centralized computer data and applications efficiently. We will provide end-to-end management of the wide area network, including the routers, at customers' premises.

     DEDICATED INTERNET CONNECTIVITY. We also offer dedicated high speed Internet access services to business customers. This service provides high bandwidth access to the Internet, e-mail facilities, news feed from news groups and web space for hosting web-sites.

     REMOTE ACCESS SERVICES. We offer efficient remote access services to business customers enabling employees to access the corporate LAN from home. These home offices will have secured access to the corporate network, data and applications. This service will also be applied to tele-banking and tele-shopping applications.

     IP-BASED ELECTRONIC TRANSACTION SERVICES. CS Net provides Internet-based business-to-business transaction services to vertical trade communities that act as comprehensive sources of information, interaction and electronic commerce for their users.

     DIAL-IN INTERNET ACCESS SERVICES. We offer dial-in Internet access services for the small- and medium-sized businesses. Our plan is to package our long distance telephony service with an attractive Internet access service.

     WEB HOSTING SERVICES. VuurWerk provides web hosting services targeting the business market. This service consists of an integrated package of a domain name, e-mail accounts, web space for hosting corporate web-sites and on-line web-site statistics.

     For a description of Svianed's current products and services see "-- Svianed -- Products and Services".

     We also expect to introduce the following retail products and services to business customers within the next 12 months:

     - virtual private network,

     - toll/toll-free services,

     - dial-in LAN interconnect services,

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

     - data VPN and Voice Over IP services,

     - carrier pre-select (equal access) telephony, and

     - Internet and telecommunications services over MDF access and xDSL technology.

CARRIER PRODUCTS AND SERVICES

     We currently offer the following products and services:

     CALL TERMINATION SERVICES. We offer switched services to other telecommunications service providers, including international and national call termination services in the Benelux. As we complete our international network, we will be able to offer call termination services in Germany, France and the United Kingdom.

     CO-LOCATION AND FACILITIES MANAGEMENT. We provide co-location services for carriers wishing to extend and expand their networks by housing their own computing and telecommunications equipment inside our secured premises within the Benelux and selected international locations.

     NETWORK CAPACITY FACILITIES. We sell and trade rights of way, ducts, dark fiber, wave length and STM-16 capacity to other carriers.

     VIRTUAL POINT-OF-PRESENCE DIAL-IN SERVICES. We offer virtual point-of-presence services for telecommunications, data and Internet service providers in order to allow cost-efficient dial-in capability and effective remote access capabilities for their customers.

     INTERNET TRANSIT SERVICES. We offer Internet transit services to telecommunications and Internet service providers seeking transit services between major Internet exchanges.

     We expect to introduce the following carrier products and services in the future:

     - leased circuits (E1, E3, T3 and STM-1),

     - switching, billing and customer care services for resellers,

     - ISP hosting services, and

     - Voice Over IP gateway and clearing house services.

SALES AND MARKETING

     VersaTel seeks to capitalize on its position as a competitive communications services provider that offers comprehensive customer service and competitively priced communications services in the Benelux with a focus on small and medium-sized businesses. We believe that we have created a prominent brandname in our target market that we expect to successfully apply throughout the Benelux. Over time we intend to market the products and services of our acquired businesses under a common VersaTel brandname. We market our products and services through several marketing channels, including database marketing, targeted telemarketing, brand and promotional advertising, direct mail and our direct sales force.

     Our sales force is composed of direct sales personnel, telemarketers and independent sales agents. Marketing is currently conducted by 40 direct sales personnel in Amsterdam and Rotterdam and 16 in Antwerp. In the future, we expect to significantly expand our direct sales force and open an additional sales office in Brussels. With our recent acquisitions of Vuurwerk Internet B.V., SpeedPort N.V., ITinera Services N.V. and Svianed B.V., we have added approximately 25 additional direct sales personnel. Our sales personnel make direct calls to prospective and existing business customers, analyze business customers' usage and service needs, and demonstrate how VersaTel's service package will improve a customer's communications capabilities and costs. Each member of our sales force is required to

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

complete our intensive training program. In addition, we have a telemarketing group that screens prospective customers and verifies call volumes.

     We have also established a sales agent program under which sales agents receive commissions, but are not employed by us. Agents are provided with an advertising and sales promotion budget based on the volume of their sales. We currently have approximately 100 such sales agents in The Netherlands and approximately 50 in Belgium and intend to continue to increase the size of this program. Sales agents primarily sell our business services offerings.

     Our sales force is organized in the following 4 groups to target the primary customer segments with a focused product portfolio that matches the needs of these customer segments:

     BUSINESS SERVICES. Our business services sales force targets our core target market of small- and medium-sized businesses throughout The Netherlands and Belgium. The customers targeted by this group currently access the Network indirectly by manually dialing, using an auto-dialer, or through pre-programmed PBX's, our "1611" carrier select code. As a result of OPTA's recent ruling, we will be able to reach these customers through carrier pre-select (equal access) and unbundled local loop access. The services offered to these customers also include ISDN, Internet and LAN to LAN interconnection services.

     LOCAL ACCESS SERVICES. Our local access services sales force targets potential customers along the Benelux network with a high bandwidth service package consisting of voice, data and Internet products. Unlike most other competitive alternative communications services providers who focus primarily on the main international cities, we will be able to offer high bandwidth services to our customers at any point along the Benelux network. The customers targeted by this team will access the Network directly through leased lines or, upon its deployment, through our own local access infrastructure.

     DATA SERVICES. Through our acquisition of Svianed, our data services sales force targets potential customers with multiple locations throughout the Benelux with high bandwidth requirements. These potential customers include medium- to large-sized organizations that are located more than 5 kilometers from the Network or do not seek a direct connection to the Network.

     CARRIER SERVICES. Our carrier services sales force markets our product portfolio to other telecommunications and Internet services providers, including switchless resellers, in the Benelux and the countries reached by our international network. Our focus is on developing a broad range of services that addresses the specific needs of carrier customers targeting the Benelux.

CUSTOMERS

     We market our services on a retail basis to business customers and on a wholesale basis to other carriers and service providers.

     SMALL- AND MEDIUM-SIZED BUSINESSES. Our target customers are small- and medium-sized businesses (businesses with fewer than 500 employees). However, with the acquisition of Svianed, we will now be able to offer high bandwidth data services to large-sized customers. We focus particularly on those business and industry segments which have historically generated significant volumes of national and international traffic, such as financial services, information technology services, transportation and import and export. We believe that the small- and medium-sized business segment has been underserved by the PTTs and the major alternative service providers. Traditionally, the PTTs and the other major carriers have focused on offering their lowest rates and best services primarily to larger, higher-volume business customers. Through our acquisition of CS Net, we are able to offer business-to-business transaction services to vertical trade communities.

     CARRIER CUSTOMERS. Our carrier customers are global and regional network operators, Internet service providers and switchless resellers serving specific market segments in the Benelux. We focus

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

primarily on high capacity and high volume customers. We believe that new entrants to the telecommunications services market that provide voice, data or Internet services in the Benelux region will require quality carrier services and high bandwidth services to develop their market position.

     RESIDENTIAL CUSTOMERS. Our initial focus with respect to residential customers had been to market our services to employees of our business customers and to residential customers in certain niche markets characterized by high-volume calling patterns. Recently, we have refocused our efforts and we now intend to target the residential market by offering carrier hosting services to switchless resellers who target the residential market. We believe that this approach is a more cost-effective way of reaching the residential market segment.

CUSTOMER SERVICE

     Our goal is to maintain an advantage over our competitors in our target markets by providing superior customer service. We believe that providing a high level of customer service is a key element to establishing customer loyalty and attracting new customers. We have dedicated customer service representatives who initiate contact with our customers on a routine basis to ensure customer satisfaction and market new products. Customer service representatives are available 24 hours a day, 365 days a year. In addition, we provide detailed monthly billing statements and monthly call management reports which identify savings to customers and enable them to manage their telecommunications expenditures more effectively.

     We also believe that technology plays an important role in customer satisfaction. Advanced technological equipment is crucial to enabling the provision of a high quality of service to our customers. It is our policy to reduce technical risks as much as possible by buying proven products from world leaders in the applicable technology. We have installed sophisticated status-monitoring and diagnostic equipment at our Network operations center and plan to install similar units on our SDH equipment. This equipment allows us to identify and remedy network problems before they are detected by customers. By providing superior customer service and through the effective use of technology, we expect to maintain a competitive advantage in our target markets.

     We use the Internet and Internet technology in our communications with our customers. The information technology industry is demonstrating that providing customer access to their own information records, through Internet-based technologies, can result in increased customer satisfaction and loyalty while reducing costs. We intend to begin to provide this type of Internet-based system for sales, service ordering, customer inquiries, fault management and billing with usage information in the third quarter of 1999.

BILLING AND INFORMATION SYSTEMS

     We are in the process of replacing our current billing, customer care and sales support system with advanced systems designed by Saville Systems and Clarify. Our new billing system and customer care and sales support system will be introduced in stages and we expect the first stage to be completed by the end of the second quarter of 1999. We do not expect any material disruption in our billing or information systems as a result of the Year 2000. In addition, we have planned and budgeted replacements and enhancements to our information systems to handle our growth in the size and complexity of our business, our customer base and our product portfolio in areas such as work flow, fixed asset management, sales support and service provisioning.

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SVIANED

     Svianed, the third largest provider of data services in The Netherlands, provides data services to approximately 50 customers, primarily in the financial services and banking industries, including the principal social insurance organization and the largest financial institution in The Netherlands. These customers are served on a network which connects to over 600 buildings and utilizes over 700 leased lines covering approximately 6,000 kilometers. The Svianed network has 50 regional points of presence and transports traffic at speeds of up to 150 Mbps. Prior to VersaTel's acquisition of Svianed, Svianed was owned by Gak Holdings B.V., a government-controlled organization partially responsible for the implementation of social security laws within The Netherlands.

NETWORK

     Svianed has an extensive network in The Netherlands comprised of leased lines, regionally dispersed points of presence, data and Internet switches and routers which serve 50 customers and over 100,000 end users. The following chart describes the Svianed network:

                [MAP of the Netherlands with Svianed's Network]

- 50 regional points of presence              - approximately 750 Cisco routers
- over 700 leased lines covering 6,000        - 300 ISDN primary rate interface (PRI)
kilometers
                                              - speeds of up to 150 Mbps
- over 600 directly connected customer
buildings
- 83 ATM and Frame Relay switches

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PRODUCTS AND SERVICES

     Many of Svianed's products and services are complementary to VersaTel's products and services, any duplication will be rationalized over the next 18 months.

     Svianed provides the following products and services to its customers:

     LAN TO LAN INTERCONNECT. Connecting LANs at geographically dispersed locations both within and outside The Netherlands.

     LAN AND WAN MANAGEMENT. Svianed supplies and manages all active components of a customer's LAN including ethernet switches.

     REMOTE DIAL-IN. Regional dial-in connections to customers to their own business networks for remote access.

     TELEPHONY SERVICES. Svianed offers traditional voice communications, particularly telephone exchanges and network facilities including management.

     INTERNET ACCESS. Svianed provides access to the Internet, including mail, web hosting and news services, in addition to security services, integration of speech and data communications and computer telephony integration.

     CO-LOCATION. Svianed offers customers the opportunity to co-locate their network equipment at Svianed points of presence.

CUSTOMERS

     Svianed currently has approximately 50 customers, the largest of which is the Gak Group, who composed approximately 60.8% of Svianed's 1998 revenue. In addition to the Gak Group, Svianed's other major clients include: ING Groep (financial services), Achmea Groep (financial services and insurance), Belgacom (telecommunications), Kluwer (publishing), Assurantie Data Network (insurance) and Sociale Zekerheid (insurance). Additionally, Svianed provides dial-in services and LAN/WAN management to a large Netherlands-based pension fund, as well as one of the largest insurance companies in The Netherlands.

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COMPETITION

     Until recently, the telecommunications market in each EU Member State has been dominated by its respective PTT. Since the implementation of a series of European Commission directives beginning in 1990, the EU Member States have started to liberalize their respective telecommunications markets, permitting alternative telecommunications providers to enter the market. Liberalization has coincided with technological innovation to create an increasingly competitive market, characterized by still-dominant PTTs as well as an increasing number of new market entrants. Competition in the European long distance telecommunications industry is driven by numerous factors, including price, customer service, type and quality of services and customer relationships.

     In The Netherlands, Belgium and Luxembourg, we compete or will compete primarily with the national PTTs. As the former monopoly providers of telecommunications services in these countries, the PTTs have an established market presence, fully built networks and financial and other resources that are substantially greater than ours. In addition, the national PTTs own and operate virtually all of the infrastructure which we must currently access to provide our services. We estimate that in each of these countries the national PTT still controls the vast majority of the telecommunications market.

     In addition, various new providers of telecommunications services have entered the market in each of these countries, targeting various segments of the market in these countries. Companies such as Telfort, a company formed by British Telecom and Nederlandse Spoorwegen N.V., the Netherlands railroad company, as well as Global One Communications, MCI Worldcom, GTS/Esprit Telecom and EnerTel, compete with KPN Telecom for contracts with large multinational companies in The Netherlands. MCI Worldcom, British Telecom, AT&T, TeleNet, France Telecom, COLT Telecom, Unisource, a subsidiary of KPN Telecom, and GTS/Esprit Telecom compete with Belgacom for contracts with large multinational companies in Belgium.

     The following table sets forth some of our most important competitors in the areas of voice, data, Internet and carrier services:

MARKET                                THE NETHERLANDS             BELGIUM
------                              --------------------    --------------------
Voice.............................  KPN Telecom             Belgacom
                                    Telfort                 MCI Worldcom
                                    MCI Worldcom            GTS/Esprit Telecom
                                    GTS/Esprit Telecom
                                    COLT Telecom

Data..............................  KPN Telecom             Belgacom
                                    Global One              MCI Worldcom
                                    Telfort

Internet..........................  KPN Telecom             Belgacom
                                    MCI Worldcom/UUNet      TeleNet
                                    Wirehub
                                    EuroNet

Carrier Services..................  KPN Telecom             Belgacom
                                    MCI Worldcom            MCI Worldcom
                                    EnerTel/WorldPort       GTS/Esprit Telecom
                                    GTS/Esprit Telecom

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

REGULATION

     In Europe, the traditional system of monopoly PTTs has ensured the development of broad access to telecommunications services; however, it has also restricted the growth of high-quality and competitively priced voice and data services. The liberalization in European telecommunications market is intended to address these market deficiencies by ending PTTs' monopolies, allowing new telecommunications service providers to enter the market and increasing the competition within the European telecommunications market. The inefficiencies of the traditional monopoly system, combined with the EU liberalization initiatives, have created the current market opportunity for VersaTel's product and service offerings.

     The current regulatory framework in the EU and in the countries in which we provide our services or intend to provide our services is briefly described below. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on us, that national or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations or that any changes in applicable laws or regulations will not have a material adverse effect on us.

EUROPEAN UNION

     Starting in 1987, the EC Green Paper on Telecommunications charted the course for the current changes in the EU telecommunications industry by advancing principles such as separation of operators from regulators, transparency of procedures and information, cost orientation of tariffs, access to monopoly infrastructure networks and the liberalization of services. In 1990, the EU Member States approved 2 directives that established these principles in EU law: the Open Network Provision ("ONP") Framework Directive and the EC Services Directive. These 2 directives set forth the basic rules for access to the PTT public networks and the liberalization of the provision of all telecommunications services within the EU except for voice telephony.

     The ONP Framework Directive established the conditions under which competitors and users could gain cost-oriented access to the PTTs' public networks. The EC Services Directive abolished the existing monopolies on, and permitted the competitive provision of, all telecommunications services with the exception of voice telephony. The intended effect of the Services Directive was to permit the competitive provision of all services, other than voice telephony, including value-added services and voice services to closed user groups. As a result, many new entrants entered the market, labeling their services as closed user group services, while in fact providing voice telephony services.

     In 1992, the EC approved the ONP Leased Line Directive, which required the PTTs to lease lines to competitors and end-users, and to establish cost accounting systems for those products by the end of 1993. The national regulatory authorities were to use this cost information to set cost-oriented tariffs for leased lines. The purpose of the ONP Leased Lines Directive is to ensure that, in a competitive market, all users continue to have access to leased lines from at least one operator, under harmonized conditions of access and use.

     In 1996, the EC issued the Full Competition Directive, which requires EU Member States to permit alternative infrastructure providers, such as existing networks of cable companies, railroads, electric and other utility companies, to resell capacity on these networks for the provision of services other than voice telephony from July 1996. This allows VersaTel to lease transmission capacity from companies other than the PTTs. The Full Competition Directive also established January 1, 1998 as the date by which the EU Member States had to establish a legal framework which removes all remaining restrictions on the provision of telecommunications services, including voice telephony. Although Spain, Greece, Portugal, Ireland and Luxembourg were each allowed to delay implementation for various periods, only Greece had not implemented the Full Competition Directive as of January 1, 1999. Subject to the foregoing, each EU Member State is obliged, under EU law, to enforce the terms of the Full

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Competition Directive. Enforceability of the Full Competition Directive may be
challenged at the EU level or at the EU Member State level.

     In addition to the Full Competition Directive, the EC issued the Licensing Directive in April 1997 and the Interconnection Directive in June 1997. The Licensing Directive establishes a common framework for general authorizations and individual licenses in the field of telecommunication services. The Licensing Directive is intended to allow telecommunications operators to benefit from an EU-wide market for telecommunications and establish a common framework for national authorization regimes and seeks to facilitate cross-border networks and services. The Interconnection Directive standardizes regulatory frameworks to be implemented by EU Member States and their national regulatory authorities, including the regulation of public telecommunications networks and services. The Interconnection Directive governs the manner in which alternative network operators and service providers are permitted to interconnect with the PTTs' public networks. The Interconnection Directive requires national regulators to ensure that interconnection agreements with parties with significant market power provide for access at cost-oriented rates.

     The Interconnection Directive has been amended to provide for carrier selection (ensuring that end-users can select the long distance or international carrier of their choice on a call-by-call basis) as of January 1, 1998, and carrier pre-selection (ensuring that end-users can select the long distance or international carrier of their choice prior to the time calls are made) and number portability (the ability of end-users to keep their numbers when changing operators) by January 1, 2000. Carrier selection and carrier pre-selection are required to be made available by carriers with significant market power. The Interconnection Directive indicates that significant market power could be assumed if the carrier's market share exceeds 25%, but Member States may adopt different standards.

     Despite these regulatory initiatives supporting the liberalization of the telecommunications market, most EU Member States are still in the initial stages of liberalizing their telecommunications markets and establishing competitive regulatory structures to replace the monopolistic environment in which the PTTs previously operated. For example, most EU Member States have only recently established a national regulatory authority. In addition, the implementation, interpretation and enforcement of these EC directives differ significantly among the EU Member States. While some EU Member States have embraced the liberalization process and achieved a high level of openness, others have delayed the full implementation of the directives and maintain several levels of restrictions on full competition.

     There are currently few laws and regulations that specifically regulate communications on the Internet. European and U.S. Government authorities and agencies are considering laws and regulations that address issues such as user privacy, pricing, on-line content regulation and taxation of on-line products and services. In November 1995, the EC adopted a general directive regarding certain privacy rights of citizens of EU Member States and in December 1997, the EU adopted another directive designed to specifically address privacy rights in the area of telecommunications services. These directives impose restrictions on the collection and use of personal data, guaranteeing citizens of EU Member States the right of access to their data, the right to know where the data originated and the right to recourse in the event of unlawful processing. Although, to the best of our knowledge, no European court has ever held a telecommunications services provider liable for content transmitted over its network, we can give no assurances that no laws or regulations will be adopted that will impose such liability, or that any future court rulings will not impose such liability. Any future regulation of the Internet could impose restrictions on the way we conduct our business and could seriously affect our business.

     An overview of the regulatory framework in the individual markets where we operate or intend to operate is described below. This discussion is intended to provide a general outline, rather than a comprehensive discussion of the more relevant regulations and current regulatory posture of these jurisdictions. We require licenses, authorizations or registrations in all countries in which we operate to

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


provide our services. Licenses, authorizations and/or registrations have been obtained in The Netherlands and Belgium and we have received an International Facilities License in the United Kingdom. We have applied for a network license in Germany. We intend to apply for such licenses and registrations in Luxembourg and France in the near future. Although we expect that these licenses and registrations will be granted, there can be no assurance that we will be able to obtain such licenses, authorizations or registrations or that our operations will not become subject to other regulatory authorization or registration requirements in the countries in which we operate or plan to operate.


THE NETHERLANDS

     The Telecommunications Act of 1998 provides the current regulatory framework in The Netherlands. This new telecommunications act came into force on December 15, 1998, and remedied the old legislative and regulatory patchwork that had existed as a result of the implementation of a series of EC directives. The new telecommunications act contains provisions that give registered telecommunication services providers rights-of-way, subject to certain conditions, thereby facilitating the construction of the VersaTel Network.

     As part of the liberalization of the Netherlands telecommunications market, the new independent supervisory authority, OPTA, was established by the Ministry of Traffic and Waterways. OPTA started its activities on August 1, 1997. OPTA's main tasks include ensuring compliance with the telecommunications laws and regulations in The Netherlands, granting licenses for telecommunications activities and resolving disputes among market participants, such as disputes regarding interconnection rates. The rulings of OPTA, to date, have given us confidence that new providers of telecommunications services will be granted fair and equal access to the market in The Netherlands.

     The Telecommunications Act also requires providers of public telecommunications services to comply with the specific privacy provisions contained in the act, which are based on the privacy directive of December 1997. In general, providers of public telecommunications services must ensure the protection of personal data and privacy of subscribers and remove the processed data on subscribers with respect to the actual use of the network. In The Netherlands, ISPs are considered to be providers of public telecommunications service providers referred to in the Telecommunications Act. As a result, ISPs are also bound by the specific privacy provisions for providers of public telecommunications services contained in the Telecommunications Act.

     In August 1997, we obtained one of the first Netherlands registrations to operate as a telecommunications service provider of public voice telephony (other than KPN Telecom). In September 1997, we obtained an infrastructure license with rights-of-way for the construction and operation of telecommunications facilities in a limited geographic area. In December 1998, we obtained the first authorizations under the new telecommunications act to operate as a public telecommunications services provider and network operator. We have received licenses which allow us to test point-to-multipoint radio technology in The Netherlands. It is expected that the Netherlands Government will conduct an auction on frequencies for this point-to-multipoint radio technology (fixed-wireless access) by the end of 1999. Since May 1999, we have been able to offer our customers our own subscriber numbers, all of which start with "750".

     Since our founding in October 1995, we have adopted a proactive regulatory strategy. In October 1996, we successfully challenged KPN Telecom's use of our invoice records to offer our customers additional discounts. In a warning letter to KPN Telecom, the Directorate for Competition (DG IV) of the EC held this to be an abuse of power by KPN Telecom. Not only did the EC require KPN Telecom to stop using information regarding the calling behavior of customers for competitive activities, such as approaching our customers with discounts and other special offers, it also questioned the legitimacy of KPN Telecom's discount plans for business customers. The EC requires that such discounts be based on actual cost savings and not on predatory pricing tactics. OPTA, to whom the EC

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had delegated this matter, has recently ruled that these discount plans indeed violate competition law principles and has required KPN Telecom to change them.

     We were one of the first voice telephony competitors in The Netherlands to interconnect with KPN Telecom and to implement a carrier select code in all of KPN Telecom's telephone switches. The introduction of carrier pre-selection in The Netherlands, which is expected to be introduced on January 1, 2000, will allow customers the option to pre-select a carrier other than KPN Telecom for all their international and national long distance calls. We continue to seek to obtain lower interconnection rates from KPN Telecom. In July 1998, OPTA ruled that KPN Telecom's origination and termination charges had to be reduced by approximately 55% and 30%, respectively. The terms and conditions of interconnection have had and will continue to have a material effect on the competitive position of VersaTel.

     In December 1998, OPTA issued a ruling on KPN Telecom's end-user tariffs, which were deemed contrary to the principles on cost orientation. As a result, KPN Telecom lowered its end-user tariffs for its national long distance services by approximately 10% as of January 1, 1999. It is expected that OPTA's ruling will have some negative effects on competition in the market in The Netherlands.

     In December 1998, VersaTel filed a complaint with OPTA asserting that the limited access provided by KPN Telecom to the KPN Telecom network hampered VersaTel's growth. Our customers often experienced busy signals when they tried to dial into the VersaTel Network through our access code. Other Netherlands telecommunications services providers voiced similar complaints. OPTA recently ruled that KPN Telecom must allow us access to their entire interconnection network. In addition, OPTA ruled that KPN Telecom would be responsible for the additional costs associated with the implementation of such ruling. The ruling does not affect KPN Telecom's access rates.

     In March 1999, OPTA issued a ruling, requiring KPN Telecom to offer unbundled access to local customer access lines at the MDF in KPN Telecom's central exchange offices. Unbundled local access may enable us to offer a high bandwidth package to those customers that are not directly connected to our Network.

BELGIUM

     Belgium started the liberalization of its telecommunications market in 1991 with an amendment to the Belgian public post and telecommunications act. It provided the basis for the privatization of Belgacom, and allowed new entrants to the telecommunications services market to provide all services, with the exception of voice telephony, upon obtaining a license. At the same time a new regulatory entity was introduced, the Belgium Institute for Post and Telecommunications (Belgisch Instituut voor Post en Telecommunicatie), under the Ministry of Economy and Telecommunications.

     A further amendment to this act was adopted by the Belgian Parliament in December 1997, to implement the liberalization of voice telephony and infrastructure. The amended act was published in the Belgian Official Journal on January 19, 1998, but in order to implement the amended act certain administrative regulations are required. To prevent any delays in providing access to the market for new entrants, the Ministry of Economy and Telecommunications issued a notice which opened the way for temporary licenses for service providers and infrastructure operators.

     On the basis of the amended telecommunications act, we applied for a licence to construct and operate public telecommunications infrastructure and a license to provide voice telephony nationwide. Both licenses where granted in June 1998. For marketing purposes, we have reserved the same carrier select code "1611" as we currently use in The Netherlands. In August, 1998, we obtained interconnection with Belgacom for carrier selection and call termination services in advance of concluding a definitive interconnect agreement in November 1998.

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

     In July 1998, various Royal Decrees were published to replace the temporary regime with a definitive one. On that basis, we had to file new applications for an infrastructure license and a license for voice services. On November 9, 1998, we were the first alternative telecommunications services provider to obtain a definitive license for the provision of voice services. On December 21, 1998, we obtained a definitive infrastructure license in Belgium and thereby obtained rights of way in all of Belgium and a special interconnect tariff which is 15% below the tariff for voice service providers.

     In October 1998, we were granted geographic number ranges for the main cities in Belgium, including Brussels, Antwerp, Kortrijk and Gand, in which we plan to start operations. In addition, we obtained number ranges for toll-free
(0800) phone services and premium rate services.

     Pursuant to the new telecommunications act, Belgacom is required as of January 1, 2000, to introduce number portability and carrier pre-selection (equal access). We expect that Belgacom will request the Belgian regulatory entity, the Belgisch Instituut voor Post en Telecommunicatie, to delay these introductions by 4 to 6 months.

     The Belgisch Instituut voor Post en Telecommunicatie is also expected to grant licenses for the utilization of point-to-multipoint systems for broadband fixed wireless access. However, the procedure of assignment has not been chosen by the Belgisch Instituut voor Post en Telecommunicatie. VersaTel intends to file applications once such procedures are implemented.

LUXEMBOURG

     The Luxembourg telecommunications market has been liberalized since July 1, 1998, 6 months after liberalization in most other EU Member States. Until that date, P&T Telecom Luxembourg, a state-owned company, had a 100% monopoly in the provision of basic voice telephony and telecommunications infrastructure. A new regulatory entity, the Luxembourg Institute of Telecommunications (Institut Luxembourgeois des Telecommunications), has been installed to oversee the newly deregulated market. Under this new regulatory regime, competition is expected to develop along the same lines as in the other Benelux countries.

     In the second quarter of 1998, the Institut Luxembourgeois des Telecommunications, in co-operation with the Ministry of Telecommunications, published most of the secondary legislation and rulings with the intention to provide a full liberalization of the telecommunications market. However, in the third quarter of 1998, the EC initiated an infringement procedure against Luxembourg asserting the insufficient implementation of the liberalization directives and certain other directives. It primarily concerned the definition of "universal service," the vocal telephony licensing procedure, the financing of the Institut Luxembourgeois des Telecommunications and the adaptation of the Luxembourg law in line with the EC Satellite Directive. In most instances, the situation was assessed as resulting mainly from delays in the adoption of the secondary legislation.

     In January 1999, the Luxembourg government started a consultation period which may lead to an assignment procedure for frequencies to operate point-to-multi point systems for broadband fixed wireless access.

PROPERTIES

     Our principal executive offices are located at Paalbergweg 36, Amsterdam-Zuidoost, The Netherlands. The lease agreement for this location will expire in May 2003. Our Belgian offices are located at Noorderlaan 133 in Antwerp. The lease agreement for this location will expire in May 2007. We are currently looking for additional or new office space in Amsterdam to accommodate our future needs.

     VuurWerk's offices are located at Gedempte Oude Gracht 82-E, 2011 GV Haarlem, The Netherlands. The lease agreement for this location will expire on September 31, 2000.

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

     SpeedPort's offices are located at Kruislaan 400, 1098 SM Amsterdam, The Netherlands. The lease agreement for this location expires November 1, 1999.

     CSNet's offices are located at Brugweg 56, 2741 KZ Wadinxveen, The Netherlands. The lease agreement for this location expires on November 1, 1999.

     ITinera's offices are located at Dam 171, 8500 Kortrijk, Belgium. The lease agreement for this location expires on August 31, 2006.

     Svianed's offices are located at Jan Tooropstraat 109, 1040 HD Amsterdam, The Netherlands. The lease agreement for this location expires on January 1, 2000.

EMPLOYEES

     As of May 31, 1999, VersaTel had 289 full-time employees and approximately 100 full-time consultants. In addition, we employ approximately 50 temporary employees at any given time. None of our employees is represented by a labor union or covered by a collective bargaining agreement, and we have never experienced a work stoppage. We consider our employee relations to be good. With our recent acquisitions of Vuurwerk Internet B.V., SpeedPort N.V., ITinera Services N.V. and Svianed B.V., we have added 9, 18, 19 and 60 employees, respectively.

INTELLECTUAL PROPERTY

     We have registered the trademark (woordmerk) "VersaTel" with the Benelux trademark bureau (Benelux Merkenbureau). Applications for similar registrations are pending in the other EU Member States. We have obtained rights to the Internet domain name "www.versatel.com" and initiated formal registration procedures with Internic, the European Union domain registration authority.

LEGAL PROCEEDINGS

     We have filed complaints in the past with the European Commission, OPTA and the Minister of Transport and Waterways of The Netherlands as part of its regulatory strategy. We also make routine filings with the regulatory agencies and governmental authorities in the countries in which we operate or intend to operate.

     Cromwilld, one of our shareholders, objected to the Recapitalization, the First Offering and the Second Offering and threatened to challenge in court certain of VersaTel's actions in connection with the Recapitalization, the First Offering and the Second Offering. In January 1999, Cromwilld filed, pursuant to
Article 2:345 of the Netherlands Civil Code, a petition with the Enterprise Chamber (Ondernemingskamer) of the Court of Appeals in Amsterdam requesting the appointment of one or more experts to investigate the management and affairs of VersaTel. In May 1999, the Enterprise Chamber denied Cromwilld's request. However, we are not certain whether or not Cromwilld will attempt to frustrate, block or challenge our future actions. See "Risk Factors -- Objections to corporate actions by a shareholder may result in our actions being blocked and the distraction of the attention of our management."

     VersaTel is from time to time involved in routine litigation in the ordinary course of business. We believe that no currently pending litigation to which VersaTel is a party will have a material adverse effect on our financial position or results of operations.

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

                                   MANAGEMENT

     The members of the supervisory board and the management board of VersaTel and other significant employees of VersaTel and their respective ages and positions are set forth below.

MANAGEMENT BOARD

     R. Gary Mesch is the sole managing director (statutair directeur) of VersaTel.

SUPERVISORY BOARD


NAME                                        AGE    POSITION
----                                        ---    --------
Leo W.A.M. van Doorne.....................  39     Chairman
Denis O'Brien, Jr. .......................  41     Member
Johan G. Wackwitz.........................  44     Member
James R. Meadows..........................  46     Member


EXECUTIVE OFFICERS AND KEY MANAGEMENT


NAME                                        AGE    POSITION
----                                        ---    --------
R. Gary Mesch.............................  46     Managing Director
W. Greg Mesch.............................  39     Chief Operations Officer
Raj Raithatha.............................  36     Chief Financial Officer
Larry Hendrickson.........................  56     Chief Technology Officer
Marc A.J.M. van der Heijden...............  40     Chief Regulatory Counsel
Jan J. Niewold............................  52     Managing Director Svianed
Roel van der Wiele........................  49     Senior Manager Operations Svianed
Philip Mathuis............................  34     Manager Belgium Operations
John J.L. de Rooij........................  40     Manager Business Services
Jaap J.R. Zuiderveld......................  35     Manager Local Access Services
Gert Post.................................  36     Manager Carrier Services
Attila Gultuna............................  33     Manager Product Marketing
Stephanie C.M. Kies.......................  31     Manager Marketing Communications
Leo Y.J. van der Veen.....................  43     Finance Manager
Ike Knuivers..............................  43     Manager Network Operations
Hein A.M. Boot............................  36     Manager Network Development
Ronan Murphy..............................  32     Manager IT Operations & Development


SUPERVISORY BOARD

     Under Netherlands law and the articles of association of VersaTel, the management of VersaTel is entrusted to the management board (Directie) under the supervision of the supervisory board (Raad van Commissarissen). Under the laws of The Netherlands, supervisory directors cannot at the same time be managing directors of the same company. The primary responsibility of the supervisory board is to supervise the policies pursued by the management board and the general course of affairs of VersaTel and its business. In fulfilling their duties, the members of the supervisory board are required to act in the best interests of VersaTel and its business.

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


     Pursuant to the articles of association, the supervisory board consists of such number of members as may be determined by the general meeting of shareholders. The members of the supervisory board are appointed by the general meeting of shareholders. Resolutions of the supervisory board require the approval of a majority of the members. The supervisory board meets each time this is deemed necessary by one of its members. Every retiring supervisory director may be reappointed, provided that such supervisory director has not attained the age of 72. A member of the supervisory board must retire not later than on the day of the general meeting of shareholders held in the fiscal year in which such member reaches the age of 72.


     A member of the supervisory board may at any time be suspended or removed by the general meeting of shareholders. The members of the supervisory board may receive such compensation as may be determined by the general meeting of shareholders.

MANAGEMENT BOARD

     The management of VersaTel is entrusted to the management board under the supervision of the supervisory board. The articles of association provide that the management board may from time to time adopt written policies governing its internal organization. Such written policies require the approval of the supervisory board. In addition, the articles of association list certain actions which require prior approval of the supervisory board. Such actions include, among other things: (i) borrowing or lending money; (ii) participating directly or indirectly in the capital of another company; (iii) making any investments; and (iv) providing security in the name of VersaTel or its property.

     The management board consists of such number of members as may be determined by the general meeting of shareholders. In addition, the general meeting of shareholders appoints the members of the management board.

     The general meeting of shareholders has the power to suspend or dismiss members of the management board. The supervisory board also has the power to suspend members of the management board. If a member of the management board is temporarily prevented from acting, the remaining members of the management board shall temporarily be responsible for the management of VersaTel. If all members of the management board are prevented from acting, a person appointed by the supervisory board (who may be a member of the supervisory board) will be temporarily responsible for the management of VersaTel. The compensation and other terms and conditions of employment of the members of the management board are determined by the general meeting of shareholders.

BIOGRAPHIES

     R. GARY MESCH has served as Managing Director of VersaTel individually or through his position as President of Open Skies International Inc. ("Open Skies") since October 1995. In 1991 he founded and became President of Open Skies, a telecommunications consultancy with operations based in Amsterdam, which provided consulting for early stage development of competitive European telecommunications businesses. From 1991 to 1995 Open Skies advised such clients as Unisource, PTT Telecom International, Inmarsat, NEC and Eurocontrol. In 1984 he founded and until 1990 he managed the commercial operations of NovaNet, a Denver-based provider of satellite-based data communications networks. NovaNet was acquired by ICG Communications in 1993. From 1981 to 1983 he served as director of sales for Otrona Advanced Systems, a Colorado-based manufacturer of high performance computer systems. From 1975 to 1981 he served as a senior systems engineer with Westinghouse Electric. Mr. Gary Mesch holds a B.S. in Electrical Engineering from the University of Colorado and an M.B.A. from Denver University.


     LEO W.A.M. VAN DOORNE has served as Chairman of the Supervisory Board of VersaTel nominated by NeSBIC since December 1995. Since 1996, Mr. van Doorne has been the Managing Director of


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


NeSBIC Groep B.V., a venture capital company and a subsidiary of Fortis, an international group of more than 200 companies operating in the fields of insurance, banking and investments. Worldwide, Fortis has over 58,000 employees. From 1994 to 1996 he served as Managing Director of NeSBIC Venture Management B.V. From 1990 to 1994 he was Regional Director of Banque de Suez Nederland N.V. Mr. van Doorne serves as a member of the supervisory board of various other companies. Mr. van Doorne holds a degree in law from the University of Utrecht.



     DENIS O'BRIEN, JR. has served as a member of the Supervisory Board of VersaTel nominated by Cromwilld since December, 1996. Mr. O'Brien is Chairman of the Board and Chief Executive Officer of Esat Telecom Group plc, a public company listed on NASDAQ which he founded in 1991. In addition to his positions with Esat, Mr. O'Brien has been the Chairman of the Board of Esat Digifone since 1996. Prior to the founding of ESAT Telecom plc, he was employed by Guinness Peat Aviation ("GPA Group"), from 1983 to 1985. Mr. O'Brien holds an M.B.A. from Boston College.



     JOHAN G. WACKWITZ has served as a member of the Supervisory Board of VersaTel nominated by Paribas since August 1998. Mr. Wackwitz is a member of the management board of COBEPA S.A. and Paribas Deelnemingen N.V. From 1991 to 1993 he was employed by Paribas in its capital markets division and responsible for the Benelux within the investment banking group. From 1979 to 1991 he served at various management positions at Bankers Trust Company. Mr. Wackwitz serves as a member of the supervisory board of various other companies. Mr. Wackwitz holds a degree in economics from the Rijks Universiteit Groningen and an M.B.A. from Columbia University.



     JAMES R. MEADOWS has served as a member of the Supervisory Board of VersaTel nominated by Telecom Founders since August 1998. Mr. Meadows is Senior Vice President and co-founder of PrimeTEC International, Inc., a U.S.-based international telecommunications services provider, since 1997. From 1989 to 1997 he served as Director Government Affairs at Capital Network System, Inc.
(CNSI), a telecommunications services provider. Mr. Meadows is a member of the Board of Directors of Lone Star 2000, a public policy foundation, and of Comptel. Mr. Meadows holds a degree in history from the University of Texas at Austin.



     W. GREG MESCH has served as Chief Operations Officer of VersaTel since April 1998. From VersaTel's inception in 1995 until August 1998, he served as a member of the Supervisory Board of VersaTel nominated by Telecom Founders and has performed operations consulting roles for VersaTel. From 1993 to 1997, Mr. Mesch was the Chief Operations Officer of Esat Telecom plc, a public company listed on NASDAQ. From 1986 to 1992, he served as Chief Executive Officer of Nova Net, a Denver-based provider of satellite-based data communications networks, which he founded with his brother Mr. Gary Mesch. Mr. Mesch has been a Director of In-Touch Associates Ltd., a U.K.-based telecommunications consulting firm, since 1997 and is an Advisory Board Member to NeSBIC Converging Technologies Fund. Mr. Mesch has an M.B.A. from Denver University.


     RAJ RAITHATHA has served as Chief Financial Officer of VersaTel since April 1998. From 1994 to April 1998 he has served as Chief Financial Officer and Director of Business Development of ACC Corp.'s European Operations. From 1992 to 1994 he served as Finance Director of Bay Trading Company. From 1989 to 1992 he served as divisional finance director at Securiguard Group plc and from 1987 to 1989 he was financial controller at Harrison Willis. From 1983 to 1987 he was employed by KPMG Peat Marwick. Mr. Raithatha holds a degree in economics and mathematics from the University of Cardiff, Wales.

     LARRY HENDRICKSON has served as Chief Technology Officer of VersaTel since April 1998. From 1994 to 1998 he was senior consultant and partner of DDV Telecommunications Strategies, a Benelux-based telecommunications consulting company, and from 1993 to 1994 he was an independent telecommunications consultant. From 1986 to 1993 he served at various management positions at Cincinnati Bell, including President of Europe Group, President and Chief Executive Officer of LDN

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

Communications (Cincinnati Bell) and President of the Mobile Communications Division of Cincinnati Bell Information Systems. From 1964 to 1986 he was employed by AT&T. Mr. Hendrickson holds a B.S. in management from the Massachusetts Institute of Technology and completed the Advanced Management Program at Harvard Business School.

     MARC A.J.M. VAN DER HEIJDEN has served as Chief Regulatory Counsel to VersaTel since June 1998. Mr. van der Heijden served as regulatory counsel to VersaTel on matters of telecommunications law and regulatory policy since October 1995 as an independent consultant. As an independent consultant on telecommunications law he has acted as advisor to the EC, the governments of The Netherlands and the United Kingdom, and various telephone companies, such as France Telecom and KPN Telecom, and financial institutions, such as ABN AMRO and Nederlandse Investerings Bank. He worked as an expert for KPMG Peat Marwick on bidding processes for mobile telephony and sale of cable companies. Mr. Van der Heijden holds a degree in law.

     JAN J. NIEWOLD has served as Managing Director of Svianed since 1995. From 1986 to 1995 he held various positions in the EDP (Electronic Data Processing) department of Gak. From 1982 to 1986 he was a network consultant employed by Shell Nederland and Shell International. From 1972 to 1982 he was responsible for the datacommunications network of the Netherlands National Aerospace Laboratorium. From 1969 to 1972 he was a systems programmer at AKZO. Mr. Niewold holds a degree in chemical engineering.

     ROEL VAN DER WIELE has served as deputy director of Svianed since 1997. He joined Svianed in 1996 as manager of the network operations department. From 1972 to 1996 he held various positions in the EDP department of Gak.

     PHILIP MATHUIS has served as Manager Belgium Operations since January 1999. From 1998 to 1999 he was Vice President of New Business Development for ASCOM Tateco B.V., a telecommunications service provider. From 1997 to 1998, he served as Business Development Director for Ericsson Paging Systems B.V. Holland, a joint venture between ASCOM and Ericsson A.B. From 1988 to 1997 he served in various other management positions at Ascom. Mr. Mathius holds an M.B.A. from the Paris School of Management.

     JOHN J.L. DE ROOIJ has served as Manager Business Services of VersaTel since October 1995. From 1989 to 1995 he served as sales manager at Lanier Office Products, initially as sales manager for fax and copier products for The Netherlands and subsequently for the entire Benelux. The last 3 years at Lanier's he acted as the European Training Manager. From 1986 to 1989 he served as account manager for Wang Laboratories, The Netherlands. Mr. de Rooij holds a degree in biology.

     JAAP J.R. ZUIDERVELD has served as Manager Local Access Services of VersaTel since January 1999. From 1996 to 1999 he worked at KPN Telecom. At KPN Telecom he held several sales management positions, lastly as manager in the IT/Software sector. From 1993 to 1996 he served as Global Account Manager and in various other sales positions at BT(Worldwide) Ltd. From 1989 to 1993 he served as account manager and in various other sales positions at Rank Xerox, The Netherlands. Mr. Zuiderveld holds a degree in business administration.

     GERT POST has served as Manager Carrier Services of VersaTel since May 1999. From 1991 to 1996 he held various management and sales positions at BT (Worldwide) Ltd. From 1996 to 1999 he held various positions at Telfort B.V., most recently as a Business Unit Manager, responsible for Telfort's carrier and wholesale services. From 1985 to 1991 he served as an Account Manager for KPN Telecom. Mr. Post holds degrees in business administration and electrical engineering.

     ATTILA GULTUNA has served as Manager Product Marketing of VersaTel since November 1998. From 1997 to 1998 he was Manager Marketing and Business Intelligence at Enertel, a facilities-based carrier in The Netherlands. From 1989 to 1997 he worked at KPN Telecom, in several positions in network

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development, strategic planning and product marketing in the area of both data and voice services. Mr. Gultuna holds a degree in electrical engineering.

     STEPHANIE C.M. KIES has served as Manager Marketing Communications of VersaTel since April 1999. From 1990 to March 1999 she worked at various marketing positions at TNT, a global express distribution company, lastly in the positions of Manager of Marketing Communications Benelux and Project Manager of Corporate Identity Benelux.

     LEO Y.J. VAN DER VEEN has served as Finance Manager of VersaTel since November 1997. From 1995 to 1997 he worked as European Finance Manager at Morton Automotive Safety Products. From 1994 to 1995 he served as controller Benelux of Stratus Computers. From 1983 to 1993 he served as Director Finance & Administration Benelux and in various other financial positions at NCR Benelux. Mr. van der Veen holds a masters degree in international management from the American Graduate School of International Management and degrees in business administration and mechanical engineering.

     IKE KNUIVERS has served as Manager Network Operations of VersaTel since September 1998. From 1994 to 1998 he worked as Manager Network Services at CasTel, a cable and telecommunications company in The Netherlands. From 1992 to 1994 he has served as Manager Projects of EDON, a utility company. From 1986 to 1992 he worked in various IT positions at HCS. From 1982 to 1986 he served as Training Manager Air Traffic Control systems for Holland Signaal in Apeldoorn. Mr. Knuivers holds a degree in electronics and computer science.

     HEIN A.M. BOOT has served as Manager Network Development of VersaTel since April 1999. From 1997 to March 1999 he worked at various positions at Telfort B.V., a Netherlands based telecommunications service provider formed by British Telecom and Nederlands Spoorwegen N.V., lastly as Manager Implementation and Provisioning. From 1991 to 1996 he worked at various positions at BT (Worldwide) Ltd., including Manager Systems Engineering. From 1989 to 1991 he worked at KPN Telecom. Mr. Boot holds a degree in electrical engineering.

     RONAN MURPHY has served as Manager IT Operations & Development of VersaTel since March 1998. From 1996 to 1997 he worked as IT Manager at Esat Telecom Group plc. During 1995 he was a consultant at various software companies in Dublin. From 1989 to 1994 he served as development manager at AGS (a subsidiary of NYNEX) and The Walt Disney Company. Mr. Murphy holds a degree in mathematics.

EXECUTIVE COMPENSATION


     The total aggregate compensation for the supervisory board of VersaTel for services in all capacities for 1998 was NLG 34,477. The total aggregate compensation (including amounts paid pursuant to management and consulting agreements) of all executive officers and key management (including the managing director) of VersaTel as a group for 1998 was NLG 3,474,151. The total aggregate compensation for the management board of VersaTel for services in all capacities for 1998 was NLG 326,483. In 1998, options covering 1,100,000 ordinary shares were granted to members of the management board and no options were granted to members of the supervisory board. In 1999, we added a number of additional key managers and we, therefore, expect the total aggregate compensation for all executive officers and key management to increase for 1999. See "Material Relationships and Related Transactions -- Additional Agreements."


     During 1998, VersaTel did not accrue any amounts to provide pension, retirement and similar benefits to the executive officers of VersaTel or to any of the managing or supervisory directors of VersaTel.

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

STOCK OPTION PLANS

1997 STOCK OPTION PLAN

     In December 1996, our shareholders approved the 1997 Stock Option Plan. The 1997 Plan provides for the grant of options to certain key employees of VersaTel to purchase depositary receipts representing an equal number of ordinary shares of VersaTel. Under the 1997 Plan, no options have been granted with an expiration date of more than 5 years after the granting of the option. The option exercise price is determined in the particular grant of the option.

     The option holder is not entitled to retain any depositary receipts received by the option holder as a result of the exercise of its option. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it to VersaTel or to another party designated by VersaTel at the applicable purchase price. Unless otherwise specified in the particular grant of the option, the purchase price will be the fair market value of the ordinary shares minus a penalty discount. The 1997 Plan contains provisions in the event of a dispute regarding the fair market value of the ordinary shares. The penalty discount, if any, is determined by the length of employment of the particular option holder.


     Pursuant to the Shareholders' Agreement, Telecom Founders, Cromwilld and NeSBIC must make available the shares underlying the depositary receipts to be issued under the 1997 Plan. As of the date of this prospectus, 398,000 options to purchase 398,000 depositary receipts had been granted under the 1997 Plan and VersaTel does not intend to grant any more options under the 1997 Plan.


1998 STOCK OPTION PLAN

     In March 1998, our shareholders approved the 1998 Stock Option Plan. The 1998 Plan allows VersaTel to grant options to employees to purchase depositary receipts representing an equal number of ordinary shares of VersaTel. The option period will commence at the date of the grant and will last 5 years. The option exercise price shall be the economic value of the depositary receipt at the date of the grant of the option. The 1998 Plan contains specific provisions for the determination of the economic value of the depositary receipts.

     The option holder is not entitled to retain any depositary receipts received by the option holder as a result of the exercise of its option. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it, within one year after the exercise of the option, to VersaTel or to another party designated by VersaTel, at a purchase price equal to the economic value of the depositary receipts.

     As of the date of this prospectus, 5,000,000 options to purchase 5,000,000 depositary receipts have been granted under the 1998 Plan and the Company does not intend to grant any more options under the 1998 Plan.

1999 STOCK OPTION PLAN

     In January 1999, our shareholders approved the 1999 Stock Option Plan. The 1999 Plan allows VersaTel to grant options to employees to purchase depositary receipts representing an equal number of ordinary shares of VersaTel. The option period will commence at the date of the grant and will last 5 years. The option exercise price shall be determined by VersaTel.

     The option holder is not entitled to retain any depositary receipts received by the option holder as a result of the exercise of its option. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it, within one year after the exercise of the option, to VersaTel or to another party designated by VersaTel, at a purchase price equal to the economic value of the depositary receipts. The 1999 Plan contains specific provisions for the determination of the economic value of the depositary receipts.


     As of the date of this prospectus, 2,115,000 options to purchase depositary receipts have been granted under the 1999 Plan. VersaTel expects to grant an additional 385,000 options under the 1999 Plan.



     The depositary receipts issued under the 1997 Plan, the 1998 Plan and the 1999 Plan will be administered by the Stichting Administratiekantoor VersaTel. As of the date of this prospectus, there have been 5,543,000 options granted to our executive officers and key management. No options have been granted to any of our supervisory board members.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth information regarding the beneficial ownership of the ordinary shares of VersaTel as of June 28, 1999 and as adjusted to reflect the sale of Shares and ADSs in the equity offering, by each beneficial owner of 5.0% or more of the ordinary shares and by the executive officers and directors of VersaTel as a group. None of the principal shareholders or the executive officers and directors will sell any Shares or ADSs in the Equity Offering.



                                                                       PERCENT OF SHARES
                                                                        OUTSTANDING(1)
                                                                 -----------------------------
                                                     NUMBER      BEFORE EQUITY    AFTER EQUITY
NAME OF BENEFICIAL OWNER                           OF SHARES       OFFERING         OFFERING
------------------------                           ----------    -------------    ------------
Telecom Founders B.V.(2)(3)......................   6,750,584        17.0%            11.1%
NeSBIC Venture Fund C.V.(3)(4)...................  15,162,896        38.3             24.9
Cromwilld Limited(3)(5)..........................   7,306,048        18.5             12.0
Paribas Deelnemingen N.V.........................   7,282,340        18.4             12.0
Nederlandse Participatie Maatschappij N.V........   2,352,942         5.9              3.9
                                                   ----------        ----             ----
  Total..........................................  38,854,810        98.1%            63.8%
All directors and executive officers as a
  group(6).......................................  14,056,632        35.5%            23.1%


-------------------------


(1) Does not give effect to dilution from the exercise of warrants covering 1,270,593 ordinary shares issued in the First High Yield Offering and the Second High Yield Offering that are not being exercised concurrently with the closing of the equity offering or to options granted to employees covering 7,090,000 ordinary shares (all as adjusted to give effect to the 2-for-1 stock split on April 13, 1999). Assumes no exercise by the underwriters of the Equity Offering of their over-allotment option. Does not include 130,000 shares (as adjusted) approved for issuance by our shareholders in connection with earn-out obligations relating to the acquisitions of SpeedPort and ITinera. See "Management -- Stock Option Plans" and "Description of Capital Stock -- Warrants."


(2) Telecom Founders B.V., a Netherlands company, is a wholly owned subsidiary of Relyt Holdings N.V., a Netherlands Antilles company owned by R. Gary Mesch. The shareholders' agreement, entered into between Telecom Founders, NeSBIC and Cromwilld, and subsequently acceded to by 2 additional shareholders, requires Mr. Mesch ultimately to own more than 50.0% of the shares of Telecom Founders B.V. Certain of the officers and directors of VersaTel have beneficial interests in Telecom Founders B.V.


(3) Includes an aggregate 348,000 ordinary shares that may be forfeited by Telecom Founders B.V., NeSBIC Venture Fund C.V. and Cromwilld Limited pursuant to options exercised under the 1997 option plan.



(4) Includes 1,274,510 ordinary shares held by NeSBIC Groep B.V., an affiliate of NeSBIC Venture Fund C.V.



(5) Cromwilld Limited, an Isle of Man company, is controlled by Denis O'Brien, a member of the Supervisory Board of VersaTel. The Shareholders' Agreement requires Mr. O'Brien to own more than 90.0% of the shares of Cromwilld Limited.



(6) Reflects the 6,750,584 shares held by Telecom Founders B.V., beneficial ownership of which may be attributed to Mr. Mesch, and 7,306,048 shares held by Cromwilld Limited, beneficial ownership of which may be attributed to Mr. O'Brien.

                MATERIAL RELATIONSHIPS AND RELATED TRANSACTIONS

SHAREHOLDERS' AGREEMENT

     In December 1996, Telecom Founders, NeSBIC and Cromwilld entered into a participation and shareholders' agreement, which contains, among other things, provisions relating to the appointment of members of the Management Board and the Supervisory Board, and provisions with respect to the funding of the Company. The shareholders' agreement also contains provisions restricting the transfer of shares of the Company. If a shareholder wishes to transfer its shares, it must first offer the other shareholders the right to purchase such shares. In addition, no shareholder may transfer its shares unless the transferee has accepted and agreed to be bound by the provisions of the shareholders' agreement, nor will the Company issue shares to any person unless such person accepts and agrees to be bound by the shareholders' agreement. In connection with their investment in VersaTel as part of the recapitalization, Paribas and Nederlandse Participatie Maatschappij agreed to be bound by the terms of the Shareholders' Agreement pursuant to deeds of accession and acknowledgment.


     The shareholders' agreement will, by its terms, terminate upon any of the following events: (i) by written agreement of all the parties thereto, (ii) the joint sale and transfer by the parties to the shareholders' agreement of the entire share capital of VersaTel to a third party or (iii) the effective listing, by the parties thereto, of the entire share capital of VersaTel on any stock exchange. VersaTel's share capital will be listed on the Amsterdam Stock Exchange simultaneously with the closing of the Equity Offering. VersaTel has been advised by its Netherlands counsel that in its opinion a Netherlands court (if presented with the issue) should conclude that the Shareholders' Agreement will be effectively terminated simultaneously with the closing of the Equity Offering. However, we can give no assurance that Cromwilld will not challenge that interpretation or otherwise challenge the validity of the proposed offering, either before or after the closing of the offering, or that a competent court of law will not support Cromwilld's challenges.


ADDITIONAL AGREEMENTS

     Mr. Greg Mesch is a director of In-Touch Associates Ltd., a London-based telecommunications consulting company that performs services for the Company. The amounts paid by the Company in respect of these services are not material.

RELATIONSHIPS


     Lehman Brothers Inc., an affiliate of Lehman Brothers International (Europe), was an initial purchaser in the First High Yield Offering. Lehman Brothers Inc. and Lehman Brothers International (Europe) were initial purchasers in the Second High Yield Offering. Lehman Brothers Inc., Lehman Brothers International (Europe), ING Barings Limited and ING Barings LLC are underwriters in the Equity Offering. ING Barings Limited and ING Barings LLC are each affiliates of the other. Lehman Commercial Paper Inc., an affiliate of each of Lehman Brothers Inc. and Lehman Brothers (International) Europe, and ING (U.S.) Capital, LLC, an affiliate of each of ING Barings Limited and ING Barings LLC, are lenders under the Interim Loans, which will be repaid with a portion of the net proceeds from this offering.



LOCK-UP ARRANGEMENTS



     Along with our executive officers, and some of our shareholders and directors, we have agreed, subject to certain exceptions, not to sell or otherwise dispose of any ordinary shares (other than the Shares and ADSs offered by VersaTel in the Equity Offering) for a period of 180 days after the date of the prospectus relating to the Equity Offering without the prior written consent of Lehman Brothers Inc.

     Because we do not have a history of net profits, AEX regulations prohibit any member of our supervisory board or management board, subject to the exception described below, from disposing, after the date of the Equity Offering, of any ordinary shares acquired by such member before the date of the Equity Offering. Under AEX regulations, any holder of 5% or more of our outstanding share capital before the date of the Equity Offering may not, for three years after the date of the Equity Offering, sell, collectively with all other holders of 5% or more of our outstanding share capital acquired before the date of the Equity Offering, in the aggregate more than 25% of the number of our ordinary shares outstanding before the date of the Equity Offering. This lock-up requirement applies unless we report a profit, in which case such shareholders are entitled to dispose collectively of a maximum of (i) 50% of the shares issued and outstanding before the date of the Equity Offering if a profit was made for one year or (ii) 75% of the shares issued and outstanding before the date of the Equity Offering if a profit was made for two years.



     Under AEX regulations, holders of 5% or more of our outstanding share capital may dispose of their remaining interest if such disposition (i) is consummated through a public secondary offering involving a due diligence investigation and the issuance of a prospectus, (ii) complies with the listing rules of the AEX and (iii) occurs at least one year after the date of the Equity Offering. In addition, the lock-up arrangements will not prohibit any member of our supervisory board or management board from disposing of any ordinary shares acquired after the date of the Equity Offering pursuant to the exercise of options which were granted under our stock option plans prior to the Equity Offering.

                      DESCRIPTION OF MATERIAL INDEBTEDNESS

THE FIRST HIGH YIELD OFFERING

     In the First High Yield Offering in May 1998, VersaTel issued units consisting of $225,000,000 in aggregate principal amount of 13 1/4% Senior Notes due 2008 and warrants to purchase 3,000,000 (as adjusted) ordinary shares. The units were sold to Lehman Brothers, Inc., as initial purchaser, who subsequently sold them to institutional investors in reliance on exemptions under the Securities Act. The notes and the warrants were separated in August 1998. In December 1998, VersaTel completed a public exchange offer pursuant to which all the notes issued in the First High Yield Offering were exchanged for substantially identical notes registered under the Securities Act that are not subject to transfer restrictions. For the purposes of this prospectus, the terms "First Notes," "Second Notes" and "Existing Notes" shall refer to notes issued initially and to notes exchanged therefor pursuant to the exchange offers described in this section. The warrants issued in the First High Yield Offering remain subject to transfer restrictions. As a result of the consummation of such exchange offer, we are now subject to the information reporting requirements of the Exchange Act. Interest on the First Notes will be paid semi-annually on May 15 and November 15, beginning November 15, 1998. In connection with the First High Yield Offering, we purchased, pledged and placed in escrow U.S. government securities in an amount sufficient to fund the first 6 interest payments on the First Notes (through the interest payment date on May 15, 2001). The First Notes are redeemable at our option, in whole or in part, at any time on or after May 15, 2003, at 106.625% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on or after May 15, 2006. The First Notes may also be redeemed at the option of VersaTel, in whole but not in part, at any time at a redemption price equal to the aggregate principal amount thereof, plus liquidated damages, if any, to the date fixed by VersaTel for redemption, and all additional amounts, if any, then due and which will become due as a result of the redemption or otherwise, in the event of changes affecting Netherlands taxes or as a result of any change in the application of Netherlands tax laws or regulations that require VersaTel to pay additional amounts that VersaTel determines cannot be avoided by taking reasonable steps. The First Notes rank equal in right of payment to the Second Notes, the Notes and all other senior indebtedness of VersaTel and will be senior in right of payment to any future subordinated indebtedness of VersaTel.

     The indenture governing the First Notes contains covenants applicable to VersaTel and certain of its subsidiaries, limitations and requirements with respect to indebtedness, restricted payments, dividends and other payments affecting restricted subsidiaries, the issuance and sale of capital stock of restricted subsidiaries, transactions with stockholders and affiliates, liens, asset sales, issuances of guarantees of indebtedness by restricted subsidiaries, sale-leaseback transactions, consolidations and mergers and provision of financial statements and reports. The indenture also requires VersaTel to commence and consummate an offer to purchase the First Notes for 101% of their aggregate principal amount, upon events constituting or which may constitute a change of control of VersaTel. In addition, under certain circumstances, VersaTel is required by the indenture to offer to purchase the First Notes with the proceeds of the sale of certain assets. The indenture also provides for events of default which, if any of them occurs, would permit or require the principal of, premium, if any, interest and any other monetary obligations on the First Notes to become or to be declared to be immediately due and payable. Holders of First Notes may under certain circumstances be entitled to receive additional payments in respect of taxes and similar charges in respect of payments on the First Notes. The terms of such covenants, such required offers to purchase, such events of default and their consequences and such additional payments, as well as related definitions, set forth in the indenture governing the First High Yield Offering are substantially identical to those applicable to the Second Notes, except that the indenture governing the Second High Yield Offering also includes an optional redemption provision whereby VersaTel may, for the first 3 years after such offering, redeem up to 35% of the Second Notes with the net proceeds of certain public equity offerings by VersaTel. The indenture governing the First Notes is subject to, and governed by, the Trust Indenture Act of 1939, as amended.

THE SECOND HIGH YIELD OFFERING

     In the Second High Yield Offering in December 1998, VersaTel issued units consisting of $150,000,000 in aggregate principal amount of 13 1/4% Senior Notes due 2008 and warrants to purchase 2,000,100 (as adjusted) ordinary shares. The units were sold to Lehman Brothers, Inc., Lehman Brothers International (Europe) and Paribas Corporation, as initial purchasers, who subsequently sold them to institutional investors in reliance on exemptions under the Securities Act. The notes and the warrants were separated in January 1999. In February 1999, VersaTel completed a public exchange offer pursuant to which all the notes issued in the Second High Yield Offering were exchanged for substantially identical notes registered under the Securities Act that are not subject to transfer restrictions. The warrants issued in the Second High Yield Offering remain subject to certain transfer restrictions. Interest on the Second Notes will be paid semi-annually on May 15 and November 15, beginning May 15, 1999. In connection with the Second High Yield offering, we purchased, pledged and placed in escrow U.S. government securities in an amount sufficient to fund the first 5 interest payments on the Second Notes (through interest payment date on May 15, 2001). The Second Notes are redeemable at the option of VersaTel, in whole or in part, at any time on or after May 15, 2003, at 106.625% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on or after May 15, 2006. In addition, at any time prior to November 15, 2001, VersaTel may, at its option, redeem from time to time up to 35% of the aggregate principal amount of the Second Notes at a redemption price equal to 113 1/4% of the aggregate principal amount thereof plus accrued and unpaid interest, additional amounts, if any, and liquidated damages, if any, to the date of redemption with the proceeds of one or more public equity offerings by VersaTel, provided that at least 65% of the aggregate original principal amount of the Second Notes remains outstanding immediately after the occurrence of such redemption. The Second Notes may also be redeemed at our option of VersaTel, in whole but not in part, at any time at a redemption price equal to the aggregate principal amount thereof, plus liquidated damages, if any, to the date fixed by VersaTel for redemption, and all additional amounts, if any, then due and which will become due as a result of the redemption or otherwise, in the event of changes affecting Netherlands taxes or as a result of any change in the application of Netherlands tax laws or regulations that require VersaTel to pay additional amounts that VersaTel determines cannot be avoided by taking reasonable steps. The Second Notes rank equal in right of payment to the First Notes, the Notes and all other senior indebtedness of VersaTel and will be senior in right of payment to any future subordinated indebtedness of VersaTel.

     The indenture governing the Second Notes contains covenants applicable to VersaTel and certain of its subsidiaries, including limitations and requirements with respect to indebtedness, restricted payments, dividends and other payments affecting restricted subsidiaries, the issuance and sale of capital stock of restricted subsidiaries, transactions with stockholders and affiliates, liens, asset sales, issuances of guarantees of indebtedness by restricted subsidiaries, sale-leaseback transactions, consolidations and mergers and provision of financial statements and reports. The indenture also requires VersaTel to commence and consummate an offer to purchase the Second Notes, for 101% of the aggregate principal amount, upon certain events constituting or which may constitute a change of control of VersaTel. In addition, under certain circumstances, VersaTel is required by the indenture to offer to purchase the Second Notes with the proceeds of the sale of certain assets. The indenture also provides for events of default which, if any of them occurs, would permit or require the principal of, premium, if any, interest and any other monetary obligations on the Second Notes to become or to be declared to be immediately due and payable. Holders of Second Notes may under certain circumstances be entitled to receive additional payments in respect of taxes and similar charges in respect of payments on the Second Notes. The indenture governing the Second Notes is also subject to, and governed by, the Trust Indenture Act.

NORTEL VENDOR FINANCING


     In May 1999, VersaTel Telecom Europe B.V., as borrower, VersaTel Telecom International N.V., as guarantor, and Nortel Networks International Finance & Holding B.V., as agent and security agent, entered into a Euro45.4 million (approximately NLG 100.0 million) multi-draw amortizing term loan facility, governed by a loan agreement (the "Nortel Facility"). The purpose of the facility is to finance the acquisition of telecommunications equipment from Nortel. Interest is payable quarterly in arrears at a floating rate based on the Euro Interbank Offered Rate. The Nortel Facility is solely secured by a lien on the equipment acquired with the proceeds advanced under the Nortel Facility. In addition, the Nortel Facility is guaranteed by VersaTel Telecom International N.V., VersaTel Telecom Netherlands B.V. and VersaTel Telecom Belgium N.V. As of the date hereof, no advances have been made under the Nortel Facility. The Nortel Facility also contains covenants applicable to VersaTel and its affiliates. The covenants include, but are not limited to, restrictions on the incurrence of additional indebtedness, the issuance of capital stock, amalgamations and mergers, asset sales and acquisitions and joint ventures. In addition, under certain circumstances, VersaTel Europe may be required to repay the facility upon the occurrence of a change of control. The Nortel Facility provides for events of default which, if any of them occurs, would permit or require the principal, interest and any other monetary obligations under the Nortel Facility to become or to be declared immediately due and payable.

                            DESCRIPTION OF THE NOTES

GENERAL

     Each of the Dollar Notes and the Euro Notes will be issued by VersaTel pursuant to an indenture (the "Dollar Indenture" and the "Euro Indenture," respectively, and together the "Indentures") in each case between VersaTel and United States Trust Company of New York, as trustee (each a "Trustee" and together the "Trustees"). The Indentures will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and by their terms will be subject to and governed by the Trust Indenture Act. Holders of Notes are referred to each Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indentures does not purport to be complete and is qualified in its entirety by reference to each Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     VersaTel will make an application to list the Notes of each series on the Luxembourg Stock Exchange. If and so long as any Notes are listed on the Luxembourg Stock Exchange, VersaTel will maintain a special agent or, as the case may be, a paying and transfer agent in Luxembourg. See "Listing and General Information."

RANKING

     The Notes will be general unsecured obligations of VersaTel and will rank senior in right of payment to all future indebtedness of VersaTel that is, by its terms or by the terms of the agreement or instrument governing such indebtedness, expressly subordinated in right of payment to the Notes, and pari passu in right of payment with all existing and future senior indebtedness of VersaTel, including the Existing Notes.

     VersaTel has transferred substantially all of its assets and liabilities (other than the Existing Notes) to its Restricted Subsidiaries. VersaTel, therefore, is a holding company with limited assets and operates its business through its Restricted Subsidiaries. Any right of VersaTel and its creditors, including holders of the Notes, to participate in the assets of any of VersaTel's Subsidiaries upon any liquidation or administration of any such Subsidiary will be subject to the prior claims of the creditors of such Subsidiary. The claims of creditors of VersaTel, including holders of the Notes, will be effectively subordinated to all existing and future third-party indebtedness and liabilities, including trade payables, of VersaTel's Subsidiaries. At March 31, 1999, after giving effect to the issuance of the Notes offered hereby, the incurrence and repayment of the Interim Loans and the acquisition of Svianed as if each had occurred on such date, VersaTel's
Subsidiaries would have had total liabilities of NLG      million ($
million) reflected on VersaTel's consolidated balance sheet. VersaTel and its Subsidiaries may incur other debt in the future, including secured debt.

     The Notes will not be entitled to any security and will not be entitled to the benefit of any guarantees, except under the circumstances described under "-- Certain Covenants -- Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries."

PRINCIPAL, MATURITY AND INTEREST

     The Dollar Notes will be limited in aggregate principal amount to
$          , of which $          will be offered in this offering, and the Euro
Notes will be limited in aggregate principal amount to

Euro          , of which Euro          will be offered in this offering. Each
series of Notes will mature on                          , 2009. The Dollar Notes
will bear interest at the rate of      % per annum and the Euro Notes will bear
interest at the rate of      % per annum, in each case payable semi-annually in
arrears on each                and                (each an "Interest Payment
Date"), commencing on                , 2000 to the Person in whose name the Note
(or any predecessor Note) is registered at the close of business on the
preceding                or                , as the case may be. Interest will
be computed on the basis of a 360-day year of twelve 30-day months. VersaTel may issue additional Notes of each series ("Additional Notes") from time to time
after this offering up to an aggregate principal amount of $          million
(in the case of Dollar Notes) or Euro          million (in the case of Euro
Notes), subject to the provisions of the Indentures described below under "-- Certain Covenants" and applicable law. Each series of Notes offered hereby and any Additional Notes subsequently issued under each Indenture would be treated as a single class for all purposes under such Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Principal of, premium, if any, interest and Additional Amounts, if any, on the Notes will be payable at the office or agency of VersaTel maintained for such purpose within the City and State of New York or, at the option of VersaTel, payment of interest and Additional Amounts, if any, may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by VersaTel, VersaTel's office or agency in New York will be the office of each Trustee maintained for such purpose. The Dollar Notes will be issued in minimum denominations of $1,000 (in principal amount) and integral multiples thereof and the Euro Notes will be issued in minimum denominations of Euro1,000 (in principal amount) and integral multiples thereof. If any Notes are listed on the Luxembourg Stock Exchange, VersaTel will appoint Kredietbank S.A. Luxembourgeoise, or such other Person located in Luxembourg and reasonably acceptable to each Trustee, as an additional paying and transfer agent. Upon the issuance of Definitive Notes, Holders will be able to receive principal, interest and Additional Amounts, if any, on the Notes and will be able to transfer Definitive Notes at the Luxembourg office of such paying and transfer agent, subject to the right of VersaTel to mail payments in accordance with the terms of each Indenture.

MANDATORY REDEMPTION

     VersaTel will not be required to make mandatory redemptions or sinking fund payments prior to maturity of the Notes.

OPTIONAL REDEMPTION

     Except as described below and in the following paragraph or under "Redemption for Taxation Reasons," the Notes will not be redeemable at
VersaTel's option prior to           , 2004. From and after           , 2004,
the Notes will be subject to redemption at the option of VersaTel, in whole or in part, upon not less than 30 nor more than 60 days' prior notice, published in a leading newspaper having a general circulation in New York (which is expected to be The Wall Street Journal) and in Amsterdam (which is expected to be Het Financieele Dagblad) (and, if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, a newspaper having a general calculation in Luxembourg (which is expected to be the Luxemburger Wort)) or, in the case of Definitive Notes, mailed by first-class mail to each Holder's registered address, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest and Additional Amounts, if any, to the applicable redemption date (and, in the case of Definitive Notes, subject to the right of Holders of record on the relevant record date to receive interest and Additional

Amounts, if any, due on the relevant interest payment date in respect thereof),
if redeemed during the twelve-month period beginning on           of each of the
years indicated below:

                                               REDEMPTION
YEAR                                             PRICE
----                                           ----------
2004.......................................            %
2005.......................................            %
2006.......................................            %
2007 and thereafter........................     100.000%

     In addition, at any time on or prior to           , 2002, VersaTel may, at
its option, redeem up to 35% of the aggregate principal amount of the Notes of each series originally issued under each Indenture on the Issue Date at a
redemption price equal to           % of the aggregate principal amount the
Dollar Notes or the Euro Notes, as the case may be, plus accrued and unpaid interest and Additional Amounts, if any, to the date of redemption (and in the case of Definitive Notes, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any, in respect thereof), with the Net Cash Proceeds of one or more Public Equity Offerings received by, or invested in, VersaTel; provided that, in each case, at least 65% of the aggregate original principal amount of each series of Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that notice of any such redemption must be given to Holders within 30 days of the date of the closing of any such Public Equity Offering. In the event of any redemption of the Notes, payments will be made as described under "-- Principal, Maturity and Interest."

     The aggregate principal amount of Notes to be redeemed shall be allocated by VersaTel between the Dollar Notes and the Euro Notes in its sole discretion. In the case of any partial redemption, selection of the Notes for redemption will be made by the relevant Trustee in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed or, if such Notes are not so listed or such exchange prescribes no method of selection, on a pro rata basis, by lot or by such other method as such Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount (in the case of Dollar Notes) and no Note of E1,000 in original principal amount or less (in the case of Euro Notes) shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued and delivered to the Depositary, or, in the case of Definitive Notes, issued in the name of the Holder thereof in each case upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

REDEMPTION FOR TAXATION REASONS

     The Notes may be redeemed, at the option of VersaTel in whole but not in part, at any time upon giving not less than 30 nor more than 60 days' notice to the Holders (which notice shall be irrevocable), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, to the date fixed by VersaTel for redemption (a "Tax Redemption Date"), and all Additional Amounts (see "-- Withholding Taxes"), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if VersaTel determines that, as a result of (i) any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of The Netherlands (or any political subdivision or taxing authority thereof) or any other Relevant Taxing Jurisdiction (as defined in "-- Withholding Taxes")affecting taxation which becomes effective on or after the Issue Date, or (ii) any change in or new or different position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding,

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judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the Issue Date, VersaTel is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and VersaTel determines that such payment obligation cannot be avoided by VersaTel taking reasonable measures.

     Notwithstanding the foregoing, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which VersaTel would be obligated to make such payment or withholding if a payment in respect of the Notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, VersaTel will deliver to each Trustee an opinion of an independent tax counsel of recognized international standing to the effect that the circumstances referred to above exist. Each Trustee shall accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

CERTAIN COVENANTS

LIMITATION ON INDEBTEDNESS

     (a) VersaTel will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time, or would occur as a consequence, of the Incurrence of any such Indebtedness, VersaTel may Incur Indebtedness if immediately thereafter the ratio of (i) the aggregate principal amount of Indebtedness of VersaTel and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to (ii) the pro forma Consolidated Cash Flow (the "Indebtedness to Consolidated Cash Flow Ratio") for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than or equal to 5.0 to 1.

     (b) Notwithstanding the foregoing, (except for Indebtedness under subsection (vii) below) VersaTel and (except for Indebtedness under subsections
(v), (vi) and (x)(A) below) any Restricted Subsidiary may Incur each and all of the following:

          (i) Indebtedness (other than Acquired Indebtedness) Incurred to finance the cost (provided that such Indebtedness is Incurred at any time on or before, or within 90 days following, the incurrence of such cost) (including the cost of design, development, construction, acquisition, installation or integration) of assets used in the Permitted Business or Equity Interests of (A) a Restricted Subsidiary that owns principally such assets from a Person other than VersaTel or a Restricted Subsidiary of VersaTel or (B) any Person that is principally engaged in the Permitted Business, that would become a Restricted Subsidiary and owns principally such assets; provided that (x) any such Indebtedness of a Restricted Subsidiary must be Incurred under one or more Credit Facilities, under one or more Capitalized Leases or from the vendor of the assets, property or services acquired with the proceeds of such Indebtedness, (y) the amount of such Indebtedness of a Restricted Subsidiary may not exceed the Fair Market Value of the assets so acquired and (z) the amount of such Indebtedness of VersaTel, Incurred to acquire Equity Interests under clauses (A) and (B) above, may not exceed the Fair Market Value of such assets of any Restricted Subsidiary or any such Person so acquired;

          (ii) Indebtedness of any Restricted Subsidiary owing to and held by VersaTel, Indebtedness of VersaTel owing to and held by any Restricted Subsidiary or Indebtedness of any Restricted Subsidiary owing to and held by any other Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to VersaTel or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of

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

     such Indebtedness not permitted by this clause (ii); and provided, further, that Indebtedness of VersaTel owing to and held by a Restricted Subsidiary must be unsecured and subordinated in right of payment to the Notes;

          (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of VersaTel or a Restricted Subsidiary, other than Indebtedness Incurred under clauses (ii), (iv), (vii), (viii) and (xii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced or refunded is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced or refunded is subordinated to the Notes, (C) the Stated Maturity of such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, is no earlier than the Stated Maturity of the Indebtedness being refinanced or refunded and (D) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, has a Weighted Average Life to Maturity which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness to be refinanced or refunded; and provided, further, that in no event may Indebtedness of VersaTel be refinanced or refunded by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii);

          (iv) Indebtedness (A) in respect of performance, surety or appeal bonds or letters of credit supporting Trade Payables, in each case provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of VersaTel or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of VersaTel (other than Guarantees of Indebtedness Incurred for the purpose of financing such acquisition by the Person acquiring all or any portion of such business, assets or Restricted Subsidiary), in a principal amount not to exceed the gross proceeds actually received by VersaTel or any Restricted Subsidiary in connection with such disposition;

          (v) Indebtedness, to the extent that the net proceeds thereof are promptly (A) used to repurchase Notes tendered in a Change of Control Offer or (B) deposited to defease all of the Notes as described below under "Legal Defeasance and Covenant Defeasance";

          (vi) Indebtedness of VersaTel represented by the Notes;

          (vii) Indebtedness represented by a Guarantee of the Notes and Guarantees of other Indebtedness of VersaTel by a Restricted Subsidiary, in each case permitted by and made in accordance with the "Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries" covenant;

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

          (viii) Indebtedness under one or more Credit Facilities, in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) NLG 70.0 million and (y) 80.0% of Eligible Accounts Receivable at any one time outstanding, subject to any permanent reductions required by any other terms of either Indenture;

          (ix) Acquired Indebtedness; provided that the aggregate amount of such Acquired Indebtedness (other than the Indebtedness Incurred under one or more Credit Facilities, under one or more Capitalized Leases or from the vendor of assets, property or services acquired with the proceeds of such Indebtedness) of the Person that is to become a Restricted Subsidiary or be merged or consolidated with or into VersaTel or any Restricted Subsidiary in the contemplated transaction, outstanding at the time of such transaction does not exceed the Fair Market Value of the plant, property and equipment (excluding property, plant and equipment securing any of the Credit Facilities or vendor financings or subject to any Capital Leases referred to in this clause (ix)) of any Restricted Subsidiary so acquired;

          (x) Indebtedness of (A) VersaTel not to exceed, at any one time outstanding, 2.00 times the Net Cash Proceeds from (1) the issuance and sale, other than to a Subsidiary, of Equity Interests (other than Redeemable Stock and excluding any Ordinary Shares issued in connection with the Recapitalization) of VersaTel and (2) capital contributions made in VersaTel (other than by a Subsidiary) less, in each case, the amount of such proceeds used to make Restricted Payments as provided in clause (C)(2) of the first paragraph or clause (iii) or (iv) of the second paragraph of the "Limitation on Restricted Payments" covenant and (B) VersaTel or Acquired Indebtedness of a Restricted Subsidiary (provided that any such Indebtedness of such Restricted Subsidiary must be incurred under one or more Credit Facilities, under one or more Capitalized Leases or from the vendor of the assets, property or services acquired with the proceeds of such Indebtedness) not to exceed, at any one time outstanding, the fair market value of any Telecommunications Assets acquired by VersaTel or such Restricted Subsidiary in exchange for Equity Interests of VersaTel issued after the Issue Date; provided, however, that in determining the fair market value of any such Telecommunications Assets so acquired, if the estimated fair market value of such Telecommunications Assets exceeds (x) $2.0 million (as estimated in good faith by the Board of Directors), then the fair market value of such Telecommunications Assets will be determined by a majority of the Board of Directors of VersaTel, which determination will be evidenced by a resolution thereof, and (y) $10.0 million (as estimated in good faith by the Board of Directors), then VersaTel will deliver to each Trustee a written appraisal as to the fair market value of such Telecommunications Assets prepared by an internationally recognized investment banking or public accounting firm (or, if no such investment banking or public accounting firm is qualified to prepare such an appraisal, by an internationally recognized appraisal firm); and provided further that such Indebtedness (other than the Indebtedness Incurred under one or more Credit Facilities, under one or more Capitalized Leases or from the vendor of assets, property or services acquired with the proceeds of such Indebtedness) does not mature prior to the Stated Maturity of the Notes and the Weighted Average Life to Maturity of such Indebtedness is longer than that of the Notes;

          (xi) Indebtedness outstanding as of the Issue Date; and

          (xii) Indebtedness (in addition to Indebtedness permitted under clauses (i) through (xi) above) in an aggregate principal amount outstanding at any one time not to exceed the greater of (A) NLG 100 million and (B) an amount equal to 5% of VersaTel's consolidated net tangible assets as of such date.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provisions of

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"-- Limitation on Issuances of Guarantees of Indebtedness by Restricted
Subsidiaries." For purposes of determining compliance with this "Limitation on Indebtedness" covenant, (A) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, VersaTel, in its sole discretion, shall classify (and from time to time may reclassify) such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and (B) the principal amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with U.S. GAAP.

LIMITATION ON RESTRICTED PAYMENTS

     VersaTel will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of any Equity Interest in VersaTel or any Restricted Subsidiary to the holders thereof, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions payable solely in Equity Interests (other than Redeemable Stock) of VersaTel, (B) dividends or distributions made only to VersaTel or a Restricted Subsidiary and (C) pro rata dividends or distributions on Capital Stock of a Restricted Subsidiary held by Persons other than VersaTel or a Restricted Subsidiary), (ii) purchase, redeem, retire or otherwise acquire for value any Equity Interests of VersaTel or any Equity Interests of any Restricted Subsidiary (other than any such Equity Interests owned by VersaTel or any Restricted Subsidiary), (iii) make any principal payment or redeem, repurchase, defease, or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, or maturity, any Indebtedness of VersaTel that is subordinated in right of payment to the Notes, or (iv) make any Investment, other than a Permitted Investment, in any Person (all such payments or any other actions described in clauses (i) through (iv) above being collectively referred to as "Restricted Payments") unless, at the time of, and after giving effect to, the proposed Restricted Payment:

          (A) no Default or Event of Default shall have occurred and be continuing;

          (B) VersaTel could Incur at least $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; and

          (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the Issue Date is less than the sum of (1) Cumulative Consolidated Cash Flow minus 150% of Cumulative Consolidated Fixed Charges, plus (2) 100% of the aggregate Net Cash Proceeds received by VersaTel after the Issue Date as a capital contribution or from the issuance and sale of its Equity Interests (other than Redeemable Stock, and excluding any Ordinary Shares issued in connection with the Offering or the Recapitalization) to a Person (other than a Restricted Subsidiary of VersaTel), plus (3) the aggregate amount by which Indebtedness (other than any Indebtedness subordinated in right of payment to the Notes) of VersaTel or any Restricted Subsidiary is reduced on VersaTel's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of VersaTel) subsequent to the Issue Date into Equity Interests (other than Redeemable Stock and less the amount of any cash, or the fair value of property, distributed by VersaTel or any Restricted Subsidiary upon such conversion or exchange) and plus (4) without duplication of any amount included in the calculation of Consolidated Net Income, in the case of repayment of, or return of capital in respect of, any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the repayment of, the return of capital with respect to, such Investment and the cost of such Investment, in either case less the cost of the disposition of such Investment and net of taxes.

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

     The foregoing provisions shall not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the provisions of each Indenture;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of paragraph
(b) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Equity Interests in VersaTel in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent capital contribution or offering of Equity Interests (other than Redeemable Stock) in VersaTel to any Person (other than a Restricted Subsidiary); (iv) the repurchase, redemption or other acquisition of Indebtedness of VersaTel which is subordinated in right of payment to the Notes in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent capital contribution or offering of Equity Interests (other than Redeemable Stock) in VersaTel to any Person (other than a Restricted Subsidiary); (v) the purchase of any subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof following a Change of Control pursuant to an obligation in the instruments governing such subordinated Indebtedness to purchase or redeem such subordinated Indebtedness as a result of such Change of Control; provided, however, that no such purchase or redemption shall be permitted until VersaTel has completely discharged its obligations described under "-- Repurchase of Notes upon a Change of Control" (including the purchase of all Notes tendered for purchase by holders) arising as a result of such Change of Control; (vi) repurchases of warrants issued in connection with the First Offering and the Second Offering; and (vii) repurchases of Equity Interests of VersaTel from employees of VersaTel or any of its Restricted Subsidiaries deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; provided that any payments made pursuant to this clause (vii) may not exceed in aggregate $500,000 in any fiscal year of VersaTel; provided that, in the case of clauses (ii) through (vii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the immediately preceding paragraph (other than the Restricted Payment referred to in clauses (ii), (iii) and (iv) thereof) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Equity Interests (other than Redeemable Stock) of VersaTel are used for the redemption, repurchase or other acquisition of the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of the Notes.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     VersaTel will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Equity Interests of such Restricted Subsidiary owned by VersaTel or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to VersaTel or any other Restricted Subsidiary, (iii) make loans or advances to VersaTel or any other Restricted Subsidiary, or (iv) transfer any of its property or assets to VersaTel or any other Restricted Subsidiary.

     The foregoing provisions shall not prohibit any encumbrances or restrictions: (i) existing under or by reason of any agreement in effect on the Issue Date, and any amendments, supplements, extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such amendments, supplements, extensions, refinancings, renewals or replacements are no more restrictive than those encumbrances or restrictions that are then in effect and that are being

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amended, supplemented, extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Restricted Subsidiary acquired by VersaTel or any Restricted Subsidiary after the Issue Date, or the property or assets of such Restricted Subsidiary, and existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any amendments, supplements, extensions, refinancings, renewals or replacements of agreements containing such encumbrances or restrictions; provided that the encumbrances and restrictions in any such amendments, supplements, extensions, refinancings, renewals or replacements are no more restrictive than those encumbrances or restrictions that are then in effect and that are being amended, supplemented, extended, refinanced, renewed or replaced; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, purchase mortgage obligation, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of VersaTel or any Restricted Subsidiary not otherwise prohibited by each Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, materially detract from the value of property or assets of VersaTel or any Restricted Subsidiary to VersaTel or any Restricted Subsidiary;
(v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock in, or property and assets of, such Restricted Subsidiary; provided that such restriction shall terminate if such transaction is abandoned or if such transaction is not consummated within six months of the date such agreement was entered into; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if
(A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by the Board of Directors) and (C) the Board of Directors determines that any such encumbrance or restriction will not materially affect VersaTel's ability to make principal or interest payments on the Notes. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent VersaTel or any Restricted Subsidiary from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant that limit the right of the debtor to dispose of the assets securing such Indebtedness.

LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     VersaTel will not, and will not permit any Restricted Subsidiary, directly or indirectly, to issue, transfer, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such Restricted Subsidiary or any other Restricted Subsidiary to any Person (other than (i) to VersaTel or a Wholly Owned Restricted Subsidiary, (ii) issuances of director's qualifying shares, (iii) as required by applicable law, issuances or sales to foreign nationals of the jurisdiction in which a Restricted Subsidiary is organized, and
(iv) Strategic Minority Capital Stock Issues), unless (A) immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and (B) any Investment in such Person remaining after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance, transfer, conveyance, sale, lease or other disposition (valued as provided in the definition of "Investment").

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LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

     VersaTel will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any direct or indirect holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of VersaTel or with any Affiliate of VersaTel or any Restricted Subsidiary, unless (i) such transaction or series of transactions is on terms that are no less favorable to VersaTel or such Restricted Subsidiary than could reasonably be obtained in a comparable arm's-length transaction with a Person that is not such a holder or Affiliate, (ii) if such transaction or series of transactions involves aggregate consideration in excess of $2.0 million, then VersaTel shall deliver to each Trustee a resolution set forth in an Officers' Certificate adopted by a majority of the Board of Directors, including a majority of the independent, disinterested directors, approving such transaction or series of transactions and certifying that such transaction or series of transactions comply with clause (i) above, and (iii) if such transaction or series of transactions involves aggregate consideration in excess of $5.0 million, then VersaTel will deliver to each Trustee a written opinion as to the fairness to VersaTel or such Restricted Subsidiary of such transaction or series of transactions from a financial point of view from an internationally recognized investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by an internationally recognized appraisal firm or accounting firm).

     The foregoing limitation does not limit and will not apply to (i) any transaction between VersaTel and any of its Restricted Subsidiaries or between Restricted Subsidiaries; (ii) the payment of reasonable and customary regular fees to directors of VersaTel who are not employees of VersaTel; and (iii) payment of dividends or other distributions in respect of Equity Interests of VersaTel or any Restricted Subsidiary permitted by the "Limitation on Restricted Payments" covenant.

LIMITATION ON LIENS

     VersaTel will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset or property of VersaTel or any Restricted Subsidiary without making effective provisions for all of the Notes and all other amounts due under each Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

LIMITATION ON ASSET SALES

     VersaTel will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) VersaTel or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or disposed of and (ii) at least 80% of the consideration received for such Asset Sale consists of cash or Cash Equivalents or Replacement Assets or the assumption of Indebtedness which ranks equal in right of payment with the Notes.

     VersaTel shall, or shall cause the relevant Restricted Subsidiary to, apply the Net Cash Proceeds from an Asset Sale within 270 days of the receipt thereof to (A) permanently repay unsubordinated Indebtedness of VersaTel or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than VersaTel or any of its Restricted Subsidiaries, (B) invest in Replacement Assets, or (C) in any combination of repayment, prepayment, and reinvestment permitted by the foregoing clauses (A) and (B).

     Each Indenture will provide that any Net Cash Proceeds from the Asset Sale that are not invested as provided and within the time period set forth in the second paragraph of this "Limitation on Asset Sales" covenant will be deemed to constitute "Excess Proceeds." If at any time the aggregate amount of Excess Proceeds exceeds $5.0 million, VersaTel shall, within 30 business days thereafter, make an offer
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 to all Holders of Notes (an "Asset Sale Offer") to purchase on a pro rata basis the maximum principal amount of Notes, that is an integral multiple of $1,000
(in the case of Dollar Notes) or Euro1,000 (in the case of Euro Notes) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, plus Additional Amounts, if any, to the date fixed for the closing of such offer (and, in the case of Definitive Notes, subject to the right of a Holder of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any, in respect thereof), in accordance with the procedures set forth in each Indenture.
VersaTel will commence an Asset Sale Offer with respect to Excess Proceeds within thirty business days after the date that Excess Proceeds exceeds $5.0 million by publishing or, where relevant, mailing the notice required pursuant to the terms of each Indenture, with a copy to each Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, subject to applicable law, VersaTel may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the selection of such Notes for purchase will be made by each Trustee in the same manner as the Notes are redeemed, as described under "-- Optional Redemption." Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     VersaTel will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder and will comply with the applicable laws of any non-U.S. jurisdiction in which an Asset Sale Offer is made, in each case, to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of an Indenture, VersaTel will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in such Indenture by virtue thereof.

LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES

     VersaTel will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of VersaTel unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to each Indenture providing for a Guarantee of all of VersaTel's obligations under the Notes and such Indenture on terms substantially similar to the guarantee of such Indebtedness, except that if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such assumption, Guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's assumption, Guarantee or other liability with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against VersaTel or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; provided that any Restricted Subsidiary may guarantee Indebtedness of VersaTel under a Credit Facility if such Indebtedness is Incurred in accordance with the "-- Limitation on Indebtedness" covenant.

     Notwithstanding the foregoing, any Guarantee of all of VersaTel's obligations under the Notes and the Indentures by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of VersaTel, of all of VersaTel's and each Restricted Subsidiary's Equity Interests in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indentures) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

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BUSINESS OF VERSATEL; RESTRICTION ON TRANSFERS OF EXISTING BUSINESS

     VersaTel will not, and will not permit any Restricted Subsidiary to, be principally engaged in any business or activity other than a Permitted Business. In addition, VersaTel and any Restricted Subsidiary will not be permitted, directly or indirectly, to transfer to any Unrestricted Subsidiary (i) any of the licenses, permits or authorizations used in the Permitted Business of VersaTel and any Restricted Subsidiary or (ii) any material portion of the "property and equipment" (as such term is used in VersaTel's consolidated financial statements) of VersaTel or any Restricted Subsidiary used in the licensed service areas of VersaTel and any Restricted Subsidiary.

PROVISION OF FINANCIAL STATEMENTS AND REPORTS

     VersaTel will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not VersaTel has a class of securities registered under the Exchange Act, (i) all annual and quarterly financial statements and other financial information that would be required to be contained in a filing with the Commission on Forms 20-F and 10-Q if VersaTel were required to file such Forms (which financial statements shall be prepared in accordance with U.S. GAAP), including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual financial information, a report thereon by VersaTel's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if VersaTel were required to file such reports. Such quarterly financial information shall be filed with the Commission within 45 days following the end of each fiscal quarter of VersaTel, and such annual financial information shall be furnished within 90 days following the end of each fiscal year of VersaTel. Such annual financial information shall include the geographic segment financial information required to be disclosed by VersaTel under Item 101(d) of Regulation S-K under the Securities Act. VersaTel will also be required (a) to file with each Trustee, and provide to each holder, without cost to such holder, copies of such reports and documents within 15 days after the date on which VersaTel files such reports and documents with the Commission or the date on which VersaTel would be required to file such reports and documents if VersaTel were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at VersaTel's cost copies of such reports and documents to any prospective holder promptly upon request. In addition, for so long as the Notes remain outstanding and VersaTel is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act nor exempt from reporting under Rule 12g3-2(b) of the Exchange Act, VersaTel shall furnish to the Holders and to securities analysts and prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and, to any beneficial holder of Notes, information of the type that would be filed with the Commission pursuant to the foregoing provisions, upon the request of any such holder, if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall require, copies of all reports and information described above will be available during normal business hours at the office of the listing agent in Luxembourg.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, VersaTel will make an offer to purchase all or any part (equal to $1,000 in principal amount (in the case of Dollar Notes) and equal to Euro1,000 in principal amount (in the case of Euro Notes) and, in each case, in integral multiples thereof) of each series of Notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase, plus Additional Amounts, if any, to the date of repurchase (and in the case of Definitive Notes, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any,

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 in respect thereof). Each Indenture provides that within 30 days following any
Change of Control, VersaTel will publish notice of such in a leading newspaper having a general circulation in New York (which is expected to be the Wall Street Journal) and in Amsterdam (which is expected to be Het Financieele Dagblad) (and, if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort)) or, in the case of Definitive Notes, mail a notice to each Holder (and if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, will publish notice in a newspaper having a general circulation in Luxembourg (which is expected to be Luxemburger Wort)), with a copy to each Trustee, with the following information: (i) that a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase of Notes upon a Change of Control" and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment; (ii) that the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is published, or where relevant, mailed, except as may be otherwise required by applicable law (the "Change of Control Payment Date"); (iii) that any Note not properly tendered will remain outstanding and continue to accrue interest; (iv) that unless VersaTel defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the applicable paying agent and at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their tendered Notes and their election to require VersaTel to purchase such Notes; provided, however, that the applicable paying agent receives, not later than the close of business on the last day of the offer period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the principal amount of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount (in the case of Dollar Notes) or Euro1,000 in principal amount (in the case of Euro Notes) or, in each case, in an integral multiple thereof.

     VersaTel will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder and will comply with the applicable laws of any non-U.S. jurisdiction in which a Change of Control Offer is made, in each case, to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of either Indenture, VersaTel will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations contained in such Indenture by virtue thereof. The provisions relating to VersaTel's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

     Each Indenture will provide that on the Change of Control Payment Date, VersaTel will, to the extent permitted by law, (i) accept for payment all Notes of each series or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with each paying agent an amount equal to the aggregate Change of Control Payment in respect of the Notes or portions thereof so tendered and (iii) deliver, or cause to be delivered, to each Trustee for cancellation the Notes so accepted together with an Officers' Certificate stating that such Notes or portions thereof have been tendered to and purchased by VersaTel. Each Indenture will provide that each paying agent will promptly either (x) pay to the Holder against presentation and surrender (or, in the case of partial payment, endorsement) of the

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Global Notes or (y) in the case of Definitive Notes, mail to each Holder of
Notes the Change of Control Payment for such Notes, and each Trustee will promptly authenticate and deliver to the Holder of the Global Notes a new Global Note or Notes or, in the case of Definitive Notes, mail to each Holder a new Definitive Note, as applicable, equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Definitive Note will be in a principal amount of $1,000 (in the case of Dollar Notes) or a principal amount of Euro1,000 (in the case of Euro Notes) or, in each case, in an integral multiple thereof. VersaTel will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     If VersaTel is unable to repay all of its Indebtedness that would prohibit repurchase of the Notes or is unable to obtain the consents of the holders of Indebtedness, if any, of VersaTel outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes, then VersaTel will have breached such covenant. This breach will constitute an Event of Default under each Indenture if it continues for a period of 30 consecutive days after written notice is given to VersaTel by the relevant Trustee or the holders of at least 25% in aggregate principal amount of the Notes outstanding. In addition, the failure by VersaTel to repurchase Notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

     There can be no assurances that VersaTel will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of VersaTel which might be outstanding at the time). The above covenant requiring VersaTel to repurchase the Notes will, unless the consents referred to above are obtained, require VersaTel to repay all Indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

     The existence of a Holder's right to require VersaTel to repurchase such Holder's Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire VersaTel in a transaction that would constitute a Change of Control.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     VersaTel will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or in a series of related transactions) to, any Person or permit any Person to merge with or into VersaTel, and VersaTel will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of VersaTel or VersaTel and its Restricted Subsidiaries, taken as a whole, to any other Person or Persons, unless: (i) VersaTel will be the continuing Person, or the Person (if other than VersaTel) (the "Surviving Entity") formed by such consolidation or into which VersaTel is merged or that acquired or leased such property and assets of VersaTel will be a corporation organized and validly existing under the laws of The Netherlands, Germany, France, Belgium, the United Kingdom or the United States of America, any state thereof or the District of Columbia and shall expressly assume, by supplemental indentures, executed and delivered to each Trustee, all of the obligations of VersaTel with respect to the Notes under each Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, VersaTel, or any Person becoming the successor obligor of the Notes, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of VersaTel immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis VersaTel, or any Person becoming the successor obligor of the Notes, as the case may be, (A) prior to the third anniversary of the Issue Date, would have an Indebtedness to

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Consolidated Cash Flow Ratio no greater than such ratio immediately prior to such transaction or (B) on or after the third anniversary of the Issue Date, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; (v) VersaTel delivers to each Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indentures comply with each Indenture; and (vi) VersaTel shall have delivered to each Trustee an opinion of tax counsel reasonably acceptable to such Trustee stating that (A) Holders will not recognize income, gain or loss for U.S. federal or Netherlands income tax purposes as a result of such transaction and
(B) no taxes on income (including taxable capital gains) will be payable under the tax laws of the Relevant Taxing Jurisdiction by a Holder who is or who is deemed to be a non-resident of the Relevant Taxing Jurisdiction in respect of the acquisition, ownership or disposition of the Notes, including the receipt of principal of, premium and interest paid pursuant to such Notes.

EVENTS OF DEFAULT

     The following constitute "Events of Default" under each Indenture: (a) a default for 30 days or more in the payment when due of interest on the Notes or Additional Amounts, if any, with respect to the Notes; (b) a default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (c) a default in the payment of principal or interest on Notes required to be purchased pursuant to an Asset Sale Offer as described under "Limitation on Asset Sales" or pursuant to a Change of Control Offer as described under "Repurchase of Notes upon a Change of Control"; (d) a failure to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets"; (e) a default in the performance of or breach of any other covenant or agreement of VersaTel in such Indenture or under either series of Notes and such default or breach continues for a period of 30 consecutive days after written notice by the relevant Trustee or the holders of 25% or more in aggregate principal amount of such series of Notes; (f) a default occurs on any other Indebtedness of VersaTel or any Restricted Subsidiary if either (x) such default is a failure to pay principal of such Indebtedness when due after any applicable grace period and the principal amount of such Indebtedness is in excess of $5.0 million or (y) as a result of such default, the maturity of such Indebtedness has been accelerated prior to its scheduled maturity and such default has not been cured within the shorter of (i) 60 days and (ii) the applicable grace period, and such acceleration has not been rescinded, and the principal amount of such Indebtedness together with the principal amount of any other Indebtedness of VersaTel and its Restricted Subsidiaries that is also in default as to principal, or the maturity of which has been accelerated, aggregates $5.0 million or more; (g) failure to pay final judgments and orders against VersaTel or any Restricted Subsidiary (not covered by insurance) aggregating in excess of $5.0 million (treating any deductibles, self-insurance or retention as not so covered), which final judgments remain unpaid, undischarged and unstayed for a period in excess of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed to exceed $5.0 million; (h) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of VersaTel or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of VersaTel or any of its Significant Subsidiaries or for all or substantially all of the property and assets of VersaTel or any of its Significant Subsidiaries or (C) the winding up or liquidation of the affairs of VersaTel or any of its Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (i) VersaTel or any of its Significant Subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or

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similar official of VersaTel or any of its Significant Subsidiaries or for all
or substantially all of the property and assets of VersaTel or any of its Significant Subsidiaries or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clauses
(h) or (i) above) occurs and is continuing under either Indenture, the relevant Trustee or the Holders of at least 25% in aggregate principal amount of the relevant series of Notes then outstanding, by written notice to VersaTel, may declare the principal of, premium, if any, accrued and unpaid interest and other monetary obligations (including Additional Amounts, if any) on all the then outstanding Notes of such series to be immediately due and payable. Upon such a declaration, such principal of, premium, if any, interest and other monetary obligations on such Notes shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause
(f) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (f) shall be remedied or cured by VersaTel and/or the relevant Restricted Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clauses (h) or (i) above occurs, the principal of, premium, if any, accrued interest and other monetary obligations on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of either Trustee or any Holder. Holders of at least a majority in principal amount of each series of outstanding Notes, by written notice to VersaTel and to the relevant Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, interest and other monetary obligations on such series of Notes that have become due solely by such declaration of acceleration, have been cured or waived and
(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see
"-- Amendment, Supplement and Waiver".

     Holders of Notes may not enforce each Indenture or the Notes except as provided in each Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes of either series may direct the relevant Trustee in its exercise of any trust or power. Each Indenture will provide that each Trustee thereunder may withhold from Holders of Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, interest, or Additional Amounts, if any) if it determines that withholding notice is in their interest. Each Indenture will further provide that each Trustee thereunder shall have no obligation to accelerate the Notes if, in the best judgment of such Trustee, acceleration is not in the best interest of the Holders.

     Each Indenture will require that VersaTel will deliver annually an Officers' Certificate to each Trustee thereunder certifying that a review has been conducted of the activities of VersaTel and VersaTel's performance under such Indenture and that VersaTel has fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. VersaTel will also be obligated to notify each Trustee of any default or defaults in the performance of any covenants or agreements under each Indenture within five business days of becoming aware of any such default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of VersaTel shall have any liability for any obligations of VersaTel under the Notes or either Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

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LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The obligations of VersaTel under each Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes of each series. VersaTel may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") and cure all then existing Events of Default except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, interest and Additional Amounts, if any, on such Notes when such payments are due or on the redemption date solely out of the trust created pursuant to each Indenture, (ii) VersaTel's obligations with respect to Notes concerning issuing temporary Notes, or, where relevant, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of each Trustee, and VersaTel's obligations in connection therewith and (iv) the Legal Defeasance provisions of each Indenture. In addition, VersaTel may, at its option and at any time, elect to have the obligations of VersaTel released with respect to certain covenants that are described in the Indentures ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment on other indebtedness, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance with respect to either series of Notes,

          (i) VersaTel must irrevocably deposit, or cause to be irrevocably deposited, with the relevant Trustee, in trust, for the benefit of the Holders of (A) the Dollar Notes, cash in U.S. dollars, U.S. Government Securities or a combination thereof and (B) the Euro Notes, cash in euros, European Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Additional Amounts, if any, due on the outstanding Notes on the stated maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, interest and Additional Amounts, if any, due on the outstanding Notes of each series;

          (ii) in the case of Legal Defeasance, VersaTel shall have delivered to the relevant Trustee (A) an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that, subject to customary assumptions and exclusions, (1) VersaTel has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (2) since the Issue Date, there has been a change in the applicable U.S. federal income tax law such that a ruling is no longer required, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and (B) an opinion of counsel in The Netherlands reasonably acceptable to such Trustee to the effect that (1) Holders will not recognize income, gain or loss for Netherlands income tax purposes as a result of such Legal Defeasance and will be subject to Netherlands income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and (2) payments from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of The Netherlands or any political subdivision thereof or therein having the power to tax;

          (iii) in the case of Covenant Defeasance, VersaTel shall have delivered to the relevant Trustee (A) an opinion of counsel in the United States reasonably acceptable to such Trustee confirming

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     that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (B) an opinion of counsel in The Netherlands reasonably acceptable to such Trustee to the effect that (1) Holders will not recognize income, gain or loss for Netherlands income tax purposes as a result of such Covenant Defeasance and will be subject to Netherlands income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and
     (2) payments from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of The Netherlands or any political subdivision thereof or therein having the power to tax;

          (iv) no Default or Event of Default shall have occurred and be continuing with respect to certain Events of Default on the date of such deposit;

          (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument to which VersaTel is a party or by which VersaTel is bound;

          (vi) VersaTel shall have delivered to the relevant Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable Netherlands and U.S. federal or state law, and that such Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

          (vii) VersaTel shall have delivered to the relevant Trustee an Officers' Certificate stating that the deposit was not made by VersaTel with the intent of defeating, hindering, delaying or defrauding any creditors of VersaTel or others; and

          (viii) VersaTel shall have delivered to the relevant Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     Each Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder when either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to VersaTel) have been delivered to each Trustee thereunder for cancellation; or (ii) (A) all such Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and VersaTel has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust an amount of money sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to such Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest and Additional Amounts, if any, to the date of maturity or redemption; (B) no Default with respect to such Indenture or the Notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which VersaTel is a party or by which it is bound; (C) VersaTel has paid, or caused to be paid, all sums payable by it under such Indenture; and
(D) VersaTel has delivered irrevocable instructions to each Trustee under such Indenture to apply the deposited money toward the

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payment of such Notes at maturity or the redemption date, as the case may be. In addition, VersaTel must deliver an Officers' Certificate and an opinion of counsel to the relevant Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

WITHHOLDING TAXES

     All payments made by VersaTel on the Notes (whether or not in the form of Definitive Notes) will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively, "Taxes") imposed or levied by or on behalf of The Netherlands or any jurisdiction in which VersaTel or any Surviving Entity is organized or is otherwise resident for tax purposes or any political subdivision thereof or any authority having power to tax therein or any jurisdiction from or through which payment is made (each a "Relevant Taxing Jurisdiction"), unless the withholding or deduction of such Taxes is then required by law or the interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes of any Relevant Taxing Jurisdiction, shall at any time be required on any payments made by VersaTel with respect to Notes of either series, including payments of principal, redemption price, interest or premium, VersaTel will pay such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received in respect of such payments by the Holders of such Notes or the relevant Trustee, as the case may be, after such withholding or deduction, equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction; except that no such Additional Amounts will be payable with respect to:

          (i) any payments on a Note held by or on behalf of a Holder or beneficial owner who is liable for such Taxes in respect of such Note by reason of the Holder or beneficial owner having some connection with the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere holding of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

          (ii) any Taxes that are imposed or withheld as a result of a change in law after the Issue Date where such withholding or imposition is by reason of the failure of the Holder or beneficial owner of the Note to comply with any request by VersaTel to provide information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any declaration or similar claim or satisfy any information or reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes;

          (iii) except in the case of the winding up of VersaTel, any Note presented for payment (where presentation is required) in the Relevant Taxing Jurisdiction; or

          (iv) any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder.

     Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the Holder of the Note, he would not have been entitled to payment of Additional Amounts by reason of clauses (i) to (iv) inclusive above.

     Upon request, VersaTel will provide each Trustee with documentation satisfactory to each Trustee evidencing the payment of Additional Amounts. Copies of such documentation will be made available to the Holders upon request.

     VersaTel will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Notes or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any
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jurisdiction outside of The Netherlands, the United States of America or any
jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, each Indenture and the Notes of each series issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes of each series then outstanding (including consents obtained in connection with a tender offer or exchange offer for such series of Notes), and any existing Default or Event of Default and its consequences or compliance with any provision of each Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the outstanding Notes of such series (including consents obtained in connection with a tender offer or exchange offer for such Notes).

     Each Indenture will provide that, with respect to each series of Notes, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder of Notes): (i) reduce the principal amount of either series of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes, (iii) reduce the rate of or change the time for payment of interest on any such Notes, (iv) waive a Default in the payment of principal of, or premium, interest or Additional Amounts, if any, on, such Notes (except a rescission of acceleration of such Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration with respect to such Notes), or in respect of a covenant or provision contained in such Indenture which cannot be amended or modified without the consent of all Holders, (v) make any Note payable in money other than that stated in such Notes, (vi) make any change in the provisions of such Indenture relating to waivers of past Defaults or the rights of Holders of such Notes to receive payments of principal of, or premium, interest or Additional Amounts, if any, on, such Notes, (vii) make any change in the amendment and waiver provisions in such Indenture, (viii) make any change in the provisions of such Indenture described under "-- Withholding Taxes" that adversely affects the rights of any Holder of the Notes issued thereunder, (ix) amend the terms of such Notes or such Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes as described thereunder unless VersaTel agrees to pay Additional Amounts in respect thereof, or (x) impair the right of any Holder of such Notes to receive payment of principal of, or interest on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes.

     Each Indenture will provide that, notwithstanding the foregoing, without the consent of any Holder of Notes, VersaTel and each Trustee together may amend or supplement such Indenture or the Notes issued thereunder (i) to cure any ambiguity, omission, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of VersaTel's obligations to Holders of such Notes in order to comply with the covenant relating to mergers, consolidations and sales of assets, (iv) to make any change that would provide any additional rights or benefits to the Holders of such Notes or that does not adversely affect the legal rights under such Indenture of any such Holder, (v) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon VersaTel, or (vi) to comply with requirements of the Commission in order to effect or maintain the qualification of such Indenture under the Trust Indenture Act.

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     The consent of the Holders is not necessary under either Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

NOTICES

     Notices regarding the Notes of both series will be (i) published in a leading newspaper having a general circulation in New York (which is expected to be The Wall Street Journal) and in Amsterdam (which is expected to be Het Financieele Dagblad) (and, if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort)) or (ii) in the case of Definitive Notes, mailed to Holders by first-class mail at their respective addresses as they appear on the registration books of the Registrar (and, if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort)). Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

CONCERNING EACH TRUSTEE

     Each Indenture will contain certain limitations on the rights of each Trustee, should it become a creditor of VersaTel, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

     Each Indenture will provide that the Holders of a majority in principal amount of the outstanding Notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the relevant Trustee, subject to certain exceptions. Each Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the relevant Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, each Trustee will be under no obligation to exercise any of its rights or powers under the relevant Indenture at the request of any Holder of such Notes, unless such Holder shall have offered to such Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     Each Indenture and the Notes issued thereunder will be, subject to certain exceptions, governed by, and construed and interpreted in accordance with, the law of the State of New York.

ENFORCEABILITY OF JUDGMENTS

     Since most of the operating assets of VersaTel and its Subsidiaries are outside the United States, any judgment obtained in the United States against VersaTel or a Subsidiary, including judgments with respect to the payment of principal, premium, if any, interest, Additional Amounts, if any, redemption price and any purchase price with respect to the Notes, may not be collectible within the United States.

     VersaTel has been informed by its Netherlands counsel, Stibbe Simont Monahan Duhot, that in such counsel's opinion the laws of The Netherlands applicable therein permit an action to be brought in a court of competent jurisdiction in The Netherlands on a judgment of a United States federal court or a court of the State of New York sitting in the borough of Manhattan in the City of New York respecting the enforcement of the Notes and the Indentures; subject to certain exceptions the principal of which may be summarized as follows: a final judgment for the payment of money obtained in a United States

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court, which is not subject to appeal or any other means of contestation and is enforceable in the United States, would in principle be upheld by a Netherlands court of competent jurisdiction when asked to render a judgment in accordance with such final judgment by a United States court, without substantive re-examination or relitigation on the merits of the subject matter thereof; provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature, that its content and possible enforcement are not contrary to public policy or public order of The Netherlands, and that such judgment does not concern the recognition of punitive damages which have no bearing on the amount of damages incurred.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to each Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided. For purposes of the Indentures, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person. For purposes of the following definitions and the Indentures generally, all calculations and determinations shall be made in accordance with U.S. GAAP and shall be based upon the consolidated financial statements of VersaTel and its subsidiaries prepared in accordance with U.S. GAAP.

     "Acquired Indebtedness" is defined to mean Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into VersaTel or any Restricted Subsidiary or assumed in connection with an Asset Acquisition by VersaTel or a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary, such merger or consolidation or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon the consummation of the transactions by which such Person becomes a Restricted Subsidiary or is merged or consolidated with or into VersaTel or any Restricted Subsidiary or such Asset Acquisition shall not be Indebtedness.

     "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" is defined to mean (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by VersaTel or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by VersaTel or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated, merged with or into VersaTel or any Restricted Subsidiary or (ii) an acquisition by VersaTel or any of its Restricted Subsidiaries of the property and assets of any Person (other than VersaTel or any of its Restricted Subsidiaries) that constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside the ordinary course of business.

     "Asset Sale" is defined to mean any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by VersaTel or any of its Restricted Subsidiaries to any Person (other than VersaTel or any of its Restricted Subsidiaries) of (i) all or any of the Equity Interests in any Subsidiary, (ii) all or substantially all of the

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property and assets of an operating unit or line of business of VersaTel or any of its Restricted Subsidiaries or (iii) any other property and assets of VersaTel or any of its Restricted Subsidiaries outside the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term "Asset Sale" shall not include (a) any transaction consummated in compliance with "-- Consolidation, Merger and Sale of Assets" and the creation of any Lien not prohibited by "-- Certain Covenants -- Limitation on Liens"; provided, however, that any transaction consummated in compliance with such "-- Consolidation, Merger and Sale of Assets" description involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of the properties or assets of VersaTel and the Restricted Subsidiaries shall be deemed to be an Asset Sale with respect to the properties or assets of VersaTel and Restricted Subsidiaries that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of VersaTel or any Restricted Subsidiary, as the case may be; and (c) any transaction consummated in compliance with "-- Certain Covenants -- Limitation on Restricted Payments." In addition, solely for purposes of "-- Certain Covenants -- Limitation on Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $1.0 million in any fiscal year shall be deemed not to be an "Asset Sale."

     "Board of Directors" is defined to mean the Supervisory Board of VersaTel.

     "Board Resolution" is defined to mean a duly authorized resolution of the Board of Directors.

     "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

     "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with U.S. GAAP, is required to be capitalized and reflected as a liability on the balance sheet of such Person; and "Capitalized Lease Obligation" is defined to mean, at the time any determination thereof is to be made, the discounted present value of the rental obligations under such lease.

     "Cash Equivalents" is defined to mean, (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition; (b) certificates of deposit and eurodollar time deposits with maturities of 360 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding 360 days and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million; (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above; (d) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively, and in each case maturing within six months after the date of acquisition; (e) marketable direct obligations of the United Kingdom, The Netherlands, Belgium, Germany or France or obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), of the type and maturity described in clauses (a) through (d) above of foreign obligors, which have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses
(a) through (e) above.

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     "Change of Control" is defined to mean such time as (i) a "person" or
"group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (other than a Permitted Holder) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the then outstanding Voting Stock of VersaTel on a fully diluted basis; (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors (together with any directors who are members of the Board of Directors on the date hereof and any new directors whose election by the Board of Directors or whose nomination for election by VersaTel's stockholders was approved by a vote of at least two thirds of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board of Directors then in office; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of VersaTel to any such "person" or "group" (other than to a Restricted Subsidiary); or (iv) the merger or consolidation of VersaTel with or into another corporation or the merger of another corporation with or into VersaTel with the effect that immediately after such transaction any such "person" or "group" of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the total voting power of the then outstanding Voting Stock of the surviving corporation.

     "Commission" is defined to mean the United States Securities and Exchange Commission, as from time to time constituted, or, if at any time after the execution of the Indentures such commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "Consolidated Cash Flow" is defined to mean with respect to any Person for any period, the (i) Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income (and without duplication) Consolidated Fixed Charges, (ii) any provision for taxes (other than taxes (either positive or negative) attributable to extraordinary and non recurring gains or losses or sales of assets), (iii) any amount attributable to depreciation and amortization expense and (iv) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge to the extent that it requires or represents an accrual of, or reserve for, cash charges in any future period), less all non-cash items increasing Consolidated Net Income (excluding any items which represent the reversal of an accrual of, or reserve for, anticipated cash charges at any prior period), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with U.S. GAAP; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow of (if positive) of any Restricted Subsidiary (calculated separately for such Restricted Subsidiary in the same manner as provided above) that is subject to a restriction which prevents the payment of dividends or the making of distributions to VersaTel or another Restricted Subsidiary to the extent of such restriction.

     "Consolidated Fixed Charges" is defined to mean, with respect to any Person for any period, Consolidated Interest Expense plus dividends declared and payable on Preferred Stock.

     "Consolidated Interest Expense" is defined to mean with respect to any Person for any period, the aggregate amount of interest in respect of Indebtedness (including capitalized interest, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation) calculated in accordance with U.S. GAAP; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by such Person or any of its Restricted Subsidiaries), less the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by such Person and its Restricted

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Subsidiaries during such period; excluding, however, any amount of such interest of any Restricted Subsidiary to the extent the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to the last proviso of such definition.

     "Consolidated Net Income" is defined to mean with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis and in conformity with U.S. GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Restricted Subsidiary accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Restricted Subsidiary are acquired by such Person or any of its Restricted Subsidiaries; (ii) any gains or losses (on an after-tax basis) but not losses attributable to Asset Sales; (iii) all extraordinary gains and gains from Currency Agreements or Interest Rate Agreements and gains from the extinguishment of debt; (iv) the net income (or loss) of any other Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which such other Person (other than such Person or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such other Person during such period; (v) net gains attributable to write-ups of assets or write-downs of liabilities (determined after taking into account losses attributable to write-downs of assets or write-ups of liabilities up to but not in excess of such gains); and (vi) the cumulative effect of a change in accounting principles after the Issue Date; and provided, further, that there shall be further excluded therefrom the net income (but not the net loss) of any Restricted Subsidiary (calculated separately for such Restricted Subsidiary in the same manner as provided above) that is subject to a restriction which prevents the payment of dividends or the making of distributions to VersaTel or another Restricted Subsidiary to the extent of such restriction.

     "Consolidated Net Worth" is defined to mean, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of such Person and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of determination), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Equity Interests in VersaTel or any of its Restricted Subsidiaries, each item to be determined in conformity with U.S. GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Facilities" is defined to mean one or more senior credit agreements, senior loan agreements or similar senior facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Cumulative Consolidated Cash Flow" is defined to mean, for the period beginning on the Issue Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Cash Flow of VersaTel and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with U.S. GAAP.

     "Cumulative Consolidated Fixed Charges" is defined to mean, for the period beginning on the Issue Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Fixed Charges of VersaTel and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with U.S. GAAP.

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     "Currency Agreement" is defined to mean any foreign exchange contract, currency swap agreement and any other arrangement or agreement designed to provide protection against fluctuations in currency values.

     "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Eligible Accounts Receivable" is defined to mean the accounts receivables (net of any reserves and allowances for doubtful accounts in accordance with U.S. GAAP) of any Person that are not more than 60 days past their due date and that were entered into in the ordinary course of business on normal payment terms as shown on the most recent consolidated balance sheet of such Person filed with the Commission, all in accordance with U.S. GAAP.

     "Equity Interests" is defined to mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "European Government Securities" is defined to mean direct obligations of, or obligations guaranteed by, Belgium, France, Germany or The Netherlands, for the payment of which obligations or guarantee the full faith and credit of Belgium, France, Germany or The Netherlands, as the case may be, is pledged, which are not callable or redeemable at the option of the issuer thereof and which are payable in euros.

     "Fair Market Value" is defined to mean, with respect to any asset or property, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors acting in good faith, which determination shall be evidenced by a resolution of such Board delivered to each Trustee.

     "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof) of any other Person; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of the acquisition of more than 50% of the Equity Interests in any Person; provided that the accrual of interest shall not be considered an Incurrence of Indebtedness.

     "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person, whether or not contingent (A) in respect of borrowed money, (B) evidenced by bonds, debentures, notes or other similar instruments or letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (C) representing the balance deferred and unpaid of the purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (D) representing Capitalized Lease Obligations, (ii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (iii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (iv) the maximum fixed

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redemption or repurchase price of Redeemable Stock of such Person at the time of determination and (v) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided (x) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with U.S. GAAP and (y) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Rate Agreement" is defined to mean any interest rate swap agreement, interest rate cap agreement, interest rate insurance, and any other arrangement or agreement designed to provide protection against fluctuations in interest rates.

     "Investment" in any Person is defined to mean any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with U.S. GAAP, recorded as accounts receivable on the balance sheet of such Person or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other tangible or intangible property to others or any payment for any property or services for the account or use of others), or any purchase or acquisition of Equity Interests, bonds, notes, debentures, or other similar instruments issued by, any other Person. For purposes of the definition of "Unrestricted Subsidiary," the "Limitation on Restricted Payments" covenant and the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described above, (i) "Investment" shall include (a) the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary of VersaTel at the time that such Restricted Subsidiary of VersaTel is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of VersaTel and
(b) the Fair Market Value, in the case of a sale of Equity Interests in accordance with the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant such that a Person no longer constitutes a Restricted Subsidiary, of the remaining assets (net of liabilities) of such Person after such sale, and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of VersaTel and
(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

     "Issue Date" is defined to mean the date on which the Notes of each series are originally issued under each respective Indenture.

     "Lien" is defined to mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind in respect of an asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any option or other agreement to sell or give any security interest).

     "Most Recent Balance Sheet" is defined to mean, with respect to any Person, the most recent consolidated balance sheet of such Person reported on by a recognized firm of independent accountants without qualification as to scope.

     "Net Cash Proceeds" is defined to mean, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or

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sold with recourse to VersaTel or any Restricted Subsidiary of VersaTel) and
proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing agreements), (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by VersaTel or any Restricted Subsidiary of VersaTel as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with U.S. GAAP; provided that such amounts which cease to be held as reserves shall be deemed Net Cash Proceeds; and (b) with respect to any capital contribution or any issuance or sale of Equity Interests (other than Redeemable Stock), the proceeds of such capital contribution, issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent (1) such obligations are financed, directly or indirectly, with money borrowed from VersaTel or any Restricted Subsidiary or otherwise financed or sold with recourse to VersaTel or any Restricted Subsidiary or (2) the capital contribution or purchase of the Equity Interests is otherwise financed, directly or indirectly, by VersaTel or any Restricted Subsidiary, including through funds contributed, extended, guaranteed or otherwise advanced by VersaTel or any Affiliate) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Officers' Certificate" is defined to mean a certificate signed on behalf of VersaTel by two officers of VersaTel, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of VersaTel that meets the requirements set forth in the Indentures.

     "Permitted Business" is defined to mean the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) constructing, creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in clause (i) or (ii) above.

     "Permitted Holder" is defined to collectively mean Telecom Founders B.V., NeSBIC Venture Fund C.V., Cromwilld Limited, Paribas Deelnemingen N.V., Nederlandse Participatie Maatschappij N.V. and any Affiliate of the foregoing Persons.

     "Permitted Investment" is defined to mean (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, VersaTel or a Restricted Subsidiary; (ii) payroll, travel and similar advances to cover matters that are expected at the time of such advance ultimately to be treated as expenses in accordance with U.S. GAAP; (iii) stock, obligations or securities received in satisfaction of judgments; (iv) Investments in any Person (the primary business of which is related, ancillary or complementary to the business of VersaTel on the date of such Investment) at any one time outstanding (measured on the date each such Investment was made without giving effect to subsequent changes in value) in an aggregate amount not to exceed the greater of (x) $10.0 million and
(y) 5.0% of VersaTel's total consolidated assets as of the end of the most recently

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completed fiscal quarter; (v) Investments in Cash Equivalents; (vi) Investments
made as a result of the receipt of noncash consideration from any Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; (vii) Investments made in the ordinary course of the telecommunications business in the Permitted Business and on ordinary business terms in the Permitted Business in consortia formed to construct transmission infrastructure for use primarily in the Permitted Business, provided such Investment entitles VersaTel to rights of way or rights of use on such transmission infrastructure; and (viii) Investments made in the ordinary course of the telecommunications business and on ordinary business terms as partial payment for constructing a network relating principally to the Permitted Business.

     "Permitted Liens" is defined to mean (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with U.S. GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with U.S. GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of VersaTel or any of its Restricted Subsidiaries; (v) Liens (including extensions and renewals thereof) upon real or personal property of a Restricted Subsidiary purchased or leased after the Issue Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred by such Restricted Subsidiary in compliance with the "Limitation on Indebtedness" covenant (1) to finance the cost of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition and the Incurrence of such Indebtedness or (2) to refinance any Indebtedness of a Restricted Subsidiary previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets; (vi) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease of a Restricted Subsidiary which, in each case, is permitted under the relevant Indenture; (vii) Liens on property of, or on Equity Interests in or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens were not created, incurred or assumed in contemplation of such transaction and do not extend to or cover any property or assets of VersaTel or any Restricted Subsidiary other than the property or assets so acquired; (viii) Liens arising from the rendering of a final judgment or order against VersaTel or any Restricted Subsidiary of VersaTel that does not give rise to an Event of Default; (ix) Liens encumbering customary initial deposits and margin deposits and other Liens that are either within the general parameters customary in the industry or incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements; (x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by VersaTel or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of VersaTel and its Restricted Subsidiaries prior to the Issue Date; (xi) Liens existing on the Issue Date or securing the Notes or any Guarantee of the Notes; (xii) Liens granted after the Issue Date on any assets or Equity Interests in VersaTel or its Restricted Subsidiaries created in favor of the Holders; (xiii) Liens created in connection with the incurrence of any Indebtedness permitted to be Incurred under clause
(iii) of paragraph (b) of the "Limitation on Indebtedness" covenant; provided that the Indebtedness which it refinances is secured by similar Liens; (xiv) Liens securing Indebtedness under Credit Facilities incurred in compliance with clause (viii) of paragraph (b) of the "Limitation on Indebtedness"

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covenant; and (xv) any Liens arising in respect of any escrow or similar account established in connection with the issuance of any notes (including Additional Notes) which are pari passu with the Notes and arising under any escrow or similar agreement executed in connection with the issuance of any such notes.

     "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

     "Pro forma Consolidated Cash Flow" is defined to mean with respect to any Person for any period, the Consolidated Cash Flow of such Person for such period calculated on a pro forma basis to give effect to any Asset Sale or Asset Acquisition (including acquisitions of other Persons by merger, consolidation or purchase of Equity Interests) during such period as if such Asset Sale or Asset Acquisition had taken place on the first day of such period and income (or losses) ceased to accrue or accrued, as the case may be, therefrom from such date.

     "Public Equity Offering" is defined to mean an underwritten primary public offering of Ordinary Shares of VersaTel pursuant to an effective registration statement under the Securities Act.

     "Redeemable Stock" is defined to mean, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Redeemable Stock or (iii) is redeemable or must be purchased, upon the occurrence of certain events or otherwise, by such Person at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Redeemable Stock if (x) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "-- Certain Covenants -- Limitation on Asset Sales" and
"-- Repurchase of Notes upon a Change of Control" and (y) any such requirement only becomes operative after compliance with such terms applicable to the Notes including the purchase of any Notes tendered pursuant thereto.

     "Replacement Assets" is defined to mean any property, plant or equipment of a nature or type that are used or usable in Permitted Businesses.

     "Restricted Subsidiary" is defined to mean, at any time, any direct or indirect Subsidiary of VersaTel that is then not an Unrestricted Subsidiary.

     "Share Capital" is defined to mean, at any time of determination, the stated capital of the Equity Interests (other than Redeemable Stock) and additional paid-in capital of VersaTel as set forth on the Most Recent Balance Sheet of VersaTel at such time.

     "Stated Maturity" is defined to mean, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and
(ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Strategic Minority Capital Stock Issues" is defined to mean issuances or sales of common stock of a Restricted Subsidiary, principally engaged in business outside The Netherlands, to a Person which is

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principally engaged in the Permitted Business and which has an equity market capitalization, a net asset value or annual revenues of at least $500 million, which issuances or sales do not represent more than 49% of the outstanding common stock of such Restricted Subsidiary; provided that any such Strategic Minority Capital Stock Issue is made to only one such Person with respect to any Restricted Subsidiary.

     "Subsidiary" is defined to mean, with respect to any Person (i) any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is at the time of determination owned, directly or indirectly, by such Person or one or more other Subsidiaries of such Person and
(ii) any partnership, joint venture, limited liability company or similar entity of which (A) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (B) such Person or any Restricted Subsidiary of such Person is a controlling general partner, co-venturer, manager or similar position or otherwise controls such entity.

     "Telecommunications Assets" is defined to mean, with respect to any Person, assets used in the Permitted Business (or Equity Interests of a Person that becomes a Restricted Subsidiary, the assets of which consist principally of such Telecommunications Assets) that are purchased or acquired by VersaTel or a Restricted Subsidiary after the Issue Date.

     "Trade Payables" is defined to mean any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by VersaTel or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.

     "Transaction Date" is defined to mean, with respect to the Incurrence of any Indebtedness by VersaTel or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" is defined to mean (i) any Subsidiary of VersaTel which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors in the manner provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of VersaTel (including any newly acquired or newly formed Subsidiary of VersaTel) to be an Unrestricted Subsidiary unless such Subsidiary, or any of its Subsidiaries, owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, VersaTel or any Restricted Subsidiary; provided that (a) VersaTel certifies in an Officers' Certificate that such designation complies with the covenants described under "Limitation on Restricted Payments",
(b) such Subsidiary is not party to any agreement, contract, arrangement or understanding with VersaTel or any Restricted Subsidiary of VersaTel unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to VersaTel or such Restricted Subsidiary than those that might reasonably be obtained in a comparable arm's-length transaction at the time from Persons who are not Affiliates of VersaTel, (c) neither VersaTel nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests in such Subsidiary or any Subsidiary of such Subsidiary or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve any specified levels of operating results and (d) such Subsidiary and its Subsidiaries has not at the time of designation, and does not thereafter, Incur any Indebtedness other than Unrestricted Subsidiary Indebtedness. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of VersaTel; provided that immediately after giving effect to such designation (x) VersaTel could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above on a pro forma basis taking into account such designation and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to each Trustee by promptly filing with

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such Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Unrestricted Subsidiary Indebtedness" is defined to mean Indebtedness of any Unrestricted Subsidiary (i) as to which neither VersaTel nor any Restricted Subsidiary is directly or indirectly liable (by virtue of VersaTel or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of VersaTel or any Restricted Subsidiary to declare, a default on such Indebtedness of VersaTel or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "U.S. GAAP" is defined to mean, at any date of determination, generally accepted accounting principles as in effect in the United States of America which are applicable at the date of determination and which are consistently applied for all applicable periods.

     "U.S. Government Securities" is defined to mean direct obligations of, or obligations guaranteed by, the United States of America, for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which are not callable or redeemable at the option of the issuer thereof.

     "Voting Stock" is defined to mean with respect to any Person, Capital Stock of any class or kind ordinarily entitled to vote for the election of directors thereof at a meeting of Stockholders called for such purpose, without the occurrence of any additional event or contingency.

     "Weighted Average Life to Maturity" is defined to mean, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (i)(a) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of, or redemption or similar payment with respect to, such Indebtedness multiplied by
(b) the amount of such principal payment, by (ii) the sum of all such principal payments.

     "Wholly Owned Restricted Subsidiary" is defined to mean any Restricted Subsidiary all of the outstanding voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by VersaTel.

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                         BOOK-ENTRY, DELIVERY AND FORM


     The Dollar Notes will be represented by one global note in registered, global form without interest coupons (collectively, the "Global Dollar Note"). The Global Dollar Note initially will be deposited upon issuance with the relevant Trustee as custodian for The Depositary Trust Company in New York, New York (the "Depositary"), and registered in the name of the Depositary or its nominee, in each case for credit to an account of a direct or indirect participant as described below.



     The Euro Notes will be represented by one global note in registered, global form without interest coupons (collectively, the "Global Euro Note"; together with the Global Dollar Note, the "Global Notes"). The Global Euro Note initially will be deposited upon issuance with the relevant Trustee as custodian for the Depositary and registered in the name of the Depositary or its nominee for credit to the subscribers' respective accounts at Euroclear and Cedel Bank ("CEDEL").



     Payments of any amounts owing in respect of the Global Notes will be made through one or more paying agents to the Depositary or its nominee in proportion to their respective interests as the registered owner thereof. All amounts payable under the Dollar Notes will be payable in dollars and all amounts payable under the Euro Notes will be payable in euros, except as described below. None of VersaTel, any Trustee, the transfer agent or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.



     VersaTel expects that the Depositary or any nominee thereof, upon receipt of any payments made in respect of the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary. VersaTel also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.



     Payments to beneficial owners of the Global Euro Note in respect of principal and interest on the Euro Notes will be made in euros, except as may otherwise be agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations applicable thereto. None of VersaTel, the relevant Trustee or any paying agent shall be liable to any holder of the Global Euro Note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith.


     Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to the Depositary, a nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below.

     In addition, transfer of beneficial interests in Global Notes will be subject to the applicable rules and procedures of the Depositary and its direct or indirect participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

     The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

     The Depositary has advised VersaTel that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the

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clearance and settlement of transactions in those securities between
Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

     The Depositary has also advised VersaTel that pursuant to procedures established by it, (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the underwriters with portions of the principal amount of such securities, as the case may be, and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in such securities).

     Investors in the Global Notes may hold their interests therein directly through the Depositary, if they are Participants in such system, or indirectly through organizations (including Euroclear and CEDEL) that are Participants in such system. Euroclear and CEDEL will hold interests in the Global Notes on behalf of their Participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. as operator of CEDEL. The depositories, in turn, will hold such interests in the Global Notes in customers' securities accounts in the depositories' names on the books of the Depositary. All interests in the Global Notes, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of the Depositary. Those interests held by Euroclear or CEDEL may also be subject to the procedures and requirements of such system.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Notes to such persons may be limited to that extent. Because the Depositary can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the Global Notes to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.

     Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the applicable Indenture for any purpose.


     Payments in respect of the principal, premium, Additional Amounts (as defined), if any, and interest on the Global Notes registered in the name of the Depositary or its nominee will be payable by the paying agent to the Depositary or its nominee in its capacity as the registered holder of such Global Note under the relevant indenture. Under the terms of each Indenture, VersaTel and the relevant Trustee will treat the persons in whose names the applicable series of Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither VersaTel, each Trustee nor any agent of VersaTel or such Trustee has or will have any responsibility or liability for
(i) any aspect of the Depositary's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's or Indirect Participant's records relating to the beneficial


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

ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.

     The Depositary has advised VersaTel that its current practices, upon receipt of any payment in respect of the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Notes, as the case may be, as shown on the records of the Depositary. Payments by Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will not be the responsibility of the Depositary, either Trustee or VersaTel. None of VersaTel or either Trustee will be liable for any delay by the Depositary or its Participants in identifying the beneficial owners of the Notes, and VersaTel and each Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee as the registered owner of the Notes for all purposes.


     Except for trades involving only Euroclear and CEDEL participants, interests in the Global Notes will trade in the Depositary's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depositary and its Participants.


     Transfers between Participants in the Depositary will be effected in accordance with the Depositary's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and CEDEL will be effected in accordance with their respective rules and operating procedures.

     Cross market transfers between Participants in the Depositary, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected through the Depositary in accordance with the Depositary's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Dollar Note or Global Euro Note in the Depositary, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to the Depositary. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositories for Euroclear or CEDEL.

     Due to time zone differences, the securities accounts of a Euroclear or CEDEL participant purchasing an interest in the Global Notes from a Participant in the Depositary will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear or CEDEL) immediately following the settlement date of the Depositary. Cash received in Euroclear or CEDEL as a result of sales of interests in the Global Notes by or through a Euroclear or CEDEL participant to a Participant in the Depositary will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the Depositary's settlement date.

     The Depositary has advised VersaTel that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account the Depositary interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Dollar Notes or Euro Notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the Notes, the Depositary reserves the right to exchange

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


the applicable Global Note for legended Notes in certificated form, and to distribute such Notes to its Participants.


     The information in this section concerning the Depositary, Euroclear and CEDEL and their book-entry systems has been obtained from sources that VersaTel believes to be reliable, but VersaTel takes no responsibility for the accuracy thereof.

     Although the Depositary, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in the Depositary, Euroclear and CEDEL, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of VersaTel, the underwriters or either Trustee will have any responsibility for the performance by the Depositary, Euroclear or CEDEL or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DEFINITIVE SECURITIES


     If (i) at any time the Depositary is unwilling or unable to continue as a depositary, or either of Euroclear and CEDEL ceases to be a clearing agency, for either Global Note and a successor depositary or clearing agency, as the case may be, is not appointed by VersaTel within 90 days or (ii) certain other events occur, as provided in the applicable Indenture, then definitive securities will be issued in exchange for the applicable Global Note, which certificates will bear the legend referred to in "Notice to Investors."


SAME DAY SETTLEMENT AND PAYMENT.

     Each indenture will require that payments in respect of each series of Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Amounts, if any) be made by wire transfer of immediately available funds to the accounts specified by the Depositary. With respect to Definitive Notes, VersaTel will make all payments of principal, premium, if any, interest and Additional Amounts, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. VersaTel expects that secondary trading in the Definitive Notes will also be settled in immediately available funds.

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

                               TAX CONSIDERATIONS

                         NETHERLANDS TAX CONSIDERATIONS

     The following is a summary of the principal Netherlands tax consequences relevant to the ownership and disposition of Notes to U.S. Holders (as defined below for the purposes of this section "Netherlands Tax Considerations"). This summary is not exhaustive of all the possible tax consequences that may be relevant to Holders in light of their particular circumstances and potential investors are advised to consult their own tax advisors in order to determine the final tax consequences of the ownership and disposition of Notes in their own particular circumstances. In particular, this summary does not cover all tax consequences applicable to joint venture vehicles, such as LLC's and partnership structures.

     This summary is based on the tax laws of The Netherlands, as well as the Convention between the United States of America and the Kingdom of The Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the "Treaty"), to the extent they were published and effective as of January 5, 1999. Changes made to these laws or Treaty after that date may have retroactive effect, and may effect the tax consequences described herein.

     The outline is based on the assumption that the U.S. Holder:

          (i) is not and has not been for at least five years, a resident or deemed resident of The Netherlands for purposes of Netherlands tax legislation;

          (ii) does not have or will not obtain an enterprise or an interest in an enterprise which, in whole or in part, is carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise the Notes are attributable;

          (iii) is not directly entitled (the term directly means, in this context, not through the beneficial ownership of shares or similar securities) to all or a share of the profits of an enterprise that is managed and controlled in The Netherlands while the Notes form part of the assets of, or are otherwise attributable to, such enterprise;

          (iv) does not have or will not obtain a substantial interest (as defined below) or deemed substantial interest in VersaTel according to the criteria under Netherlands tax law currently in force or in the event such Holder does have such an interest, this substantial interest qualifies as asset of, or is otherwise attributable to an enterprise;

          (v) does not carry out and has not carried out employment activities on the territory of The Netherlands, or as director or board member of an entity resident in The Netherlands or as a civil servant of a Netherlands public body with which the holding of the Notes is connected; and

          (vi) can obtain full benefit under the Treaty

(hereinafter, "U.S. Holder").

SUBSTANTIAL INTEREST

     A shareholder that owns, either via shares or options, directly or indirectly, 5% or more of any class of shares, or 5% or more of the total issued share capital of a company resident in The Netherlands (a "Substantial Interest") is subject to special rules. Profit participation rights which give the holder rights to 5% or more of the annual profit or 5% or more of the liquidation proceeds of the target company will also qualify as substantial interest. With respect to individuals, certain attribution rules exist in determining the presence of a Substantial Interest.

NETHERLANDS INCOME TAX

     A U.S. Holder of Notes is not subject to Netherlands Corporate Income Tax ("NCIT") or Netherlands Individual Income Tax ("NIIT") under the above assumptions.

INTEREST, WITHHOLDING TAX AND TAX TREATY LIMITATIONS

     Interest paid to a U.S. Holder that does not have a Substantial Interest is not subject to NCIT or NIIT. Furthermore, according to article 12 of the Treaty, interest paid to a U.S. Holder entitled to the benefits of the Treaty can only be subject to NCIT or NIIT in the country of residence of the recipient of the interest. As a result, no NCIT or NIIT will be due on interest paid to a U.S. Holder that has a Substantial Interest, provided they can obtain full benefit of the Treaty.

     The Netherlands will not levy withholding taxes on the payment of interest under the Notes, provided that the interest payment is not dependent on the profits of the Company. If such link can be established there is a risk that the interest would be subject to Netherlands withholding tax as described under "Dividend withholding tax". For this discussion it is assumed that such link cannot be established.

CAPITAL GAINS

     Under Netherlands laws, capital gains realized upon disposition of any or all of the Notes by a U.S. Holder are only taxable if the U.S. Holder has a Substantial Interest or if the U.S. Holder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which Netherlands enterprise, the Notes are attributable. Moreover, as a result of article 14 of the Treaty, the right to tax capital gains realized upon disposition of any or all of the Notes by a U.S. Holder entitled to the benefits of the Treaty, is allocated to the United States, unless allocable to a Netherlands enterprise referred to above.

NET WEALTH TAX

     A U.S. Holder of the Notes will not be subject to Netherlands net wealth tax in respect thereof provided that:

          (i) such U.S. Holder is not an individual or, if he or she is an individual, provided that the Holder is neither a resident of The Netherlands nor deemed to be a resident of The Netherlands;

          (ii) the U.S. Holder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, to which enterprise the Notes are attributable; and

          (iii) such U.S. Holder is not directly entitled (the term directly means, in this context, not through the beneficial ownership of shares or similar securities) to all or a share of the profits of an enterprise that is managed and controlled in The Netherlands while the Notes form part of the assets of, or are otherwise attributable to, such enterprise.

GIFT, ESTATE OR INHERITANCE TAXES

     No gift, estate or inheritance taxes will arise in The Netherlands in respect of the transfer of a Note by way of gift by a person who is neither a resident nor a deemed resident of The Netherlands, or on the death of such person, provided that:

          (i) the transfer is not construed as a gift made by or on behalf of a person who is a resident or a deemed resident of The Netherlands;

          (ii) the Notes do not form part of the assets of, and are not otherwise attributable to, an enterprise owned by the donor or the deceased or in which the donor or the deceased owned an interest and which in whole or in part is carried on through a permanent establishment or a permanent representative in The Netherlands; and

          (iii) such Notes form part of the assets of, and are not otherwise attributable to an enterprise that is managed and controlled in The Netherlands and to which all or a share of the profits thereof the Holder of a note is directly entitled (the term directly means, in this context, not as the beneficial owner of shares or similar securities).

                            EUROPEAN UNION PROPOSALS

     In May 1998, the European Commission presented to the Council of Ministers of the European Union a proposal to oblige member states to adopt either a "withholding tax system" or an "information reporting system" in relation to interest, discounts and premiums. It is currently unclear whether this proposal will be adopted. The "withholding tax system" would require a paying agent established in a member state to withhold tax at a minimum rate of 20%, from any interest, discount or premium paid to an individual resident in another member state unless such an individual presents a certificate obtained from the tax authorities of the member state in which he is resident confirming that those authorities are aware of the payment due to that individual. The "information reporting system" would require a member state to supply to other member states details of any payment of interest, discount or premium made by paying agents within its jurisdiction to an individual resident in another member state. For these purposes, the term "paying agent" is widely defined and includes an agent who collects interest, discounts or premiums on behalf of an individual beneficially entitled to them. If this proposal is adopted, it will not apply to payments of interest, discounts and premiums made before January 1, 2001.

                            U.S. TAX CONSIDERATIONS


     The following discussion describes the material U.S. federal income tax considerations that may be relevant to a prospective purchaser of Notes that is a U.S. Holder (as defined below) and, subject to the limitations and qualifications stated herein, represents the opinion of Shearman & Sterling, special tax counsel to the Company, as to the material U.S. federal income tax consequences to a U.S. Holder of the receipt of interest on and disposition of, the Notes (as well as the treatment of market discount and premium, if any, with respect to a Note). This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions (all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, and different interpretations). Except as specifically set forth herein, this summary deals only with Notes purchased by a U.S. Holder on original issuance and held as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to prospective purchasers in light of their particular circumstances or to persons subject to special tax rules, such as insurance companies, financial institutions, dealers in securities or foreign currencies, tax-exempt investors, persons holding the Notes as a position in a "straddle," as part of a short-sale, hedging, conversion or other integrated transaction, persons owning, actually or constructively, 10% or more of the voting stock of the Company, or persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. The Notes are expected to be issued at their principal amount and, accordingly, this summary assumes that the Notes will not be issued with original issue discount for U.S. federal income tax purposes. Persons considering the acquisition of Notes should consult with their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any other tax consequences of purchasing, holding or disposing of Notes, including the applicability and effect of the laws of any state, local or foreign jurisdiction.


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

     As used in this section, the term "U.S. Holder" means a beneficial owner of a Note who or that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

PAYMENT OF INTEREST


     Interest on the Notes will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for tax purposes. In addition to interest, a U.S. Holder will be required to include in income Additional Amounts, if any, paid on the Notes. Except as discussed below, the amount of interest a U.S. Holder will be required to include in income in respect of the Notes will not be reduced for any withholding tax imposed by The Netherlands or any other foreign jurisdiction, notwithstanding that such withheld tax would not in fact be received by such U.S. Holder. Thus, a U.S. Holder may be required to recognize income in an amount greater than the cash received in respect of payments made on the Notes. Subject to applicable limitations in the Code (including certain minimum holding period requirements), a U.S. Holder may be entitled to claim a foreign tax credit for the amount of any applicable withholding tax imposed in respect of such payments. Alternatively, a U.S. Holder may claim a deduction for the amount of such foreign income taxes withheld in a taxable year, but only if such U.S. Holder does not elect to claim a foreign tax credit in respect of any foreign taxes paid by it in the taxable year. Interest income on the Notes generally will constitute foreign source income and generally will be considered "passive income" (or "high withholding tax interest" if the applicable withholding tax is imposed at a rate of 5% or more) or "financial services income" for foreign tax credit purposes. The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. Prospective purchasers of Notes should consult their own tax advisors concerning the application of the U.S. foreign tax credit rules to their particular situations.



     A cash basis U.S. Holder receiving an interest payment in euros will be required to include in income the U.S. dollar value of such payment (determined using the spot rate in effect on the date such payment is received) regardless of whether such payment is subsequently converted into U.S. dollars. Generally, no exchange gain or loss will be recognized by such a cash basis U.S. Holder if such euros are converted to U.S. dollars on the date received. The U.S. federal income tax consequences of the conversion of euros into U.S. dollars is described below. See "Transactions in Euros."



     An accrual basis U.S. Holder will be required to include in income the U.S. dollar value of the euro interest that accrues on a Euro Note in a taxable year, determined by translating such interest at the average rate of exchange for the relevant interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of such interest accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied). An accrual basis U.S. Holder may elect to translate accrued interest on a Euro Note using the spot rate in effect on the last day of an interest accrual period (or the last day of the taxable year for the portion of such period within the taxable year). In addition, a U.S. Holder may elect to use the spot rate in effect on the date of receipt (or payment) for such purpose if such date is within five business days of the last date of an interest accrual period (or portion thereof). Any such election must be made in a statement filed with the electing U.S. Holder's return for a taxable year, and is applicable to all debt instruments held by the U.S. Holder at any time during or after such year, unless changed with the consent of the Internal Revenue Service (the "IRS").

     Upon receipt of an interest payment in respect of accrued interest on a Euro Note, an accrual basis U.S. Holder will recognize ordinary gain or loss in an amount equal to the difference, if any, between the U.S. dollar value of the payment received in respect of such accrued interest (determined using the spot rate in effect on the date such payment is received) and the U.S. dollar value of the amount previously included in income with respect to such accrued interest (as determined in the manner described in the preceding paragraph). Any such gain or loss will be treated as ordinary income or loss but generally will not be treated as interest income or expense, except to the extent provided by future regulations or administrative pronouncements of the IRS. The U.S. federal income tax consequences of the conversion of euros into U.S. dollars is described below. See "Transactions in Euros."


MARKET DISCOUNT AND PREMIUM

     If a U.S. Holder purchases a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount.


     Unless a U.S. Holder elects to accrue market discount as described below, such U.S. Holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note having market discount as ordinary income to the extent of the lesser of
(i) the amount of such payment or realized gain and (ii) the market discount that has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount on a Note, if any, will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue on a constant-yield basis.


     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note having market discount until the maturity of the Note or its earlier disposition. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a straight-line or a constant-yield basis), in which case such U.S. Holder will not be subject to the rules described above regarding the treatment of gain as ordinary income upon the disposition of, and the receipt of certain cash payments on, a Note and regarding the deferral of interest deductions.


     In the case of a Euro Note, any accrued market discount not taken into income shall be translated into U.S. dollars at the spot rate on the date a U.S. Holder disposes of the Euro Note (or receives a partial principal payment to which the accrued market discount relates). No part of such accrued market discount is treated as exchange gain or loss. With respect to a U.S. Holder of a Euro Note that elects to include market discount into income currently as it accrues, such accrued market discount shall be treated in the same manner as accrued interest on a Euro Note held by an accrual basis U.S. Holder. See
"-- Payment of Interest."



     If a U.S. Holder purchases a Note for an amount that is greater than its principal amount, such U.S. Holder will be considered to have purchased such Note at a "premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, on a constant yield method over the remaining term of the Note (subject to special rules concerning early call provisions). If an election to amortize the premium on a Note, if any, is not made, the premium will decrease the gain or increase the loss otherwise recognized on a taxable disposition of the Note. In the case of a Euro Note, the amount of amortizable premium, if any, is determined and translated into U.S. dollars using the exchange conventions applicable to payments of interest. See "-- Payment of Interest" above. A U.S. Holder that elects to amortize premium on a Euro Note will recognize foreign exchange gain or loss equal to the difference between the U.S. dollar value of the foreign currency amount so amortized, determined on the date the Euro Note was acquired, and the U.S. dollar value of such amount, as determined in the preceding sentence.

     An election to include market discount in income currently or to amortize premium, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.


DISPOSITIONS


     Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between such U.S. Holder's adjusted tax basis in such Note and the amount realized on such sale, exchange or retirement. For this purpose, the amount realized on the sale, exchange or retirement of a Note will not include any amount attributable to accrued but unpaid interest, which will be taxable as such to the extent not previously included in income. For purposes of determining the amount of any gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of a Euro Note for euros, the amount realized upon such sale, exchange or retirement will be the U.S. dollar value of the euros received based on the spot exchange rate in effect on either (i) the date of sale, exchange or retirement or (ii) as set forth below, the settlement date. A U.S. Holder's tax basis in a Note generally will be the purchase price of such Note on the date of a purchase (or, in the case of a Euro Note, the U.S. dollar value of the purchase price determined by translating the purchase price into U.S. dollars at the spot rate in effect on the date of purchase), increased by any market discount with respect to the Note previously included in income by the U.S. Holder and reduced by any premium with respect to the Note which the U.S. Holder has amortized. If a Note is acquired or disposed of through an established securities market within the meaning of the Treasury regulations, the U.S. dollar cost to, or amount realized by, a cash or an electing accrual basis U.S. Holder will be determined based on the spot rate in effect on the settlement date for such acquisition or disposition, as the case may be. Except with respect to gains or losses attributable to changes in currency exchange rates, as described below, and market discount, as described above, any gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of a Note generally will be capital gain or loss and, in the case of certain non-corporate U.S. Holders, may be subject to U.S. federal income tax at a preferential rate if the U.S. Holder's holding period for the Note exceeds one year. Gain or loss realized by a U.S. Holder on the sale, exchange, or other disposition of a Note generally will be treated as income or loss, as the case may be, from sources within the United States for purposes of applicable foreign tax credit limitations, unless the gain or loss, as the case may be, is attributable to an office or fixed place of business maintained by the U.S. Holder outside of the United States and certain other conditions are met. A U.S. Holder's ability to deduct capital losses in respect of a Note is subject to limitations.



     Gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of a Euro Note that is attributable to fluctuations in the rate of exchange between the U.S. dollar and the euro will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by future regulations or administrative pronouncements of the IRS. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the payments with respect to foreign currency principal determined on the date such payment is received or such Euro Note is disposed of and including any payment with respect to accrued interest, and (ii) the U.S. dollar value of payments with respect to foreign currency principal determined on the date such United States Holder acquired such Note, and the U.S. dollar value of accrued interest income and market discount previously included in income with respect to such Euro Note (determined by translating such interest or market discount at the average exchange rate for the applicable accrual period or the spot rate as described in -- "Payments of Interest"). Such foreign currency gain or loss is recognized on the sale or retirement of a Euro Note only to the extent of total gain or loss recognized on such sale or retirement.



     As a result of certain limitations with respect to the availability of foreign tax credits under the Code, a U.S. Holder may not be able to claim foreign tax credit for Netherlands withholding taxes, if any, imposed on the proceeds received upon a sale, exchange, repurchase by the Company or other disposition of Notes. Prospective investors should consult their own tax advisors concerning the application of the U.S. foreign tax credit rules to their particular situations.


TRANSACTIONS IN EUROS


     Euros received by a U.S. Holder as interest on, or proceeds from the sale, exchange or retirement of, a Euro Note will have a tax basis equal to their U.S. dollar value at the time such interest is received or at the time payment is received in consideration of such sale, exchange or retirement. The amount of gain or loss recognized by a U.S. Holder on a sale or other disposition of such euros will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in such sale or other disposition and (ii) the U.S. Holder's tax basis of such euros.



     A U.S. Holder that purchases a Euro Note with previously owned euros would recognize foreign exchange gain or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in such euros and the U.S. dollar value of such Euro Note on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by future regulations or administrative pronouncements of the IRS. However, a U.S. Holder that converts U.S. dollars to euros and immediately uses such euros to purchase a Euro Note ordinarily would not recognize any foreign exchange gain or loss in connection with such conversion or purchase.


BACKUP WITHHOLDING


     "Backup" withholding and information reporting requirements may apply to certain payments of principal of and interest on a Note and to certain payments of proceeds of the sale or retirement of a Note. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31.0% of such payment if the U.S. Holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such U.S. Holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, corporations) are not subject to the backup withholding and reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally may be claimed as a credit against such holder's U.S. federal income tax liability provided that the required information is furnished to the IRS.

                                  UNDERWRITING


     The underwriters named below, acting through Lehman Brothers International (Europe), have severally but not jointly agreed, subject to the terms and
conditions of an underwriting agreement dated        , 1999 (the form of which
is filed as an exhibit to the Registration Statement of which this prospectus is a part), to purchase from us, and we have agreed to sell to the underwriters, the aggregate principal amount of Dollar Notes and Euro Notes set forth opposite their respective names below:



                                                        AGGREGATE PRINCIPAL    AGGREGATE PRINCIPAL
                                                         AMOUNT OF DOLLAR        AMOUNT OF EURO
UNDERWRITERS                                                   NOTES                  NOTES
------------                                            -------------------    -------------------
Lehman Brothers International (Europe)................       $                      Euro
ING Barings LLC.......................................
                                                             --------               --------
          Total.......................................       $                      Euro
                                                             ========               ========


     The underwriting agreement provides that the obligation of the underwriters to purchase the Notes is subject to the satisfaction of certain conditions, including the delivery of legal opinions by legal counsel. Subject to the terms and conditions of the underwriting agreement, the underwriters must purchase all of the Notes from us if they purchase any of them.


     The underwriters will pay us the offering price less the underwriting discount specified on the cover of this prospectus. We estimate that we will incur approximately $12.1 million of expenses in connection with the offering of the Notes.


     The underwriters have advised us that they will offer the Notes directly to the public initially at the offering price and in part to certain dealers at the
offering price less a selling concession not to exceed    % of the total dollar
amount and      % of the total euro amount of the Notes. The underwriters may
allow, and these dealers may reallow a concession not to exceed    % of the
total dollar amount and      % of the total euro amount of the notes to other
dealers. After the initial offering of the Notes, the underwriters may change the public offering price, the concession to selected dealers and the reallowance to other dealers.

     Each underwriter has represented and agreed to all of the following:

     - it has not offered or sold and, prior to the date six months after the date of issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995,

     - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulation with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and

     - it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom any document received by it in connection with the issue of the Notes if that person is of a kind described in
       Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be issued or passed upon.

     The Notes are new securities for which there currently is no market. The underwriters have advised us that they presently intend to make a market in the Notes as permitted by applicable laws and regulations. The underwriters are not obligated to make a market in the Notes, however, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure you that there will be adequate liquidity or adequate trading markets for the Notes, or, if a market does develop, at what prices the Notes will trade. If the underwriters cease to act as market makers for the Notes for any reason, we cannot assure you that another firm or person will make a market in the Notes.

     In connection with this offering, the underwriters may engage in certain transactions that stabilize the price of the Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the underwriters create a short position in the Notes by selling more Notes than are listed on the cover page of this prospectus, then the underwriters may reduce that short position by purchasing Notes in the open market. In general, the purchase of a security for the purpose of stabilization or reducing a short position could cause the price of that security to be higher than it might otherwise be in the absence of those purchases.

     Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of either series of Notes. In addition, neither we nor the underwriters make any representation that anyone will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.


     This prospectus may be used in connection with offers and sales of Notes offered initially outside the United States and Canada insofar as such Notes are reoffered or resold from time to time in the United States in transactions that require registration under the Securities Act.



     No action has been taken or will be taken in any jurisdiction by us or the underwriters that would permit a public offering of the Notes in any jurisdiction where action for such purpose is required, other than in the United States. Persons into whose possession this prospectus comes are required by VersaTel and the underwriters to inform themselves about and observe any restrictions as to this offering and the distribution of this prospectus.



     This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of the Notes in Canada or any province or territory thereof. Any offer or sale of the Notes in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers or sales shall be made only by a registered dealer) in the relevant Canadian jurisdiction where such offer or sale is made.



     Under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), if more than 10% of the net proceeds of a public offering of debt securities are to be paid to members of the NASD that are participating in the offering, or affiliated or associated persons, the yield on the debt securities distributed to the public must be no lower than that recommended by a "qualified independent underwriter," as defined in Rule 2720 of the Conduct Rules of the NASD. Because Lehman Commercial Paper Inc., an affiliate of each of Lehman Brothers Inc. and Lehman Brothers International (Europe) and the arranger and a lender of the Interim Loans, and ING (U.S.) Capital, LLC, an affiliate of each of ING Barings Limited and ING Barings LLC and a lender of the Interim Loans, will receive more than 10% of the net proceeds of this offering as a result of the repayment of amounts outstanding under the Interim Loans, we will appoint a qualified independent underwriter in connection with this offering. The yield on the Notes sold to the public will be no lower than that recommended by such qualified independent underwriter.


     Some of the underwriters have, directly or indirectly, performed investment and commercial banking or financial advisory services to us, for which they have received customary fees and commissions, and they expect to provide these services to us and our affiliates in the future, for which they also expect to receive customary fees and commissions. Lehman Brothers Inc., an affiliate of Lehman Brothers International (Europe), was an initial purchaser in the First High Yield Offering and the Second High Yield Offering. Lehman Brothers International (Europe) was an initial purchaser in the Second High Yield Offering. Lehman Brothers Commercial Paper Inc., an affiliate of each of

Lehman Brothers Inc. and Lehman Brothers International (Europe), and ING (U.S.) Capital, LLC, an affiliate of each of ING Barings Limited and ING Barings LLC, are lenders of the Interim Loans which will be repaid with a portion of the net proceeds of this offering. Lehman Brothers Inc., Lehman Brothers International (Europe), ING Barings Limited and ING Barings LLC are underwriters in the Equity Offering and will receive compensation for such services.


     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon for VersaTel by Shearman & Sterling, New York, New York. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett, London, England. The validity of the Notes with respect to Netherlands corporate law will be passed upon for VersaTel by Stibbe Simont Monahan Duhot, Amsterdam, The Netherlands and certain matters of Netherlands tax law will be passed upon for VersaTel by Arthur Andersen, Amsterdam, The Netherlands. Certain matters of Netherlands law will be passed upon for the underwriters by Nauta Dutilh, Amsterdam, The Netherlands.

                                    EXPERTS


     The financial statements of VersaTel as of December 31, 1996, 1997 and 1998 and for each of the years then ended, included in this prospectus, have been audited by Arthur Andersen, and are included herein in reliance upon the authority of said firm as expert in preparing said reports.


     The financial statements of Svianed B.V. as of December 31, 1997 and 1998 and for each of the years in the two-year period ended December 31, 1998 have been included in this prospectus in reliance upon the report of KPMG Accountants N.V., and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the Securities and Exchange Commission, or the "Commission," a Registration Statement on Form F-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Notes offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document.



     You may read and copy all or any portion of the Registration Statement and the exhibits thereto at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


     As a result of the registration under the Securities Act of the Existing Notes, we are subject to the information and period reporting requirements of the Exchange Act of 1934 and, in accordance therewith, we file periodic reports and other information with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. Such periodic reports and other information will be available for inspection and copying at the public reference facilities, regional offices and Web site of the Commission referred to above.

     In addition, pursuant to the indentures governing the Existing Notes and the warrant agreements governing the warrants, we have agreed to file with the Securities and Exchange Commission all annual financial statements and other financial information that are required to be contained in a filing with the Commission on Form 20-F. Furthermore, we have agreed to file with the Commission all quarterly financial statements and other financial information that would be required to be contained in a filing with the Commission on Form 10-Q, if we were required to file such form. Such quarterly information will be filed with the Commission within 45 days following the end of each fiscal quarter, and such annual information will be filed within 90 days following the end of each fiscal year of VersaTel.

                      VERSATEL TELECOM INTERNATIONAL N.V.
                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets as of December 31, 1998, 1997
  and 1996..................................................  F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1998, 1997 and 1996..........................  F-4
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1998, 1997 and 1996..............  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1997 and 1996..........................  F-6
Notes to Financial Statements...............................  F-7
Unaudited Consolidated Balance Sheets as of March 31, 1999
  and 1998..................................................  F-17
Unaudited Consolidated Statements of Operations for the
  Three Months Ended March 31, 1999 and 1998................  F-18
Unaudited Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 1999 and 1998................  F-19
Notes to the Unaudited Consolidated Financial Statements as
  of March 31, 1999 and for the Three Months Ended March 31,
  1998 and 1998.............................................  F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To VersaTel Telecom International N.V.


     We have audited the consolidated balance sheets as of December 31, 1996, 1997 and 1998 of VERSATEL TELECOM INTERNATIONAL N.V. (formerly known as VERSATEL TELECOM B.V.) and the consolidated statements of operations, shareholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in The Netherlands which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VersaTel Telecom International N.V. as of December 31, 1996, 1997 and 1998 and the result of its operations and their cash flows for each of the years then ended, in conformity with United States generally accepted accounting principles.


ARTHUR ANDERSEN

Amsterdam, The Netherlands
April 13, 1999

                      VERSATEL TELECOM INTERNATIONAL N.V.

                          CONSOLIDATED BALANCE SHEETS

                        DECEMBER 31, 1998, 1997 AND 1996

                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS,
                    EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                                              1998       1997       1996
                                                             -------    -------    ------
                                                               NLG        NLG       NLG
                                    ASSETS
Current Assets:
  Cash.....................................................  372,014      1,346     4,290
  Restricted cash, current portion.........................   89,752         76       100
  Accounts receivable, net.................................    7,902      1,804     1,209
  Inventory, net...........................................    1,083        418       135
  Prepaid expenses and other...............................   12,909      1,995        33
                                                             -------    -------    ------
     Total current assets..................................  483,660      5,639     5,767
                                                             -------    -------    ------
Fixed Assets:
  Property and Equipment, net..............................   38,608     13,619     2,340
  Construction In Progress.................................   46,019         --        --
                                                             -------    -------    ------
     Total fixed assets....................................   84,627     13,619     2,340
                                                             -------    -------    ------
  Restricted cash, net of current portion..................  121,804         73        53
  Capitalized finance costs, net...........................   28,750         --        --
  Goodwill, net............................................    4,556         --        --
                                                             -------    -------    ------
     Total assets..........................................  723,397     19,331     8,160
                                                             =======    =======    ======
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.........................................   39,863     20,674     1,958
  Due to related parties...................................      806        249       218
  Accrued liabilities......................................   28,005      7,691     1,653
  Deferred income, current portion.........................       --         98        --
  Current portion of capital lease obligations.............       71        279       253
                                                             -------    -------    ------
     Total current liabilities.............................   68,745     28,991     4,082
Deferred Income, net of current portion....................       --        341        --
Capital Lease Obligations, net of current portion..........       37        108       327
Subordinated Convertible Shareholder Loans.................       --      8,105     3,605
Long Term Liabilities......................................      670         --        --
Long Term Debt (13 1/4% Senior Notes)......................  688,018         --        --
                                                             -------    -------    ------
     Total Liabilities.....................................  757,470     37,545     8,014
                                                             -------    -------    ------
Shareholders' Equity:
  Ordinary shares, NLG 0.05 par value......................    1,949        958       891
Additional paid-in capital.................................   51,112      6,037     4,604
Warrants...................................................    5,212         --        --
Accumulated deficit........................................  (92,346)   (25,209)   (5,349)
                                                             -------    -------    ------
     Total shareholders' equity............................  (34,073)   (18,214)      146
                                                             -------    -------    ------
          Total liabilities and shareholders' equity.......  723,397     19,331     8,160
                                                             =======    =======    ======

                      VERSATEL TELECOM INTERNATIONAL N.V.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS,
                    EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                                       1998          1997          1996
                                                       NLG           NLG           NLG
                                                    ----------    ----------    ----------
OPERATING REVENUES................................      39,561        18,896         6,428
OPERATING EXPENSES:
  Cost of Revenues, excluding depreciation........      31,821        17,405         4,954
  Selling, general and administrative.............      47,733        17,527         5,485
  Depreciation and amortization...................       6,473         3,237           453
                                                    ----------    ----------    ----------
          Total operating expenses................      86,027        38,169        10,892
                                                    ----------    ----------    ----------
     Operating loss...............................     (46,466)      (19,273)       (4,464)
                                                    ----------    ----------    ----------
OTHER INCOME (EXPENSES):
  Foreign currency exchange gains (losses), net...       5,146           (53)           --
  Interest income.................................      11,857            21             4
  Interest expense -- third parties...............     (37,522)          (41)          (24)
  Interest expense -- related parties.............        (145)         (514)         (249)
                                                    ----------    ----------    ----------
          Total other income (expenses)...........     (20,664)         (587)         (269)
                                                    ----------    ----------    ----------
     Loss before income taxes.....................     (67,130)      (19,860)       (4,733)
PROVISION FOR INCOME TAXES........................          (7)           --            --
                                                    ----------    ----------    ----------
     Net Loss.....................................     (67,137)      (19,860)       (4,733)
                                                    ==========    ==========    ==========
NET LOSS PER SHARE (Basic and Diluted) in NLG.....       (2.06)        (1.10)        (0.47)
Weighted average number of shares outstanding.....  32,622,194    18,084,188    10,008,494

                      VERSATEL TELECOM INTERNATIONAL N.V.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS,
                    EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                     NUMBER OF               ADDITIONAL
                                      SHARES      ORDINARY    PAID-IN                ACCUMULATED
                                    OUTSTANDING    SHARES     CAPITAL     WARRANTS     DEFICIT      TOTAL
                                    -----------   --------   ----------   --------   -----------   -------
                                                    NLG         NLG         NLG          NLG         NLG
Balance at December 31, 1995......   9,900,000       495           --         --          (616)       (121)
Shareholder contributions.........   7,920,000       396        4,604         --            --       5,000
  Net loss........................          --        --           --         --        (4,733)     (4,733)
                                    ----------     -----       ------      -----       -------     -------
Balance at December 31, 1996......  17,820,000       891        4,604         --        (5,349)        146
Shareholder contributions.........   1,339,286        67        1,433         --            --       1,500
  Net loss........................          --        --           --         --       (19,860)    (19,860)
                                    ----------     -----       ------      -----       -------     -------
Balance, December 31, 1997........  19,159,286       958        6,037         --       (25,209)    (18,214)
Shareholder contributions.........  19,695,524       985       44,750      5,212            --      50,947
Shares issued for acquisition.....     130,000         6          325         --            --         331
Net loss..........................          --        --           --         --       (67,137)    (67,137)
                                    ----------     -----       ------      -----       -------     -------
Balance, December 31, 1998........  38,984,810     1,949       51,112      5,212       (92,346)    (34,073)
                                    ==========     =====       ======      =====       =======     =======

                      VERSATEL TELECOM INTERNATIONAL N.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS,
                    EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                              1998       1997       1996
                                                            --------    -------    ------
                                                              NLG         NLG       NLG
Cash Flows from Operating Activities:
  Net loss................................................   (67,137)   (19,860)   (4,733)
Adjustments to reconcile net loss to net cash used in
  operating activities --
  Depreciation and amortization...........................     6,473      3,237       453
  Amortization finance cost...............................     1,250         --        --
  Restricted cash.........................................       149          4        --
  Deferred income.........................................      (440)       440        --
Changes in other operating assets and liabilities
  Accounts receivable.....................................    (6,098)      (595)   (1,157)
  Inventory...............................................      (665)      (282)     (114)
  Prepaid expenses and other..............................   (10,914)    (1,963)      330
  Accounts payable........................................    19,189     18,716     1,754
  Due to related parties..................................       557         30       218
  Accrued liabilities.....................................    20,314      6,038     1,531
                                                            --------    -------    ------
     Net cash provided by (used in) operating
       activities.........................................   (37,322)     5,765    (1,718)
                                                            --------    -------    ------
Cash Flows from Investing Activities:
  Capital expenditures....................................   (77,255)   (14,516)   (2,569)
  Goodwill paid on acquisition............................    (4,781)        --        --
                                                            --------    -------    ------
     Net cash used in investing activities................   (82,036)   (14,516)   (2,569)
                                                            --------    -------    ------
Cash Flows from Financing Activities:
  Proceeds from (redemptions of) capital lease
     obligations..........................................      (279)      (193)      421
  Proceeds from (repayments of) subordinated convertible
     shareholder loans....................................    (8,105)     4,500     3,150
  Proceeds from long term liabilities.....................       670         --        --
  Proceeds from long term debt (13 1/4% Senior Notes).....   688,018         --        --
  Restricted cash.........................................  (211,556)        --        --
  Finance cost............................................   (30,000)        --        --
  Warrants................................................     5,212         --        --
  Shareholder contributions...............................    46,066      1,500     5,000
                                                            --------    -------    ------
     Net cash provided by financing activities............   490,026      5,807     8,571
                                                            --------    -------    ------
Net Increase (Decrease) in Cash...........................   370,668     (2,944)    4,284
Cash, beginning of the year...............................     1,346      4,290         6
                                                            --------    -------    ------
Cash, end of the year.....................................   372,014      1,346     4,290
                                                            ========    =======    ======
Supplemental Disclosures of Cash Flow Information:
  Cash paid for --
     Interest (net of amounts capitalized)................    26,260        510        96
     Income taxes.........................................        --         --        --

                      VERSATEL TELECOM INTERNATIONAL N.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  GENERAL

     VersaTel Telecom International N.V., formerly known as VersaTel Telecom B.V. ("VersaTel" or the "Company"), incorporated in Amsterdam on October 10, 1995, provides international and national telecommunications services in the Benelux region.

2.  FINANCIAL CONDITION AND OPERATIONS

     For the year ended December 31, 1998, the Company had a loss from operating activities of NLG 46,466. In addition, the Company had an accumulated deficit of NLG 92,346 as of December 31, 1998.

     Although the Company expects to incur operating losses and net losses for the foreseeable future as it incurs additional costs associated with the development and expansion of the Company's network, the expansion of its marketing and sales organization and the introduction of new telecommunications services, it has a positive working capital of NLG 414,915 at December 31, 1998, which should enable it to continue its operations through December 31, 1999.

3.  SIGNIFICANT ACCOUNTING PRINCIPLES

(A) BASIS OF PRESENTATION

     The accompanying consolidated financial statements of the company have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company maintains its accounts under Dutch tax and corporate regulations and has made certain out-of-book memorandum adjustments to these records presenting the accompanying financial statements in accordance with U.S. GAAP.

(B) PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the operations of the following wholly-owned (directly or indirectly) subsidiaries:

     - VersaTel Telecom Europe B.V.

     - Bizztel Telematica B.V.

     - CS Net B.V.

     - VersaTel Telecom Netherlands B.V.

     - VersaTel Telecom Belgium N.V.

     - CS Engineering B.V.

     The results of the subsidiaries are included from the respective dates of acquisition or incorporation by the Company during 1998. All significant intercompany accounts and transactions have been eliminated.

                      VERSATEL TELECOM INTERNATIONAL N.V.

     On May 29, 1998 and August 10, 1998 the Company acquired the shares of Bizztel Telematica B.V. ("Bizztel") in 2 phases. The key figures of Bizztel as included in the December 31, 1998 financial statements of VersaTel are sales of NLG 269, total assets NLG 189, total equity of NLG (722) and net loss for the period of NLG (257).

     The Company applied the purchase accounting method. The goodwill, being the difference between the purchase price amounting to NLG 1,132 in total and the net asset value as of acquisition date, is being capitalized and amortized in 5 years.

     On November 6, 1998 the Company acquired the shares of CS Net B.V., which owns 100% of the shares of CS Engineering B.V. (together, "CS Net"). The key figures of CS Net as included in the December 31, 1998 financial statements of VersaTel are sales of NLG 897, total assets NLG 1,332, total equity of NLG 921 and net income for the period of NLG 80.

     The Company applied the purchase accounting method. The goodwill, being the difference between the purchase price amounting to NLG 3,307 in cash and 130,000 shares of VersaTel (valued at NLG 2.55 per share for the purpose of determining the goodwill) and the net asset value as of acquisition date, is being capitalized and amortized in 10 years. Furthermore, an earn-out arrangement with the former shareholders has been agreed-upon. Any payments resulting from this earn-out arrangement will be recorded as an adjustment to the purchase price upon the time they become certain. No such adjustments have yet been recorded.

     For both entities, pro forma financial statements have been omitted for materiality reasons.

(C) FOREIGN CURRENCY TRANSACTIONS

     The Company's functional currency is the Dutch guilder. Transactions involving other currencies are converted into Dutch guilders using the exchange rates which are in effect at the time of the transactions.

     At the balance sheet date, monetary assets and liabilities which are denominated in other currencies are adjusted to reflect the current exchange rates. Gains or losses resulting from foreign currency remeasurements are reflected in the accompanying statements of operations.

(D) INVENTORY

     Inventory, consisting primarily of dialers to be installed at customer locations, is stated at the lower of cost (first-in, first-out) or market value.

(E) ADVERTISING EXPENSES

     Advertising costs are expensed as incurred, and amounted to NLG 1,224, NLG 1,972 and NLG 5,259 in 1996, 1997 and 1998 respectively.

(F) INTANGIBLE ASSETS

     Goodwill originating from the acquisition of investments represents the difference of the net asset value and the acquisition cost of the investments at the time of the acquisition. The goodwill is amortized on a straight-line basis over a period varying from 5 to 10 years. Total accumulated amortization per December 31, 1998 amounts to NLG 226.

                      VERSATEL TELECOM INTERNATIONAL N.V.

     Deferred financing costs are costs incurred in connection with the issuance of Senior Notes (the "Notes") during 1998 by the Company. Amortization is being recorded over the term of the Notes as interest expense in the consolidated statement of operations.

(G) RECOGNITION OF OPERATING REVENUES AND COST OF REVENUES

     Operating revenues are recognized when the service is rendered. Cost of revenues is recorded in the same period as the revenues are recorded.

     The cost of telecommunication usage charged by the third party carriers to the Company in connection with the telecommunication services rendered by the Company to its customers, as well as other telecommunication costs, including leased lines, are included in cost of revenues.

(H) SEGMENTAL REPORTING

     Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information" has been issued and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires certain disclosures about business segments of an enterprise, if applicable. The adoption of SFAS No. 131 did not have an effect on the Company's financial statements, as the Company currently manages its operations as one segment under the guidelines of the new standard.

(I) RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued the Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the costs of computer software developed or obtained for internal use. This SOP requires computer software costs that are incurred in the preliminary project stage to be expensed as incurred. Once the capitalization criteria of the SOP have been met, directly attributable development costs should be capitalized. It also provides guidance on the treatment of upgrade and maintenance expenditures. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Costs incurred prior to initial application of this SOP, whether capitalized or not, should not be adjusted to the amounts that would have been capitalized had this SOP been in effect when those costs were incurred. The Company has adopted this SOP in its 1998 consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured as its fair value. It also requires that changes in the derivative's fair value be recognized currently into earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and can not be applied retroactively. The Company has not yet quantified the impacts of adopting SFAS No. 133 on the financial statements and has not determined the timing or method of adoption of SFAS No. 133.

                      VERSATEL TELECOM INTERNATIONAL N.V.

(J) ORDINARY SHARES AND STOCK SPLIT


     Ordinary shares, with a par value of NLG 0.05 and consisting of 140,000,000 class A shares and 10,000,000 class B shares, of which 17,820,000, 19,159,286 and 38,984,810 class A shares were outstanding at December 31, 1996, 1997 and 1998, respectively. No class B shares were issued.


     On April 13, 1999, a two-for-one stock split was effected, which resulted in the issuance of 19,492,405 additional shares of class A ordinary shares. All per share and weighted average share amounts have been restated to reflect this stock split.

4.  RECAPITALIZATION

     To increase the equity of the Company by means of the conversion of subordinated debt and cash contribution by its shareholders, the Company has completed a four part recapitalization in 1998.

     The Subordinated Convertible Shareholder Loans were converted into ordinary shares of the Company in February and April 1998. Furthermore, additional cash contributions in equity capital were received in April and May 1998 amounting to NLG 43,100 in total.

5.  RESTRICTED CASH


     Restricted cash balances of NLG 153, NLG 149 and NLG 211,556 at December 31, 1996, 1997 and 1998, respectively, include mainly amounts restricted in connection with the payment of interest to the holders of the Senior Notes, and bank guarantees to the lessors of the Company's buildings.


     The amounts restricted in connection with interest payments to the holders of the Notes include the interest to be paid until and including May 15, 2001 over the first tranche of Senior Notes and the interest to be paid until and including May 15, 2001 over the second tranche of Senior Notes, which have restricted balances of NLG 125,777 and NLG 85,779 respectively. The (total) current portion is presented as Current portion of restricted cash. The non-current portion is presented as Restricted Cash, net of current portion.

     The bank guarantee to the lessors terminates upon cancellation of the lease agreements for the respective buildings, and amounted to NLG 90.

6.  ACCOUNTS RECEIVABLE


     Accounts receivable are presented net of an allowance for doubtful accounts of NLG 0, NLG 65 and NLG 347 at December 31, 1996, 1997 and 1998, respectively.


7.  PREPAID EXPENSES AND OTHER


     Prepaid Expenses and Other as of December 31, 1998, 1997 and 1996, respectively, include an amount of NLG 5,897, NLG 1,564 and NLG 0, respectively, which relates to value added taxes.


8.  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful life of the related asset. Property and equipment operated by the Company under a capital lease agreement are capitalized.

                      VERSATEL TELECOM INTERNATIONAL N.V.

     Listed below are the major classes of property and equipment and their estimated useful lives in years as of December 31, 1998, 1997 and 1996:



                                            USEFUL LIFE     1998      1997     1996
                                            -----------    ------    ------    -----
Leasehold improvements....................        5         3,555       911       40
Telecommunications equipment..............     2-10        37,264    14,750    2,376
Other.....................................      3-5         7,929     1,546      388
                                                           ------    ------    -----
  Property and equipment..................                 48,748    17,207    2,804
  Less Accumulated depreciation...........                 10,140     3,588      464
                                                           ------    ------    -----
  Property and equipment, net.............                 38,608    13,619    2,340
                                                           ======    ======    =====


     Presented under deferred income is cash received in connection with the sublease by the company of part of its building. As the sublease was terminated in 1998, the amount is no longer recorded in the December 31, 1998 balance sheet.

9.  CONSTRUCTION IN PROGRESS

     The Company continues to build out its network in the Benelux and securing rights-of-way. The resulting assets as of December 31, 1998 have been recorded at cost under the caption "Construction in progress."

     During the time of the construction interest is capitalized at a rate of 13 1/4%, the total capitalized interest at December 31, 1998 being NLG 1,393.

10.  CAPITAL LEASE OBLIGATIONS

     The Company entered into a master lease agreement with a finance company to lease certain telecommunications and EDP equipment.

     Commitments for minimum rentals under non-cancellable leases at the end of 1998 are as follows:

1999........................................................  NLG  73
2000........................................................       19
2001........................................................       19
2002........................................................        4
                                                              -------
Total minimum lease payments................................      115
Less amount representing interest...........................        7
                                                              -------
Present value of net minimum lease payments, including
  maturities of NLG 71......................................  NLG 108
                                                              =======

                      VERSATEL TELECOM INTERNATIONAL N.V.

     Property, plant and equipment at year-end include the following amounts for capitalized leases:

                                                    1998       1997
                                                   -------    -------
Telecommunications equipment.....................  NLG 820    NLG 820
Other............................................       28         28
                                                   -------    -------
                                                       848        848
Less allowances for depreciation.................      740        461
                                                   -------    -------
                                                   NLG 108    NLG 387
                                                   =======    =======

11.  SENIOR NOTES

     On May 27, 1998 and December 3, 1998 the company issued two tranches of Senior Notes for respectively $225,000 and $150,000 with an interest rate of 13 1/4% due 2008, and warrants to purchase respectively 3,000,000 and 2,000,100 shares at an exercise price of NLG 2.55 per share, respectively.

     The discount on the second tranche of Senior Notes (amounting to 4%) is netted against the Notes and will be amortized on a straight-line basis over a period equal to the term of the Senior Notes. The amortization charge is treated as interest expense in the income statement.

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet. The carrying amounts reported in the consolidated balance sheets for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments. The carrying amount of the Company's borrowings under the long-term debt agreements approximates fair value as the interest rates on these long-term debts approximates the current market interest rates.

12.  EMPLOYEE BENEFIT PLANS

     The Company has established two stock option plans: the 1997 Stock Option Plan (the "1997 Plan"), and the 1998 Stock Option Plan (the "1998 Plan").

     The 1997 Plan provides for the grant of options to certain key employees of the Company to purchase depositary receipts issued for ordinary shares of the Company. Under the 1997 Plan, no options may be granted with an expiration date of more than five years after the granting of the option. The options will be granted for free with an exercise price to be determined in the particular grant of the option.

     The option holder is not entitled to retain any depositary receipts received by the option holder as a result of the exercise of its option. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it to the Company or to another party designated by the Company, at the Purchase Price (as defined in the 1997 Plan). Unless otherwise specified in the particular grant of the option, the Purchase Price will be the fair market value of the ordinary shares minus a penalty discount. The 1997 Plan contains provisions in the event of a dispute regarding the fair market value of the ordinary shares. The penalty discount, if any, is determined by the length of employment of the particular option holder.

                      VERSATEL TELECOM INTERNATIONAL N.V.

     Pursuant to the Shareholders' Agreement, Telecom Founders, Cromwilld and NeSBIC must make available the shares underlying the depositary receipts to be issued under the 1997 Plan.

     As of December 31, 1998, 398,000 options to purchase 398,000 depositary receipts had been granted under the 1997 Plan and the Company does not intend to grant any more options under the 1997 Plan.

     The 1998 Plan provides for the grant of options to employees to purchase depositary receipts issued for ordinary shares of the Company. The option period will commence at the date of the grant and will last 5 years. The option exercise price shall be the economic value of the depositary receipt at the date of the grant of the option. The 1998 Plan contains specific provisions for the determination of the economic value of the depositary receipts.

     The option holder is not entitled to retain any depositary receipts received by the option holder as a result of the exercise of its option. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it, within one year after the end of the option period, to the Company or to another party designated by the Company, at a purchase price equal to the economic value of the depositary receipts.

     As of December 31, 1998, 5,000,000 options to purchase 5,000,000 depositary receipts have been granted under the 1998 Plan.

     The fair value of the depository receipts at the date of the grant equals the exercise price of the options granted under the 1998 Stock Option Plan. This value was based on transactions conducted on an at arm's length basis, with third parties becoming shareholders.

     The depositary receipts issued under both the 1997 Plan and the 1998 Plan will be administered by the Stichting Administratiekantoor Versatel.

     In October 1995, FASB Statement No. 123 "Accounting for Stock-Based Compensation" was issued. The Company has adopted the disclosure provisions of FASB Statement No. 123 in 1997, but opted to remain under the expense recognition provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for options granted under the Stock Option Plans. Accordingly, for the years ended December 31, 1997 and 1998 no compensation was recognized for options granted under these schemes. Had compensation cost for stock options awarded under these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                 1998       1997
                                                                -------    -------
                                                                  NLG        NLG
Net Loss:......................................  As reported    (67,137)   (19,860)
                                                 Pro forma      (69,405)   (19,887)
Net loss per share (basic and diluted):........  As reported     (2.06)     (1.10)
                                                 Pro forma       (2.06)     (1.10)

                      VERSATEL TELECOM INTERNATIONAL N.V.

     The movement in options outstanding during the 2 years ended December 31, 1997 and 1998 is summarized in the following table:

                                                      NUMBER OF           WEIGHTED
                                                    SHARES SUBJECT    AVERAGE EXERCISE
                                                      TO OPTION            PRICE
                                                    --------------    ----------------
Outstanding at January 1, 1997....................           --                 --
Granted during 1997...............................      398,000           NLG 0.54
                                                      ---------
Outstanding at December 31, 1997..................      398,000           NLG 0.54
Granted during 1998...............................    5,000,000           NLG 2.27
                                                      ---------
Outstanding at December 31, 1998..................    5,398,000           NLG 2.14
                                                      =========

     The weighted average fair value of options granted in the year ended December 31, 1998 was estimated at NLG 0.46 as at the date of grant using the Black-Scholes stock option pricing model. The following weighted average assumptions were used: dividend yield of 0.00% per annum, annual standard deviation (volatility) of 0.00%, risk free interest rate of 4.46% and expected term of 5 years.

     For options granted in the year ended December 31, 1998 with an exercise price equal to market price at grant date, the weighted average exercise price and fair value at grant date were estimated at NLG 2.27 and NLG 0.46 respectively.

     The exercise prices for options outstanding at the end of the year ranged from NLG 0.30 to NLG 2.55, with a weighted average exercise price of NLG 2.14 and a remaining contractual life of 4.28 years.

     The following table summarizes information about the stock options outstanding at December 31, 1998:

                        OPTIONS OUTSTANDING                            OPTIONS CURRENTLY EXERCISABLE
-------------------------------------------------------------------    -----------------------------
                                           WEIGHTED        WEIGHTED
         RANGE                             AVERAGE         AVERAGE                      WEIGHTED
      OF EXERCISE                         REMAINING        EXERCISE                 AVERAGE EXERCISE
         PRICES            NUMBER      CONTRACTUAL LIFE     PRICE       NUMBER           PRICE
      -----------         ---------    ----------------    --------    ---------    ----------------
NLG 0 - 0.99............     99,000           3.0            0.30         99,000          0.30
NLG 1 - 1.99............    299,000           3.5            0.63        299,000          0.63
NLG 2 - 2.99............         --            --              --             --            --
NLG 3 - 3.99............         --            --              --             --            --
NLG 4 - 4.99............  4,350,000          4.32            2.23      4,350,000          2.23
NLG 5 - 5.99............    650,000          4.46            2.55        650,000          2.55

13.  TAXES


     The Company had income tax carry-forwards of approximately NLG 1,800 at December 31, 1996, NLG 8,200 at December 31, 1997 and NLG 42,300 at December 31, 1998, which may be utilized to reduce future income taxes payable.

                      VERSATEL TELECOM INTERNATIONAL N.V.

     The income tax carry-forwards do not expire and can be utilized indefinitely under Netherlands tax legislation. A valuation allowance has been established for the entire amount of the Net Operating Loss carry-forwards due to the uncertainty of its recoverability.


     There were no significant temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1996 or 1997. At December 31, 1998 a temporary difference has arisen due to the different treatment of finance costs for fiscal purposes. No deferred taxes have been recorded in this respect.


14.  NET SALES

     The geographical composition of net sales is as follows:

                                                                 1998
                                                              ----------
The Netherlands.............................................  NLG 39,324
Belgium.....................................................         237
                                                              ----------
          Total.............................................  NLG 39,561
                                                              ==========

     In 1996 and 1997, all sales were realized in The Netherlands.

15.  RELATED PARTY TRANSACTIONS


     At December 31, 1996, 1997 and 1998 the Company had various accounts payable to and accruals outstanding relating to related parties. These related mainly to interest payable on the subordinated convertible shareholder loans of approximately NLG 174 and NLG 199 at December 31, 1996 and 1997.


     In the normal course of business, the Company uses a consultancy firm in which one of the Company's officers is a director. Accounts payable to this consultancy firm at December 31, 1998 amounted to NLG 806 and the 1998 expense to the Company in this respect was approximately NLG 3,300.

16.  RENT AND OPERATING LEASE COMMITMENTS

     Future minimum commitments in connection with rent and other operating lease agreements are as follows at December 31, 1998:

1999........................................................   NLG 4,635
2000........................................................       4,571
2001........................................................       4,571
2002........................................................       4,313
2003........................................................       2,092
2004 and further............................................       2,352
                                                              ----------
                                                              NLG 22,534
                                                              ==========

     Rent and operating lease expenses amounted to approximately NLG 585 in 1997 and NLG 1,937 in 1998. The main part of future commitments relates to the renting of Points-of-Presence ("POP's") for a ten-year period.

                      VERSATEL TELECOM INTERNATIONAL N.V.

17.  COMMITMENTS NOT REFLECTED IN THE BALANCE SHEET

     Commitments in connection with the roll-out of the Company's network, not yet recorded on the balance sheet amount to approximately NLG 75,000 as of December 31, 1998. Reference is made to Note 9.

18.  LEGAL PROCEEDING

     One of the shareholders of the Company objected to the Recapitalization as described under Note 4, and to the issuance of the 2 tranches of Senior Notes as described under Note 11, and threatened to challenge in court certain of VersaTel's actions in connection with the Recapitalization and the issuance of the Notes. In January 1999, this shareholder filed, pursuant to article 2:345 of the Netherlands Civil Code, a petition with the Enterprise Chamber of the Court of Appeals in Amsterdam requesting the appointment of one or more experts to investigate the management and affairs of VersaTel. If this request will be granted, the person or persons appointed by the court will file a report with the court upon conclusion of the investigation. The Netherlands Civil Code provides that if the findings in such report indicate the mismanagement of the company involved, the Enterprise Chamber of the Court of Appeals may, in its discretion, at the request of either the petitioner, the other shareholders of the company representing at least 10% of the outstanding share capital, or the Solicitor-General with the Court of Appeals, take one or more of the following actions: (i) suspend or dismiss one or more of the managing or supervisory directors; (ii) appoint on a temporary basis one or more managing or supervisory directors; (iii) deviate on a temporary basis from such provisions of the articles of association of the company as indicated by the court; (iv) transfer shares in the company on a temporary basis; and (v) dissolve the company.

     Based upon advice from the Company's legal counsel, it is unlikely that this objection would have a material impact on the Company's consolidated balance sheets or statements of operations.

                      VERSATEL TELECOM INTERNATIONAL N.V.

      UNAUDITED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 1999 AND 1998
         (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                            MARCH 31, 1998    MARCH 31, 1999
                                                            --------------    --------------
                                                                 NLG               NLG
ASSETS
Current Assets:
  Cash....................................................       5,149            329,551
  Restricted cash, current portion........................          76             94,201
  Accounts receivable, net................................       3,321             11,001
  Inventory, net..........................................         777              2,992
  Prepaid expenses and other..............................       1,837             17,439
                                                               -------           --------
          Total current assets............................      11,160            455,184
                                                               -------           --------
Fixed Assets:
  Property, plant and equipment, net......................      14,956             41,766
  Construction in progress................................          --             92,205
                                                               -------           --------
          Total fixed assets..............................      14,956            133,971
                                                               -------           --------
Restricted cash, net of current portion...................          73            135,614
Capitalized finance costs, net............................          --             28,000
Goodwill, net.............................................          --              4,354
                                                               -------           --------
          Total assets....................................      26,189            757,123
                                                               =======           ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable........................................      24,345             50,556
  Due to related parties..................................         530                 --
  Accrued liabilities.....................................       9,583             70,413
  Current portion of capital lease obligations............         269                 71
                                                               -------           --------
          Total current liabilities.......................      34,727            121,040
                                                               -------           --------
Capital lease obligations, net of current portion.........          50                 23
                                                               -------           --------
Long term liabilities.....................................         325                670
                                                               -------           --------
Subordinated Convertible Shareholder Loans................       8,105                 --
                                                               -------           --------
Prepaid Shareholder Contributions.........................       7,200                 --
                                                               -------           --------
Long term debt (13 1/4% Senior Notes).....................          --            747,845
                                                               -------           --------
          Total liabilities...............................      50,407            869,578
Shareholders' Equity:
  Ordinary shares, NLG 0.05 par value.....................         958              1,949
  Additional paid-in capital..............................       6,037             51,112
  Warrants................................................          --              5,212
  Accumulated deficit.....................................     (31,213)          (170,728)
                                                               -------           --------
          Total shareholders' equity......................     (24,218)          (112,455)
                                                               -------           --------
          Total liabilities and shareholders' equity......      26,189            757,123
                                                               =======           ========

         See notes to the unaudited consolidated financial statements.

                      VERSATEL TELECOM INTERNATIONAL N.V.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 1998
         (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                                                   THREE MONTHS ENDED
                                                            --------------------------------
                                                            MARCH 31, 1998    MARCH 31, 1999
                                                            --------------    --------------
                                                                 NLG               NLG
OPERATING REVENUES........................................         6,402            15,501
OPERATING EXPENSES:
  Cost of Revenues, excluding depreciation................         5,460            12,485
  Selling, general and administrative.....................         5,544            20,179
  Depreciation and amortization...........................         1,087             3,084
                                                              ----------        ----------
          Total operating expenses........................        12,091            35,748
                                                              ----------        ----------
       Operating loss.....................................        (5,689)          (20,247)
                                                              ----------        ----------
OTHER INCOME (EXPENSES):
  Foreign currency exchange gains (losses), net...........          (115)          (40,283)
  Interest income.........................................            14             6,043
  Interest expense -- third parties.......................           (27)          (23,895)
  Interest expense -- related parties.....................          (187)               --
                                                              ----------        ----------
          Total other income (expenses)...................          (315)          (58,135)
                                                              ----------        ----------
       Loss before income taxes...........................        (6,004)          (78,382)
PROVISION FOR INCOME TAXES................................            --                --
                                                              ----------        ----------
       Net loss...........................................        (6,004)          (78,382)
                                                              ==========        ==========
NET LOSS PER SHARE (Basic and Diluted) in NLG.............         (0.31)            (2.01)
Weighted average number of shares outstanding.............    19,159,286        38,984,810


         See notes to the unaudited consolidated financial statements.

                      VERSATEL TELECOM INTERNATIONAL N.V.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 1998
         (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                                   THREE MONTHS ENDED
                                                            --------------------------------
                                                            MARCH 31, 1998    MARCH 31, 1999
                                                            --------------    --------------
                                                                 NLG               NLG
Cash Flows from Operating Activities:
  Net loss................................................      (6,004)          (78,382)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
  Depreciation and amortization...........................       1,087             3,084
  Amortization finance cost...............................          --               750
  Exchange loss on long-term debt and restricted cash.....          --            41,568
Changes in other operating assets and liabilities Accounts
  receivable..............................................      (1,517)           (3,099)
  Inventory...............................................        (359)           (1,909)
  Prepaid expenses and other..............................         158            (4,530)
  Accounts payable........................................       3,671            10,693
  Due to related parties..................................         281              (806)
  Accrued liabilities.....................................       1,778            42,408
                                                                ------           -------
       Net cash provided by (used in) operating
          activities......................................        (905)            9,777
                                                                ======           =======
Cash Flows from Investing Activities:
  Capital expenditures....................................      (2,424)          (52,226)
                                                                ------           -------
       Net cash used in investing activities..............      (2,424)          (52,226)
                                                                ======           =======
Cash Flows from Financing Activities:
  Redemptions of capital lease obligations................         (68)              (14)
  Shareholder contributions...............................       7,200                --
                                                                ------           -------
       Net cash provided by (used in) financing
          activities......................................       7,132               (14)
                                                                ======           =======
Net Increase (Decrease) in Cash...........................       3,803           (42,463)
Cash, beginning of the period.............................       1,346           372,014
                                                                ------           -------
Cash, end of the period...................................       5,149           329,551
                                                                ======           =======
  Supplemental Disclosures of Cash Flow Information:
  Cash paid for --
     Interest (net of amounts capitalized)................          --                --
     Income taxes.........................................          --                --

         See notes to the unaudited consolidated financial statements.

                      VERSATEL TELECOM INTERNATIONAL N.V.

            NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF MARCH 31, 1999 AND FOR THE
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1999
         (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

1.  FINANCIAL PRESENTATION AND DISCLOSURES

     In the opinion of management, the accompanying unaudited condensed consolidated financial statements of VersaTel Telecom International N.V. and its wholly-owned subsidiaries (the "Company") have been prepared in conformity with US generally accepted accounting principles ("US GAAP") and contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the Company's consolidated financial position as of March 31, 1999, and the results of operations and cash flows for the three months ended March 31, 1998 and 1999.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the Company's 1998 audited financial statements and the notes related thereto, filed on Form 20-F. The results of operations for the three months ended March 31, 1999 may not be indicative of the operating results for the full year.

     As of March 31, 1999, the Company (directly or indirectly) wholly-owned the following subsidiaries:

    - VersaTel Telecom Europe B.V.
    - VersaTel Telecom Netherlands B.V.
    - VersaTel Telecom Belgium N.V.
    - Bizztel Telematica B.V.
    - CS Net B.V.
    - CS Engineering B.V.

     All intercompany assets, liabilities and transactions have been eliminated in consolidation.

2.  SFAS NO. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES"

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and can not be applied retroactively. The Company has not yet quantified the impacts of adopting SFAS No. 133 on the financial statements and has not determined the timing of or method of adoption of SFAS No. 133.

3.  INVENTORIES

     Inventory, consisting primarily of dialers to be installed at customer locations, is stated at the lower of cost (first-in, first-out) or market value.

                      VERSATEL TELECOM INTERNATIONAL N.V.

4.  FOREIGN CURRENCY TRANSACTIONS

     The Company's functional currency is the Dutch guilder. Transactions involving other currencies are converted into Dutch guilders using the exchange rates which are in effect at the time of the transactions.

     At the balance sheet date, monetary assets and liabilities which are denominated in other currencies are adjusted to reflect the current exchange rates. Gains or losses resulting from foreign currency remeasurements are reflected in the accompanying statements of operations.

     For the three months ended March 31, 1999 an unrealized exchange loss of approximately NLG 59,800 was recorded on the long-term debt (13 1/4% senior notes, denominated in U.S. dollars). In the same period, an unrealized exchange gain was recorded on the restricted cash, denominated in U.S. dollars, to an amount of approximately NLG 18,300.

5.  FINANCIAL CONDITION AND OPERATIONS

     For the period ended March 31, 1999, the Company had a loss from operating activities of NLG 20,247. In addition, the Company had an accumulated deficit of NLG 170,728 as of March 31, 1999.

     Although the Company expects to incur operating losses and net losses for the foreseeable future as it incurs additional costs associated with the development and expansion of the Company's network, the expansion of its marketing and sales organization and the introduction of new telecommunications services, it has a positive working capital of NLG 334,144 at March 31, 1999, which should enable it to continue its operations through December 31, 1999. The Company expects to raise additional funds in 1999 through public or private financings or from financial institutions.

6.  COMMITMENTS

     Commitments in connection to the roll-out of the Company's network, not yet recorded on the balance sheet, amount to approximately NLG 65,000 as of March 31, 1999.

     An earn-out arrangement with the former shareholders of CS Net B.V. has been agreed-upon. Any payments resulting from this earn-out arrangement will be recorded as an adjustment to the purchase price upon the time they become certain. No such adjustments have yet been recorded.

7.  LEGAL PROCEEDING

     One of the shareholders of the Company objected to the 1998 recapitalization as described in Form 20-F, and to the issuance of the two tranches of senior notes as described in Form 20-F, and threatened to challenge in court certain of the Company's actions in connection with the recapitalization and the issuance of the senior notes. In January 1999, this shareholder filed, pursuant to article 2:345 of the Netherlands Civil Code, a petition with the Enterprise Chamber of the Court of Appeals in Amsterdam requesting the appointment of one or more experts to investigate the management and affairs of the Company. In May 1999, the Enterprise Chamber denied the shareholder's request. However, it is not certain whether or not this shareholder will attempt to frustrate, block or challenge our future actions.

8.  SUBSEQUENT EVENTS

     In May 1999 the Company acquired Amstel Alpha B.V. and its direct and indirect subsidiaries, SpeedPort N.V. and Glabana U.S.A., Inc. (collectively, "SpeedPort"). The unaudited key figures of

                      VERSATEL TELECOM INTERNATIONAL N.V.

SpeedPort as of April 30, 1999 are summarized as follows: no sales, total assets NLG 1,000, and a net loss for the period since inception in 1998 until April 30, 1999 of NLG 2,200.

     In May 1999 the Company acquired 7-Klapper Beheer B.V. and its subsidiaries Vuurwerk Internet B.V. and Vuurwerk Acces B.V. (collectively "Vuurwerk"). The unaudited figures of Vuurwerk as of December 31, 1998 are summarized as follows:
1998 sales of NLG 3,800, assets NLG 6,000 and a net income of NLG 1,400.

     In June 1999 the Company acquired ITinera Services N.V. ("ITinera"). Key (unaudited) figures for ITinera over 1998 are as follows: sales of NLG 870, a net loss for the year of NLG 254 and total assets as of December 31, 1998 of NLG 1,481.

     In June 1999 the Company acquired Svianed B.V. Key unaudited figures for Svianed as of April 30, 1999 are sales of NLG 21,100, total assets NLG 40,100 and a net income for the period from January 1, 1999 until April 30, 1999 of NLG 3,300.

     On April 13, 1999 a two-for-one stock split was effected, which resulted in the issuance of 19,492,405 additional shares of class A ordinary shares. The authorized capital of the Company now consists of 140,000,000 class A shares and 10,000,000 class B shares, each with a par value of NLG 0.05. All share, per share and weighted average share amounts have been restated in this document to reflect this stock split. As of March 31, 1999, 38,984,810 class A shares (as adjusted) were outstanding and no class B shares were issued.


     In 1999, the Company issued options to employees to purchase depositary receipts representing an equal number of ordinary shares of VersaTel. As of the date of this prospectus, 2,115,000 options to purchase depositary receipts have been issued under the 1999 Plan. As the exercise price of the 1999 options is significantly below the estimated fair market value of the shares, the Company will have to record a compensation expense in its June 30, 1999 financial statements. The Company is in the process of quantifying this compensation expense.

                                  SVIANED B.V.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report................................  F-24
Balance Sheets as of December 31, 1998 and 1997.............  F-25
Statements of Operations for the Years Ended December 31,
  1998 and 1997.............................................  F-26
Statements of Shareholder's Equity for the Years Ended
  December 31, 1998 and 1997................................  F-27
Statements of Cash Flows for the Years Ended December 31,
  1998 and 1997.............................................  F-28
Notes to Financial Statements...............................  F-30
Condensed Balance Sheets as of March 31, 1999 and 1998......  F-35
Condensed Statements of Operations for the Three Months
  Ended March 31, 1999 and 1998.............................  F-36
Condensed Statement of Shareholder's Equity as of March 31,
  1999 and 1998.............................................  F-37
Condensed Statements of Cash Flows for the Three Months
  Ended March 31, 1999 and 1998.............................  F-38
Condensed Notes to Financial Statements.....................  F-39

                          INDEPENDENT AUDITORS' REPORT

           THE BOARD OF DIRECTORS AND THE SHAREHOLDER OF SVIANED B.V.

     We have audited the accompanying balance sheets of Svianed B.V. as of December 31, 1998 and 1997, and the related statements of operations, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards in The Netherlands which do not differ in any significant respect from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Svianed B.V. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.


KPMG Accountants N.V.

Amsterdam, The Netherlands
March 15, 1999

                                  SVIANED B.V.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS
                    EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                          DECEMBER 31, 1998    DECEMBER 31, 1997
                                                          -----------------    -----------------
                                                                 NLG                  NLG
                         ASSETS
Current Assets:
  Cash and cash equivalents.............................        1,468                2,578
  Trade accounts receivable, less allowance for doubtful
     accounts of NLG 250 in 1998 and NLG nil in 1997....        4,618                5,536
  Due from group companies..............................        5,476                4,254
  Inventory.............................................          129                  215
  Prepaid expenses......................................          190                  298
  Discounts to be received from KPN.....................        1,454                  590
  Other current assets..................................        1,062                  681
                                                               ------               ------
     Total current assets...............................       14,397               14,152
Property and equipment, less accumulated depreciation...       19,153               14,648
Deferred tax assets.....................................          105                   70
                                                               ------               ------
          Total assets..................................       33,655               28,870
                                                               ======               ======
          LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
  Accounts payable......................................        2,306                4,107
  Due to group companies................................        8,713                2,706
  Short term portion of long term debt..................        2,500                2,500
  Deferred income.......................................        3,132                1,943
  Accrued liabilities...................................          679                  876
  Other liabilities.....................................        1,508                  250
                                                               ------               ------
     Total current liabilities..........................       18,838               12,382
Long term debt..........................................        2,500                5,000
Pension obligation......................................          300                  200
                                                               ------               ------
     Total liabilities..................................       21,638               17,582
                                                               ------               ------
Shareholder's equity
  Common shares, NLG 1,000 par value, authorized 25,000
     shares; issued and outstanding 5,000 in 1998 and
     1997...............................................        5,000                5,000
  Retained earnings.....................................        7,017                6,288
                                                               ------               ------
     Total shareholder's equity.........................       12,017               11,288
                                                               ------               ------
          Total liabilities and shareholder's equity....       33,655               28,870
                                                               ======               ======

  The accompanying notes form an integral part of these Financial Statements.

                                  SVIANED B.V.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS)

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
                                                                  NLG             NLG
OPERATING REVENUES:
  Related party revenues....................................     34,460          32,037
  Other revenues............................................     22,223          13,074
                                                                 ------          ------
     Total operating revenues...............................     56,683          45,111
OPERATING EXPENSES:
  Cost of Revenues, excluding depreciation..................     26,878          23,550
  Selling, general and administrative expenses..............     11,890           8,331
  Depreciation expense......................................      8,751           6,754
                                                                 ------          ------
     Total operating expenses...............................     47,519          38,635
                                                                 ------          ------
  Operating Income..........................................      9,164           6,476
OTHER INCOME (EXPENSE):
  Interest income...........................................         85             111
  Interest expense..........................................       (435)           (542)
                                                                 ------          ------
Net income before income taxes..............................      8,814           6,045
  PROVISION FOR INCOME TAXES................................     (3,085)         (2,120)
                                                                 ------          ------
Net income..................................................      5,729           3,925
                                                                 ------          ------

  The accompanying notes form an integral part of these Financial Statements.

                                  SVIANED B.V.

                       STATEMENTS OF SHAREHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS)

                                                                                   TOTAL
                                                         COMMON    RETAINED    SHAREHOLDER'S
                                                         SHARES    EARNINGS       EQUITY
                                                         ------    --------    -------------
Balance as at 31 December, 1996........................  5,000       2,363         7,363
Net income.............................................     --       3,925         3,925
                                                         -----      ------        ------
Balance as at 31 December, 1997........................  5,000       6,288        11,288
Net income.............................................     --       5,729         5,729
Dividends..............................................     --      (5,000)       (5,000)
                                                         -----      ------        ------
Balance as at 31 December, 1998........................  5,000       7,017        12,017
                                                         =====      ======        ======

  The accompanying notes form an integral part of these Financial Statements.

                                  SVIANED B.V.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS)

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
                                                                  NLG             NLG
Cash Flows from Operating Activities:
Net Income..................................................      5,729            3,925
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      8,751            6,754
  Deferred tax..............................................        (35)              --
  Deferred income...........................................      1,189            1,943
  Provision for doubtful accounts...........................        250               --
Change in other operating assets and liabilities:
  Decrease (increase) in accounts receivable................        668           (3,796)
  Increase in due from group companies......................     (1,222)            (152)
  Increase in accrued receivables and other receivables.....     (1,137)             (33)
  Decrease (increase) in inventory..........................         86             (215)
  Decrease (increase) in accounts payable...................     (1,801)             473
  Increase (decrease) in due to group companies.............      6,007             (817)
  Increase (decrease) in accrued and other liabilities......      1,061           (1,460)
  Increase in pension obligation............................        100               --
                                                                -------         --------
     Net cash provided by Operating Activities..............     19,646            6,622
                                                                =======         ========
Cash flows from Investing Activities:
  Capital expenditures......................................    (13,256)          (8,454)
                                                                -------         --------
  Net cash used in Investing Activities.....................    (13,256)          (8,454)
                                                                =======         ========

  The accompanying notes form an integral part of these Financial Statements.

                                  SVIANED B.V.

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
                                                                  NLG             NLG
Cash flows from Financing Activities:
  Dividends paid............................................     (5,000)             --
  Repayment of borrowings...................................     (2,500)         (2,500)
                                                                -------         -------
     Net cash used by Financing Activities..................     (7,500)         (2,500)
                                                                =======         =======
Net decrease in cash and cash equivalents...................     (1,110)         (4,332)
Cash and cash equivalents at beginning of period............      2,578           6,910
                                                                -------         -------
Cash and cash equivalents at end of period..................      1,468           2,578
                                                                =======         =======

Supplemental Disclosures of Cash Flow Information:

Income tax paid.............................................      2,120           1,656
Interest paid...............................................        408             540

  The accompanying notes form an integral part of these Financial Statements.

                                  SVIANED B.V.

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     Svianed B.V. (the "Company") is a wholly owned entity of Gak Holding B.V., which is wholly owned by Gak Group. The Company is a provider of integrated data and telecommunications network services in The Netherlands. The Company considers its operations to be in one business segment and internally makes operating decisions, allocates resources and assesses performance based on one segment.

     Although the Company is a stand alone entity, an allocation was determined for the pension costs associated with the Gak Holding B.V. defined benefit pension plan based upon the employees future service costs in compliance with statements of Financial Accounting Standards (SFAS) No. 87 Employers' Accounting for Pensions. The fair value of the plan assets were allocated at the group transfer value, which is a prescribed amount stipulated in the defined benefit pension plan. Therefore these costs are not necessarily representative of the pension costs of the company under a separate plan.

     Included in the company results are group charges relating to costs in connection with legal, internal audit and other administrative services provided by Gak Holding B.V. on behalf of the Company. The Company's management believes such costs are reflective of actual benefits received by the Company.


     The Company is part of a fiscal unity with Gak Group. For purposes of these financial statements the income taxes are calculated as if the company was a stand alone corporation and therefore tax expense is calculated at 35% of pre tax income, which represents the statutory income tax rate in The Netherlands.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist mainly of cash at banks on demand. For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

(b)  INVENTORY

     Finished goods are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Cost of work in progress consists of the direct salary costs and a charge for indirect costs.

(c)  DISCOUNTS TO BE RECEIVED FROM KPN

     Discounts represent volume discounts on the KPN network rental agreements and are accrued based on volume utilized by the company on a monthly basis.

(d)  REVENUE RECOGNITION

     Revenues are recorded in the period in which the service is rendered. Cash received in advance of services rendered is recorded as deferred income.

                                  SVIANED B.V.

(e)  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. The Company depreciates its property and equipment using the straight-line method over the estimated useful lives less the residual value. The useful life of property and equipment is 5 years or less.

(f)  INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(g)  PENSIONS


     The Company employees are covered under the Gak Group defined benefit pension plan. The benefits are based on years of service and the employee's compensation. The cost of this program is being funded currently. The Company has included an allocation of the Gak Group defined benefit pension plan obligation for its employees in compliance with SFAS No. 87 in the Company's financial statements.


(h) ADVERTISING EXPENSE

     Advertising costs are expensed as incurred, and amounted to NLG 415,000 in 1998 (1997: NLG 506,000).

(i) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used in the amounts reflected as allowance for doubtful accounts and recovery of deferred tax assets. Actual results could differ from those estimates.

(j) FAIR VALUE OF FINANCIAL INSTRUMENTS

     For all financial instruments, the carrying value is considered to approximate the fair value due to the relatively short maturity of the respective instruments.

3.  RELATED PARTY TRANSACTIONS

     Of the 1998 revenues realized from group companies, NLG 5.7 million relate to subscriptions recharges relating to telephone access (1997: NLG 6.5 million) for all Gak Group companies. The rest of the group revenues relate mainly to capacity leases.


     1998 costs charged by group companies to the company includes lease on premises of NLG 850,000 (1997: NLG 697,000) and charges for various administrative services and support of NLG 538,000 (1997: 585,000).

                                  SVIANED B.V.

     The accounts due to the group companies for 1998 as of December 31, 1998 includes income tax payable of NLG 3,120,000 (1997: NLG 2,120,000) and dividends payable of NLG 5,000,000.

4.  INVENTORY

     Inventory is comprised of the following:


                                               DECEMBER 31, 1998    DECEMBER 31, 1997
                                               -----------------    -----------------
                                                      NLG                  NLG
                                                           (IN THOUSANDS)
Finished goods...............................          24                   16
Work in progress.............................         105                  199
                                                      ---                  ---
                                                      129                  215
                                                      ===                  ===


5.  PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following:


                                               DECEMBER 31, 1998    DECEMBER 31, 1997
                                               -----------------    -----------------
                                                      NLG                  NLG
                                                           (IN THOUSANDS)
Telecommunications and computer equipment....        44,907               32,101
Furniture....................................            29                   --
                                                    -------              -------
                                                     44,936               32,101
Accumulated depreciation.....................       (25,783)             (17,453)
                                                    -------              -------
Property and equipment, net..................        19,153               14,648
                                                    =======              =======


6.  LONG-TERM DEBT

     Svianed has a loan, maturing 1 December 2000, with ING Bank of originally NLG 10,000,000. The fixed interest rate is 5.42% per year. Principal payments of NLG 2,500,000 will be made in 1999 and 2000. Gak Holding B.V. is a joint guarantor of the loan.

7.  INCOME TAXES

     Income tax expenses attributable to income consist of:

                                                              1998      1997
                                                              -----    ------
                                                               NLG      NLG
                                                              (IN THOUSANDS)
Current.....................................................  3,120     2,120
Deferred....................................................    (35)       --
                                                              -----    ------
Total.......................................................  3,085     2,120
                                                              =====    ======

     Since there are no material permanent differences between the book basis and the tax basis, income tax expense approximates 35% (the Dutch statutory rate) of net income before taxes.

                                  SVIANED B.V.

     The tax effects of temporary differences that give rise to significant portions of the deferred taxes at December 31, 1998 and 1997 are as follows:

                                                              1998      1997
                                                              -----    ------
                                                               NLG      NLG
                                                              (IN THOUSANDS)
Deferred tax assets:
Pension obligation..........................................    105        70

     In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portions or all of the portions of all the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections for future taxable income and the periods for which the deferred tax assets are deductible. Management believes it is more likely than not that it will realize the benefits of these deductible differences.

8.  COMMITMENTS

     As per 31 December 1998, Svianed has the following off balance sheet commitments:

     - Rental agreement for the building of NLG 951,000 per year. The agreement has an expiration date of 1 January 2000. After this date, the agreement is terminable every six months.

     - Rental agreement KPN network of NLG 3,000,000 per year. After one year, this agreement is converted into a month-to-month lease.

     - Service agreement for the KPN network of NLG 744,000 per year. This is a 3-year agreement and can be terminated with sale of the network.

     - Service agreements of NLG 200,000 per year.

     - Subscription agreements with KPN for NLG 330,000 per year. After one year this agreement is converted into a month-to-month lease.

     - Subscription agreements with WorldCom and UUnet of NLG 2,900,000 per year. The expiration date is 31 December 1999.

     - Lease agreements for company cars for NLG 421,000 per year. The agreements have a term of 3 years.

LEASES

     Future minimum rental commitments under non-cancelable operating leases as of 31 December 1998 are as follows:

                                                                   NLG
                                                              (IN THOUSANDS)
                                                              --------------
1999........................................................      7,602
2000........................................................        421
2001........................................................        421
                                                                  -----
                                                                  8,444
                                                                  =====

                                  SVIANED B.V.

     The Company is part of Gak Holding Group and therefore all companies within the Gak Holding Group are jointly and severally liable.

9.  PENSIONS

     Pension costs incurred for the year ended December 31, 1998 was NLG 600,000 (1997: NLG 400,000). Contributions to the Gak Group plan were NLG 400,000 for the year ended December 31, 1998 (1997: NLG 440,000).


     The assumptions used in calculating the SFAS 87 pension obligation of the Gak Group and allocated to Svianed B.V. were as follows:


                                                              1998     1997
                                                              -----    -----
                                                               NLG      NLG
                                                              (IN THOUSANDS)
Weighed -- average assumptions as of 31 December:
Discount rate...............................................     5%      6%
Expected rate of return on plan assets......................     6%      6%
Rate of compensation increase...............................     5%      5%

10.  SUBSEQUENT EVENTS (UNAUDITED)

     On June 11, 1999, VersaTel Telecom International N.V. acquired 100% of the capital of the Company.

     Due to the change of the Company's shareholder, the Company will not receive certain value added tax (VAT) benefits since it will not be part of the Gak Holding B.V. fiscal tax unity, effective from the date of change of the shareholder. As such, an estimated liability relating to VAT of approximately NLG 1,2 million will be realized in 1999. The company expects to recover a total amount of approximately NLG 1,1 million in the period 1999 through 2002.

                                  SVIANED B.V.

                            CONDENSED BALANCE SHEETS

                         AS OF MARCH 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF DUTCH GUILDERS EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                MARCH 31,    MARCH 31,
                                                                  1999         1998
                                                                ---------    ---------
                                                                   NLG          NLG
                           ASSETS
Current Assets
  Cash and cash equivalents.................................      5,318        1,009
  Trade accounts receivable, less allowance for doubtful
     accounts of NLG 125 on March 31, 1999 and NLG nil on
     March 31, 1998.........................................      7,008        5,572
  Due from group companies..................................      5,210        1,972
  Inventory.................................................        397          187
  Prepaid expenses..........................................         --          793
  Discounts to be received from KPN.........................      1,470          346
  Other current assets......................................      1,506        1,426
                                                                 ------       ------
     Total current assets...................................     20,909       11,305
Property and equipment, less accumulated depreciation.......     20,427       17,442
Deferred tax assets.........................................        158           79
                                                                 ------       ------
          Total assets......................................     41,494       28,826
                                                                 ======       ======
            LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
  Accounts payable..........................................      4,390        1,917
  Due to group companies....................................      4,759        2,555
  Short term portion of long term debt......................      2,500        2,500
  Deferred income...........................................      1,536        3,132
  Accrued expenses..........................................      6,529        1,259
  Other liabilities.........................................        101          247
                                                                 ------       ------
     Total current liabilities..............................     19,815       11,610
Long term debt..............................................      7,500        5,000
Pension obligation..........................................        450          225
                                                                 ------       ------
     Total liabilities......................................     27,765       16,835
Shareholder's equity
  Common shares, NLG 1,000 par value, authorized 25,000
     shares; issued and outstanding 5,000 in 1999 and
     1998...................................................      5,000        5,000
  Retained earnings.........................................      8,729        6,991
                                                                 ------       ------
     Total shareholder's equity.............................     13,729       11,991
                                                                 ------       ------
          Total liabilities and shareholder's equity........     41,494       28,826
                                                                 ======       ======

   The accompanying notes form an integral part of these Unaudited Condensed
                             Financial Statements.

                                  SVIANED B.V.

                       CONDENSED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS)
                                  (UNAUDITED)


                                                              THREE MONTHS    THREE MONTHS
                                                                 ENDED           ENDED
                                                               MARCH 31,       MARCH 31,
                                                                  1999            1998
                                                              ------------    ------------
                                                                  NLG             NLG
OPERATING REVENUES:
  Related party revenues....................................      9,429           8,467
  Other revenues............................................      6,150           3,375
                                                                -------         -------
     Total operating revenues...............................     15,579          11,842
OPERATING EXPENSES:
  Cost of revenues, excluding depreciation..................      6,628           6,342
  Selling, general and administrative expenses..............      3,734           2,448
  Depreciation expenses.....................................      2,472           1,882
                                                                -------         -------
     Total operating expenses...............................     12,834          10,672
                                                                -------         -------
  Operating Income..........................................      2,745           1,170
OTHER INCOME (EXPENSE):
  Interest income...........................................         26              16
  Interest expense -- third parties.........................        (70)           (104)
  Interest expense -- related parties.......................        (68)             --
                                                                -------         -------
  Net income before income taxes............................      2,633           1,082
PROVISION FOR INCOME TAXES..................................       (921)           (379)
                                                                -------         -------
  Net income................................................      1,712             703
                                                                =======         =======


   The accompanying notes form an integral part of these Unaudited Condensed
                             Financial Statements.

                                  SVIANED B.V.

                  CONDENSED STATEMENTS OF SHAREHOLDER'S EQUITY

                         AS OF MARCH 31, 1999 AND 1998

                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS)
                                  (UNAUDITED)

                                                                                   TOTAL
                                                         COMMON    RETAINED    SHAREHOLDER'S
                                                         SHARES    EARNINGS       EQUITY
                                                         ------    --------    -------------
Balance as at 31 December, 1997........................  5,000       6,288        11,288
Net income.............................................     --         703           703
                                                         -----      ------        ------
Balance as at 31 March, 1998...........................  5,000       6,991        11,991
                                                         =====      ======        ======
Balance as at 31 December, 1998........................  5,000       7,017        12,017
Net income.............................................     --       1,712         1,712
                                                         -----      ------        ------
Balance as at 31 March, 1999...........................  5,000       8,729        13,729
                                                         =====      ======        ======

   The accompanying notes form an integral part of these Unaudited Condensed
                             Financial Statements.

                                  SVIANED B.V.

                       CONDENSED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS)
                                  (UNAUDITED)


                                                    THREE MONTHS ENDED    THREE MONTHS ENDED
                                                      MARCH 31, 1999        MARCH 31, 1998
                                                    ------------------    ------------------
                                                           NLG                   NLG
Cash Flows from Operating Activities:
Net Income........................................         1,712                   703
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation....................................         2,472                 1,882
  Deferred tax....................................           (53)                   (9)
  Deferred income.................................        (1,596)                1,189
  Provision for doubtful accounts.................           125                    --
Change in other operating assets and liabilities:
  Increase in accounts receivable.................        (2,515)                  (36)
  Decrease in due from group companies............           266                 2,282
  Increase in accrued receivables and other
     receivables..................................          (270)                 (996)
  Increase (decrease) in inventory................          (268)                   28
  Increase (decrease) in accounts payable.........         2,084                (2,190)
  Decrease in due to group companies..............        (3,954)                 (151)
  Increase in accrued and other liabilities.......         4,443                   380
  Increase in pension obligation..................           150                    25
                                                          ------                ------
     Net cash provided by Operating Activities....         2,596                 3,107
                                                          ======                ======
Cash flows from Investing Activities:
  Capital expenditures............................        (3,746)               (4,676)
                                                          ------                ------
     Net cash used in Investing Activities........        (3,746)               (4,676)
                                                          ======                ======
Cash flows from Financing Activities:
  Proceeds from new loan..........................         5,000                    --
                                                          ------                ------
     Net cash provided by Financing Activities....         5,000                    --
                                                          ======                ======
Net increase (decrease) in cash and cash
  equivalents.....................................         3,850                (1,569)
Cash and cash equivalents at beginning of
  period..........................................         1,468                 2,578
                                                          ------                ------
Cash and cash equivalents at end of period........         5,318                 1,009
                                                          ======                ======
Supplemental disclosure of Cash Flow Information:
Income tax paid...................................            --                    --
Interest paid.....................................           137                   101


   The accompanying notes form an integral part of these Unaudited Condensed
                             Financial Statements.

                                  SVIANED B.V.

                    CONDENSED NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. DESCRIPTION OF BUSINESS

     Svianed B.V. (the "Company") is a wholly owned entity of Gak Holding B.V., which is wholly owned by Gak Group. The Company is a provider of integrated data and telecommunications network services in The Netherlands. The Company considers its operations to be in one business segment and internally makes operating decisions, allocates resources and assesses performance based on one segment.


     Although the Company is a stand alone entity, an allocation was determined for the pension costs associated with the Gak Holding B.V. defined benefit pension plan based upon the employees future service costs in compliance with Statements of Financial Accounting Standards (SFAS) No. 87 Employers' Accounting for Pensions. The fair value of the plan assets were allocated at the group transfer value, which is a prescribed amount stipulated in the defined benefit pension plan. Therefore these costs are not necessarily representative of the pension costs of the company under a separate plan.


     Included in the Company results are group charges relating to costs in connection with legal, internal audit and other administrative services provided by Gak Holding B.V. on behalf of the Company. The Company's management believes such costs are reflective of actual benefits received by the Company.


     The Company is part of a fiscal unity with Gak Group. For purposes of these financial statements the income taxes are calculated as if the company was a stand alone corporation and therefore tax expense is calculated at 35% of pre tax income, which represents the statutory income tax rate in The Netherlands.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements and related notes at March 31, 1999 and for the three months ended March 31, 1998 are unaudited and prepared in conformity with the accounting principles applied in the Company's 1998 financial statements for the year ended December 31, 1998. In the opinion of management, such interim financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year or any other interim period.


3. INTERCOMPANY LOAN



     The Company acquired a loan of Gak Holding B.V. of NLG 5 million as of January 1, 1999. The fixed interest rate is 5.42% per year. Principal payments of NLG 2,500,000 will be made as of December 31, 2001 and December 31, 2002.



4. SUBSEQUENT EVENTS


     On June 11, 1999, VersaTel Telecom International N.V. acquired 100% of the capital of the Company.

     Due to the change of the Company's shareholder, the Company will not receive certain value added tax (VAT) benefits since it will not be part of the Gak Holding B.V. fiscal tax unity, effective from the date of change of the shareholder. As such, an estimated liability relating to VAT of approximately NLG

                                  SVIANED B.V.

1,2 million will be realized in 1999. The company expects to recover a total amount of approximately NLG 1,1 million in the period 1999 through 2002.


     Due to the change of the Company's shareholder, the loan of Gak Holding B.V. has been fully repaid as of June 2, 1999, prior to its maturity.

                                                                         ANNEX A

                                    GLOSSARY

     ACCESS COSTS -- The costs paid by long distance carriers to the local telephone companies for accessing the local networks of the local telephone companies to originate and terminate long distance calls.

     ADM (ADD-DROP MULTIPLEXER) -- A multiplexer which controls cross connect between individual circuits by software, permitting dynamic cross connect of individual 64 kbps circuits within an El line.

     ATM (ASYNCHRONOUS TRANSFER MODE) -- An international standard for high-speed broadband packet-switched networks, operating at digital transmission speeds above 1.544 Mbps.

     BANDWIDTH -- The range of frequencies that can be passed through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information-carrying capacity of such medium. For fiber optic transmission, electronic transmitting devices determine the bandwidth, not the fibers themselves. Bandwidth is measured in Hertz (analog) or Bits Per Second (digital).

     BITS -- The smallest unit of digital information utilized by electronic information processing, storage or transmission systems.

     BPS (BITS PER SECOND) -- The basic measuring unit of speed in a digital transmission system; the number of bits that a transmission facility can convey between a sending location and a receiving location in one second.

     CARRIER -- A company authorized by a regulatory agency to provide communications services.

     CARRIER PRE-SELECTION -- The ability of end users to select the long distance or international operator of their choice prior to the time their calls are first made.

     CARRIER SELECTION -- The ability of end users to select on a call-by-call basis the long distance or international operator of their choice.

     CIRCUIT SWITCHING -- A switching technique that establishes a dedicated transmission path between originating and terminating points and holds that path open for the duration of a call.

     CO-LOCATION -- When an end-user or competing local telecommunications service provider locates telephone network equipment at the building that houses switches belonging to another telephone carrier, the user or competing provider is said to be "co-located" with the other telephone carrier. The advantage for the co-locating party is that it can make a direct connection to local and long distance facilities and substantially reduce access costs.

     CLOSED USER GROUP -- A group of customers with some affiliation with one another and which are treated for regulatory purposes as not being the public.

     CONNECTIVITY -- The property of a network that allows dissimilar devices to communicate with each other.

     DARK FIBER -- Any installed fiber optic cable lacking a light transmission or signal, as opposed to in-service or "lit" fiber.

     DWDM (DENSE WAVELENGTH DIVISION MULTIPLEXING) -- A multiplexing technique allowing multiple different signals to be carried simultaneously, with transmission capacity as high as 160 Gbps, on a fiber by allocating resources according to frequency on non-overlapping frequency bands.

     DIAL AROUND -- Use of carrier access numbers and/or carrier identification codes to place a call through a carrier other than the one presubscribed to the originating phone.

     E1 -- The European counterpart to the North American T-1 transmission speed. The T-1 is a type of digital carrier transmitting voice or data at 1.544 Mbps. A T-1 carrier can handle up to 24 multiplexed 64 Kbps digital voice/data channels. A T-1 carrier system can use metallic cable, microwave radio or optical fiber as a transmission media.

     E3 -- The European counterpart to the North American T-3 transmission speed. The T-3 is a type of digital carrier transmitting voice or data at 34 Mbps (see also "E1").

     FACILITIES -- Transmission lines, switches and other physical components used to provide telephone service.

     FACILITIES-BASED -- When a carrier owns or leases a network and facilities to run that network, services offered on it are said to be facilities-based.

     FACILITIES-BASED CARRIER -- A company that owns or leases its international network facilities including undersea fiber optic cables and switching facilities rather than reselling time provided by another facilities-based carrier.

     FIBER -- A filament, usually of glass, through which light beams carrying voice, data or video transmissions are guided.

     FIBER OPTIC -- Technology based on thin filaments of glass or other transparent materials used as the medium for transmitting coded light pulses that represent data, image and sound. Fiber optic technology offers extremely high transmission speeds. The medium of choice for the telecommunications industry. Fiber is immune to electrical interferences and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet has more bandwidth capacity than a copper wire the width of a telephone pole.

     FIBER OPTIC RING NETWORK -- Where a network is configured in bi-directional circular fashion. If a portion of the ring malfunctions, the signal can be re-routed back the way it came, around the circle, to complete the connection.

     FRAME RELAY -- A method of achieving high-speed, packet-switched data transmissions within digital networks at transmission speeds between 56 Kbps and
1.544 Mbps.

     Gbps (GIGA BITS PER SECOND) -- A measurement of speed for digital signal transmission expressed in billions of bits per second.

     INTERCONNECT -- Connection of a telecommunications device or service to the PSTN.

     INTRANET -- A corporate communications system that uses the global Internet protocol for employee-to-employee communications and information transactions. An intranet allows employees of a company to access company and customer information not available to the public, receive company or customer information and communicate with other employees.

     IP (INTERNET PROTOCOL) -- The standard that defines the information unit being passed among the host computers and packet-switched networks that make up the Internet. The Internet protocol provides the basis for packet delivery on the Internet.

     IPX -- Novell NetWare connection protocol.

     ISDN (INTEGRATED SERVICES DIGITAL NETWORK) -- Switched network providing end-to-end digital connectivity for simultaneous transmission of voice and/or data over multiple multiplexed communications channels and employing transmission and out-of-band signaling protocols that conform to internationally-defined standards.

     Kbps (THOUSANDS OF BITS PER SECOND) -- A measurement of speed for digital signal transmission expressed in thousands of bits per second.

     LAN (LOCAL AREA NETWORK) -- A private data communications network linking a variety of data devices, such as computer terminals, personal computer terminals, personal computers and microcomputers, all housed in a defined building, plant or geographic area.

     LOCAL LOOP -- That portion of the local telephone network that connects the customer's premises to the local exchange provider's central office or switching center. This includes all the facilities starting from the customer premises interface which connects to the inside wiring and equipment at the customer premises to a terminating point within the switching wire center.

     Mbps (MILLIONS OF BITS PER SECOND) -- A measurement of speed for digital signal transmission expressed in millions of bits per second.

     MDF (MAIN DISTRIBUTION FRAME) -- patch panel for connecting customer equipment.

     MULTIPLEXING -- An electronic or optical process that combines a large number of lower-speed transmission lines into one high-speed line by splitting the total available bandwidth of the high-speed line into narrower bands, or by allotting a common channel to several different transmitting devices, one at in sequence. Multiplexing devices are widely used in networks to improve efficiency by concentrating traffic.

     NACD (NETWORK AUTOMATIC CALL DISTRIBUTION) -- provides call queuing and distribution functions.

     NUMBER PORTABILITY -- The ability of end users to keep their number when changing operators.

     OPERATING SUPPORT SYSTEMS -- A general term encompassing the electronic and manual systems used to fill orders for retail and wholesale telephone services.

     PLATFORM -- A group of unbundled network elements assembled and sold together as a package.

     PBX (PRIVATE BRANCH EXCHANGE) -- A switching system within an office building that allows calls from outside to be routed directly to the individual instead of through a central number. A PBX also allows for calling within an office by way of four-digit extensions.

     POP (POINTS OF PRESENCE) -- A location containing switches or other networking equipment through which users connect to a network.

     PROTOCOL -- A formal set of rules and conventions governing the formatting and relative timing of message exchange between 2 communicating points in a computer system or data communications network.

     PSTN (PUBLIC SWITCHED TELEPHONE NETWORK) -- A telephone network which is accessible by the public through private lines, wireless systems and pay phones.

     PTT (POSTAL, TELEPHONE AND TELEGRAPH COMPANY) -- The dominant carrier or carriers in each Member State of the EU, until recently, often, but not always, government-owned or protected.

     REDUNDANCY -- Incorporation of duplicate components into a system so that a duplicate component immediately takes over if the primary components fails.

     REMOTE ACCESS -- A PBX feature that allows a user at an outside location to access certain PBX features, such as call answering and advance calling, by telephone. The user dials a direct distance dialing number to connect to the PBX and then dials authorization and instruction codes to get the PBX services.

     RESELLER -- A carrier that does not operate its own transmission facilities (although it may own its own switches or other equipment), but obtains communications services from another carrier for resale to the public for profit.

     ROUTER -- A device for interconnecting local area networks that have dissimilar operating protocols but which share a common network interconnection protocol.

     ROUTING -- Process of selecting the correct circuit path for a message.

     SDH (SYNCHRONOUS DIGITAL HIERARCHY) -- SDH is a set of standards for optical communications transmission systems that define optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SDH facilitates the interoperability of dissimilar vendors' equipment and benefits customers by minimizing the equipment necessary for telecommunications applications. SDH also improves the reliability of the local loop connecting customers' premises to the local exchange provider, historically one of the weakest links in the service delivery.

     SONET (SYNCHRONOUS OPTICAL NETWORK STANDARD) -- An ultra-high-speed, fiber optic transmission standard for large-scale, fiber-based digital transmission networks that use equipment from many different manufacturers. It is the first telecom industry agreement on standardized interfaces between fiber optic transmission systems and is well on the way to becoming an international standard.

     STM-1 (SYNCHRONOUS TRANSPORT MODULE) -- SDH notation for data transport, used for transport and connection providing capacity of 155 Mbps.

     SWITCH -- A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     T1 OR T3 -- see "E1" or "E3".

     TELEPHONY -- A generic term describing voice telecommunications.

     TRAFFIC -- A generic term that includes any and all calls, messages and data sent and received by means of telecommunications.

     WAN (WIDE AREA NETWORK) -- a large-scale, high speed communications network used primarily for interconnecting local area and metro area networks located in different cities, states or countries.

     xDSL -- a digital subscriber line providing high speed customer connection over copper pairs.

                                      LOGO

                                  $250,000,000

                      VERSATEL TELECOM INTERNATIONAL N.V.

                         % SENIOR DOLLAR NOTES DUE 2009

                          % SENIOR EURO NOTES DUE 2009

                          ----------------------------

                                   PROSPECTUS
                                            , 1999
                          ----------------------------

                                LEHMAN BROTHERS
                                  ING BARINGS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the distribution of the securities being registered, other than underwriting discounts and commissions.


Securities and Exchange Commission registration fee.........    $69,500
NASD filing fee.............................................     25,000
Printing and engraving expenses.............................       *
Legal fees and expenses.....................................       *
Accounting fees and expenses................................       *
Blue sky fees and expenses..................................       *
Miscellaneous expenses......................................       *
                                                                -------
     Total..................................................
                                                                =======


-------------------------

* To be completed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Netherlands law does not prohibit indemnification of directors, employees and agents of corporations. The Company has obtained liability insurance for its directors, employees and agents. Under Netherlands law, the legal reasonableness and fairness test means that such indemnity cannot be relied on where the individual has been grossly negligent, fraudulent or dishonest.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following securities of the Company, that were sold by the Company within the past three years, were not registered under the Securities Act. The information has been adjusted for a two-for-one stock split which was effected on April 13, 1999.


     On December 27, 1996, VersaTel issued and sold 396,000 ordinary shares to Telecom Founders B.V. for an aggregate consideration of NLG 249,999; 4,232,000 ordinary shares to Cromwilld Limited for an aggregate consideration of NLG 2,671,704; and 3,292,000 ordinary shares to NeSBIC Venture Fund C.V. for an aggregate consideration of NLG 2,078,273. These shares were issued in reliance on Regulation S under the Securities Act.



     On October 21, 1997, VersaTel issued and sold 1,339,286 ordinary shares to NeSBIC Venture Fund C.V. for an aggregate consideration of NLG 1,500,000. These shares were issued in reliance on Regulation S under the Securities Act.



     On April 8, 1998, VersaTel issued and sold 5,752,808 ordinary shares to Paribas Deelnemingen N.V. for an aggregate consideration of NLG 12,799,998. These shares were issued in reliance on Regulation S under the Securities Act.



     On April 17, 1998, VersaTel issued and sold 629,214 ordinary shares to Telecom Founders B.V. for an aggregate consideration of NLG 1,400,000. On the same day, the NLG 1,767,000 subordinated convertible shareholder loan extended by NeSBIC Venture Fund C.V. was converted into 1,051,786 ordinary shares, the NLG 4,500,000 bridge loan extended by NeSBIC Venture Fund C.V. was converted into 2,678,572 ordinary shares, and NeSBIC Venture Fund C.V. contributed an additional NLG

5,800,000 for 2,606,742 ordinary shares. These shares were issued in reliance on Regulation S under the Securities Act.



     On April 27, 1998, the NLG 1,838,000 subordinated convertible shareholder loan extended by Cromwilld Limited was converted into 1,838,000 ordinary shares. These shares were issued in reliance on Regulation S under the Securities Act.



     On May 27, 1998, VersaTel issued and sold 725,370 ordinary shares to Telecom Founders B.V. for an aggregate consideration of NLG 1,849,694; 1,274,510 ordinary shares to NeSBIC Groep B.V. for an aggregate consideration of NLG 3,250,000; 1,529,532 ordinary shares to Paribas Deelnemingen N.V. for an aggregate consideration of NLG 3,900,306 and 2,352,942 ordinary shares to Nederlandse Participatie Maatschappij N.V. for an aggregate consideration of NLG 6,000,000. These shares were issued in reliance on Regulation S under the Securities Act.



     On May 27, 1998, VersaTel issued and sold 225,000,000 units consisting of $225,000,000 in principal amount of 13 1/4% senior notes due 2008 and warrants to purchase 3,000,000 ordinary shares. The units were sold to Lehman Brothers, Inc., as initial purchaser, who subsequently sold them to certain institutional investors in reliance on Rule 144A and Regulation S under the Securities Act. The notes and the warrants were separated in August 1998. In December 1998, VersaTel completed a public exchange offer pursuant to which all the notes issued in this offering were exchanged for substantially identical notes registered under the Securities Act. The warrants issued in this offering have not been registered under the Securities Act.



     On December 3, 1998, VersaTel issued and sold 150,000 issued units consisting of $150,000,000 in principal amount of 13 1/4% senior notes due 2008 and warrants to purchase 2,000,100 ordinary shares. The units were sold to Lehman Brothers, Inc., Lehman Brothers International (Europe) and Paribas Corporation, as initial purchasers, who subsequently sold them to certain institutional investors in reliance on Rule 144A and Regulation S under the Securities Act. The notes and the warrants were separated in January 1999. In February 1999, VersaTel completed a public exchange offer pursuant to which all the notes issued in this offering were exchanged for substantially identical notes registered under the Securities Act. The warrants issued in this offering have not been registered under the Securities Act.



     In connection with the acquisition of CS Net B.V., VersaTel sold 130,000 ordinary shares to the former shareholders of CS Net B.V. in November 1998. These shares were sold in reliance on Regulation S under the Securities Act. As of the date of this Registration Statement none of these 130,000 shares have been issued.



     In connection with the acquisition of Amstel Alpha B.V. (the parent of Speedport N.V.), VersaTel sold 375,000 ordinary shares to the former shareholders of Amstel Alpha B.V. in May 1999. These shares were sold in reliance on Regulation S under the Securities Act. In addition, VersaTel has earn-out obligations to these former shareholders covering an additional 100,000 ordinary shares. As of the date of this Registration Statement, none of these 475,000 shares have been issued.



     In connection with the acquisition of ITinera Services N.V., VersaTel sold 50,000 ordinary shares to the former shareholders of ITinera Services N.V. in May 1999. These shares were sold in reliance on Regulation S under the Securities Act. In addition, VersaTel has earn-out obligations to these shareholders covering an additional 30,000 ordinary shares. As of the date of this Registration Statement, none of these 80,000 shares have been issued.



     In June 1999, VersaTel sold 200,000 shares to a recently-hired employee. These shares were sold in reliance on Regulation S under the Securities Act. As of the date of this Registration Statement, none of these shares have been issued.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 1.1*    Form of Underwriting Agreement
 3.1(1)  Deed of Incorporation of the Company
 3.2*    Articles of Association of the Company
 4.1*    Form of Dollar Indenture, between the Company and United
         States Trust Company of New York, as Trustee
 4.2*    Form of Euro Indenture, between the Company and United
         States Trust Company of New York, as Trustee
 4.3*    Form of Dollar Note
 4.4*    Form of Euro Note
 5.1*    Opinion of Shearman & Sterling regarding the legality of the securities being registered
 5.2*    Opinion of Stibbe Simont Monahan Duhot regarding the
         legality of the securities being registered
 8.1*    Opinion of Shearman & Sterling regarding tax matters
10.1(1)  Indenture, dated May 27, 1998, between the Company and
         United States Trust Company of New York, as Trustee
10.2(2)  Indenture, dated December 3, 1998, between the Company and
         United States Trust Company of New York, as Trustee
10.3**   Warrant Agreement, dated May 27, 1998, between the Company and United States Trust Company of New York as Warrant Agent
10.4**   Warrant Agreement, dated December 3, 1998, between the
         Company and United States Trust Company of New York as
         Warrant Agent
10.5(1)  Escrow Agreement, dated May 27, 1998, among the Company and
         United States Trust Company of New York as Trustee and
         Escrow Agent
10.6(2)  Escrow Agreement, dated December 3, 1998, among the Company and United States Trust Company of New York as Trustee and
         Escrow Agent
10.7**   Participation and Shareholders Agreement, dated December 27,
         1996, among Telecom Founders B.V., NeSBIC C.V., Cromwilld
         Limited, VersaTel Telecom B.V., Robert Gary Mesch and Open
         Skies International, Inc.
10.8**   Loan Agreement, dated May 26, 1999, among VersaTel Telecom
         Europe B.V., as Borrower, the Company, as Guarantor, and
         Nortel Networks International Finance & Holding B.V., as
         Agent and Security Agent
10.9(3)  Agreement for the Sale and Purchase of Shares of Svianed
         B.V., dated June 11, 1999, among VersaTel Telecom Europe
         B.V., Gak Holding B.V. and Svianed B.V.
12.1     Statement re computation of earnings to fixed charges
21.1**   List of subsidiaries
23.1     Consent of Shearman & Sterling (included in Exhibit 5.1)
23.2     Consent of Stibbe Simont Monahan Duhot (included as part of
         Exhibit 5.2)

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
23.3     Consent of Arthur Andersen
23.4     Consent of KPMG Accountants N.V.
24.1     Powers of attorney (included in the signature page hereof)
25.1*    Statement of Eligibility of United States Trust Company of
         New York, Trustee

-------------------------
 *  To be filed by amendment


**  Previously filed


(1) Previously filed as an exhibit to the Company's Registration Statement on Form F-4 (File number 333-59979) initially filed with the Securities and Exchange Commission on July 27, 1998 and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Registration Statement on Form F-4 (File Number 333-70449) initially filed with the Securities and Exchange Commission on January 12, 1999 and incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's report on Form 6-K, filed with the Securities and Exchange Commission on June 21, 1999 and incorporated herein by reference.

     (b) Financial Statement Schedules

        (1) Financial Statements

           The Financial Statements filed as part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

        (2) Schedules

     Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14, Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) It will provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, State of The Netherlands, on the 30th day of June, 1999.


                                      VersaTel Telecom International N.V.

                                      By:         /s/ R. GARY MESCH
                                         ---------------------------------------
                                                       R. Gary Mesch
                                                       Managing Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, either in person or by power of attorney, on the 30th day of June, 1999.



                     SIGNATURE                                             TITLE
                     ---------                                             -----

                 /s/ R. GARY MESCH                     Managing Director (principal executive
---------------------------------------------------    officer)
                   R. Gary Mesch

                 /s/ RAJ RAITHATHA                     Chief Financial Officer (principal financial
---------------------------------------------------    and accounting officer)
                   Raj Raithatha

                         *                             Supervisory Director
---------------------------------------------------
               Leo W.A.M. van Doorne

                                                       Supervisory Director
---------------------------------------------------
                   Denis O'Brien

                         *                             Supervisory Director
---------------------------------------------------
                 Johan G. Wackwitz

                         *                             Supervisory Director
---------------------------------------------------
                   James Meadows

------------------------
* By Raj Raithatha by power of attorney

                           AUTHORIZED REPRESENTATIVE


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the undersigned in the capacity indicated on the 30th day of June, 1999.


                       NAME                                              CAPACITY
                       ----                                              --------

               /s/ DONALD J. PUGLISI                   Managing Director of Puglisi & Associates
---------------------------------------------------
                 Donald J. Puglisi

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   1.1*   Form of Underwriting Agreement
 3.1(1)   Deed of Incorporation of the Company
   3.2*   Articles of Association of the Company
   4.1*   Form of Dollar Indenture, between the Company and United
          States Trust Company of New York, as Trustee
   4.2*   Form of Euro Indenture, between the Company and United
          States Trust Company of New York, as Trustee
   4.3*   Form of Dollar Note
   4.4*   Form of Euro Note
   5.1*   Opinion of Shearman & Sterling regarding the legality of the securities being registered
   5.2*   Opinion of Stibbe Simont Monahan Duhot regarding the
          legality of the securities being registered
   8.1*   Opinion of Shearman & Sterling regarding tax matters
10.1(1)   Indenture, dated May 27, 1998, between the Company and
          United States Trust Company of New York, as Trustee
10.2(2)   Indenture, dated December 3, 1998, between the Company and
          United States Trust Company of New York, as Trustee
 10.3**   Warrant Agreement, dated May 27, 1998, between the Company and United States Trust Company of New York, as Warrant
          Agent
 10.4**   Warrant Agreement, dated December 3, 1998, between the
          Company and United States Trust Company of New York, as
          Warrant Agent
10.5(1)   Escrow Agreement, dated May 27, 1998, among the Company and
          United States Trust Company of New York, as Trustee and
          Escrow Agent
10.6(2)   Escrow Agreement, dated December 3, 1998, among the Company and United States Trust Company of New York, as Trustee and
          Escrow Agent
 10.7**   Participation and Shareholders Agreement, dated December 27,
          1996, among Telecom Founders B.V., NeSBIC C.V., Cromwilld
          Limited, VersaTel Telecom B.V., Robert Gary Mesch and Open
          Skies International, Inc.
 10.8**   Loan Agreement, dated May 26, 1999, among VersaTel Telecom
          Europe B.V., as Borrower, the Company, as Guarantor, and
          Nortel Networks International Finance & Holding B.V., as
          Agent and Security Agent
10.9(3)   Agreement for the Sale and Purchase of Shares of Svianed
          B.V., dated June 11, 1999, among VersaTel Telecom Europe
          B.V., Gak Holding B.V. and Svianed B.V.
  12.1    Statement re computation of earnings to fixed charges
 21.1**   List of subsidiaries
  23.1    Consent of Shearman & Sterling (included in Exhibit 5.1)
  23.2    Consent of Stibbe Simont Monahan Duhot (included as part of
          Exhibit 5.2)
 23.3..   Consent of Arthur Andersen
  23.4    Consent of KPMG Accountants N.V.
  24.1    Powers of attorney (included in the signature page hereof)
  25.1*   Statement of Eligibility of United States Trust Company of
          New York, Trustee


-------------------------
 *  To be filed by amendment

**  Previously filed


(1) Previously filed as an exhibit to the Company's Registration Statement on Form F-4 (File number 333-59979) initially filed with the Securities and Exchange Commission on July 27, 1998 and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Registration Statement on Form F-4 (File Number 333-70449) initially filed with the Securities and Exchange Commission on January 12, 1999 and incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's report on Form 6-K, filed with the Securities and Exchange Commission on June 21, 1999 and incorporated herein by reference.